As filed with the Securities and Exchange Commission on June 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3663	27-4332098
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1100 CommScope Place, SE

Hickory, NC 28602

(828) 324-2200

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Frank B. Wyatt, II

Senior Vice President, General Counsel and Secretary

CommScope Holding Company, Inc.

1100 CommScope Place, SE

Hickory, NC 28602

(828) 324-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick H. Shannon Jason M. Licht Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004 (202) 637-2200	Arthur D. Robinson Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(a)	Proposed maximum offering price per share(b)	Proposed maximum aggregate offering price(a)(b)	Amount of registration fee
Common Stock, $0.01 par value per share	17,250,000	$26.19	$451,777,500	$58,189

(a)	Includes additional shares of common stock that may be purchased by the underwriters.

(b)	Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the Common Stock on May 23, 2014, as reported on the NASDAQ Global Select Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated June 2, 2014

PROSPECTUS

15,000,000 Shares

CommScope Holding Company, Inc.

Common Stock

The selling stockholder named in this prospectus, an affiliate of The Carlyle Group, or “Carlyle,” is offering 15,000,000 shares of our common stock in this offering. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock is listed on the NASDAQ Global Select Market, or “Nasdaq,” under the symbol “COMM.” On May 30, 2014, the closing sale price of our common stock as reported on Nasdaq was $26.44 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 18 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. In addition, upon completion of this offering, we will pay a fee for certain financial consulting services to a broker-dealer not part of the underwriting syndicate. See “Underwriting.”

The underwriters may also purchase up to an additional 2,250,000 shares from the selling stockholder, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholder in this offering, including from any exercise by the underwriters of their option to purchase additional shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2014.

J.P. Morgan	Deutsche Bank Securities	BofA Merrill Lynch

Barclays	Credit Suisse	Goldman, Sachs & Co.	Jefferies

Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Allen & Company LLC	Evercore	Raymond James

Mizuho Securities	SMBC Nikko

Drexel Hamilton

The date of this prospectus is                     , 2014.

We are responsible for the information contained in this prospectus and in any related free-writing prospectus we prepare or authorize. We and the selling stockholder have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document, regardless of its time of delivery or of any sales of shares of our common stock. Our business, financial condition, results of operations or cash flows may have changed since such date.

MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete. The Gartner report described herein represents data, research, opinions or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. and are not representations of fact. Each Gartner report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in such report are subject to change without notice.

TRADEMARKS

We own or otherwise have rights to the trademarks, copyrights and service marks, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks, such as CommScope, Andrew, SYSTIMAX and Uniprise, which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and tradenames.

OUR INITIAL PUBLIC OFFERING

In October 2013, we issued and sold 30,769,230 shares of our common stock and Carlyle sold 10,913,983 shares of our common stock at a price of $15.00 per share in our initial public offering, or the “IPO.” Upon the completion of the IPO, our common stock was listed on Nasdaq under the symbol “COMM.”

SECONDARY OFFERING

On April 2, 2014, we closed a secondary public offering, in which Carlyle sold 17,500,000 shares of our common stock at a price of $22.00 per share. In addition, the underwriters exercised their option to purchase 2,625,000 additional shares of our common stock from Carlyle. We did not receive any proceeds from the sale of shares of our common stock by Carlyle.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision.

On January 14, 2011, CommScope Holding Company, Inc. acquired the equity of CommScope, Inc. through the merger of Cedar I Merger Sub, Inc. with and into CommScope, Inc., which is referred to herein as the “Acquisition.” We refer to the Acquisition and the financing thereof as the “Acquisition Transactions.” CommScope, Inc., a Delaware corporation, is a direct wholly owned subsidiary of CommScope Holding Company, Inc., or “CommScope Holdings,” a Delaware corporation. References herein to the “Company,” “we,” “us,” “our” and “our company” refer to (i) CommScope, Inc. and its consolidated subsidiaries prior to the Acquisition and (ii) CommScope Holding Company, Inc. and its consolidated subsidiaries following the Acquisition. References herein to the “LTM Period” refer to our unaudited results for the twelve months ended March 31, 2014. References herein to the financial measures “Adjusted Operating Income,” “Adjusted EBITDA,” “Adjusted Net Income” and “Adjusted EPS” refer to financial measures that do not comply with generally accepted accounting principles in the United States, or “U.S. GAAP.” For information about how we calculate Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA and Adjusted EPS, see Note 6 to the table under the heading “—Summary Historical Audited and Unaudited Consolidated Financial Information.”

CommScope Overview

We are a leading global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks. We help our customers solve communications challenges by providing critical radio frequency, or “RF,” solutions, intelligent connectivity and cabling platforms, data center and intelligent building infrastructure and broadband access solutions. Demand for our offerings is driven by the rapid growth of data traffic and need for bandwidth from the continued adoption of smartphones, tablets, machine-to- machine communication and the proliferation of data centers, Big Data, cloud-based services and streaming media content. Our solutions are built upon innovative RF technology, service capabilities, technological expertise and intellectual property, including approximately 2,600 patents and patent applications worldwide. We have a team of approximately 14,500 people to serve our customers in over 100 countries through a network of more than 20 world-class manufacturing and distribution facilities strategically located around the globe.

The following table sets forth our solutions, key products and services and global leadership positions across our Wireless, Enterprise and Broadband segments.

Our customers include substantially all of the leading global wireless operators as well as thousands of enterprise customers, including many Fortune 500 enterprises, and leading cable television providers or multi-system operators, or “MSOs,” which we serve both directly and indirectly. Major customers and distributors include companies such as Anixter International Inc., or “Anixter,” AT&T Inc., Ooredoo, Verizon Communications Inc., Ericsson Inc., Alcatel-Lucent SA, Graybar Electric Company Inc., Comcast Corporation, T-Mobile US, Inc. and Huawei Technologies Co., Ltd.

Our market leadership, as well as our diversified customer base, market exposure and product and geographic mix, provide a strong and resilient business model with strong cash flow generation. In 2013, we generated net sales of $3,480.1 million, net income of $19.4 million, Adjusted Operating Income of $620.1 million and Adjusted Net Income of $262.1 million. During the LTM Period, we generated net sales of $3,610.5 million, net income of $68.0 million, Adjusted Operating Income of $679.8 million and Adjusted Net Income of $302.4 million, and our net sales were 58% from North America, 20% from the Europe, Middle East and Africa, or “EMEA,” region, 15% from the Asia and Pacific, or “APAC,” region and 7% from the Central and Latin America, or “CALA,” region.

Product Summary

Our product and solution offerings include:

Cell site solutions: Our cell site solutions can be found at wireless tower sites and on rooftops and include base station antennas, microwave antennas, hybrid fiber-feeder and power cables, coaxial cables, connectors, power amplifiers, filters and backup power solutions, including fuel cells.

Small cell DAS solutions: Our small cell distributed antenna systems, or “DAS,” solutions are primarily composed of distributed antenna systems that allow wireless operators to increase spectral efficiency, thereby extending and enhancing cellular coverage and capacity in challenging network conditions.

Intelligent enterprise infrastructure solutions: Our Enterprise solutions include optical fiber and twisted pair structured cable solutions, intelligent infrastructure software, network rack and cabinet enclosures, intelligent building sensors, advanced LED lighting control systems and network design services.

Data center solutions: We have complemented our leading physical layer solution offerings with the addition of iTRACS, LLC, or “iTRACS,” a leading provider of data center infrastructure management, or “DCIM,” software, with unique network intelligence capabilities.

Broadband MSO solutions: We provide a broad portfolio of cable solutions including fiber-to-the-home equipment and headend solutions for MSOs.

Industry Background

We participate in the large and growing global market for connectivity and essential communications infrastructure. This market is being driven by the growth in bandwidth demand associated with the continued adoption of smartphones, tablets, machine-to-machine communication and the proliferation of data centers, Big Data, cloud-based services and streaming media content.

Carrier Investments in 4G Wireless Infrastructure

Wireless operators have started deploying LTE globally and are making the necessary wireless infrastructure investments to accommodate the growing demand for next-generation mobile communication services. A December 2013 Gartner, Inc. report estimates that mobile infrastructure spending for LTE was $5.9 billion worldwide in 2012 and is forecasted to reach $28.8 billion by 2016, a compound annual growth rate, or “CAGR,” of 49%.

Small Cell Distributed Antenna Systems Enhance and Expand Wireless Coverage and Capacity

As traditional macro cell sites reach capacity limitations in congested urban areas and a growing amount of wireless data traffic originates inside buildings and other structures, wireless operators are increasingly using small cell DAS solutions to cost effectively improve network coverage and capacity in dense urban areas, transportation hubs, stadiums, tunnels and inside buildings. Industry sources have estimated that at peak usage, 50% of mobile data is carried by only 15% of the macro cell sites creating significant stress on mobile network capacity. In addition, a 2012 Cisco Systems, Inc. report estimated that close to 80% of mobile data usage worldwide is indoors and nomadic. As a result, wireless operators view in-building coverage as a critical component of their network deployment strategies.

Growth in Data Center Spending

Organizations are increasingly investing in data centers to meet the increase in demand for computing power and improved network performance. An increase in average data center size and the number of assets in a data center significantly raises the total cost of ownership and the complexity of managing data center infrastructure. Data center operators strive to manage their resources efficiently by monitoring all elements within the data center. DCIM software helps operators improve operational efficiency, maximize capability and reduce costs by providing clear insight into cooling capacity, power usage, utilization, applications and overall performance. According to a 2013 IDC report, the global DCIM market is estimated to grow from $335 million in 2012 to $829 million in 2017, representing a CAGR of 20%.

Transition to Intelligent Buildings

Business enterprises are managing the proliferation of wireless devices, the impact of cloud computing and emergence of wireless and wired business applications. This increasing complexity creates the need for infrastructure to support growing bandwidth requirements, in-building cellular coverage and capacity and software that monitors the physical layer. These enterprises are also investing in common communications and building automation systems to enhance energy efficiency, improve productivity and increase comfort.

Our Segments

We serve our customers through three operating segments: Wireless, Enterprise and Broadband. Net revenue is distributed amongst the three segments as follows:

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
	2011(1)	2012	2013	2013	2014
Wireless	55.8%	57.7%	62.5%	61.7%	67.1%	63.8%
Enterprise	27.5	25.5	23.7	23.8	21.5	23.2
Broadband	16.7	16.8	13.8	14.5	11.4	13.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	The Predecessor period of January 1—January 14, 2011 and Successor period of January 15—December 31, 2011 have been combined for presentation of 2011 results. See Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further information on the Predecessor and Successor periods.

Wireless

We are the global leader in providing merchant RF wireless network connectivity solutions and small cell DAS solutions to enable carriers’ 2G, 3G and 4G networks. As used in this prospectus, the merchant RF wireless network connectivity solutions and small cell distributed antenna systems solutions market refers to the market for transmission hardware and equipment used in wireless networks (generally referred to as the “physical layer”) and includes cables, connectors, base station and microwave antennas, amplifiers, filters and other physical-layer equipment. It does not include radios or core radio access networks and related software. Our solutions, marketed primarily under the Andrew Corporation, or “Andrew,” brand, enable wireless operators to deploy both macro cell sites and small cell DAS solutions to meet coverage and capacity requirements. Our macro cell site solutions can be found at wireless tower sites and on rooftops and include base station antennas, microwave antennas, hybrid fiber-feeder and power cables, coaxial cables, connectors, amplifiers, filters and backup power solutions. Our small cell DAS solutions are primarily comprised of distributed antenna systems that allow wireless operators to increase spectral efficiency and thereby extend and enhance cellular coverage and capacity in challenging network conditions such as commercial buildings, urban areas, stadiums and transportation systems.

Enterprise

We are the global leader in enterprise connectivity solutions for data centers and commercial buildings, composed of voice, video, data and converged solutions that support mission-critical, high-bandwidth applications, including storage area networks, streaming media, data backhaul, cloud applications and grid computing. These comprehensive solutions include optical fiber and twisted pair structured cable solutions, intelligent infrastructure software, network rack and cabinet enclosures, intelligent building sensors, advanced LED lighting control systems and network design services.

We complemented our leading physical layer offerings through two business acquisitions during 2013. We acquired iTRACS to complement our data center offerings. We also acquired Redwood Systems, Inc., or “Redwood Systems,” a provider of advanced LED lighting control and high-density sensor solutions, which complements our in-building cellular and intelligent building solutions.

Broadband

We are a global leader in providing cable and communications products that support the multichannel video, voice and high-speed data services provided by MSOs. We believe we are the leading global manufacturer of coaxial cable for Hybrid Fiber Coaxial, or “HFC,” networks and a leading supplier of fiber optic cable for North American MSOs.

Competitive Strengths

We believe the following competitive strengths have been instrumental to our success and position us well for future growth and strong financial performance.

Global Market Leadership Position

We are a global leader in connectivity and essential infrastructure solutions for communications networks, and we believe we hold leading market positions across each of our three segments.

Global Scale and Manufacturing Footprint

Our global manufacturing footprint gives us significant scale within our addressable market. Our manufacturing and distribution facilities are strategically located to optimize service levels and product delivery times. We believe our scale and stability make us an attractive strategic partner to our large global customers.

Differentiated Solutions Supported by Ongoing Innovation and Significant Proprietary IP

Our integrated solutions for wireless, enterprise and broadband networks are differentiated in the marketplace and are a significant global competitive advantage. We have invested more than $100 million in research and development in each of the last five years. We have also added IP and innovation through acquisitions, such as Argus Technologies, or “Argus,” which enhanced our next-generation base station antenna technology, iTRACS and Redwood Systems. We provide the following benefits as a result of our superior technology:

•	integrated solutions;

•	strong design capabilities and technology know-how; and

•	significant proprietary IP.

Established Sales Channels and Customer Relationships

We serve customers in over 100 countries and have become a trusted advisor to many of them through our industry expertise, quality, technology and long-term relationships. Our 600-person sales force and channel partner relationships give us extensive reach and distribution capabilities to customers globally.

Proven Management Team with Record of Operational Excellence and Successful M&A Integration

Our senior management team has an average of more than 20 years of experience in connectivity solutions for the communications infrastructure industry. We have a history of strong operating cash flow and have generated approximately $1.4 billion in aggregate operating cash flow over the last five fiscal years. We also have a history of successful M&A integration, having completed both large and small acquisitions and successfully integrating them into our business to enhance our market position and expand our capabilities.

Our Strategy

We plan to capitalize on the combined growth in our end markets and leverage our leading position in each of our segments. The key elements of the strategy are to:

Continue Product Innovation

We plan to build on our legacy of innovation and on our worldwide portfolio of patents and patent applications by continuing to invest in research and development.

Enhance Sales Growth

We intend to generate growth opportunities by:

•	offering existing products and solutions into new geographies;

•	cross-selling our offerings into new markets;

•	continuing to drive solutions offerings; and

•	making strategic acquisitions.

Continue to Enhance Operational Efficiency and Cash Flow Generation

We continuously pursue opportunities to optimize our resources and reduce manufacturing costs by executing strategic initiatives aimed at improving our operating performance and lowering our cost structure.

Risks Related to Our Business

Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common stock. There are several risks related to our business that are described under “Risk Factors” elsewhere in this prospectus. Among these important risks are the following:

•	capital spending cycles of our customers;

•	risks related to our substantial indebtedness;

•	our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs;

•	our participation in markets that are competitive;

•	general economic and industry conditions;

•	the concentration of our net sales in our top customers and the loss of any one of these;

•	our ability to realize benefits from acquisitions;

•	our ability to maintain cost controls;

•	Carlyle’s ability to control our common stock; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Our Current Corporate Structure

*	Based on 186,199,035 shares of common stock outstanding as of March 31, 2014.
(1)	Issuer of CommScope Holding’s 6.625% / 7.375% Senior PIK Toggle Notes due 2020, or the “2020 Notes.” As of March 31, 2014, we had $550.0 million in aggregate principal amount of the 2020 Notes outstanding. CommScope Holding guarantees CommScope, Inc.’s senior secured credit facilities, or our “senior secured credit facilities,” but not CommScope, Inc.’s $650.0 million aggregate principal amount of 5.000% Senior Notes due 2021 and $650.0 million aggregate principal amount of 5.500% Senior Notes due 2024, collectively the “New Notes.”
(2)	CommScope, Inc. is the borrower under our senior secured credit facilities consisting of (a) a senior secured first lien term loan facility consisting of $348.3 million outstanding under a tranche maturing January 2017 and $522.4 million outstanding under a tranche maturing January 2018, or our “term loan facility,” and (b) a $400.0 million senior secured asset-based revolving credit facility maturing January 2017, or our “revolving credit facility.” As of March 31, 2014, there were no outstanding borrowings under our revolving credit facility and $55.0 million of outstanding letters of credit. As of March 31, 2014, we had $345.0 million of availability under our revolving credit facility, which borrowing capacity depends, in part, on inventory, accounts receivable and other assets that fluctuate from time to time and may further depend on lenders’ discretionary ability to impose reserves and availability blocks and to recharacterize assets that might otherwise incrementally increase borrowing availability. CommScope, Inc. was also the issuer of $1,100 million in aggregate principal amount of outstanding 8.25% Senior Notes due 2019 Notes, or the “2019 Notes,” which were satisfied and discharged on May 30, 2014, see “—Recent Developments,” and is the issuer of the New Notes.

Recent Developments

Senior Notes Offering

On May 30, 2014, CommScope, Inc. consummated an offering of $650.0 million aggregate principal amount of 5.000% Senior Notes due 2021, or the “2021 Notes,” and $650.0 million aggregate principal amount of 5.500% Senior Notes due 2024, or the “2024 Notes,” in reliance on the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended, or the “Securities Act,” to qualified institutional buyers and to certain non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

Satisfaction and Discharge of the 2019 Notes Indenture

On May 30, 2014, concurrently with the consummation of the offering of the New Notes, we satisfied and discharged the indenture governing the 2019 Notes, or the “2019 Notes Indenture,” by irrevocably depositing with the trustee funds for the benefit of the holders of the 2019 Notes that will be sufficient to redeem on June 16, 2014 the entire outstanding amount of 2019 Notes at a rate of $1,041.25 for each $1,000 in principal amount of 2019 Notes plus accrued and unpaid interest on such notes to but not including the redemption date, plus a make whole amount. We refer to the satisfaction and discharge of the 2019 Notes Indenture as the “2019 Notes Discharge.”

Our Principal Stockholder

Our principal stockholder is Carlyle-CommScope Holdings, L.P., an entity controlled by Carlyle.

Founded in 1987, Carlyle is a global alternative asset manager and one of the world’s largest global private equity firms with approximately $189 billion of assets under management across 118 funds and 106 fund of funds vehicles as of December 31, 2013. Carlyle invests across four segments—Corporate Private Equity, Real Assets, Global Market Strategies and Solutions—in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrials & transportation, technology & business services and telecommunications & media. Carlyle employs more than 1,500 employees, including more than 700 investment professionals, in 34 offices across six continents.

Carlyle is one of the leading private equity investors in the technology, business services and communications sectors, having completed more than 180 total transactions representing over $13 billion in gross equity invested since inception. Relevant current and former investments include SS&C Technologies (a leading provider of highly specialized proprietary software and software-enabled outsourcing solutions for the financial services industry), OpenLink Financial (a leading provider of cross-asset trading, risk management and related portfolio management software solutions for the commodity, energy and financial services markets globally), Insight Communications Company (previously the ninth largest cable operator in the United States), Syniverse Technologies (leading provider of technology and business services to mobile telecommunications industry) and Com Hem (the largest cable television operator in Sweden). Carlyle’s industry expertise and global resources will continue to support the on-going growth initiatives already underway at CommScope.

Company Information

CommScope Holding Company, Inc. was incorporated in Delaware on October 22, 2010. Our principal executive offices are located at 1100 CommScope Place, SE, Hickory, North Carolina 28602, our telephone number is (828) 324-2200, and our website is www.commscope.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein.

The Offering

Common stock offered by the selling stockholder	15,000,000 shares

Selling stockholder	The selling stockholder in this offering is Carlyle. See “Principal and Selling Stockholders.”

Common stock outstanding after this offering	186,199,035 shares (1)

Option to purchase additional shares	The selling stockholder has granted the underwriters a 30-day option from the date of this prospectus to purchase up to an additional 2,250,000 shares of our common stock at the public offering price, less underwriting discounts and commissions.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock offered by the selling stockholder in this offering, including from any exercise by the underwriters of their option to purchase additional shares.

Nasdaq symbol	“COMM”

Risk factors	See “Risk Factors” beginning on page 18 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	The number of shares of our common stock to be outstanding after completion of this offering is based on 186,199,035 shares outstanding as of March 31, 2014, which includes 15,000,000 shares to be sold by the selling stockholder (or 17,250,000 shares if the underwriters exercise their option to purchase additional shares in full) and excludes:

•	11,268,390 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $7.26 per share;

•	share units that could, at our option, be settled with 579,506 shares of common stock (assuming a per share price at the time of settlement of $24.68, which was the closing price of our common stock on March 31, 2014) in lieu of cash to settle $14.3 million owed by us under outstanding share units as of March 31, 2014; and

•	17,815,461 shares of common stock reserved for issuance under our 2013 Long-Term Incentive Plan, or the “2013 Plan,” including 370,733 restricted stock units that were outstanding as of March 31, 2014.

Unless we specifically state otherwise, all information in this prospectus assumes no exercise of the option to purchase additional shares by the underwriters.

Summary Historical Audited and Unaudited Consolidated Financial Information

The following table sets forth our summary historical audited and unaudited consolidated financial information for the periods and dates indicated. The balance sheet data as of December 31, 2013 and 2012 and the statements of operations and cash flow data for the years ended December 31, 2013, 2012 and 2011 have been derived from the audited consolidated financial statements of our business included elsewhere in this prospectus. The balance sheet data as of December 31, 2011 has been derived from the audited consolidated financial statements of our business not included in this prospectus. The balance sheet data as of March 31, 2014 and the statements of operations and cash flow data for the three-month periods ended March 31, 2014 and 2013, have been derived from the unaudited interim consolidated financial statements of our business included elsewhere in this prospectus. The balance sheet data as of March 31, 2013 has been derived from the unaudited consolidated financial statements of our business not included in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

On January 14, 2011, funds affiliated with Carlyle completed the Acquisition. Under the terms of the Acquisition, CommScope, Inc. became a wholly owned subsidiary of CommScope Holding Company, Inc. As a result of the application of acquisition accounting, the assets and liabilities of CommScope, Inc. were adjusted to their estimated fair values as of the closing date of the Acquisition. Accordingly, elsewhere in this prospectus, financial information is presented separately for Predecessor and Successor accounting periods, which relate to the accounting periods preceding and succeeding the completion of the Acquisition. See “Selected Historical Financial Information” and our financial statements and related notes thereto included elsewhere in this prospectus.

We have presented the combined financial data for the period from January 1 to December 31, 2011 by adding the audited results of operations and cash flow data of our Predecessor from January 1, 2011 to January 14, 2011 to our audited results of operations and cash flow data from January 15, 2011 to December 31, 2011. The combined financial data for this period do not comply with U.S. GAAP and are not intended to represent what our operating results would have been if the Acquisition Transactions had occurred at the beginning of the period because the periods combined are under two different bases of accounting as a result of the Acquisition. However, we have presented this combined data because we believe it is useful for our investors for the purposes of comparing our results of operations and cash flow data from period to period.

We have also presented summary unaudited consolidated financial data for the twelve-month period ended March 31, 2014, which does not comply with U.S. GAAP (this period is referred to elsewhere in this prospectus as the LTM Period). This data has been calculated by subtracting the unaudited statements of operations and cash flow data for the three-month period ended March 31, 2013 from the audited statements of operations and cash flow data for the year ended December 31, 2013 and then adding the unaudited statements of operations and cash flow data for the three-month period ended March 31, 2014 included elsewhere in this prospectus. We have presented this financial data because we believe it provides our investors with useful information to assess our recent performance.

(dollars and shares in thousands, except per share data)	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
	2011(1)	2012	2013	2013	2014
Statement of operations data:
Net sales	$3,275,462	$3,321,885	$3,480,117	$804,689	$935,036	$3,610,464
Operating costs and expenses:
Cost of sales	2,445,110	2,261,204	2,279,177	539,615	597,325	2,336,887
Selling, general and administrative	581,474	461,149	502,275	108,982	113,028	506,321
Research and development	118,181	121,718	126,431	29,950	31,870	128,351
Amortization of purchased intangible assets(2)	174,348	175,676	174,887	43,280	44,298	175,905
Restructuring costs, net(3)	18,724	22,993	22,104	1,803	1,980	22,281
Asset impairments(4)	126,057	40,907	45,529	5,634	—	39,895

Total operating costs and expense	3,463,894	3,083,647	3,150,403	729,264	788,501	3,209,640

Operating income (loss)	(188,432)	238,238	329,714	75,425	146,535	400,824
Other expense, net(5)	(54,345)	(15,379)	(48,037)	(3,441)	(3,195)	(47,791)
Interest expense	(263,824)	(188,974)	(208,599)	(45,785)	(42,280)	(205,094)
Interest income	3,826	3,417	3,107	704	1,104	3,507

Income (loss) before income taxes	(502,775)	37,302	76,185	26,903	102,164	151,446
Income tax (expense) benefit	110,413	(31,949)	(56,789)	(11,003)	(37,677)	(83,463)

Net income (loss)	$(392,362)	$5,353	$19,396	$15,900	$64,487	$67,983

Earnings (loss) per share:
Basic		$0.03	$0.12	$0.10	$0.35	$0.40
Diluted		$0.03	$0.12	$0.10	$0.34	$0.39
Weighted average shares outstanding:
Basic		154,708	160,641	154,881	185,942	168,211
Diluted		155,517	164,013	156,644	190,922	172,723
Balance sheet data (at end of period):
Cash and cash equivalents	$317,102	$264,375	$346,320	$266,738	$305,188
Property, plant and equipment, net	407,557	355,212	310,143	342,401	303,364
Total assets	5,153,189	4,793,264	4,734,055	4,851,640	4,774,088
Total debt	2,563,004	2,470,770	2,514,552	2,568,649	2,512,639
Total stockholders’ equity	1,365,089	1,182,282	1,088,016	1,194,148	1,158,700
Cash flow data:
Net cash provided by (used in):
Operating activities	$130,995	$286,135	$237,701	$(52,855)	$(35,489)	$255,067
Investing activities	(3,171,476)	(35,525)	(63,411)	(37,941)	(5,446)	(30,915)
Financing activities	2,655,276	(299,522)	(89,669)	95,214	941	(183,943)
Capital expenditures	(39,533)	(27,957)	(36,780)	(6,532)	(6,675)	(36,922)
Non-GAAP financial data:
Adjusted Operating Income(6)	$380,545	$501,067	$620,096	$132,229	$191,969	$679,836
Adjusted Net Income(6)	130,651	185,345	262,062	54,840	95,223	302,445
Adjusted EBITDA(6)	462,513	570,571	675,263	145,915	203,692	733,040
Adjusted EPS(6)(7):
Basic		$1.20	$1.63	$0.35	$0.51	$1.80
Diluted		$1.19	$1.60	$0.35	$0.50	$1.75
Net Leverage Ratio(8)	4.9x	3.9x	3.2x			3.0x

(1)	Reflects the combined financial data for the period from January 1 to December 31, 2011 derived by adding the audited results of operations and cash flow data of our Predecessor from January 1, 2011 to January 14, 2011 to our audited results of operations and cash flow data from January 15, 2011 to December 31, 2011. See “Selected Historical Financial Information” for a tabular presentation of our Predecessor’s audited results of operations and cash flow data from January 1, 2011 to January 14, 2011 and our audited results of operations and cash flow data from January 15, 2011 to December 31, 2011.

(2)	Amortization of purchased intangible assets excludes amortization amounts included in cost of sales of $0.5 million for the period from January 1, 2011 to January 14, 2011 within the year ended December 31, 2011 due to a change in accounting policy at the time of the Acquisition.
(3)	Beginning in 2011 and continuing into 2014, restructuring actions were initiated to realign and lower our cost structure primarily through workforce reductions at various U.S. and international facilities and the closure of certain manufacturing operations in the U.S. Net restructuring costs for the year ended December 31, 2013 reflected $40.8 million of restructuring costs partially offset by a gain of $18.7 million related to the sale of certain assets of the BiMetals business.
(4)	During the year ended December 31, 2011, as a result of reduced expectations of future cash flows of reporting units within the Wireless segment, we determined that certain intangible assets were not recoverable and consequently recorded intangible asset impairment charges of $45.9 million and a goodwill impairment charge of $80.2 million. During the year ended December 31, 2012, we revised our outlook for a reporting unit within the Wireless segment that provides location-based mobile applications, resulting in a decrease in expected future cash flows. As a result of these reduced expectations of future cash flows of this reporting unit, a restructuring action was initiated and certain intangible assets and property, plant and equipment were determined to be impaired. An impairment charge of $35.0 million was recognized. Also during 2012, as a result of a shift in customer demand, we determined that the carrying value of certain equipment was no longer recoverable. An additional impairment charge of $5.9 million was recognized within the Wireless segment. During the year ended December 31, 2013, as a result of lower than expected sales and operating income in the Broadband segment reporting unit, management considered the longer term effect of market conditions and recorded a goodwill impairment charge of $36.2 million. Also during the year ended December 31, 2013 and the three months ended March 31, 2013, within the Wireless segment, we obtained new market data regarding a facility being marketed for sale and recorded an impairment charge of $3.6 million. In addition, we concluded that certain production equipment and intellectual property would no longer be utilized and recorded impairment charges of $5.7 million during the year ended December 31, 2013 and $2.0 million during the three months ended March 31, 2013.
(5)	During the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013 and 2014, net other expense included foreign exchange losses of $10.0 million, $7.0 million, $9.8 million, $0.3 million and $2.3 million, respectively. For the year ended December 31, 2011, net other expense also included $2.5 million of our share of losses in our equity investments and a pretax, non-deductible loss of $41.8 million on the extinguishment of CommScope, Inc.’s 3.25% convertible notes. During the year ended December 31, 2012, net other expense included our share of losses in our equity investments of $3.4 million and the impairment of one such investment of $2.6 million. During the year ended December 31, 2013, net other expense also included a charge of $33.0 million related to the redemption of $400.0 million of the 2019 Notes, costs related to amending our senior secured credit facilities of $3.3 million, as well as our share of losses in and impairments of our equity investments of $2.2 million. For the three months ended March 31, 2013 and 2014, net other expense also included our share of losses in our equity investments of $0.9 million and $0.6 million, respectively. Also included in net other expense for the three months ended March 31, 2013 was the write-off of an equity investment of $0.8 million. We also incurred costs of $1.9 million during the three months ended March 31, 2013 related to amending our senior secured credit facilities.
(6)

We believe that our financial statements and the other financial data included in this prospectus have been prepared in a manner that complies, in all material respects, with U.S. GAAP and the regulations published by the Securities and Exchange Commission, and are consistent with current practice with the exception of: (a) the presentation of the combined financial data for the period from January 1 to December 31, 2011, which have been derived by adding the audited results of operations and cash flow data of our Predecessor from January 1, 2011 to January 14, 2011 to our audited results of operations and cash flow data from January 15, 2011 to December 31, 2011 and are included to facilitate a discussion of comparative periods throughout this prospectus; (b) the presentation of summary unaudited consolidated financial data for the twelve-month period ended March 31, 2014, which have been derived by subtracting the unaudited statements of operations and cash flow data for the three-month period ended March 31, 2013 from the audited statements of operations and cash flow data for the year ended December 31, 2013 and then adding the unaudited statements of operations and cash flow data for the three-month period ended March 31, 2014 and are included as a tool for investors to assess our recent performance and (c) the inclusion of financial measures that differ from measures calculated in accordance with U.S. GAAP, including Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and adjusted earnings per share, or “Adjusted EPS” (which is Adjusted Net Income per share of our common stock calculated on both a basic and diluted basis). We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe that certain of these financial measures provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We also use certain of these financial measures for business planning purposes and in measuring our performance relative to that of our competitors.

We believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS may vary from that of others in our industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss), earnings (loss) per share or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows or as measures of liquidity.

Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS:

•	exclude certain tax payments that may represent a reduction in cash available to us;

•	exclude certain impairments and adjustments for purchase accounting;

•	do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense in the case of Adjusted EBITDA and Adjusted Operating Income; and

•	do not reflect the cash requirements necessary to service interest or principal payments on our debt.

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future; Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS do not reflect any cash requirements for replacements of amortizing assets, and Adjusted EBITDA does not reflect any cash requirements for replacements of depreciating assets; and

•	other companies in our industry may calculate Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using these financial measures only supplementally.

Because the Net Leverage Ratio is based, in part, on Adjusted EBITDA, this measure is similarly impacted by the limitations referenced above and also should not be considered in isolation or as a substitute for U.S. GAAP measures.

In calculating Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, we add back certain non-cash, non-recurring and other items that are included in operating income (loss), net income (loss) and earnings (loss) per share.

In calculating these financial measures, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following tables reconcile operating income (loss) to Adjusted Operating Income, net income (loss) to Adjusted EBITDA, and net income (loss) to Adjusted Net Income, for the periods presented.

Adjusted Operating Income

Adjusted Operating Income eliminates non-operating income or expense and certain unusual or non-recurring items impacting results in a particular period if we believe that excluding such items provides investors meaningful information to better understand our operating results and analyze financial and business trends on a period-to-period basis. The following table presents a reconciliation of operating income (loss), the most directly comparable U.S. GAAP financial measure, to Adjusted Operating Income for the periods indicated below.

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
(dollars in thousands)	2011	2012	2013	2013	2014
Operating income (loss)	$(188,432)	$238,238	$329,714	$75,425	$146,535	$400,824
Amortization of purchased intangible assets(a)	174,888	175,676	174,887	43,280	44,298	175,905
Restructuring costs, net	18,724	22,993	22,104	1,803	1,980	22,281
Equity-based compensation(b)	6,505	7,525	16,108	4,472	3,676	15,312
Transaction costs(c)	132,575	6,291	27,214	1,615	925	26,524
Purchase accounting(d)	105,382	—	2,475	—	(5,445)	(2,970)
Asset impairments	126,057	40,907	45,529	5,634	—	39,895
Other(e)	4,846	9,437	2,065	—	—	2,065

Adjusted Operating Income	$380,545	$501,067	$620,096	$132,229	$191,969	$679,836

(a)	Includes amortization of purchased intangible assets of $0.5 million reported in cost of goods sold for the year ended December 31, 2011.
(b)	Reflects ongoing equity-based compensation, excluding both the acceleration of $23.8 million of expense for the year ended December 31, 2011 in connection with the Acquisition (included in (c) below) and the contribution of $0.1 million in the form of common shares to employee benefit plans for the year ended December 31, 2011.
(c)	Reflects charges of $2.5 million, $3.3 million, $4.0 million and $0.8 million for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013, respectively, related to due diligence and other transaction related costs on potential and consummated acquisitions. Includes $2.9 million, $3.0 million, $3.0 million and $0.8 million for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013, respectively, related to the Carlyle management fee. Includes $127.2 million of costs related to the Acquisition during 2011, of which $23.8 million resulted from the accelerated vesting of equity-based compensation. Reflects the $20.2 million fee paid to terminate the Carlyle management agreement during the year ended December 31, 2013. For the three months ended March 31, 2014, reflects the costs associated with the secondary offering completed in April 2014.
(d)	Reflects non-cash charges resulting from purchase accounting adjustments, primarily related to the write-up of inventory and deferred revenue adjustments. For the three months ended March 31, 2014, reflects a $5.4 million reduction in the estimated fair value of contingent consideration payable related to the Redwood Systems acquisition.
(e)	Reflects items impacting operating income that we do not believe are representative of our ongoing operations. For the year ended December 31, 2011, reflects a litigation settlement charge of $7.0 million and a $2.2 million gain on the sale of product lines. For the year ended December 31, 2012, reflects a charge of $2.0 million related to prior years’ customs and duties obligations, an $8.9 million charge related to a prior year warranty matter and a $1.5 million gain on the sale of a subsidiary. For the year ended December 31, 2013, reflects an additional charge of $2.1 million related to the prior year warranty matter.

Adjusted EBITDA

Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization (including impairments to goodwill and other intangible assets and adjustments for purchase accounting), equity-based compensation and certain non-cash, nonrecurring or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance. We believe that the presentation of Adjusted EBITDA enhances an investor’s understanding of our financial performance. We further believe that Adjusted EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations. The following table presents a reconciliation of net income (loss), the most directly comparable U.S. GAAP financial measure, to Adjusted EBITDA for the periods indicated below.

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
(dollars in thousands)	2011	2012	2013	2013	2014
Net income (loss)	$(392,362)	$5,353	$19,396	$15,900	$64,487	$67,983
Interest expense	263,824	188,974	208,599	45,785	42,280	205,094
Interest income	(3,826)	(3,417)	(3,107)	(704)	(1,104)	(3,507)
Income tax (benefit) expense	(110,413)	31,949	56,789	11,003	37,677	83,463
Depreciation	81,968	69,504	55,167	13,682	11,723	53,208
Amortization of purchased intangible assets(a)	174,888	175,676	174,887	43,280	44,298	175,905
Purchase accounting(b)	105,382	—	2,475	—	(5,445)	(2,970)
Asset impairments	126,057	40,907	45,529	5,634	—	39,895
Restructuring costs, net	18,724	22,993	22,104	1,803	1,980	22,281
Equity-based compensation(c)	6,505	7,525	16,108	4,472	3,676	15,312
Transaction costs(d)	174,383	6,291	27,214	1,615	925	26,524
Other(e)	17,383	24,816	50,102	3,445	3,195	49,852

Adjusted EBITDA	$462,513	$570,571	$675,263	$145,915	$203,692	$733,040

(a)	Includes amortization of purchased intangible assets of $0.5 million reported in cost of goods sold for the year ended December 31, 2011.
(b)	Reflects non-cash charges resulting from purchase accounting adjustments, primarily related to the write-up of inventory and deferred revenue adjustments. Excludes $12.1 million of incremental depreciation related to purchase accounting that is included in Depreciation for the year ended December 31, 2011. For the three months ended March 31, 2014, includes a $5.4 million reduction in the estimated fair value of contingent consideration payable related to the Redwood Systems acquisition.
(c)	Reflects ongoing equity-based compensation, excluding both the acceleration of $23.8 million of expense for the year ended December 31, 2011 in connection with the Acquisition (included in (d) below) and the contribution of $0.1 million in the form of common shares to employee benefit plans for the year ended December 31, 2011.
(d)	Reflects charges of $2.5 million, $3.3 million, $4.0 million and $0.8 million for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013, respectively, related to due diligence and other transaction related costs on potential and consummated acquisitions. Includes $2.9 million, $3.0 million, $3.0 million and $0.8 million for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013, respectively, related to the Carlyle management fee. Includes $169.0 million of costs related to the Acquisition during 2011, of which $23.8 million resulted from the accelerated vesting of equity-based compensation and $41.8 million related to a loss on our 3.25% convertible notes, and the $20.2 million fee paid to terminate the Carlyle management agreement during the year ended December 31, 2013. For the three months ended March 31, 2014, reflects the costs associated with the secondary offering completed in April 2014.
(e)

Reflects other expense, net of $12.5 million (such amount excludes the impact of the extinguishment of our 3.25% convertible notes, the effect of which is included in footnote (d) above), $15.4 million, $48.0 million (such amount includes the $33.0 million premium paid to redeem $400.0 million of the 2019 Notes), $3.4 million and $3.2 million for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013 and 2014, respectively. In addition, the “other” line item reflects the following adjustments, which are also reflected in Adjusted Operating Income and Adjusted Net Income: for 2011, reflects a litigation settlement charge of $7.0 million and a $2.2 million gain on the sale of product lines; for 2012, reflects a charge of $2.0 million related to prior years’ customs and duties obligations, an $8.9 million charge related to a prior year warranty matter and a $1.5 million gain on the sale of a subsidiary; and for the year ended December 31, 2013, reflects an additional charge of $2.1 million related to the prior year warranty matter.

Adjusted Net Income

Adjusted Net Income is defined as consolidated net income (loss), adjusted for the after tax impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. We believe that Adjusted Net Income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-U.S. GAAP financial measure in order to have comparable financial results to analyze changes in our overall performance from quarter to quarter. The following table presents a reconciliation of net income (loss), the most directly comparable U.S. GAAP financial measure, to Adjusted Net Income for the periods indicated below.

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
(dollars in thousands)	2011	2012	2013	2013	2014
Net income (loss)	$(392,362)	$5,353	$19,396	$15,900	$64,487	$67,983
Amortization of purchased intangible assets	113,677	114,189	113,893	28,132	29,232	114,993
Restructuring costs, net	11,590	14,233	13,335	1,116	1,228	13,447
Amortization of deferred financing costs and original issue discount	24,850	10,585	16,460	2,436	2,133	16,157
Equity-based compensation(a)	4,027	4,658	10,026	2,769	2,328	9,585
Transaction costs(b)	98,180	3,895	16,868	1,000	925	16,793
Asset impairments	109,379	26,590	41,966	3,487	—	38,479
Purchase accounting(c)	68,498	—	1,586	—	(5,445)	(3,859)
Loss related to debt transactions(d)	89,788	—	21,353	—	—	21,353
Other(e)	3,024	5,842	7,179	—	335	7,514

Adjusted Net Income	$130,651	$185,345	$262,062	$54,840	$95,223	$302,445

(Tax rates applied to the various pre-tax adjustments reflect the rate applicable to the particular adjustment.)

(a)	Reflects ongoing equity-based compensation, excluding both the acceleration of $14.7 million of after- tax expense for the year ended December 31, 2011 in connection with the Acquisition (included in (b) below) and the contribution of $0.1 million in the form of common shares to employee benefit plans for the year ended December 31, 2011.
(b)	Reflects after-tax adjustments of $1.6 million, $2.0 million, $2.5 million and $0.5 million for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013, respectively, related to due diligence and other transaction related costs on potential and consummated acquisitions. Includes after-tax adjustments of $1.8 million, $1.9 million, $1.9 million and $0.5 million for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013, respectively, related to the Carlyle management fee. Includes after-tax costs related to the Acquisition during 2011 of $94.8 million, which includes an after-tax charge of $14.7 million from the accelerated vesting of equity-based compensation and an after-tax charge $16.1 million related to the write-off of deferred financing costs. For the year ended December 31, 2013, includes after-tax adjustment of $12.5 million related to the fee paid to terminate the Carlyle management agreement. For the three months ended March 31, 2014, reflects the costs associated with the secondary offering completed in April 2014.
(c)	Reflects non-cash charges resulting from purchase accounting adjustments, primarily related to the write-up of inventory and deferred revenue adjustments. For the three months ended March 31, 2014, reflects a reduction in the estimated fair value of the Redwood Systems acquisition contingent consideration payable, which is not subject to tax.
(d)	Reflects the full effect of the extinguishment of our 3.25% convertible notes, including amounts reflected in interest expense and other expense, net for the year ended December 31, 2011. For the year ended December 31, 2013, reflects the premium paid to redeem $400.0 million of the 2019 Notes and certain costs related to amending our senior secured credit facilities.

(e)	Reflects items impacting net income (loss) that we do not believe are representative of our ongoing operations. For 2011, reflects an after-tax litigation settlement charge of $4.4 million and a $1.3 million after-tax gain on the sale of product lines. For 2012, reflects an after-tax charge of $1.2 million related to prior years’ customs and duties obligations, a $5.5 million after-tax charge related to a prior year warranty matter and a $0.9 million after-tax gain on the sale of a subsidiary. For the year ended December 31, 2013, reflects a net increase of $5.9 million in valuation allowances primarily related to foreign tax credit carryforwards and an additional after-tax charge of $1.3 million related to the prior year warranty matter. For the three months ended March 31, 2014, reflects the net impact of increases in valuation allowances on certain tax attributes, annual effective rate adjustments and benefits related to uncertain tax positions for which the statutes had lapsed.
(7)	Calculated on the basis of Adjusted Net Income and the historical weighted average shares outstanding for the relevant periods, as adjusted for the 3-for-1 stock split that became effective in connection with the filing of the certificate of amendment to our certificate of incorporation on October 4, 2013.
(8)	Represents net debt to Adjusted EBITDA as of the dates indicated below:

	As of December 31,			As of March 31, 2014
	2011	2012	2013
Total debt	$2,563,004	$2,470,770	$2,514,552	$2,512,639
Less: Cash and cash equivalents	(317,102)	(264,375)	(346,320)	(305,188)

Net debt .	$2,245,902	$2,206,395	$2,168,232	$2,207,451

Adjusted EBITDA .	$462,513	$570,571	$675,263	$733,040
Net leverage ratio	4.9x	3.9x	3.2x	3.0x

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks, together with the information under the caption “Business—Competition” and the other information contained in this prospectus before you decide whether to buy our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations, financial condition and cash flows could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock. The following is a summary of all the material risks known to us.

Risks Related to Our Business

Our business is dependent on customers’ capital spending on data and communication networks and reductions by customers in capital spending adversely affect our business.

Our performance is dependent on customers’ capital spending for constructing, rebuilding, maintaining or upgrading data and communication networks, which can be volatile or hard to forecast. Capital spending in the communications industry is cyclical and can be curtailed or deferred on short notice. A variety of factors affect the amount of capital spending, and, therefore, our sales and profits, including:

•	competing technologies;

•	general economic conditions;

•	timing and adoption of global rollout of new technologies, include 4G/LTE;

•	customer specific financial or stock market conditions;

•	availability and cost of capital;

•	governmental regulation;

•	demands for network services;

•	competitive pressures, including pricing pressures;

•	acceptance of new services offered by our customers;

•	impact of industry consolidation; and

•	real or perceived trends or uncertainties in these factors.

Several of our customers have accumulated significant levels of debt. These high debt levels, coupled with the uncertainty in the capital markets, may impact their access to capital in the future. Even if the financial health of our customers remains intact, these customers may not purchase new equipment at levels we have seen in the past or expect in the future. While there are signs of improvement from the historical housing market disruptions and foreclosures, as well as the material disruptions in the credit markets, that occurred beginning in 2008, we cannot predict the impact of economic uncertainty, or of specific customer financial challenges on our customer’s expansion and maintenance expenditures.

In addition, industry consolidation has, in the past, constrained, and may, in the future, constrain, capital spending by certain of our customers. Further, if our product portfolio and product development plans do not position us well to capture an increased portion of the capital spending of customers in the markets on which we focus, our revenue may decline.

As a result of these capital spending issues, we may not be able to maintain or increase our revenue in the future, and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

A substantial portion of our business is derived from a limited number of key customers or distributors.

We derived 21% of our 2013 consolidated net sales from our top three customers or distributors. Our largest distributor, Anixter, accounted for 12% of our 2013 consolidated net sales. The concentration of our net sales among these and other key customers or distributors subjects us to a variety of risks that could have a material adverse impact on our net sales and profitability, including, without limitation:

•	lower sales resulting from the loss of one or more of our key customers or distributors;

•	renegotiations of agreements with key customers or distributors resulting in materially less favorable terms;

•	financial difficulties experienced by one or more of our key customers, distributors or our distributors’ end customers, resulting in reduced purchases of our products and/or uncollectible accounts receivable balances;

•	reductions in inventory levels held by distributors and original equipment manufacturers which may be unrelated to purchasing trends by the ultimate customer;

•	consolidations in the wireless or cable television industries resulting in delays in purchasing decisions or reduced purchases by the merged businesses;

•	new or proposed laws or regulations affecting the wireless or cable television industries resulting in reduced capital spending;

•	increases in the cost of borrowing or capital and/or reductions in the amount of debt or equity capital available to the wireless or cable television industries resulting in reduced capital spending; and

•	changes in the technology deployed by customers resulting in lower sales of our products.

Additionally, the risks above are further increased as a result of our indirect sales to the same ultimate customers. In addition, we generally have no long-term contracts or minimum purchase commitments with any of our distributors, system integrators, value-added resellers, original equipment manufacturers, or “OEM,” or other customers, and our contracts with these parties do not prohibit them from purchasing or offering products or services that compete with ours. While we maintain long-term relationships with these parties and have not historically lost key customers, we have experienced variability in the level of purchases by our key customers, and any significant reduction in sales to these customers, including as a result of the inability or unwillingness of these customers to continue purchasing our products, or their failure to properly manage their business with respect to the purchase of and payment for our products, could materially and adversely affect our business, results of operations, financial condition and cash flows. See also “—We depend on channel partners to sell our products in certain markets and regions and are subject to risks associated with these arrangements.”

Our future success depends on our ability to anticipate and to adapt to technological changes and develop, implement and market product innovations.

Many of our markets are characterized by advances in information processing and communications capabilities that require increased transmission speeds and greater bandwidth. These advances require ongoing improvements in the capabilities of our products.

However, we may not be successful in those efforts if, among other things, our products:

•	are not cost effective;

•	are not brought to market in a timely manner;

•	are not in accordance with evolving industry standards;

•	fail to achieve market acceptance or meet customer requirements; and

•	are ahead of the needs of their markets.

There are various competitive wireless technologies that could be a potential substitute for some of the communications products we sell. See “Business—Competition.” A significant technological breakthrough or significant decrease in the cost of deploying these wireless technologies could have a material adverse effect on our sales.

Fiber optic technology presents a potential substitute for some of the broadband communications cable products we sell. A significant decrease in the cost of deploying fiber optic systems could make these systems superior on a price/performance basis to copper or aluminum systems and have a material adverse effect on our business.

In order to successfully develop and market certain of our planned products, we may be required to enter into technology development or licensing agreements with third parties. We cannot provide assurances that we will be able to timely enter into any necessary technology development or licensing agreements on reasonable terms, or at all.

The failure to successfully introduce new or enhanced products on a timely and cost-competitive basis or the inability to continue to market existing products on a cost-competitive basis could have a material adverse effect on our results of operations and financial condition. In addition, sales of new products may replace sales of some of our existing products, mitigating the benefits of new product introductions and possibly resulting in excess levels of inventory.

Our revenues are dependent on the commercial deployment of technologies based on code division multiple access, or “CDMA,” and orthogonal frequency-division multiple access, or “OFDMA,” among others, and upgrades of 2G, 3G and 4G wireless communications equipment, products and services based on these technologies.

We develop, patent and commercialize technology and products based on CDMA and OFDMA, among others. Our revenues are dependent upon the commercial deployment of these technologies and products and upgrades of 2G, 3G and 4G wireless communications equipment, products and services based on these technologies. For example, several wireless providers in the United States have recently announced plans to shut down legacy CDMA networks. While we believe the deployment and adoption of LTE technology will help reduce the effect of this industry trend, our business may be harmed, and our investments in these technologies may not provide us an adequate return if:

•	LTE, an OFDMA-based wireless standard, is not widely deployed or commercial deployment is delayed;

•	wireless operators delay moving 2G customers to 3G and 4G devices;

•	wireless operators delay 3G and/or 4G deployments, expansions or upgrades;

•	government regulators delay the reallocation of spectrum to allow wireless operators to upgrade to 3G and 4G, which will restrict the expansion of 3G and 4G wireless connectivity, primarily outside of major population areas;

•	wireless operators are unable to drive improvements in 3G and 4G network performance and/or capacity; or

•	wireless operators and other industries using these technologies deploy other technologies.

Our business is dependent on our ability to increase our share of components sold and to continue to drive the adoption of our products and services into 3G and 4G wireless networks. We are also dependent on the success of our customers, licensees and CDMA- and OFDMA-based wireless operators and other industries using our technologies, as well as the timing of their deployment of new services, and they may incur lower gross margins on products or services based on these technologies than on products using alternative technologies as a result of greater competition or other factors. If commercial deployment of these technologies, upgrade of 2G subscribers to 3G devices and upgrades to 3G or 4G wireless communications equipment, products and services based on these technologies do not continue or are delayed, our revenues could be negatively impacted, and our business could suffer.

We may not fully realize anticipated benefits from past or future acquisitions or equity investments.

We anticipate that a portion of any future growth of our business might be accomplished by acquiring existing businesses, products or technologies. The success of any acquisition will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain their customers. In addition, we might not be able to identify suitable acquisition opportunities or obtain any necessary financing on acceptable terms. We might also spend time and money investigating and negotiating with potential acquisition or investment targets, but not complete the transaction.

Although we expect to realize strategic, operational and financial benefits as a result of our past or future acquisitions and equity investments, we cannot predict whether and to what extent such benefits will be achieved. There are significant challenges to integrating an acquired operation into our business, including, but not limited to:

•	successfully managing the operations, manufacturing facilities and technology;

•	integrating the sales organizations and maintaining and increasing the customer base;

•	retaining key employees, suppliers and distributors;

•	integrating management information, inventory, accounting and research and development activities; and

•	addressing operating losses related to individual facilities or product lines.

Any future acquisition could involve other risks, including the assumption of additional liabilities and expenses, issuances of debt, transaction costs and diversion of management’s attention from other business concerns and such acquisition may be dilutive to our financial results.

We face competitive pressures with respect to all of our major products.

In each of our major product groups, we compete with a substantial number of foreign and domestic companies, some of which have greater resources (financial or otherwise) or lower operating costs than we have. Competitors’ actions, such as price reductions or introduction of new innovative products, and the use of exclusively price driven Internet auctions by customers may have a material adverse impact on our net sales and profitability. In addition, the rapid technological changes occurring in the communications industry could lead to the entry of new competitors. We cannot assure you that we will continue to compete successfully with our existing competitors or with new competitors.

Many of our competitors are substantially larger than us, and have greater financial, technical, marketing and other resources than we have. Many of these large enterprises are in a better position to withstand any significant reduction in capital spending by customers in our markets. They often have broader product lines and market focus, and may not be as susceptible to downturns in a single market. These competitors may also be able to bundle their products together to meet the needs of a particular customer, and may be capable of delivering more complete solutions than we are able to provide. To the extent large enterprises that currently do not compete directly with us choose to enter our markets by acquisition or otherwise, competition would likely intensify.

Further, some of our competitors that have greater financial resources have offered, and in the future may offer, their products at lower prices than we offer for our competing products or on more attractive financing or payment terms, which has in the past caused, and may in the future cause, us to lose sales opportunities and the resulting revenue or to reduce our prices in response to that competition. Reductions in prices for any of our products could have a material adverse effect on our operating margins and revenue. In addition, many of our competitors have been in operation longer than we have and, therefore, have more long-standing and established relationships with domestic and foreign customers, making it difficult for us to sell to those customers.

If any of our competitors’ products or technologies were to become the industry standard, our business would be seriously harmed. If our competitors are successful in bringing their products to market earlier than us, or if these products are more technologically capable than ours, our revenue could be materially and adversely affected. In addition, certain companies that have not had a large presence in the broadband communications equipment market have begun to expand their presence in this market through mergers and acquisitions. The continued consolidation of our competitors could have a significant negative impact on our business. Further, our competitors may bundle their products or incorporate functionality into existing products in a manner that discourages users from purchasing our products or which may require us to lower our selling prices, resulting in lower revenue and decreased gross margins.

If we are unable to compete at the same level as we have in the past, in any of our markets, or are forced to reduce the prices of our products in order to continue to be competitive, our operating results, financial condition and cash flows would be materially and adversely affected.

We depend on channel partners to sell our products in certain markets and regions and are subject to risks associated with these arrangements.

We utilize distributors, system integrators and value-added resellers (channel partners) to sell our products to certain customers and in certain geographic regions to improve our access to these customers and regions and to lower our overall cost of sales and post-sales support. For the three months ended March 31, 2014 and the year ended December 31, 2013, sales to our four largest channel partners represented 17% and 20% of our net sales, respectively. Our sales through channel partners are subject to a number of risks, including:

•	the ability of our selected channel partners to effectively sell our products to end customers;

•	our ability to continue channel partner arrangements into the future because most are for a limited term and subject to mutual agreement to extend;

•	a reduction in gross margins realized on sale of our products; and

•	a diminution of contact with end customers which, over time, could adversely impact our ability to develop new products that meet customers’ evolving requirements.

In the past, we have seen some distributors acquired and consolidated. If there were further consolidation of our distributors, this could affect our relationships with these distributors. It could also result in consolidation of distributor inventory, which could temporarily depress our revenue. In addition, changes in the inventory levels of our products held by our distributors can result in significant variability in our revenues. We have also experienced financial failure of a limited number of distributors from time to time, resulting in our inability to collect accounts receivable in full. A global economic downturn could cause financial difficulties (including bankruptcy) for our distributors and customers, which would adversely affect our results of operations.

We generally have no long-term contracts or minimum purchase commitments with any of our distributors, system integrators, value-added resellers or OEM customers, and our contracts with these parties do not prohibit them from purchasing or offering products or services that compete with ours. Our competitors may provide incentives to any of our distributors, systems integrators, value-added resellers or OEM customers to favor their products or, in effect, to prevent or reduce sales of our products. Any of our distributors, systems integrators, value-added resellers or OEM customers may independently choose not to purchase or offer our products. Many of our distributors, system integrators and value-added resellers are small, are based in a variety of international locations, and may have relatively unsophisticated processes and limited financial resources to conduct their business. Any significant disruption of our sales to these customers, including as a result of the inability or unwillingness of these customers to continue purchasing our products, or their failure to properly manage their business with respect to the purchase of and payment for our products, could materially and adversely affect our business, results of operations, financial condition and cash flows. In addition, our failure to continue to establish or maintain successful relationships with distributors, systems integrators, value-added resellers or OEM customers could likewise materially and adversely affect our business, results of operations and financial condition.

If contract manufacturers that we rely on encounter production, quality, financial or other difficulties, we may experience difficulty in meeting customer demands.

We rely on unaffiliated contract manufacturers, both domestically and internationally, to produce certain products or key components of products. If we are unable to arrange for sufficient production capacity among our contract manufacturers or if our contract manufacturers encounter production, quality, financial or other difficulties, including labor disturbances or geopolitical risks, or if alternative suppliers cannot be identified we may encounter difficulty in meeting customer demands. Any such difficulties could have an adverse effect on our business, financial results and results of operations, which could be material.

If our integrated global manufacturing operations suffer production or shipping delays, we may experience difficulty in meeting customer demands.

We internally produce, both domestically and internationally, a portion of certain components used in our finished products. Disruption of our ability to produce at or distribute from these facilities due to failure of our manufacturing infrastructure, fire, electrical outage, natural disaster, acts of terrorism, shipping interruptions or some other catastrophic event could have a material adverse effect on our ability to manufacture products at our other manufacturing facilities in a cost-effective and timely manner, which could have a material adverse effect on our business, financial condition and results of operations.

If we encounter capacity constraints with respect to our internal facilities and/or existing or new contract manufacturers, it could have an adverse impact on our business.

If we do not have sufficient production capacity, either through our internal facilities and/or through independent contract manufacturers, to meet customer demand for our products, we may experience lost sales opportunities and customer relations problems, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on effective information management systems.

We rely on our enterprise resource planning systems to support such critical business operations as processing sales orders and invoicing; inventory control; purchasing and supply chain management; human resources; and financial reporting. If we are unable to successfully implement major systems initiatives and maintain critical information systems, we could encounter difficulties that could have a material adverse impact on our business, internal controls over financial reporting, or our ability to timely and accurately report our financial results.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the confidential data of our customers and others. Unauthorized access to our computer systems or stored data could result in the theft or improper disclosure of confidential information, the deletion or modification of records or could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including transmissions over the Internet or other electronic networks. Despite implemented security measures, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming and/or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could (i) subject us to civil and criminal penalties, (ii) have a negative impact on our reputation or (iii) expose us to liability to our customers, third parties or government authorities. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

If our products, including material purchased from our suppliers, experience quality or performance issues, our business may suffer.

Our business depends on delivering products of consistently high quality. To this end, our products are tested for quality both by us and our customers. Nevertheless, many of our products are highly complex and testing procedures used by us and our customers are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products (including components and raw materials purchased from our suppliers and completed goods purchased for resale) may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing. We have experienced such performance issues in the past and remain exposed to such performance issues. In some cases, recall of some or all affected products, product redesigns or additional capital expenditures may be required to correct a defect. We recently agreed to replace and reinstall certain faulty products previously sold by us. In addition, we generally offer warranties on most products, the terms and conditions of which depend upon the product subject to the warranty. In some cases, we indemnify our customers against damages or losses that might arise from certain claims relating to our products. Future claims may have a material adverse effect on our business, financial condition and results of operations. Any significant or systemic product failure could also result in lost future sales of the affected product and other products, as well as reputational damage.

Our significant international operations expose us to economic, political and other risks.

We have significant international sales, manufacturing and distribution operations. We have major international manufacturing and/or distribution facilities in, among others, Australia, Brazil, China, the Czech Republic, Germany, India, Ireland, Mexico, Singapore and the United Kingdom. For the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, international sales represented approximately 40%, 45%, 47% and 49%, respectively, of our consolidated net sales. In general, our international sales have lower margins than our domestic sales. To the extent international sales represent a greater percentage of our revenue, our overall margin may decline.

Our international sales, manufacturing and distribution operations are subject to the risks inherent in operating abroad, including, but not limited to, risks with respect to currency exchange rates; economic and political destabilization; restrictive actions by foreign governments; wage inflation; nationalizations; the laws and policies of the United States affecting trade, exports, imports, anti-bribery, foreign investment and loans; foreign tax laws, including the ability to recover amounts paid as value-added taxes; potential restrictions on the repatriation of cash; reduced protection of intellectual property; longer customer payment cycles; compliance with local laws and regulations; armed conflict; terrorism; shipping interruptions; and major health concerns (such as infectious diseases).

In addition, foreign currency rates in many of the countries in which we operate have at times been extremely volatile and unpredictable. We may choose not to hedge or determine that we are unable to effectively hedge the risks associated with this volatility. In such cases, we may experience declines in revenue and adverse impacts on earnings and such changes could be material.

Our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions.

Doing business on a worldwide basis requires us to comply with the laws and regulations of the U.S. government and various international jurisdictions, and our failure to comply with these rules and regulations may expose us to liabilities. These laws and regulations may apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act, or the “FCPA.” The FCPA prohibits U.S. companies and their officers, directors, employees and agents acting on their behalf from corruptly offering, promising, authorizing or providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately and fairly reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. As part of our business, we deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. We are also subject to the U.K. Anti-Bribery Act, which prohibits both domestic and international bribery, as well as bribery across both public and private sectors. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. As a result of the above activities, we are exposed to the risk of violating anti-corruption laws. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures. We have established policies and procedures designed to assist us and our personnel in complying with applicable U.S. and international laws and regulations. However, our employees, subcontractors and agents could take actions that violate these requirements, which could materially adversely affect our reputation, business, financial condition and results of operations.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

Certain of our products are subject to export controls and may be exported only with the required export license or through an export license exception. If we were to fail to comply with export licensing, customs regulations, economic sanctions and other laws, we could be subject to substantial civil and criminal penalties, including fines for us and incarceration for responsible employees and managers, and the possible loss of export or import privileges. In addition, if our distributors fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected through reputational harm and penalties. Obtaining the necessary export license for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, export control laws and economic sanctions prohibit the shipment of certain products to embargoed or sanctioned countries, governments and persons. While we train our employees to comply with these regulations, we cannot assure that a violation will not occur, whether knowingly or inadvertently. Any such shipment could have negative consequences including government investigations, penalties, fines, civil and criminal sanctions, and reputational harm. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in our decreased ability to export or sell our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products could materially adversely affect our business, financial condition and results of operations.

We face risks relating to currency fluctuations and currency exchange.

On an ongoing basis we are exposed to various changes in foreign currency rates because significant sales and costs are denominated in foreign currencies. These risk factors can impact our results of operations, cash flows and financial position. We manage these risks through regular operating and financing activities and periodically use derivative financial instruments such as foreign exchange forward and option contracts. There can be no assurance that our risk management strategies will be effective.

We also may encounter difficulties in converting our earnings from international operations to U.S. dollars for use in the United States. These obstacles may include problems moving funds out of the countries in which the funds were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer.

We may sell one or more of our product lines, from time to time, as a result of our evaluation of our products and markets, and any such divestiture could adversely affect our expenses, revenues, results of operation, cash flows and financial position.

We periodically evaluate our various product lines and may, as a result, consider the divestiture of one or more of those product lines. Any such divestiture could adversely affect our expenses, revenues, results of operations, cash flows and financial position.

Divestitures of product lines have inherent risks, including the expense of selling the product line, the possibility that any anticipated sale will not occur, possible delays in closing any sale, the risk of lower-than-expected proceeds from the sale of the divested business, unexpected costs associated with the separation of the business to be sold from our information technology and other operating systems, and potential post-closing claims for indemnification. Expected cost savings, which are offset by revenue losses from divested businesses, may also be difficult to achieve or maximize due to a fixed cost structure, and we may experience varying success in reducing fixed costs or transferring liabilities previously associated with the divested business.

Difficulties may be encountered in the realignment of manufacturing capacity and capabilities among our global manufacturing facilities that could adversely affect our ability to meet customer demands for our products.

We periodically realign manufacturing capacity among our global facilities in order to reduce costs by improving manufacturing efficiency and to strengthen our long-term competitive position. The implementation of these initiatives may include significant shifts of production capacity among facilities.

There are significant risks inherent in the implementation of these initiatives, including, but not limited to, failing to ensure that: there is adequate inventory on hand or production capacity to meet customer demand while capacity is being shifted among facilities; there is no decrease in product quality as a result of shifting capacity; adequate raw material and other service providers are available to meet the needs at the new production locations; equipment can be successfully removed, transported and re-installed; and adequate supervisory, production and support personnel are available to accommodate the shifted production.

In the event that manufacturing realignment initiatives are not successfully implemented, we could experience lost future sales and increased operating costs as well as customer relations problems, which could have a material adverse effect on our business, financial condition and results of operations.

We may need to undertake additional restructuring actions in the future.

We have previously recognized restructuring charges in response to slowdowns in demand for our products and in conjunction with implementation of initiatives to reduce costs and improve efficiency of our operations. During the three years ended December 31, 2013, we recorded net restructuring charges of $63.8 million, as a result of our restructuring actions to realign and lower our cost structure and improve capacity utilization. To achieve these objectives, in 2013 we sold certain assets of our BiMetals business and announced the planned closure of manufacturing facilities in Statesville, North Carolina and Joliet, Illinois, among other actions. Much of the production capacity from these facilities will be shifted to other existing facilities or contract manufacturers. Additional restructuring actions were initiated to realign and lower our cost structure primarily through workforce reductions at various U.S. and international facilities. To complete these announced changes and a result of changes in business conditions and other developments, we may need to initiate additional restructuring actions that could result in workforce reductions and restructuring charges, which could be material.

We may need to recognize additional impairment charges related to goodwill, identified intangible assets and fixed assets.

We have substantial balances of goodwill and identified intangible assets. At March 31, 2014, we had a goodwill balance of $1,445.7 million. We are required to test goodwill for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment. During the year ended December 31, 2013, a goodwill impairment charge of $36.2 million was recorded. No goodwill impairment charge was recorded during the three months ended March 31, 2014.

There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our business, financial condition and results of operations.

We have obligations under our defined benefit employee benefit plans and may be required to make plan contributions in excess of current estimates.

At December 31, 2013, the most recent valuation date, the net liability for pension and other postretirement benefits was $37.0 million (benefit obligation of $317.8 million and plan assets of $280.8 million). See Note 10 in the Notes to Audited Consolidated Financial Statements and in the Notes to the Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus. Significant declines in the assets and/or increases in the liabilities related to these obligations as a result of changes in actuarial estimates, asset performance, interest rates or benefit changes, among others, could have a material adverse impact on our financial position and/or results of operations.

We expect to fund a material portion of our underfunded pension obligations in the U.S. through 2015 under the terms of an agreement with the Pension Benefit Guaranty Corporation, or the “PBGC,” that we entered into in connection with the 2011 closure of our Omaha production facility. We have similar exposures with respect to certain pension plans outside the U.S. Foreign plans represented 45% and 49% of the pension benefit obligation and pension plans’ assets, respectively, as of December 31, 2013. The amounts and timing of the remaining contributions we expect to make to our defined benefit plans reflect a number of actuarial and other estimates and assumptions with respect to our expected plan funding obligations. The actual amounts and timing of these contributions will depend upon a number of factors and the actual amounts and timing of our future plan funding contributions may differ materially from those presented in this prospectus.

Our financial condition may be adversely affected to the extent that we are required to make contributions to any of our defined benefit plans in excess of the amounts assumed in our current projections.

We may incur costs and may not be successful in protecting our intellectual property and in defending claims that we are infringing the intellectual property of others.

We may encounter difficulties and significant costs in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our business. Other companies, including some of our largest competitors, hold intellectual property rights in our industry and the intellectual property rights of others could inhibit our ability to introduce new products unless we secure necessary licenses on commercially reasonable terms.

In addition, we have been required and may be required in the future to initiate litigation in order to enforce patents issued or licensed to us or to determine the scope and/or validity of a third party’s patent or other proprietary rights. We also have been and may in the future be subject to lawsuits by third parties seeking to enforce their own intellectual property rights, including against certain of the intellectual property that we have acquired through our strategic acquisitions. Any such litigation, regardless of outcome, could subject us to significant liabilities or require us to cease using proprietary third party technology and, consequently, could have a material adverse effect on our results of operations and financial condition.

In certain markets, we may be required to address counterfeit versions of our products. We may incur significant costs in pursuing the originators of such counterfeit products and, if we are unsuccessful in eliminating them from the market, we may experience a reduction in the value of our products and/or a reduction in our net sales.

Changes to the regulatory environment in which we or our customers operate may negatively impact our business.

The telecommunications and cable television industries are subject to significant and changing federal and state regulation, both in the U.S. and other countries, including restrictions under The Restriction of Hazardous Substances Directive 2002/95/EC, or “RoHS,” in the European Union regarding the use of certain hazardous materials used in the manufacturing of various types of electronic and electrical equipment, regulations under the Waste Electrical and Electronic Equipment Directive 2002/96/EC, or “WEEE,” regarding the collection, recycling and recovery for electrical goods and regulations under the European Community Regulation EC 1907/2006 regulating chemicals and their safe use. As a result, such changes could adversely impact demand for our products.

Regulatory changes of more general applicability could also have a material adverse effect on our business. For example, changes to the U.S. corporate tax system have been proposed that would lead to the taxation of foreign earnings at the time they are earned rather than when they are repatriated to the U.S. Implementation of such changes would have an adverse effect on our net income and would require us to make earlier cash tax payments.

Compliance with current and future environmental laws, potential environmental liabilities and the impact of climate change may have a material adverse impact on our business, financial condition and results of operations.

We are subject to various federal, state, local and foreign environmental laws and regulations governing, among other things, discharges to air and water, management of regulated materials, handling and disposal of solid and hazardous waste, and investigation and remediation of contaminated sites. Because of the nature of our business, we have incurred and will continue to incur costs relating to compliance with or liability under these environmental laws and regulations. In addition, new laws and regulations, including those regulating the types of substances allowable in certain of our products, new or different interpretations of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new remediation or discharge requirements, could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our financial condition and results of operations. For example, the European Union has issued RoHS and WEEE regulating the manufacture, use and disposal of electrical goods. If we are unable to comply with these and similar laws in other jurisdictions, or to sufficiently increase prices or otherwise reduce costs to offset the increased cost of compliance, it could have a material adverse effect on our business, financial condition and results of operations.

The physical effect of future climate change (such as increases in severe weather) may have an impact on our suppliers, customers, employees and facilities which we are unable to quantify, but which may be material.

Efforts to regulate emissions of greenhouse gases, or “GHG,” such as carbon dioxide are underway in the U.S. and other countries which could increase the cost of raw materials, production processes and transportation of our products. If we are unable to comply with such regulations, sufficiently increase prices or otherwise reduce costs, GHG regulation could have a material adverse effect on our results of operations.

Certain environmental laws impose strict and in some circumstances joint and several liability (that could result in an entity paying more than its fair share) on current or former owners or operators of a contaminated property, as well as companies that generated, disposed of or arranged for the disposal of hazardous substances at a contaminated property for the costs of investigation and remediation of the contaminated property. Our present and past facilities have been in operation for many years and over that time, in the course of those operations, hazardous substances and wastes have been used, generated and disposed of at such facilities and investigation and remediation projects are underway at a few of these sites. There can be no assurance that the contractual indemnifications we have received from prior owners and operators of certain of these facilities will continue to be honored. In addition, we have disposed of waste products either directly or through third parties at numerous disposal sites, and from time to time we have been and may be held responsible for investigation and clean-up costs at these sites where those owners and operators have been unable to remain in business. Also, there can be no guarantee that new environmental requirements or changes in their enforcement or the discovery of previously unknown conditions will not cause us to incur additional costs for environmental matters which could be material.

Our dependence on commodities subjects us to cost volatility and potential availability constraints which could have a material adverse effect on our profitability.

Our profitability may be materially affected by changes in the market price and availability of certain raw materials, most of which are linked to the commodity markets. The principal raw materials we purchase are rods, tapes, sheets, wires, tubes and hardware made of copper, steel, aluminum or brass; plastics and other polymers; and optical fiber. Fabricated copper, steel and aluminum are used in the production of coaxial and twisted pair cables and polymers are used to insulate and protect cables. Prices for copper, steel, aluminum, fluoropolymers and certain other polymers, derived from oil and natural gas, have experienced significant volatility as a result of changes in the levels of global demand, supply disruptions and other factors. As a result, we have adjusted our prices for certain products and may have to adjust prices again in the future. Delays in implementing price increases or a failure to achieve market acceptance of price increases has in the past and could in the future have a material adverse impact on our results of operations. In an environment of falling commodities prices, we may be unable to sell higher-cost inventory before implementing price decreases, which could have a material adverse impact on our business, financial condition and results of operations.

We are dependent on a limited number of key suppliers for certain raw materials and components.

For certain of our raw material and component purchases, including certain polymers, copper rod, copper and aluminum tapes, fine aluminum wire, steel wire, optical fiber, circuit boards and other electronic components, we are dependent on key suppliers. While we maintain long-term relationships, we generally do not enter into long- term contracts with our key suppliers.

Our key suppliers have in the past and could in the future experience production, operational or financial difficulties, or there may be global shortages of the raw materials or components we use, and our inability to find sources of supply on reasonable terms could have a material adverse effect on our ability to manufacture products in a cost-effective way.

We may not be able to attract and retain key employees, including our sales force.

Our business depends upon our continued ability to hire and retain key employees, including our sales force, at our operations around the world. Competition for skilled personnel and highly qualified managers in the telecommunications industry is intense. Difficulties in obtaining or retaining employees with the necessary management, technical and financial skills needed to achieve our business objectives may have a material adverse effect on our business, financial condition and results of operations.

Allegations of health risks from wireless equipment may negatively affect our results of operations.

Allegations of health risks from the electromagnetic fields generated by base stations and mobile handsets, and potential lawsuits or negative publicity relating to them, regardless of merit, could have a material adverse effect on our operations by leading consumers to reduce their use of mobile phones, reducing demand for certain of our products, or by causing us to allocate resources to address these issues.

A significant uninsured loss or a loss in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition.

We maintain insurance covering our normal business operations, including property and casualty protection that we believe is adequate. We do not generally carry insurance covering wars, acts of terrorism, earthquakes or other similar catastrophic events. We may not be able to obtain adequate insurance coverage on financially reasonable terms in the future. A significant uninsured loss or a loss in excess of our insurance coverage could have a material adverse effect on our results of operations and financial condition.

In addition, the financial health of our insurers may deteriorate and our insurers may not be able to respond if we should have claims reaching their policies.

Natural or man-made disasters or other disruptions could unfavorably affect our operations and financial performance.

Natural or man-made disasters could result in physical damage to one or more of our properties, temporary lack of an adequate work force, the temporary or long-term disruption in the supply of products from suppliers and delays in the delivery of products to our customers. Damage to our properties, the lack of an adequate workforce, disruption in the supply of products from suppliers, and delays in the delivery of our products to our customers could have a material adverse effect on our business, financial condition and results of operations.

We may experience significant variability in our quarterly or annual effective income tax rate.

We have a large and complex international tax profile and a significant level of net operating loss and other carryforwards in various jurisdictions. Variability in the mix and profitability of domestic and international activities, repatriation of earnings from foreign affiliates, changes in tax laws, identification and resolution of various tax uncertainties and the inability to realize net operating loss and other carryforwards included in deferred tax assets, among other matters, may significantly impact our effective income tax rate in the future. A significant increase in our quarterly or annual effective income tax rate could have a material adverse impact on our results of operations.

Labor unrest could have a material adverse effect on our business, results of operations and financial condition.

While none of our U.S. employees are represented by unions, substantially all of our international employees are members of unions or subject to workers’ councils or similar statutory arrangements. In addition, many of our direct and indirect customers and vendors have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or vendors, contract manufacturers or their other suppliers could result in slowdowns. Organizations responsible for shipping our products may also be impacted by strikes. Any interruption in the delivery of our products could reduce demand for our products and could have a material adverse effect on us.

In general, we consider our labor relations with all of our employees to be good. However, in the future we may be subject to labor unrest. The inability to reach a new agreement could delay or disrupt our operations in the affected regions, including the acquisition of raw materials and components, the manufacture, sales and distribution of products and the provision of services. Occurrences of strikes, work stoppages or lock-outs at our facilities or at the facilities of our vendors or customers could have a material adverse effect on our business, financial condition and results of operations.

Our future research and development projects may not be successful.

The successful development of telecommunications products can be affected by many factors. Products that appear to be promising at their early phases of research and development may fail to be commercialized for various reasons, including the failure to obtain the necessary regulatory approvals. There is no assurance that any of our future research and development projects will be successful or completed within the anticipated time frame or budget or that we will receive the necessary approvals from relevant authorities for the production of these newly developed products, or that these newly developed products will achieve commercial success. Even if such products can be successfully commercialized, they may not achieve the level of market acceptance that we expect.

We have incurred and will continue to incur increased costs as a result of operating as a publicly traded company, and our management will be required to devote substantial time to new compliance initiatives.

As a publicly traded company, we have incurred and will continue to incur additional legal, accounting and other expenses that we did not previously incur prior to becoming a publicly traded company. In addition, the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” and the rules of the Securities and Exchange Commission, or the “SEC,” and Nasdaq, impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives as well as investor relations. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we have incurred additional costs to maintain such coverage.

Furthermore, if we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, the market price of our common stock could decline and we could be subject to potential delisting by Nasdaq and review by such exchange, the SEC, or other regulatory authorities, which would require the expenditure by us of additional financial and management resources. As a result, our stockholders could lose confidence in our financial reporting, which would harm our business and the market price of our common stock.

New regulations related to conflict minerals could adversely impact our business.

The Dodd-Frank Act contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals, originating from the Democratic Republic of Congo, or the “DRC,” and adjoining countries. As a result, in August 2012 the SEC adopted annual disclosure and reporting requirements for those companies who use conflict minerals mined from the DRC and adjoining countries in their products. These new requirements will require due diligence efforts in fiscal 2014 and 2015, with initial disclosure requirements beginning in May 2016. There will be costs associated with complying with these disclosure requirements, including for diligence to determine the sources of conflict minerals used in our products and other potential changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. As there may be only a limited number of suppliers offering “conflict free” conflict minerals, we cannot be sure that we will be able to obtain necessary conflict minerals from such suppliers in sufficient quantities or at competitive prices. We will be required to make similar certifications to our customers. If we are unable or fail to make the requisite certifications, our customers may terminate their relationship with us. Also, we may face adverse effects to our reputation if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products through the procedures we may implement.

Seasonality may cause fluctuations in our revenue and operating results.

Historically, our operations have been seasonal, with a greater portion of total net revenue and operating income occurring in the second and third fiscal quarters. As a result of this seasonality, any factors negatively affecting us during the second and third fiscal quarters of any year, including the variability of shipments under large contracts, customers’ seasonal installation considerations and variations in product mix and in profitability of individual orders, could have a material adverse effect on our financial condition and results of operations for the entire year. See “Business—Backlog and Seasonality.” Our quarterly results of operations also may fluctuate based upon other factors, including general economic conditions.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations with respect to our indebtedness.

As of March 31, 2014, on an as adjusted basis after giving effect to the offering of the New Notes and the use of proceeds therefrom, including the 2019 Notes Discharge, we had approximately $2.7 billion of indebtedness on a consolidated basis, including $550.0 million of the 2020 Notes, $650.0 million of the 2021 Notes, $650.0 million of the 2024 Notes and $870.6 million under the term loan facility. We had no outstanding borrowings under our revolving credit facility and approximately $345.0 million in borrowing capacity available under our revolving credit facility, after giving effect to $55.0 million of outstanding letters of credit and the borrowing base limitations for additional secured borrowings, which borrowing base depends, in part, on inventory, accounts receivable and other assets that fluctuate from time to time and may further depend on lenders’ discretionary ability to impose reserves and availability blocks and to recharacterize assets that might otherwise incrementally decrease borrowing availability.

Our substantial indebtedness could have important consequences. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	require us to dedicate a substantial portion of our annual cash flow for the next several years to the payment of interest on our indebtedness;

•	expose us to the risk of increased interest rates as, over the term of our debt, the interest cost on a significant portion of our indebtedness is subject to changes in interest rates;

•	place us at a competitive disadvantage compared to certain of our competitors who have less debt;

•	hinder our ability to adjust rapidly to changing market conditions;

•	limit our ability to secure adequate bank financing in the future with reasonable terms and conditions; and

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, a potential downturn in general economic conditions or in one or more of our businesses.

In addition, the indenture governing the 2020 Notes, or the “2020 Notes Indenture,” the indenture governing the 2021 Notes, or the “2021 Notes Indenture,” the indenture governing the 2024 Notes, or the “2024 Notes Indenture,” and the agreements governing our senior secured credit facilities contain affirmative and negative covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels and restrictive covenants, we and our subsidiaries may incur additional indebtedness or we may pay dividends in the future. This could further exacerbate the risks associated with our substantial financial leverage.

We and our subsidiaries may incur significant additional indebtedness in the future under the agreements governing our indebtedness. Although the 2020 Notes Indenture, the 2021 Notes Indenture, the 2024 Notes Indenture and the credit agreements governing our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of thresholds, qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. Additionally, these restrictions also will not prevent us from incurring obligations that, although preferential to our common stock in terms of payment, do not constitute indebtedness. As of March 31, 2014, we had approximately $345.0 million of additional borrowing capacity under our revolving credit facility.

In addition, if new debt is added to our and/or our subsidiaries’ debt levels, the related risks that we now face as a result of our leverage would intensify. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

To service our indebtedness, we will require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our operations are conducted through our subsidiaries and our ability to make cash payments on our indebtedness and to fund planned capital expenditures will depend on the earnings and the distribution of funds from our subsidiaries. However, none of our subsidiaries is obligated to make funds available to us for payment on our indebtedness. Further, the terms of the instruments governing our indebtedness significantly restrict certain of our subsidiaries from paying dividends and otherwise transferring assets to us. Our ability to make cash payments on and to refinance our indebtedness, to fund planned capital expenditures and to meet other cash requirements will depend on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We might not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. In such circumstances, we may need to refinance all or a portion of our indebtedness, including the 2020 Notes, the 2021 Notes and the 2024 Notes, on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. Our indebtedness will restrict our ability to sell assets and use the proceeds from such sales.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could negatively impact our business.

During periods of volatile credit markets, there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to: extending credit up to the maximum permitted by a credit facility. If our lenders are unable to fund borrowings under their revolving credit commitments or we are unable to borrow (such as having insufficient capacity under our borrowing base), it could be difficult in such environments to obtain sufficient liquidity to meet our operational needs.

Our ability to obtain additional capital on commercially reasonable terms may be limited.

Although we believe our cash and cash equivalents as well as cash we expect to generate from operations and availability under our revolving credit facility provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively.

If we are unable to obtain capital on commercially reasonable terms, it could:

•	reduce funds available to us for purposes such as working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

•	restrict our ability to introduce new products or exploit business opportunities;

•	increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

•	place us at a competitive disadvantage.

Difficult and volatile conditions in the capital, credit and commodities markets and in the overall economy could have a material adverse effect on our financial position, results of operations and cash flows.

A worsening of global economic conditions, including concerns about sovereign debt and significant volatility in the capital, credit and commodities markets could have a material adverse effect on our financial position, results of operations and cash flows. Difficult conditions in these markets and the overall economy affect our business in a number of ways. For example:

•	in the event of volatility in commodity prices, we may encounter difficulty in achieving sustained market acceptance of past or future price increases, which could have a material adverse effect on our financial position, results of operations and cash flows;

•	under difficult market conditions there can be no assurance that borrowings under our revolving credit facility would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on reasonable terms, or at all;

•	in order to respond to market conditions, we may need to seek waivers from various provisions in our senior secured credit facilities. There can be no assurance that we can obtain such waivers at a reasonable cost, if at all;

•	market conditions could cause the counterparties to the derivative financial instruments we may use to hedge our exposure to interest rate, commodity or currency fluctuations to experience financial difficulties and, as a result, our efforts to hedge these exposures could prove unsuccessful and, furthermore, our ability to engage in additional hedging activities may decrease or become more costly; and

•	market conditions could result in our key customers experiencing financial difficulties and/or electing to limit spending, which in turn could result in decreased sales and earnings for us.

Our debt obligations may limit our flexibility in managing our business.

The 2020 Notes Indenture, the 2021 Notes Indenture, the 2024 Notes Indenture and the credit agreements governing our senior secured credit facilities require us to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios in certain situations and maintaining insurance coverage. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we were to default on the credit agreements or other debt instruments, our financial condition would be adversely affected.

Risks Related to Ownership of our Common Stock

CommScope Holding Company, Inc. is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

Our operations are conducted almost entirely through our subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments, if any, is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, the 2020 Notes Indenture, the 2021 Notes Indenture, the 2024 Notes Indenture and the credit agreements governing our senior secured credit facilities significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your common stock at or above the price you paid for your common stock. The market price of our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our common stock or the stock of other companies in our industry;

•	the failure of research analysts to cover our common stock;

•	strategic actions by us, our customers or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the impact on our profitability temporarily caused by the time lag between when we experience cost increases until these increases flow through cost of sales because of our method of accounting for inventory, or the impact from our inability to pass on such price increases to our customers;

•	material litigations or government investigations;

•	changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	changes in key personnel;

•	sales of common stock by us, Carlyle or members of our management team;

•	termination of lock-up agreements with our management team and principal stockholders;

•	the granting or exercise of employee stock options;

•	volume of trading in our common stock; and

•	the realization of any risks described under this “Risk Factors” section.

In addition, in the past , the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price and cause you to lose all or part of your investment. Further, in the past, market fluctuations and price declines in a company’s stock have led to securities class action litigations. If such a suit were to arise, it could have a substantial cost and divert our resources regardless of the outcome.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2014. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of common stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors. Moreover, we cannot be certain that we will effectively implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our independent registered public accounting firm were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on market price for our common stock, and could adversely affect our ability to access the capital markets.

We are controlled by Carlyle, whose interests in our business may be different than yours.

As of March 31, 2014, Carlyle owned approximately 65% of our common stock and is able to control our affairs in all cases. Following the completion of this offering, we expect that Carlyle will continue to own a majority of our equity and control our affairs in all cases. Pursuant to an amended and restated stockholders agreement, Carlyle has the right to designate up to nine of our eleven directors and a majority of the Board of Directors has been designated by Carlyle and will be affiliated with Carlyle. See “Certain Relationships and Related Party Transactions.” As a result, Carlyle or its nominees to the Board of Directors have the ability to control the appointment of our management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions and influence amendments to our certificate of incorporation. So long as Carlyle continues to own a majority of our common stock, they will have the ability to control the vote in any election of directors and will have the ability to prevent any transaction that requires stockholder approval regardless of whether others believe the transaction is in our best interests. In any of these matters, the interests of Carlyle may differ from or conflict with the interests of our other stockholders. Moreover, this concentration of stock ownership may also adversely affect the trading price for our common stock to the extent investors perceive disadvantages in owning stock of a company with a controlling stockholder.

In addition, Carlyle is in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential customers. Carlyle may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to reduce our indebtedness and fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value. However, the payment of future dividends will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. The 2020 Notes Indenture, the 2021 Notes Indenture, the 2024 Notes Indenture and the credit agreements governing our senior secured credit facilities also effectively limit our ability to pay dividends. As a consequence of these limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our common stock.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, as a result, depress the trading price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	authorize 1,300,000,000 shares of common stock, which, to the extent unissued, could be issued without stockholder approval by the Board of Directors to increase the number of outstanding shares and to discourage a takeover attempt;

•	authorize the issuance, without stockholder approval, of blank check preferred stock that our Board of Directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;

•	grant to the Board of Directors the sole power to set the number of directors and to fill any vacancy on the Board of Directors;

•	limit the ability of stockholders to remove directors only “for cause” if Carlyle and its affiliates collectively cease to own more than 50% of our common stock and require any such removal to be approved by holders of at least three-quarters of the outstanding shares of common stock;

•	prohibit our stockholders from calling a special meeting of stockholders if Carlyle and its affiliates collectively cease to own more than 50% of our common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders, if Carlyle and its affiliates collectively cease to own more than 50% of our common stock;

•	provide that the Board of Directors is expressly authorized to adopt, or to alter or repeal our bylaws;

•	established advance notice and certain information requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	established a classified Board of Directors, with three staggered terms; and

•	require the approval of holders of at least three-quarters of the outstanding shares of common stock to amend the bylaws and certain provisions of the certificate of incorporation if Carlyle and its affiliates collectively cease to own more than 50% of our common stock.

In addition, we have opted out of Section 203 of the General Corporation Law of the State of Delaware, or the “DGCL,” which, subject to some exceptions, prohibits business combinations between a Delaware corporation and an interested stockholder, which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that the stockholder became an interested stockholder. See “Description of Capital Stock.”

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company and may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire. See “Description of Capital Stock.”

Future sales of our common stock in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect us or the market price of our common stock.

We or our shareholders, including Carlyle, may sell additional shares of common stock in subsequent offerings. We may also issue additional shares of common stock or convertible debt securities. As of March 31, 2014, we had 1,300,000,000 shares of common stock authorized and 186,199,035 shares of common stock outstanding. This number includes 15,000,000 shares that the selling stockholder is selling in this offering (or 17,250,000 shares if the underwriters exercise their option to purchase additional shares in full), which may be resold immediately in the public market. The remaining 106,341,970 shares (or 104,091,970 shares if the underwriters exercise their option to purchase additional shares in full) held by Carlyle as well as the shares held by our directors and certain of our executive offers (including any shares that may be issued upon the exercise of outstanding options) will become available for sale following the expiration of the lock-up agreements entered into in connection with this offering, which expire 75 days after the date of this prospectus (subject to certain exceptions and automatic extensions in certain circumstances), subject to compliance with the applicable requirements under Rule 144 of the Securities Act.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including sales that may occur pursuant to Carlyle’s registration rights and shares that may be issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. See “Certain Relationships and Related Party Transactions” and “Shares Eligible for Future Sale.”

We are a “controlled company” within the meaning of the rules of Nasdaq and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Following the consummation of this offering, Carlyle will continue to control a majority of the voting power of our outstanding common stock. As a result, we will continue to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and we currently elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirements that director nominees are selected, or recommended for selection by the Board of Directors, either by (1) independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or (2) a nominations committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

We intend to continue to utilize these exemptions for as long as we continue to qualify as a “controlled company.” While exempt, we will not have a majority of independent directors and our nominating and compensation committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of Section 27A of the Securities Act and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:

•	our dependence on customers’ capital spending on communication systems;

•	concentration of sales among a limited number of customers or distributors;

•	changes in technology;

•	our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments;

•	industry competition and the ability to retain customers through product innovation, introduction and marketing;

•	risks associated with our sales through channel partners;

•	possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring;

•	the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands;

•	the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products;

•	our ability to maintain effective information management systems and to successfully implement major systems initiatives;

•	cyber-security incidents, including data security breaches or computer viruses;

•	product performance issues and associated warranty claims;

•	significant international operations and the impact of variability in foreign exchange rates;

•	our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide;

•	risks associated with currency fluctuations and currency exchange;

•	the divestiture of one or more product lines;

•	political and economic instability, both in the U.S. and internationally;

•	potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect ability to meet customer demands for products;

•	possible future restructuring actions;

•	possible future impairment charges for fixed or intangible assets, including goodwill;

•	increased obligations under employee benefit plans;

•	cost of protecting or defending intellectual property;

•	changes in laws or regulations affecting us or the industries we serve;

•	costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change;

•	changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing;

•	risks associated with our dependence on a limited number of key suppliers;

•	our ability to attract and retain qualified key employees;

•	allegations of health risks from wireless equipment;

•	availability and adequacy of insurance;

•	natural or man-made disasters or other disruptions;

•	income tax rate variability and ability to recover amounts recorded as value-added tax receivables;

•	labor unrest;

•	risks associated with future research and development projects;

•	increased costs as a result of operating as a public company;

•	our ability to comply with new regulations related to conflict minerals;

•	risks associated with the seasonality of our business;

•	substantial indebtedness and maintaining compliance with debt covenants;

•	our ability to incur additional indebtedness;

•	cash requirements to service indebtedness;

•	ability of our lenders to fund borrowings under their credit commitments;

•	changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all;

•	continued global economic weakness and uncertainties and disruption in the capital, credit and commodities markets;

•	the amount of the costs, fees, expenses and charges related to this offering and the related costs of being a public company;

•	any statements of belief and any statements of assumptions underlying any of the foregoing;

•	other factors disclosed in this prospectus; and

•	other factors beyond our control.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on Nasdaq under the symbol “COMM” since October 25, 2013. Prior to that time, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sale prices of our common stock on Nasdaq.

	High	Low
2013
Fourth Quarter (beginning October 25, 2013)	$19.02	$14.72
2014
First Quarter	$24.68	$17.31
Second Quarter (through May 30, 2014)	$27.96	$23.02

A recent reported closing price for our common stock is set forth on the cover page of this prospectus. American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock. On March 31, 2014, we had 33 holders of record of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder, including from any exercise by the underwriters of their option to purchase additional shares.

DIVIDEND POLICY

Since January 1, 2011, we have declared and paid special cash dividends and distributions in an aggregate amount of $750.7 million to our equity holders.

Except as set forth in the immediately preceding sentence, we have not otherwise paid dividends in the past and we do not intend to pay any cash dividends for the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business and the repayment of debt. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our board of directors may deem relevant. Our ability to pay dividends to holders of our common stock is also dependent upon our subsidiaries’ ability to make distributions to us, which is limited by the terms of the agreements governing the terms of their indebtedness. Additionally, the negative covenants in the agreements governing our indebtedness limit our ability to pay dividends and make distributions to our stockholders. For additional information on these limitations see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2014 on (a) an actual basis and (b) an as adjusted basis to give effect to (i) the issuance and sale of the New Notes and (ii) the use of the cash proceeds therefrom, including the 2019 Notes Discharge.

The information in this table should be read in conjunction with “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

	As of March 31, 2014
(dollars in millions, except per share data)	Actual	As adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents(1)	$305.2	$348.2

Debt:
Senior secured credit facilities, consisting of the following(2):
Revolving credit facility(3)	—	—
Term loan due 2017	348.3	348.3
Term loan due 2018	522.4	522.4
2019 Notes	1,100.0	—
2020 Notes	550.0	550.0
2021 Notes	—	650.0
2024 Notes	—	650.0
Other indebtedness, including capital leases(4)	0.7	0.7
Original issue discount(5)	(8.7)	(8.7)

Total debt	2,512.6	2,712.6

Total stockholders’ equity:
Preferred stock, $0.01 par value per share: 200,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share: 1,300,000,000 shares authorized, 186,199,035 shares issued and shares outstanding	1.9	1.9
Additional paid-in capital	2,107.5	2,107.5
Retained earnings (accumulated deficit)(6)	(913.8)	(984.0)
Accumulated other comprehensive (loss)	(26.2)	(26.2)
Treasury stock, at cost: 961,566 shares	(10.6)	(10.6)

Total stockholders’ equity	1,158.7	1,088.6

Total capitalization	$3,671.3	$3,801.2

(1)	The proceeds from the sale of the New Notes increased our cash and cash equivalents by approximately $43.0 million, after (i) using a portion of the proceeds to finance the 2019 Notes Discharge and (ii) deducting estimated fees and expenses related to the offering of the New Notes.
(2)	The senior secured credit facilities consist of (a) a $400.0 million revolving credit facility maturing January 2017 and (b) a senior secured first lien term loan facility consisting of a $348.3 million tranche maturing January 2017 and a $522.4 million tranche maturing January 2018. See Note 6 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of the Senior Secured Credit Facilities.”
(3)

As of March 31, 2014, we had no outstanding borrowings under and approximately $345.0 million in additional borrowing capacity available under our revolving credit facility after giving effect to $55.0 million of outstanding letters of credit. Our borrowing capacity depends, in part, on inventory, accounts receivable and other assets that fluctuate from time to time and may further depend on lenders’ discretionary ability to impose reserves and availability blocks and to recharacterize assets that might otherwise incrementally increase borrowing availability.
(4)	Certain of our subsidiaries are parties to lines of credit and letters of credit facilities that remained open after closing of the Acquisition Transactions. As of March 31, 2014, there were no borrowings and approximately $11.3 million of borrowing capacity under these lines of credit. We had approximately $4.4 million in letters of credit outstanding and approximately $2.4 million of remaining capacity under these letters of credit facilities.
(5)	Original issue discount, net of accumulated accretion, as of March 31, 2014 of $7.6 million related to the term loans and $1.1 million related to the revolving credit facility.
(6)	The sale of the New Notes resulted in an estimated increase to our accumulated deficit of $70.2 million related to the after-tax impact of (i) the premium required to redeem the 2019 Notes and (ii) the write-off of deferred financing costs associated with the 2019 Notes.

The table set forth above is based on the number of shares of our common stock outstanding as of March 31, 2014. The table does not reflect:

•	11,268,390 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $7.26 per share; and

•	share units that could, at our option, be settled with 579,506 shares of common stock (assuming a per share price at the time of settlement of $24.68, which was the closing price of our common stock on March 31, 2014) in lieu of cash to settle $14.3 million owed by us under outstanding share units as of March 31, 2014; and

•	17,815,461 shares of common stock reserved for issuance under our 2013 Plan, including 370,733 restricted stock units that were outstanding as of March 31, 2014.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial information. The selected historical consolidated balance sheet data as of December 31, 2013 and 2012 and the selected historical consolidated statements of operations data and cash flow data for the years ended December 31, 2013 and 2012, the period from January 1, 2011 to January 14, 2011 and the period from January 15, 2011 to December 31, 2011 have been derived from our audited consolidated financial statements and notes thereto that appear elsewhere in this prospectus. The selected historical consolidated balance sheet data as of December 31, 2011, 2010 and 2009 and the selected historical consolidated statements of operations data and cash flow data for the years ended December 31, 2010 and 2009 have been derived from the audited consolidated financial statements of CommScope, Inc. and its consolidated subsidiaries not included in this prospectus. The selected historical financial information as of March 31, 2014 and for the three-month periods ended March 31, 2014 and 2013, have been derived from our unaudited interim condensed consolidated financial statements appearing elsewhere in this prospectus. The selected unaudited condensed consolidated balance sheet data as of March 31, 2013 have been derived from our unaudited interim condensed consolidated financial statements not included in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

On January 14, 2011, funds affiliated with Carlyle completed the Acquisition. Under the terms of the Acquisition, CommScope, Inc. became a wholly owned subsidiary of CommScope Holding Company, Inc. As a result of the application of acquisition accounting, the assets and liabilities of CommScope, Inc. were adjusted to their estimated fair values as of the closing date of the Acquisition. Accordingly, financial information presented in the following table is presented separately for Predecessor and Successor accounting periods (defined below), which relate to the accounting periods preceding and succeeding the completion of the Acquisition. All references to “Successor” refer to CommScope Holdings and all its consolidated subsidiaries, including CommScope, Inc., for the period subsequent to the Acquisition. All references to “Predecessor” refer to CommScope, Inc. and all its consolidated subsidiaries for all periods prior to the Acquisition, which operated under a different ownership and capital structure.

Our selected historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Predecessor			Successor
	Year ended December 31,	Year ended December 31,	January 1 – January 14,	January 15 – December 31,	Year ended December 31,	Year ended December 31,	Three months ended March 31,	Three months ended March 31,
(dollars and shares in thousands, except per share data)	2009	2010	2011	2011	2012	2013	2013	2014
Net sales	$3,024,859	$3,188,916	$89,016	$3,186,446	$3,321,885	$3,480,117	$804,689	$935,036
Operating costs and expenses:
Cost of sales	2,159,455	2,251,707	70,753	2,374,357	2,261,204	2,279,177	539,615	597,325
Selling, general and administrative	404,562	449,875	63,571	517,903	461,149	502,275	108,982	113,028
Research and development	107,447	119,698	5,277	112,904	121,718	126,431	29,950	31,870
Amortization of purchased intangible assets(1)	85,217	83,056	3,119	171,229	175,676	174,887	43,280	44,298
Restructuring costs, net(2)	20,645	59,647	9	18,715	22,993	22,104	1,803	1,980
Asset impairments(3)	—	—	—	126,057	40,907	45,529	5,634	—

Operating income (loss)	247,533	224,933	(53,713)	(134,719)	238,238	329,714	75,425	146,535
Other expense, net(4)	(11,227)	(2,835)	(41,421)	(12,924)	(15,379)	(48,037)	(3,441)	(3,195)
Interest expense	(125,400)	(103,065)	(76,091)	(187,733)	(188,974)	(208,599)	(45,785)	(42,280)
Interest income	4,648	5,161	85	3,741	3,417	3,107	704	1,104

Income (loss) before income taxes	115,554	124,194	(171,140)	(331,635)	37,302	76,185	26,903	102,164
Income tax benefit (expense)	(37,755)	(80,095)	31,086	79,327	(31,949)	(56,789)	(11,003)	(37,677)

Net income (loss)	$77,799	$44,099	$(140,054)	$(252,308)	$5,353	$19,396	$15,900	$64,487

Earnings (loss) per share:
Basic	$0.91	$0.47	$(1.47)	$(1.63)	$0.03	$0.12	$0.10	$0.35
Diluted.	0.86	0.46	(1.47)	(1.63)	0.03	0.12	0.10	0.34
Weighted average shares outstanding:
Basic	85,091	94,731	95,530	154,400	154,708	160,641	154,881	185,942
Diluted	96,600	96,209	95,530	154,400	155,517	164,013	156,644	190,922
Balance Sheet Data (at end of period):
Cash, cash equivalents and short-term investments	$702,905	$706,066	$713,491	$317,102	$264,375	$346,320	$266,738	$305,188
Property, plant and equipment, net	412,388	343,318	341,352	407,557	355,212	310,143	342,401	303,364
Total assets	3,941,316	3,875,452	3,739,145	5,153,189	4,793,264	4,734,055	4,851,640	4,774,088
Total debt	1,544,478	1,346,598	1,345,989	2,563,004	2,470,770	2,514,552	2,568,649	2,512,639
Net debt(5)	841,573	640,532	632,498	2,245,902	2,206,395	2,168,232	2,301,911	2,207,451
Total stockholders’ equity	1,548,983	1,669,930	1,597,479	1,365,089	1,182,282	1,088,016	1,194,148	1,158,700
Other Financial Data:
Net cash provided by (used in):
Operating activities	$483,630	$226,287	$(4,754)	$135,749	$286,135	$237,701	$(52,855)	$(35,489)
Investing activities	(71,951)	14,525	1,259	(3,172,735)	(35,525)	(63,411)	(37,941)	(5,446)
Financing activities	(167,740)	(191,281)	11,395	2,643,881	(299,522)	(89,669)	95,214	941
Capital expenditures	(40,861)	(35,399)	(741)	(38,792)	(27,957)	(36,780)	(6,532)	(6,675)

(1)	Amortization of purchased intangible assets excludes amortization amounts included in cost of sales of $14.5 million for each of the years ended December 31, 2009 and 2010 due to a change in accounting policy at the time of the Acquisition. Amortization of purchased intangible assets excludes amortization amounts included in cost of sales of $0.5 million for the period from January 1, 2011 to January 14, 2011.
(2)	During the year ended December 31, 2009, we recorded net restructuring charges of $20.6 million as a result of integration and cost reduction actions initiated in 2008 to realign and lower our cost structure and improve capacity utilization. During the year ended December 31, 2010, we recorded net restructuring charges of $59.6 million, as a result of our restructuring actions to realign and lower our cost structure, improve capacity utilization and complete integration efforts related to the Andrew acquisition. To achieve these objectives, we closed manufacturing facilities in Omaha, Nebraska and Newton, North Carolina, among other actions. Much of the production capacity from these facilities has been shifted to other existing facilities or contract manufacturers. Beginning in the third quarter of 2011 and continuing into 2014, additional restructuring actions were initiated to realign and lower our cost structure primarily through workforce reductions at various U.S. and international facilities and the closure of certain manufacturing operations in the U.S. Net restructuring costs for the year ended December 31, 2013 reflected a gain of $18.7 million related to the sale of certain assets of the BiMetals business.

(3)	During the year ended December 31, 2011, as a result of reduced expectations of future cash flows of reporting units within the Wireless segment, we determined that certain intangible assets were not recoverable and consequently recorded intangible asset impairment charges of $45.9 million and a goodwill impairment charge of $80.2 million. During the year ended December 31, 2012, we revised our outlook for a reporting unit within the Wireless segment that provides location-based mobile applications, resulting in a decrease in expected future cash flows. As a result of these reduced expectations of future cash flows of this reporting unit, a restructuring action was initiated and certain intangible assets and property, plant and equipment were determined to be impaired. An impairment charge of $35.0 million was recognized. Also during 2012, as a result of a shift in customer demand, we determined that the carrying value of certain equipment was no longer recoverable. An additional impairment charge of $5.9 million was recognized within the Wireless segment. During the year ended December 31, 2013, as a result of lower than expected sales and operating income in the Broadband segment reporting unit, management considered the longer term effect of market conditions and recorded a goodwill impairment charge of $36.2 million. Also during the year ended December 31, 2013 and the three months ended March 31, 2013, within the Wireless segment, we obtained new market data regarding a facility being marketed for sale and recorded an impairment charge of $3.6 million. In addition, we concluded that certain production equipment and intellectual property would no longer be utilized and recorded impairment charges of $5.7 million during the year ended December 31, 2013 and $2.0 million during the three months ended March 31, 2013.
(4)	During the years ended December 31, 2009, 2010, 2011, 2012 and 2013 and the three months ended March 31, 2013 and 2014, included foreign exchange losses of $3.4 million, $2.1 million, $10.0 million, $7.0 million, $9.8 million, $0.3 million and $2.3 million, respectively. For the year ended December 31, 2009, the net other expense also included losses of $8.6 million on the induced conversion of convertible debt securities. For the year ended December 31, 2011, net other expense also included $2.5 million of our share of losses in our equity investments and a pretax, non-deductible loss of $41.8 million on the extinguishment of CommScope, Inc.’s 3.25% convertible notes. For the year ended December 31, 2012, net other expense included our share of losses in our equity investments of $3.4 million and the impairment of one such investment of $2.6 million. During the year ended December 31, 2013, net other expense included a charge of $33.0 million related to the redemption of $400.0 million of the 2019 Notes, costs related to amending our senior secured credit facilities of $3.3 million, our share of losses in our equity investments of $1.4 million and the impairment of an equity investment of $0.8 million. For the three months ended March 31, 2013 and 2014, net other expense also included our share of losses in our equity investments of $0.9 million and $0.6 million, respectively. Also included in net other expense for the three months ended March 31, 2013 was the write-off of an equity investment of $0.8 million. We also incurred costs of $1.9 million during the three months ended March 31, 2013 related to amending our senior secured credit facilities.
(5)	Net debt consists of total debt less cash, cash equivalents and short-term investments.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On July 3, 2013, CommScope acquired Redwood Systems, Inc. (Redwood Systems), a provider of LED lighting solutions and integrated sensor networks for data centers and buildings. Redwood Systems was acquired for an initial payment of $9.8 million with the potential for additional consideration of up to $37.25 million and retention payments of up to $11.75 million, if net sales reach various levels of up to $55.0 million over various periods through July 31, 2015.

The following unaudited pro forma condensed consolidated financial information has been derived from the audited financial statements of CommScope for the year ended December 31, 2013 and the unaudited financial statements of Redwood Systems for the six months ended June 30, 2013 included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations has been adjusted for the acquisition of Redwood Systems as if it had been completed on January 1, 2013. The pro forma adjustments are based on the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated statement of operations.

The unaudited pro forma condensed consolidated statement of operations is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what CommScope’s results of operations would have been had the acquisition of Redwood Systems actually occurred on the date indicated. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in our audited financial statements and the audited and unaudited financial statements of Redwood Systems included elsewhere herein. The unaudited pro forma condensed consolidated financial information also should not be considered representative of CommScope’s future results of operations or financial position.

The transaction was accounted for as an acquisition of Redwood Systems. Under the acquisition method of accounting, the purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective estimated fair market values, with the excess purchase price allocated to goodwill. The purchase price allocation was based on estimates of the fair market value of the tangible and intangible assets and liabilities of Redwood Systems. As of the date of this prospectus, the Company has substantially finalized the preliminary purchase price allocation and no further revisions are anticipated.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended December 31, 2013

(In millions, except share and per share amounts)

	CommScope	Redwood	Adjustments		Consolidated
Net sales	$3,480.1	$3.8	$—		$3,483.9

Operating costs and expenses:
Cost of sales	2,279.2	2.8	—		2,282.0
Selling, general and administrative	502.3	3.6	—		505.9
Research and development	126.4	2.0	0.1	(A)	128.5
Amortization of purchased intangibles	174.9	—	0.6	(B)	175.5
Asset impairment	45.5	—	—		45.5
Restructuring costs, net	22.1	—	—		22.1

Total operating costs and expenses	3,150.4	8.4	0.7		3,159.5

Operating income	329.7	(4.6)	(0.7)		324.4
Other income (expense), net	(48.0)	—	—		(48.0)
Interest expense	(208.6)	(0.3)	0.3	(C)	(208.6)
Interest income	3.1	—	—		3.1

Income (loss) before income taxes	76.2	(4.9)	(0.4)		70.9
Income tax benefit (expense)	(56.8)	—	1.8	(D)	(55.0)

Net income (loss)	$19.4	$(4.9)	$1.4		$15.9

Earnings (loss) per share:
Basic	$0.12				$0.10
Diluted	$0.12				$0.10

Weighted average shares outstanding (in millions):
Basic	160.6				160.6
Diluted	164.0				164.0

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(A)	Reflects the estimated additional depreciation as a result of increasing the value of Redwood Systems’ property, plant and equipment to estimated fair value. The allocation among income statement line items is based on Redwood Systems’ current classification of depreciation expense.
(B)	Reflects the estimated amortization of the identifiable intangible assets, based on the preliminary valuation and estimated useful lives.
(C)	Represents the reversal of all of the interest expense recognized by Redwood Systems as their outstanding debt was fully repaid in conjunction with the acquisition.
(D)	Reflects the income tax impact of the pro forma adjustments and recognition of a tax benefit for the Redwood Systems losses at CommScope’s combined federal and state estimated marginal income tax rate of 36.2%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior and subsequent to the Acquisition Transactions. The accompanying financial information presents separately the Predecessor and Successor accounting periods. To facilitate the discussion of the comparative periods, management presents certain financial information for the year ended December 31, 2011 on a combined basis. The year ended December 31, 2011 combined information includes the effects of purchase accounting and the related financing from the date of the acquisition. The year ended December 31, 2011 combined financial information represents the aggregation of the period from January 1, 2011 until January 14, 2011 and the period from January 15, 2011 until December 31, 2011. The combined financial information does not comply with U.S. GAAP and does not purport either to represent actual results or to be indicative of results we might achieve in future periods. It does not include the pro forma effects of the acquisition as if it had occurred on January 1, 2011. In addition, the following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Forward- Looking Statements” included elsewhere in this prospectus.

Overview

We are a leading global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks. We help our customers solve communications challenges by providing critical RF solutions, intelligent connectivity and cabling platforms, data center and intelligent building infrastructure and broadband access solutions.

We serve our customers through three operating segments: Wireless, Enterprise and Broadband. We believe that we are the only company in the world with a significant leadership position in connectivity and essential infrastructure solutions for the wireless, enterprise and residential broadband networks. Through our Andrew brand, we are the global leader in providing merchant RF wireless network connectivity solutions and small cell DAS solutions. Through our SYSTIMAX and Uniprise brands, we are the global leader in enterprise connectivity solutions, delivering a complete end-to-end physical layer solution, including connectivity and cables, enclosures, data center and network intelligence software, in-building wireless, advanced LED lighting systems management and network design services for enterprise applications and data centers. We are also a premier manufacturer of coaxial and fiber optic cable for residential broadband networks globally.

During the periods presented below, the primary sources of revenue for our Wireless segment were (i) product sales of primarily passive transmission devices for the wireless infrastructure market including base station and microwave antennas, hybrid fiber-feeder and power cables, coaxial cable connectors and backup power solutions and equipment primarily used by wireless operators, (ii) product sales of active electronic devices and services including power amplifiers, filters and tower-mounted amplifiers and (iii) engineering and consulting services and products like small cell DAS that are used to extend and enhance the coverage of wireless networks in areas where signals are difficult to send or receive such as commercial buildings, urban areas, stadiums and transportation systems. Demand for Wireless segment products depends primarily on capital spending by wireless operators to expand their distribution networks or to increase the capacity of their networks.

The primary source of revenue for our Enterprise segment was sales of optical fiber and twisted pair structured cabling solutions and intelligent infrastructure products and software to large, multinational companies, primarily through a global network of distributors, system integrators and value-added resellers. Demand for Enterprise segment products depends primarily on information technology spending by enterprises, such as communications projects in new data centers, buildings or campuses, building expansions or upgrades of network systems within buildings, campuses or data centers.

During 2013, we acquired iTRACS, a provider of enterprise-class DCIM solutions, for $34.0 million, and Redwood Systems, a provider of advanced LED lighting control and high-density sensor solutions for data centers and buildings, for $22.2 million. The purchase price for Redwood Systems consisted of an initial payment of $9.8 million and contingent consideration with an estimated fair value of $12.4 million as of the acquisition date. The contingent consideration is payable in 2015 and could range from zero to $37.25 million. The amount to be paid for contingent consideration will be based on achievement of sales targets for Redwood Systems products with the maximum level of payout reached with $55.0 million of sales by July 31, 2015. There are also retention amounts payable in 2015 of up to $11.75 million, based on the same revenue targets. See “—Comparison of results of operations for the three months ended March 31, 2014 (Successor) with the three months ended March 31, 2013 (Successor)—Enterprise Segment” and “—Comparison of results of operations for the year ended December 31, 2013 (Successor) with the year ended December 31, 2012 (Successor)—Enterprise Segment.”

The primary source of revenue for our Broadband segment was product sales to cable television system operators, including cable and communications products that support the multichannel video, voice and high- speed data services of MSOs and coaxial and fiber optic cable for residential broadband networks. Demand for our Broadband segment products depends primarily on capital spending by cable television system operators for maintaining, constructing and rebuilding or upgrading their systems.

Our future financial condition and performance will be largely dependent upon: global spending by wireless operators; global spending by business enterprises on information technology; investment by cable operators and communications companies in the video and communications infrastructure; overall global business conditions; and our ability to manage costs successfully among our global operations. We have experienced significant increases and greater volatility in raw material prices during the past several years as a result of increased global demand, supply disruptions and other factors. We attempt to mitigate the risk of increases in raw material price volatility through effective requirements planning, working closely with key suppliers to obtain the best possible pricing and delivery terms and implementing price increases. Delays in implementing price increases, failure to achieve market acceptance of price increases, or price reductions in response to a rapid decline in raw material costs has in the past and could in the future have a material adverse impact on the results of our operations. Our profitability is also affected by the mix and volume of sales among our various product groups and between domestic and international customers and competitive pricing pressures.

Critical accounting policies and estimates

Our consolidated financial statements have been prepared in conformity with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and their underlying assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other objective sources. Management bases its estimates on historical experience and on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when changes in events or circumstances indicate that revisions may be necessary.

The following critical accounting policies and estimates reflected in our financial statements are based on management’s knowledge of and experience with past and current events and on management’s assumptions about future events. While we have generally not experienced significant deviations from our critical estimates in the past, it is reasonably possible that these estimates may ultimately differ materially from actual results. See Note 2 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus for a description of all of our significant accounting policies.

Revenue recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the selling price is fixed or determinable and collectability is reasonably assured. The majority of our revenue comes from product sales. Revenue from product sales is recognized when the risks and rewards of ownership have passed to the customer and revenue is measurable. Revenue is not recognized related to products sold to contract manufacturers that we anticipate repurchasing in order to complete the sale to the ultimate customer.

Revenue for certain of our products is derived from multiple-element contracts. The value of the revenue elements within these contracts is allocated based on the relative selling price of each element. The relative selling price is determined using vendor-specific objective evidence of selling price or other third party evidence of selling price, if available. If these forms of evidence are unavailable, revenue is allocated among elements based on management’s best estimate of the stand-alone selling price of each element.

Certain revenue arrangements are for the sale of software and services. Revenue for software products is recognized based on the timing of customer acceptance of the specific revenue elements. The fair value of each revenue element is determined based on vendor-specific objective evidence of fair value determined by the stand-alone pricing of each element. These contracts typically contain post-contract support, or “PCS,” services which are sold both as part of a bundled product offering and as a separate contract. Revenue for PCS services is recognized ratably over the term of the PCS contract. Other service revenue is typically recognized once the service is performed or over the period of time covered by the arrangement.

We record reductions to revenue for anticipated sales returns as well as customer programs and incentive offerings, such as discounts, allowances, rebates and distributor price protection programs. These estimates are based on contract terms, historical experience, inventory levels in the distributor channel and other factors.

Management generally believes it has sufficient historical experience to allow for reasonable and reliable estimation of these reductions to revenue. However, deteriorating market conditions could result in increased sales returns and allowances and potential distributor price protection incentives, resulting in future reductions to revenue. If management does not have sufficient historical experience to make a reasonable estimation of these reductions to revenue, recognition of the revenue is deferred until management believes there is a sufficient basis to recognize such revenue.

Inventory reserves

We maintain reserves to reduce the value of inventory based on the lower of cost or market principle, including allowances for excess and obsolete inventory. These reserves are based on management’s assumptions about and analysis of relevant factors including current levels of orders and backlog, forecasted demand, market conditions and new products or innovations that diminish the value of existing inventories. If actual market conditions deteriorate from those anticipated by management, additional allowances for excess and obsolete inventory could be required.

Product warranty reserves

We recognize a liability for the estimated claims that may be paid under our customer warranty agreements to remedy potential deficiencies of quality or performance of our products. The product warranties extend over periods ranging from one to twenty-five years from the date of sale, depending upon the product subject to the warranty. We record a provision for estimated future warranty claims based upon the historical relationship of warranty claims to sales and specifically identified warranty issues. We base our estimates on historical experience and on assumptions that are believed to be reasonable under the circumstances and revise our estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Although these estimates are based on management’s knowledge of and experience with past and current events and on management’s assumptions about future events, it is reasonably possible that they may ultimately differ materially from actual results, including in the case of a significant product failure.

Tax valuation allowances, liabilities for unrecognized tax benefits and other tax reserves

We establish an income tax valuation allowance when available evidence indicates that it is more likely than not that all or a portion of a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we consider the amounts, character, source and timing of expected future deductions or carryforwards and sources of taxable income that may enable utilization. We maintain an existing valuation allowance until sufficient positive evidence exists to support its reversal. Changes in the amount or timing of expected future deductions or taxable income may have a material impact on the level of income tax valuation allowances. If we determine that we will not be able to realize all or part of a deferred tax asset in the future, an increase to an income tax valuation allowance would be charged to earnings in the period such determination was made.

We recognize income tax benefits related to particular tax positions only when it is considered more likely than not that the tax position will be sustained if examined on its technical merits by tax authorities. The amount of benefit recognized is the largest amount of tax benefit that is evaluated to be greater than 50% likely to be realized. Considerable judgment is required to evaluate the technical merits of various positions and to evaluate the likely amount of benefit to be realized. Lapses in statutes of limitations, developments in tax laws, regulations and interpretations and changes in assessments of the likely outcome of uncertain tax positions could have a material impact on the overall tax provision.

We establish deferred tax liabilities for the estimated tax cost associated with foreign earnings that we do not consider permanently reinvested. These liabilities are subject to adjustment if we determine that foreign earnings previously considered to be permanently reinvested should no longer be so considered.

We also establish allowances related to value added and similar tax recoverables when it is considered probable that those assets are not recoverable. Changes in the probability of recovery or in the estimates of the amount recoverable are recognized in the period such determination is made and may be material to earnings.

Asset impairment reviews

Impairment reviews of goodwill

We test goodwill for impairment annually as of October 1 and on an interim basis when events occur or circumstances indicate the carrying value may no longer be recoverable. Goodwill is evaluated at the reporting unit level, which may be the same as a reportable segment or a level below a reportable segment. Step one of the goodwill impairment test is a comparison of the carrying value of a reporting unit to its estimated fair value. We estimate the fair value of a reporting unit through the use of a discounted cash flow, or “DCF,” valuation model. The significant assumptions in the DCF model are the annual revenue growth rate, the annual operating income margin and the discount rate used to determine the present value of the cash flow projections. Among other inputs, the annual revenue growth rate and operating income margin are determined by management using historical performance trends, industry data, insight derived from customers, relevant changes in the reporting unit’s underlying business and other market trends that may affect the reporting unit. The discount rate is based on the estimated weighted average cost of capital as of the test date of market participants in the industry in which the reporting unit operates. The assumptions used in the DCF model are subject to significant judgment and uncertainty. Changes in projected revenue growth rates, projected operating income margins or estimated discount rates due to uncertain market conditions, loss of one or more key customers, changes in technology, or other factors, could result in one or more of our reporting units with a significant amount of goodwill failing step one of the goodwill impairment test in the future. It is possible that future impairment reviews may indicate additional impairments of goodwill, which could be material to our results of operations and financial position. Our historical or projected revenues or cash flows may not be indicative of actual future results.

The goodwill balances by reporting unit as of March 31, 2014, December 31, 2013 and December 31, 2012 were as follows (in millions):

Reportable segment	Reporting unit	March 31, 2014	December 31, 2013	December 31, 2012
Wireless	Cable Products	$280.1	$280.1	$280.1
Wireless	Base Station Antennas	169.2	168.3	172.0
Wireless	Microwave Antenna Group	131.1	131.1	131.1
Wireless	Distributed Coverage and Capacity Solutions	161.4	161.4	161.4
Enterprise	Enterprise	653.8	659.5	636.5
Broadband	Broadband	50.1	50.1	92.8

Total		$1,445.7	$1,450.5	$1,473.9

2013 Annual Goodwill Analysis

The annual test of goodwill was performed for each of the reporting units with goodwill balances as of October 1, 2013. The test was performed using a DCF valuation model. Based on the estimated fair values generated by our DCF models, no reporting units failed step one of the annual goodwill impairment test.

A summary of the excess (deficit) of estimated fair value over (under) the carrying value of the reporting unit as a percent of the carrying value as of the annual impairment test dates and the effect of changes in the key assumptions, assuming all other assumptions remain constant, is as follows:

		Excess (deficit) of estimated fair value over (under) the carrying value as a percent of carrying value
Reportable segment	Reporting unit	Actual valuation	Decrease of 0.5% in annual revenue growth rate	Decrease of 0.5% in annual operating income margin	Increase of 0.5% in discount rate
Wireless	Cable Products	42.3%	39.7%	38.2%	35.7%
Wireless	Base Station Antennas	60.3	57.5	56.2	53.7
Wireless	Microwave Antenna Group	7.9	5.8	4.5	2.0
Wireless	Distributed Coverage and Capacity Solutions	139.7	134.7	134.8	127.6
Enterprise	Enterprise	48.9	45.6	45.1	39.4
Broadband	Broadband	7.4	6.3	2.1	3.4

The weighted average discount rates used in the 2013 annual test were 11.8% for the Wireless reporting units and 11.0% for both the Enterprise and Broadband reporting units. These discount rates were slightly lower than those used in the 2012 annual goodwill impairment test.

2013 Interim Goodwill Analysis

During the first six months of 2013, the Broadband segment experienced lower than expected levels of sales and operating income. Management considered these results and the longer term effect of market conditions on the continued operations of the business and determined that an indicator of possible impairment existed. A step one goodwill impairment test was performed using a DCF valuation model. Based on the estimated fair values generated by the DCF model, the Broadband segment did not pass step one of the interim goodwill impairment test. Accordingly, a step two analysis was completed and a $36.2 million impairment charge was recorded. The goodwill impairment charge resulted primarily from lower projected operating results than those assumed during the 2012 annual impairment test. The weighted average discount rate used in the interim impairment test for the Broadband reporting unit was 11.0% compared to 11.5% that was used in the 2012 annual goodwill impairment test.

2012 Annual goodwill analysis

The annual test of goodwill was performed using a DCF valuation model for each of the reporting units with goodwill balances as of October 1, 2012. Based on the estimated fair values generated by our DCF models, no reporting units failed step one of the goodwill impairment test.

A summary of the excess (deficit) of estimated fair value over (under) the carrying value of the reporting unit as a percent of the carrying value as of the annual impairment test dates and the effect of changes in the key assumptions, assuming all other assumptions remain constant, is as follows:

		Excess (deficit) of estimated fair value over (under) the carrying value as a percent of carrying value
Reportable segment	Reporting unit	Actual valuation	Decrease of 0.5% in annual revenue growth rate	Decrease of 0.5% in annual operating income margin	Increase of 0.5% in discount rate
Wireless	Cable Products	1.6%	0.9%	(0.7)%	(2.6)%
Wireless	Base Station Antennas	2.3	1.5	(0.3)	(1.9)
Wireless	Microwave Antenna Group	4.2	3.2	1.6	(0.7)
Wireless	Distributed Coverage and Capacity Solutions	42.0	39.9	39.3	35.4
Enterprise	Enterprise	45.5	43.2	43.1	37.3
Broadband	Broadband	14.3	13.8	10.7	9.4

The weighted average discount rates used in the 2012 annual test were 12.4% for the Wireless reporting units and 11.5% for both the Enterprise and Broadband reporting units. These discount rates were generally slightly lower than those used in the 2011 annual goodwill impairment test.

2011 Annual Goodwill Analysis

During 2011, we recorded goodwill impairment charges of $45.5 million and $34.7 million related to the Wireline and Microwave Antenna Group reporting units, respectively. The goodwill impairment charge resulted primarily from cash flow projections that were lower than those used in the purchase price allocation performed as of January 14, 2011.

Definite-Lived Intangible Assets and Other Long-Lived Assets

Management reviews definite-lived intangible assets, investments and other long-lived assets for impairment when events or changes in circumstances indicate that their carrying values may not be fully recoverable. This analysis differs from our goodwill impairment analysis in that an intangible asset impairment is only deemed to have occurred if the sum of the forecasted undiscounted future net cash flows related to the assets being evaluated is less than the carrying value of the assets. If the forecasted net cash flows are less than the carrying value, then the asset is written down to its estimated fair value. Changes in the estimates of forecasted net cash flows may cause additional asset impairments, which could result in charges that are material to our results of operations. The net carrying value of our definite-lived intangible assets was $1.4 billion and $1.6 billion as of December 31, 2013 and 2012, respectively.

During 2013, we recorded a $3.6 million impairment charge on a facility that was being marketed for sale and a $5.7 million pretax impairment charge for certain production equipment and intellectual property that will no longer be utilized. Both of these impairment charges were recorded in our Wireless segment.

During 2012, we revised our outlook for a reporting unit within the Wireless segment that provides location based mobile applications, resulting in a decrease in expected future cash flows. As a result of these reduced expectations, due in part to reduced expectations of customer demand, certain intangible assets and property, plant and equipment were determined to be impaired. We recognized a pretax impairment charge of $35.0 million. Also during 2012, as a result of a shift in customer demand, we determined that the carrying value of certain production equipment was no longer recoverable. We recognized an additional pretax impairment charge of $5.9 million within the Wireless segment.

During 2011, as a result of reduced expectations of future cash flows from certain intangible assets identified in the Acquisition, we determined that these assets were impaired, and we recognized a pretax impairment charge in our Wireless segment of $45.9 million.

Results of operations

The following table sets forth for the periods indicated, the consolidated statements of income items expressed as a percentage of total net sales.

	Predecessor	Successor		Successor
	January 1 – January 14,	January 15 – December 31,	Combined Year ended December 31,	Year ended December 31,	Year ended December 31,	Three months ended March 31,	Three months ended March 31,
	2011	2011	2011	2012	2013	2013	2014
Gross profit	20.6%	25.5%	25.4%	31.9%	34.5%	32.9%	36.1%
Selling, general and administrative expense	71.5	16.3	17.8	13.9	14.4	13.5	12.1
Research and development expense	6.0	3.5	3.6	3.7	3.6	3.7	3.4
Amortization of purchased intangible assets	3.5	5.4	5.3	5.3	5.0	5.4	4.7
Restructuring costs, net	—	0.6	0.6	0.7	0.6	0.2	0.2
Asset impairments	—	4.0	3.8	1.2	1.3	0.7	—
Net interest expense	85.4	5.8	7.9	5.6	5.9	5.6	4.4
Other expense, net	46.5	0.4	1.7	0.5	1.4	0.4	0.3
Income tax (expense) benefit	34.9	2.5	3.4	(1.0)	(1.6)	(1.4)	(4.0)
Net income (loss)	(157.4)	(7.9)	(12.0)	0.2	0.6	2.0	6.9

Comparison of results of operations for the three months ended March 31, 2014 (Successor) with the three months ended March 31, 2013 (Successor)

	Successor
	Three months ended March 31, 2013		Three months ended March 31, 2014		2014 compared to 2013
(dollars in millions)	Amount	% of net sales	Amount	% of net sales	$ change	% change
Net sales	$804.7	100%	$935.0	100%	$130.3	16.2%
Gross profit	265.1	32.9	337.7	36.1	72.6	27.4
SG&A expense	109.0	13.5	113.0	12.1	4.0	3.7
R&D expense	30.0	3.7	31.9	3.4	1.9	6.3
Amortization of purchased intangible assets	43.3	5.4	44.3	4.7	1.0	2.3
Restructuring costs, net	1.8	0.2	2.0	0.2	0.2	11.1
Asset impairments	5.6	0.7	—	—	(5.6)	(100.0)
Net interest expense	45.1	5.6	41.2	4.4	(3.9)	(8.6)
Other expense, net	3.4	0.4	3.2	0.3	(0.2)	(5.9)
Income tax expense	11.0	1.4	37.7	4.0	26.7	242.7
Net income	$15.9	2.0%	$64.5	6.9%	$48.6	305.7%

Net sales. The year-over-year increase in net sales for the three months ended March 31, 2014 was due to substantially higher net sales in our Wireless segment and modestly higher net sales in our Enterprise segment. This sales growth was partially offset by lower net sales in our Broadband segment. As compared to the first quarter of 2013, net sales for the first quarter of 2014 were higher in most geographic regions, with particular strength in the U.S. and EMEA regions. The increases in these regions were somewhat offset by lower net sales in the CALA region. Foreign exchange rate changes had a slightly negative impact on net sales for the three months ended March 31, 2014 as compared to the same 2013 period. For further details by segment, see the section titled “—Segment Results” below.

Gross profit (net sales less cost of sales).The improvement in gross profit and gross profit margin for the three months ended March 31, 2014 as compared to the comparable prior year period was primarily due to higher sales volumes, a favorable change in the mix of products sold and benefits from cost savings initiatives.

Selling, general and administrative expense. Selling, general and administrative, or “SG&A,” expense increased for the three months ended March 31, 2014 as compared to the corresponding 2013 period due to increases in cash incentive compensation expense and incremental costs from iTRACS and Redwood Systems which were acquired in 2013. In addition, we incurred $0.9 million of transaction costs during the first quarter of 2014, related to the secondary offering of our common stock held by affiliates of Carlyle. Offsetting these higher costs was a $5.4 million reduction of SG&A expense resulting from an adjustment to the estimated fair value of contingent consideration payable related to the Redwood Systems acquisition.

Research and development. Research and development, or “R&D,” expense was higher for the three months ended March 31, 2014 as compared to the comparable prior year period. The increase in R&D expense for the three months ended March 31, 2014 was primarily due to incremental costs from iTRACS and Redwood Systems. R&D expense as a percentage of net sales for the three months ended March 31, 2014 was lower than the prior year period, mainly as a result of higher net sales. R&D activities generally relate to ensuring that our products are capable of meeting the developing technological needs of our customers, bringing new products to market and modifying existing products to better serve our customers.

Amortization of purchased intangible assets. The amortization of purchased intangible assets was $1.0 million higher in the three months ended March 31, 2014 as compared to the prior year period, primarily due to additional amortization resulting from the acquisitions of iTRACS and Redwood Systems in 2013.

Restructuring costs. We recognized net restructuring costs of $2.0 million during the three months ended March 31, 2014 compared with $1.8 million during the three months ended March 31, 2013. The restructuring costs recognized in 2014 were primarily related to consolidating operations following the announced closings of manufacturing operations at two locations in the U.S. and continued efforts to realign and lower our cost structure. The 2013 restructuring costs were primarily related to workforce reductions and other cost reduction initiatives at various U.S. and international facilities.

We expect to incur additional pretax costs of $2.0 million to $3.0 million in 2014 related to completing actions announced to date. We expect to recognize an additional restructuring charge in the second half of 2014 related to the lease agreement at our Joliet, Illinois facility once operations cease at that facility and that charge may be material. However, we cannot currently estimate the charge. Additional restructuring actions may be identified and resulting charges and cash requirements could be material.

Asset impairments. We recognized impairment charges of $5.6 million in the three months ended March 31, 2013 related to long-lived assets in the Wireless segment.

Net interest expense. We incurred net interest expense of $41.2 million during the three months ended March 31, 2014 compared to $45.1 million for the three months ended March 31, 2013. Net interest expense for the first quarter of 2014 included $9.5 million of interest related to the 2020 Notes. Net interest expense for the first quarter of 2013 included a $0.5 million write-off of deferred financing costs and original issue discount that resulted from amending our senior secured term loan facility primarily to lower the interest rate. Excluding the charges related to last year’s refinancing, net interest expense decreased in the current year quarter as compared to the corresponding prior year period, primarily due to a favorable shift to lower rate debt, slightly lower debt balances and interest savings resulting from the amendments to the senior secured term loan facility.

Our weighted average effective interest rate on outstanding borrowings, including the amortization of deferred financing costs and original issue discount, was 6.73% as of March 31, 2014, 6.89% as of December 31, 2013 and 6.92% as of March 31, 2013.

Other expense, net. Foreign exchange losses of $2.3 million were included in other expense, net for the three months ended March 31, 2014 compared to $0.3 million for the three months ended March 31, 2013. Other expense, net for the three months ended March 31, 2014 included our share of losses in our equity investments of $0.6 million compared to $0.9 million for the three months ended March 31, 2013. Also included in other expense, net for the three months ended March 31, 2013 was the write-off of one such equity investment of $0.8 million. Additionally, we incurred costs of $1.9 million that were included in other expense, net for the first quarter of 2013 related to amending our term loan facility.

Income taxes. Our effective income tax rate of 36.9% for the first quarter of 2014 was higher than the statutory rate of 35% primarily due to losses in certain jurisdictions where we did not recognize tax benefits due to the likelihood of them not being realizable, increases in valuation allowances on certain tax attributes, the provision for state income taxes and certain tax costs associated with repatriation of foreign earnings. These items were partially offset by benefits related to uncertain tax positions for which the statutes had lapsed and the $5.4 million pretax reduction in the estimated fair value of contingent consideration payable, which is not subject to tax.

Our effective income tax rate of 40.9% for the three months ended March 31, 2013 was higher than the statutory rate and did not reflect benefits for losses in certain foreign jurisdictions where we did not recognize tax benefits due to the likelihood of them not being realizable. The effective tax rate for the first quarter of 2013 included a benefit for 2012 research and development tax credits as a result of legislation enacted early in 2013. This benefit was offset by additional expense related to uncertain tax positions and certain tax costs associated with repatriation of foreign earnings. Excluding these items, the effective tax rate was comparable to the statutory rate of 35%.

We expect to continue to provide for U.S. taxes on a substantial portion of our current year foreign earnings in anticipation that such earnings will be repatriated to the U.S.

Segment results

	Successor
	Three months ended March 31, 2013		Three months ended March 31, 2014		2014 compared to 2013
(dollars in millions)	Amount	% of net sales	Amount	% of net sales	$ change	% change
Net sales by segment:
Wireless	$496.5	61.7%	$627.2	67.1%	$130.7	26.3%
Enterprise	191.8	23.8	201.5	21.5	9.7	5.1
Broadband	118.1	14.7	107.5	11.5	(10.6)	(9.0)
Inter-segment eliminations	(1.7)	(0.2)	(1.2)	(0.1)	0.5

Consolidated net sales	$804.7	100.0%	$935.0	100.0%	$130.3	16.2%

Total domestic sales	$453.5	56.4%	$562.9	60.2%	$109.4	24.1%
Total international sales	351.2	43.6	372.1	39.8	20.9	6.0

Total worldwide sales	$804.7	100.0%	$935.0	100.0%	$130.3	16.2%

Operating income (loss) by segment:
Wireless	$62.4	12.6%	$127.6	20.3%	$65.2	104.5%
Enterprise	15.4	8.0	22.6	11.2	7.2	46.8
Broadband	(2.4)	(2.0)	(3.7)	(3.4)	(1.3)	NM

Consolidated operating income (loss)	$75.4	9.4%	$146.5	15.7%	$71.1	94.3%

NM—Not meaningful

Wireless segment

We provide merchant RF wireless network connectivity solutions and small cell DAS solutions. Our solutions, marketed primarily under the Andrew brand, enable wireless operators to deploy both macro cell sites and small cell DAS solutions to meet 2G, 3G and 4G cellular coverage and capacity requirements. Our macro cell site solutions can be found at wireless tower sites and on rooftops and include base station antennas, microwave antennas, hybrid fiber-feeder and power cables, coaxial cables, connectors, amplifiers, filters and backup power solutions. Our small cell DAS solutions are primarily composed of distributed antenna systems that allow wireless operators to increase spectral efficiency and thereby extend and enhance cellular coverage and capacity in challenging network conditions such as commercial buildings, urban areas, stadiums and transportation systems.

The Wireless segment experienced a substantial increase in net sales for the three months ended March 31, 2014 as compared to the comparable period in the prior year primarily as a result of higher capital spending by U.S. wireless operators, including 4G deployments. The Wireless segment recorded higher sales in all major geographic regions except the CALA region in the first quarter of 2014 as compared to the first quarter of 2013. Foreign exchange rate changes had a negligible negative impact on Wireless segment net sales for the three months ended March 31, 2014 as compared to the same period in 2013.

We expect demand for our Wireless products to be positively affected by wireless coverage and capacity expansion in emerging markets and growth in mobile data services (including 4G deployments) in developed markets.

Uncertainty in the global economy or a particular region may slow the growth or cause a decline in capital spending by wireless operators and negatively impact our net sales.

Wireless segment operating income increased $65.2 million for the three months ended March 31, 2014 as compared to the comparable period in the prior year primarily due to the higher level of net sales, with additional benefit from favorable mix of products sold and the benefit of cost reduction initiatives. These benefits were partially offset by higher cash incentive compensation expense. In addition, the Wireless segment recorded asset impairment charges of $5.6 million in the first quarter of 2013 and no such charges were recorded in 2014.

Enterprise segment

We provide enterprise connectivity solutions for data centers and commercial buildings. Our offerings include voice, video, data and converged solutions that support mission-critical, high-bandwidth applications including storage area networks, streaming media, data backhaul, cloud applications and grid computing. These comprehensive solutions, sold primarily under the SYSTIMAX and Uniprise brands, include optical fiber and twisted pair structured cabling solutions, intelligent infrastructure software, network rack and cabinet enclosures, intelligent building sensors, advanced LED lighting control systems and network design services.

Enterprise segment net sales increased for the three months ended March 31, 2014 in the U.S., CALA and APAC regions as compared to the comparable prior year period. Enterprise segment net sales were essentially unchanged in the EMEA region for the first quarter of 2014 as compared to the first quarter of 2013. The iTRACS and Redwood Systems acquisitions had an immaterial impact on sales in the first quarter of 2014. Foreign exchange rate changes had a negligible negative impact on Enterprise segment net sales for the three months ended March 31, 2014 as compared to the comparable 2013 period.

We expect long-term demand for Enterprise products to be driven by global information technology and data center spending as the ongoing need for bandwidth and intelligence in the network continues to create demand for high-performance structured connectivity solutions in the enterprise market. Uncertain global economic conditions, an ongoing slowdown in commercial construction activity, uncertain levels of information technology spending and reductions in the levels of distributor inventories may negatively affect demand for our products.

The increase in Enterprise segment operating income for the three months ended March 31, 2014 as compared to the prior year period was primarily attributable to higher net sales, a favorable shift in mix, the positive impact of cost reduction initiatives and a $5.4 million reduction in expense related to the adjustment of the estimated fair value of contingent consideration payable from the Redwood Systems acquisition. Excluding the positive impact of this adjustment to contingent consideration payable, iTRACS and Redwood Systems decreased operating income for the first quarter of 2014 by $4.5 million, as investments are made to develop product offerings and integrate the acquired businesses.

Broadband segment

We provide cable and communications products that support the multi-channel video, voice and high-speed data services provided by MSOs. We are a global manufacturer of coaxial cable for hybrid fiber coaxial networks and a supplier of fiber optic cable for North American MSOs.

Broadband segment net sales decreased for the three months ended March 31, 2014 as compared to the comparable prior year period in the CALA and EMEA regions, while net sales were essentially unchanged in the U.S. and the APAC region. Foreign exchange rate changes had a negligible negative impact on Broadband segment net sales for the three months ended March 31, 2014 as compared to the prior year period.

We expect demand for Broadband products to continue to be influenced by ongoing maintenance requirements of cable networks, cable providers’ competition with telecommunication service providers and activity in the residential construction market. Spending by our Broadband customers on maintaining and upgrading networks is expected to continue to be influenced by uncertain regional and global economic conditions.

The Broadband segment recorded a larger operating loss during the three months ended March 31, 2014 than the prior year period primarily due to the impact of lower net sales and incremental costs associated with the closure of our Statesville, North Carolina facility. These unfavorable impacts were partially offset by benefits from cost reduction initiatives. We continue to evaluate alternatives to improve the performance of the Broadband segment. Future actions taken to improve performance could result in charges that may be material.

Comparison of results of operations for the year ended December 31, 2013 (Successor) with the year ended December 31, 2012 (Successor)

	Successor
	Year ended December 31, 2012		Year ended December 31, 2013		2013 compared to 2012
(dollars in millions)	Amount	% of net sales	Amount	% of net sales	$ change	% change
Net sales	$3,321.9	100.0%	$3,480.1	100.0%	$158.2	4.8%
Gross profit	1,060.7	31.9	1,200.9	34.5	140.2	13.2
SG&A expense	461.1	13.9	502.3	14.4	41.2	8.9
R&D expense	121.7	3.7	126.4	3.6	4.7	3.9
Amortization of purchased intangible assets	175.7	5.3	174.9	5.0	(0.8)	(0.5)
Restructuring costs, net	23.0	0.7	22.1	0.6	(0.9)	(3.9)
Asset impairments	40.9	1.2	45.5	1.3	4.6	11.2
Net interest expense	185.6	5.6	205.5	5.9	19.9	10.7
Other expense, net	15.4	0.5	48.0	1.4	32.6	211.7
Income tax expense	31.9	1.0	56.8	1.6	24.9	78.1
Net income	$5.4	0.2%	$19.4	0.6%	$14.0	259.3%

Net sales. The increase in net sales for 2013 compared to 2012 was primarily attributable to higher sales to domestic wireless operators in the Wireless segment as they continued to expand 4G coverage and capacity. This increase was partially offset by lower net sales in the Broadband and Enterprise segments. In addition to the growth in the U.S., net sales were higher in the CALA and EMEA regions partially offset by lower sales in the APAC region for 2013 compared with 2012. Foreign exchange rates negatively affected net sales by less than 1% for 2013 as compared to 2012. Acquisitions had an immaterial favorable effect on 2013 net sales. For further details by segment, see the section titled “—Segment Results” below.

Gross profit (net sales less cost of sales). Gross profit and gross profit margin increased for 2013 primarily due to higher sales volumes, a favorable change in the mix of products sold and benefits from cost savings initiatives. Cost of sales for 2013 and 2012 included charges of $2.1 million and $8.9 million, respectively, related to a warranty matter within the Broadband segment for products sold in 2006 and 2007.

Our gross profit margin for 2013 was 34.5% compared to 31.9% for the prior year. The higher gross profit margin for 2013 is primarily due to higher net sales, favorable changes in the mix of products sold, the benefit of cost savings initiatives and the impact of a favorable commodities environment.

Selling, general and administrative expense. SG&A expense increased for 2013 compared to 2012 primarily as a result of the $20.2 million fee paid to terminate the Carlyle management agreement, incremental SG&A costs from the iTRACS and Redwood Systems acquisitions, additional sales expense in certain target markets and increases in incentive compensation costs. These costs were partially offset by benefits from cost reduction initiatives and a decrease in bad debt expense.

Research and development. R&D expense was higher for 2013 compared to 2012 primarily due to R&D spending added by the iTRACS and Redwood Systems acquisitions that was partially offset by the benefit of cost savings initiatives, which included the closure in 2012 of a facility in New Jersey. R&D expense as a percentage of net sales for 2013 was essentially unchanged compared to 2012. R&D activities generally relate to ensuring that our products are capable of meeting the developing technological needs of our customers, bringing new products to market and modifying existing products to better serve our customers.

Amortization of purchased intangible assets. The amortization of purchased intangible assets was $0.8 million lower in 2013 than 2012 due to the impairment that was recognized on certain intangible assets in 2012, partially offset by the additional amortization resulting from the acquisitions of iTRACS and Redwood Systems. The amortization is primarily related to intangible assets established as a result of applying acquisition accounting following the 2011 Carlyle acquisition of CommScope, Inc.

Restructuring costs, net. We recognized net restructuring costs of $22.1 million during 2013 compared with $23.0 million during 2012. Restructuring costs of $40.8 million in 2013 were partially offset by a gain of $18.7 million on the sale of certain assets of our BiMetals business in the Broadband segment. The costs incurred in 2013 were primarily from the announced closing of two manufacturing operations in the U.S. and costs incurred to consolidate a portion of those operations into our existing facilities, as well as workforce reductions in a continued effort to realign and lower our cost structure. The restructuring costs recognized in 2012 were primarily related to announced workforce reductions at certain domestic and international facilities.

We expect to incur additional pretax costs of $5.0 million to $6.0 million in 2014 related to completing actions announced to date. We also anticipate an additional restructuring charge, that may be material, related to the leased manufacturing space at the Joliet, Illinois facility that is expected to be vacated in 2014. Additional restructuring actions may be identified and resulting charges and cash requirements could be material.

Asset impairments. We recognized impairment charges of $45.5 million in 2013 consisting of a $36.2 million impairment of goodwill in the Broadband segment and a $9.3 million impairment of long-lived assets in the Wireless segment. We recognized impairment charges of $40.9 million in 2012 related to long-lived assets in the Wireless segment. It is possible that we may incur additional asset impairment charges in future periods.

Net interest expense. We incurred net interest expense of $205.5 million for 2013 compared to $185.6 million for 2012. Interest expense on the 2020 Notes issued in May 2013 was $22.5 million during 2013. In addition, interest expense for 2013 included a write-off of deferred financing costs of $7.9 million related to the redemption of $400.0 million of the 2019 Notes with the net proceeds of the Company’s IPO. As a result of amending our senior secured term loans and making a voluntary term loan repayment of $100.0 million during 2013, interest expense included a write-off of deferred financing costs and original issue discount of $3.4 million. Partially offsetting these increases were interest savings from rate reductions that resulted from the term loan amendments. Interest expense for 2012 included a $3.1 million write-off of deferred financing costs and original issue discount related to amendments to the senior secured term loan and asset-based revolving credit facility completed during 2012.

Our weighted average effective interest rate on outstanding borrowings, including the amortization of deferred financing costs and original issue discount and assuming the cash interest rate on the 2020 Notes, was 6.89% as of December 31, 2013 and 7.33% as of December 31, 2012.

Other expense, net. In connection with the redemption of $400.0 million of the 2019 Notes in 2013, we paid a premium of $33.0 million that was recorded in other expense, net. Foreign exchange losses of $9.8 million were included in other expense, net for 2013 compared to $7.0 million for 2012. We incurred costs of $3.3 million during 2013 related to amending our senior secured term loans compared to costs of $1.7 million during 2012 related to the amendments of our senior secured term loan and revolving credit facility. Also included in other expense, net for 2013 was the Company’s share of losses in our equity investments of $1.4 million as compared to $3.4 million in 2012. Additionally, other expense, net included the impairment of one such investment of $0.8 million and $2.6 million for 2013 and 2012, respectively.

Income taxes. For 2013, the effective income tax rate included the impact of a $36.2 million goodwill impairment charge that is not deductible for income tax purposes. In addition to the impairment charge, the effective tax rate for 2013 reflected increases in valuation allowances and losses in certain foreign jurisdictions where we did not recognize tax benefits due to the likelihood of them not being realizable.

The effective income tax rate for 2012 was affected by various true-up items related to prior year tax returns, changes in valuation allowances and additional tax expense related to income tax uncertainties. In addition to these items, the effective income tax rate for the prior year was also impacted by losses in certain foreign jurisdictions where we did not recognize tax benefits due to the likelihood of them not being realizable.

Excluding the items listed above, the effective income tax rate for 2013 and 2012 was higher than the statutory rate of 35% primarily due to the provision for state income taxes and certain tax costs associated with repatriation of foreign earnings. We generally expect that our effective income tax rate will continue to reflect a minimal benefit from lower tax rates on operations outside the U.S. due to our expectation that a significant portion of earnings from such operations will be repatriated to the U.S.

Segment results. Our three reportable segments, which align with the manner in which the business is managed, are Wireless, Enterprise and Broadband. Percentages may not sum to 100% due to rounding.

	Successor
	Year ended December 31, 2012		Year ended December 31, 2013		2013 compared to 2012
(dollars in millions)	Amount	% of net sales	Amount	% of net sales	$ change	% change
Net sales by segment:
Wireless	$1,917.1	57.7%	$2,174.2	62.5%	$257.1	13.4%
Enterprise	846.5	25.5	827.9	23.8	(18.6)	(2.2)
Broadband	564.0	17.0	484.6	13.9	(79.4)	(14.1)
Inter-segment eliminations	(5.7)	(0.2)	(6.6)	(0.2)	(0.9)	15.8

Consolidated net sales	$3,321.9	100.0%	$3,480.1	100.0%	$158.2	4.8%

Total domestic sales	$1,754.3	52.8	$1,903.0	54.7	$148.7	8.5
Total international sales	1,567.6	47.2	1,577.1	45.3	9.5	0.6

Total worldwide sales	$3,321.9	100.0%	$3,480.1	100.0%	$158.2	4.8%

Operating income (loss) by segment:
Wireless	$106.7	5.6%	$303.4	14.0%	$196.7	184.3
Enterprise	119.6	14.1	66.7	8.1	(52.9)	(44.2)
Broadband	11.9	2.1	(40.4)	(8.3)	(52.3)	NM

Consolidated operating income (loss)	$238.2	7.2%	$329.7	9.5%	$91.5	38.4

NM—Not meaningful

Wireless segment

We are the global leader in providing merchant RF wireless network connectivity solutions and small cell DAS solutions. Our solutions, marketed primarily under the Andrew brand, enable wireless operators to deploy both macro cell sites and small cell DAS solutions to meet 2G, 3G and 4G cellular coverage and capacity requirements. Our macro cell site solutions can be found at wireless tower sites and on rooftops and include base station antennas, microwave antennas, hybrid fiber-feeder and power cables, coaxial cables, connectors, amplifiers, filters and backup power solutions. Our small cell DAS solutions are primarily comprised of distributed antenna systems that allow wireless operators to increase spectral efficiency and thereby extend and enhance cellular coverage and capacity in challenging network conditions such as commercial buildings, urban areas, stadiums and transportation systems.

The Wireless segment net sales increased in all major geographic regions for 2013 compared to 2012. Net sales growth was particularly strong in the U.S. as a result of higher investment in 4G/LTE solutions by U.S. wireless operators. Sales to a major Middle Eastern wireless operator also benefited Wireless segment net sales in 2013. Foreign exchange rate changes had a negligible negative impact on Wireless segment net sales for 2013 compared to 2012.

We expect demand for our Wireless products to continue to be positively affected by wireless coverage and capacity expansion in emerging markets and growth in mobile data services (including 4G deployments) in developed markets. Uncertainty in the global economy or a particular region may slow the growth or cause a decline in capital spending by wireless operators and negatively impact our net sales.

Wireless segment operating income increased $196.7 million in 2013 as compared to 2012 primarily due to the higher level of net sales, a favorable mix of products sold and the benefit of cost reduction initiatives. In addition to these improvements, the Wireless segment also experienced a $31.6 million reduction in asset impairment charges. These increases to operating income were partially offset by the portion of the Carlyle management agreement termination fee that was allocated to the Wireless segment ($11.6 million) and $2.4 million of higher restructuring charges.

Enterprise segment

We are the global leader in enterprise connectivity solutions for data centers and commercial buildings. We provide voice, video, data and converged solutions that support mission-critical, high-bandwidth applications, including storage area networks, streaming media, data backhaul, cloud applications and grid computing. These comprehensive solutions, sold primarily under the SYSTIMAX and Uniprise brands, include optical fiber and twisted pair structured cabling solutions, intelligent infrastructure software, network rack and cabinet enclosures, intelligent building sensors, advanced LED lighting control systems and network design services.

The Enterprise segment experienced a decrease in net sales for 2013 compared to 2012 primarily due to lower net sales in the APAC and EMEA regions that were partially offset by an increase in sales in the CALA region. Enterprise segment net sales in North America were essentially unchanged in 2013 as compared to 2012. Net sales for 2013 that resulted from the 2013 acquisitions of iTRACS and Redwood Systems were not significant to the Enterprise segment. Foreign exchange rate changes had a negligible negative impact on Enterprise segment net sales for 2013 as compared to 2012.

We expect long-term demand for Enterprise products to be driven by global information technology spending and the ongoing need for bandwidth, which creates demand for high-performance structured cabling solutions in the enterprise market. Uncertain global economic conditions, an ongoing slowdown in commercial construction activity, uncertain levels of information technology spending and reduction in the levels of distributor inventories may negatively affect demand for our products.

The decrease in Enterprise segment operating income for 2013 as compared to 2012 was primarily attributable to lower sales (mainly resulting from an increase in discounting for certain projects), $4.8 million of higher restructuring costs, the allocation of $5.4 million of the Carlyle management agreement termination fee and the impact of iTRACS and Redwood Systems, as investments are made to develop product offerings and integrate the acquired businesses.

Broadband segment

We are a global leader in providing cable and communications products that support the multichannel video, voice and high-speed data services provided by MSOs. We believe we are the leading global manufacturer of coaxial cable for HFC networks and a leading supplier of fiber optic cable for North American MSOs.

Broadband segment net sales decreased for 2013 as compared to 2012 in all major geographic regions primarily as a result of the completion of large international projects and the impact of decreased U.S. federal stimulus spending. Foreign exchange rate changes had a negligible negative impact on Broadband segment net sales for 2013 as compared to 2012.

We expect demand for Broadband products to continue to be influenced by ongoing maintenance requirements of cable networks, cable providers’ competition with telecommunication service providers and activity in the residential construction market. Spending by our Broadband customers on maintaining and upgrading networks is expected to continue, though it may be influenced by the extent to which residential construction activity improves and by continued uncertain regional and global economic conditions.

Broadband segment operating income decreased $52.3 million in 2013 compared to 2012 primarily due to goodwill impairment charges of $36.2 million in 2013, lower sales volumes, less favorable pricing and mix of products sold and the allocation of $3.2 million of the Carlyle management agreement termination fee. These decreases were partially offset by an $8.1 million reduction in net restructuring costs, which included an $18.7 million gain on the sale of certain assets of the BiMetals business. Broadband segment operating income (loss) for 2013 and 2012 included charges of $2.1 million and $8.9 million, respectively, related to a warranty matter for products sold in 2006 and 2007.

Comparison of results of operations for the year ended December 31, 2012 (Successor) with the combined periods January 15—December 31, 2011 (Successor) and January 1—January 14, 2011 (Predecessor)

	Predecessor		Successor
	January 1 – January 14, 2011		January 15 – December 31, 2011		Year ended December 31, 2012		2012 compared to combined 2011
(dollars in millions)	Amount	% of net sales	Amount	% of net sales	Amount	% of net sales	$ change	% change
Net sales	$89.0	100.0%	$3,186.4	100.0%	$3,321.9	100.0%	$46.5	1.4%
Gross profit	18.3	20.6	812.1	25.5	1,060.7	31.9	230.3	27.7
SG&A expense	63.6	71.5	517.9	16.3	461.1	13.9	(120.4)	(20.7)
R&D expense	5.3	6.0	112.9	3.5	121.7	3.7	3.5	3.0
Amortization of purchased intangible assets	3.1	3.5	171.2	5.4	175.7	5.3	1.4	0.8
Restructuring costs, net	—	—	18.7	0.6	23.0	0.7	4.3	23.0
Asset impairments	—	—	126.1	4.0	40.9	1.2	(85.2)	(67.6)
Net interest expense	76.0	85.4	184.0	5.8	185.6	5.6	(74.4)	(28.6)
Other expense, net	41.4	46.5	12.9	0.4	15.4	0.5	(38.9)	(71.6)
Income tax (expense) benefit	31.1	34.9	79.3	2.5	(31.9)	(1.0)	(142.3)	NM
Net income	$(140.1)	(157.4)%	$(252.3)	(7.9)%	$5.4	0.2%	$397.8	NM

NM—Not meaningful

Net sales. The increase in net sales during 2012 compared to 2011 was attributable to our Wireless and Broadband segments, which included $72.1 million of incremental sales from the 2011 acquisitions of Argus and LiquidxStream Systems Inc., or “LiquidxStream Systems.” Offsetting these improvements was a decrease in Enterprise segment net sales. Strong net sales in the U.S. were partially offset by lower net sales in the EMEA and CALA regions. Foreign exchange rates negatively affected net sales by approximately 1% for 2012 as compared to 2011. For further details by segment, see the section titled “—Segment results” below.

Gross profit (net sales less cost of sales). Cost of sales for 2012 included charges of $8.9 million related to a warranty matter within the Broadband segment for products sold in 2006 and 2007. Cost of sales for 2011 included the negative impact of $106.0 million of purchase accounting adjustments, primarily related to the increase in cost of sales resulting from the step-up of inventory to its estimated fair value less the estimated costs associated with its sale. Also included in 2011 cost of sales was a litigation charge of $7.0 million related to a settlement of a lawsuit.

Our gross profit margin for 2012 was 31.9% compared to 25.4% for the prior year. Excluding the impact of the warranty charge, purchase accounting adjustments and the litigation charge, gross profit for 2012 and 2011 was 32.2% and 28.8%, respectively. The higher adjusted gross profit margin for 2012 is primarily due to the impact of lower raw materials costs, the benefit of cost savings initiatives and favorable changes in the mix of products sold.

Selling, general and administrative expense. SG&A expense for 2012 decreased as compared to 2011 primarily as the result of acquisition-related costs of $132.6 million incurred in 2011 as well as the impact of cost reduction initiatives on 2012. These benefits were partially offset by higher incentive compensation costs during 2012. Excluding the acquisition-related costs, SG&A as a percentage of net sales was 13.7% for 2011. The increase in SG&A as a percentage of sales for 2012 as compared to the prior year period is due to higher incentive compensation costs partially offset by the positive impact of cost reduction initiatives on 2012.

Research and development. R&D expense was slightly higher for 2012 as compared to 2011. R&D expense as a percentage of net sales increased to 3.7% for 2012 compared to 3.6% for 2011, primarily due to the acquisitions during 2011 of LiquidxStream Systems and Argus.

Amortization of purchased intangible assets. The amortization of purchased intangible assets was $1.4 million higher in 2012 as compared to 2011 primarily as a result of additional amortization related to the acquisitions of Argus and LiquidxStream Systems as well as recognizing a full first quarter of amortization in 2012 as compared to a partial first quarter in 2011 related to the Acquisition. These increases were partially offset by a decrease in amortization due to impairments of certain intangible assets recorded in the fourth quarter of 2011 and the third quarter of 2012. The amortization is primarily related to intangible assets established as a result of applying purchase accounting following the Acquisition.

Restructuring costs, net. We recognized net pretax restructuring costs of $23.0 million during 2012 compared with $18.7 million in 2011. The restructuring costs recognized in 2012 were primarily related to announced workforce reductions at certain domestic and international facilities. The restructuring costs recognized in 2011 were primarily related to restructuring actions that were initiated in 2011 and have resulted in workforce reductions, mainly at certain manufacturing facilities. Equipment relocation costs and adjustments to the estimated cost of workforce reductions that were related to restructuring initiatives that began in 2010 were also recognized as restructuring costs in 2011.

Net interest expense. We incurred net interest expense of $185.6 million during 2012 compared to $260.0 million for 2011. As a result of amending the term loan facility and revolving credit facility during 2012, interest expense included the write-off of $3.1 million of original issue discount and deferred financing costs. Net interest expense for 2011 included a charge of $48.0 million for the interest make-whole payment related to the repayment of CommScope, Inc.’s 3.25% convertible notes and $26.0 million related to the write-off of deferred financing costs in connection with the repayment of the pre-Acquisition debt. Excluding these charges, net interest expense decreased in 2012 compared to 2011 as a result of decreased levels of outstanding debt and lower interest rates on outstanding borrowings.

Other expense, net. Foreign exchange losses of $7.0 million and $10.0 million are included in net other expense for 2012 and 2011, respectively. Also included in net other expense for 2012 are our share of losses in our equity investments of $3.4 million and the impairment of one such investment of $2.6 million. For 2011, net other expense included $2.5 million of our share of losses in our equity investments. Net other expense for 2011 includes a pretax, non-deductible loss of $41.8 million on the extinguishment of CommScope, Inc.’s 3.25% convertible notes.

Income taxes. The effective income tax rate for 2012 was higher than the statutory rate of 35% primarily due to certain tax costs associated with repatriation of foreign earnings, not reflecting benefits for current year losses in certain jurisdictions where we have determined that these benefits are not likely to be realized and various true- up items related to prior year U.S., state and foreign tax returns.

The effective income tax rate for 2011 included the impact of $89.8 million of acquisition-related costs that are not deductible for tax purposes as well as $126.1 million of goodwill and other intangible asset impairment charges for which we recognized $16.7 million in income tax benefits. The income tax benefit for 2011 was affected by increases in the valuation allowance and additional tax expense recognized related to income tax uncertainties.

Segment results. As a result of implementing a new product management structure as of the beginning of 2012, we reorganized our reportable segments. Our three reportable segments, which align with the manner in which the business is managed, are Wireless, Enterprise and Broadband. Prior year amounts have been restated to conform to the current year presentation. Percentages may not sum to 100% due to rounding.

	Predecessor		Successor
	January 1 – January 14, 2011		January 15 – December 31, 2011		Year ended December 31, 2012		2012 compared to combined 2011
(dollars in millions)	Amount	% of net sales	Amount	% of net sales	Amount	% of net sales	$ change	% change
Net sales by segment:
Wireless	$52.5	59.0%	$1,774.1	55.7%	$1,917.1	57.7%	$90.5	5.0%
Enterprise	23.1	26.0	881.6	27.7	846.5	25.5	(58.2)	(6.4)
Broadband	13.6	15.2	536.4	16.8	564.0	17.0	14.0	2.5
Inter-segment eliminations	(0.2)	(0.2)	(5.7)	(0.2)	(5.7)	(0.2)	0.2	NM

Consolidated net sales	$89.0	100.0%	$3,186.4	100.0%	$3,321.9	100.0%	$46.5	1.4%

Total domestic sales	$45.1	50.7	$1,638.2	51.4	$1,754.3	52.8	$71.0	4.2
Total international sales	43.9	49.3	1,548.2	48.6	1,567.6	47.2	(24.5)	(1.5)

Total worldwide sales	$89.0	100.0%	$3,186.4	100.0%	$3,321.9	100.0%	$46.5	1.4%

Operating income (loss) by segment:
Wireless	$(34.2)	(65.1)%	$(213.4)	(12.0)%	$106.7	5.6%	$354.3	NM
Enterprise	(12.6)	(54.5)	85.6	9.7	119.6	14.1	46.6	63.8
Broadband	(6.9)	(50.7)	(6.9)	(1.3)	11.9	2.1	25.7	NM

Consolidated operating income (loss)	$(53.7)	(60.3)%	$(134.7)	(4.2)%	$238.2	7.2%	$426.6	NM

NM—Not meaningful

Wireless segment

Net sales of Wireless segment products increased primarily as a result of $67.1 million of incremental net sales from the Argus acquisition, and higher investment in 4G/LTE solutions by telecommunication providers, particularly in the U.S., during 2012. Foreign exchange rate changes had a negative impact on segment net sales of approximately 2% for 2012 as compared to 2011.

The increase in operating income for the Wireless segment for 2012 as compared to 2011 reflects the negative impact of $79.8 million of purchase accounting adjustments included in the 2011 operating loss. The operating loss for 2011 also included incremental acquisition-related costs of $75.1 million, a litigation charge of $7.0 million related to the settlement of a lawsuit, incremental charges related to impairments of long-lived assets of $85.2 million and a gain of $2.2 million related to the sale of a product line. Operating income for 2012 included a gain of $1.5 million on the sale of a subsidiary and a charge of $2.0 million related to prior years’ customs and duties obligations. Restructuring charges were $8.6 million higher in 2012 as compared to 2011 while amortization of purchased intangible assets decreased $2.8 million for 2012 as compared to the prior year period. Excluding these items, Wireless segment operating income increased for 2012 as compared to 2011 primarily as a result of higher sales, favorable change in the mix of products sold, the impact of lower materials costs and the benefit of cost reduction initiatives partially offset by higher incentive compensation costs.

Enterprise segment

Enterprise segment net sales decreased primarily due to a slowdown in corporate and government information technology spending in all major geographic regions. Foreign exchange rate changes had a negative impact on Enterprise segment net sales of approximately 1% for 2012 as compared to the prior year.

The increase in Enterprise segment operating income for 2012 as compared 2011 was primarily due to a $32.8 million decrease of acquisition-related costs compared to prior year as well as the negative effect of $16.8 million of purchase accounting adjustments recognized in 2011. Also included in 2012 operating income is an increase of $2.6 million in amortization of purchased intangible assets partially offset by a decrease of $0.9 million in restructuring costs. Excluding these items, Enterprise segment operating income was essentially unchanged for 2012 as compared to 2011. Lower net sales and an unfavorable change in the mix of products sold were offset by lower materials costs and benefits from cost reduction initiatives implemented during 2011 and 2012.

Broadband segment

Broadband segment net sales increased due to higher sales in the U.S. and APAC region that were partially offset by a decrease in the EMEA and CALA regions. Foreign exchange rate changes had a negative impact on Broadband segment sales of approximately 1% for 2012 as compared to the prior year.

The increase in Broadband segment operating income for 2012 was primarily due to an $18.3 million decrease of acquisition-related costs as well as $8.7 million of purchase accounting adjustments for 2011 partially offset by $8.9 million of 2012 warranty charges for products sold in 2006 and 2007. Amortization of purchased intangible assets included in the Broadband segment was $1.6 million higher in 2012 than in the prior year primarily as a result of the LiquidxStream Systems acquisition. Restructuring costs for the 2012 were lower by $3.5 million than in 2011.

Excluding these items and despite higher R&D expense to support LiquidxStream Systems, Broadband segment operating income for 2012 as compared to 2011 increased primarily due to lower materials costs and benefits from cost reduction efforts.

Liquidity and Capital Resources

Three months ended March 31, 2014 (Successor) compared to three months ended March 31, 2013 (Successor)

The following table sets forth, as of the dates indicated, certain key measures of our liquidity and capital resources:

	As of
(dollars in millions)	December 31, 2013	March 31, 2014	Dollar change	% change
Cash and cash equivalents	$346.3	$305.2	$(41.1)	(11.9)%
Working capital(1), excluding cash and cash equivalents and current portion of long-term debt of $9.5 million and $9.1 million, respectively	523.2	673.0	149.8	28.6
Availability under revolving credit facility	308.7	345.0	36.3	11.8
Long-term debt, including current portion	2,514.6	2,512.6	(2.0)	(0.1)
Total capitalization(2)	3,602.6	3,671.3	68.7	1.9
Long-term debt, including current portion, as a percentage of total capitalization	69.8%	68.4%

(1)	Working capital consists of current assets of $1,547.0 million less current liabilities of $577.9 million as of March 31, 2014. Working capital consists of current assets of $1,453.4 million less current liabilities of $593.4 million as of December 31, 2013.
(2)	Total capitalization includes long-term debt, including the current portion, and stockholders’ equity.

Our principal sources of liquidity on a short-term basis are cash and cash equivalents, cash flows provided by operations and availability under credit facilities. On a long-term basis, our potential sources of liquidity also include raising capital through the issuance of debt and/or equity. The primary uses of liquidity include funding working capital requirements (primarily inventory and accounts receivable, net of accounts payable and other accrued liabilities), debt service requirements (including voluntary debt payments), capital expenditures, acquisitions, payment of certain restructuring costs, and pension and other postretirement obligations.

The decrease in cash and cash equivalents during the first three months of 2014 was primarily driven by the use of cash to fund operations. The increase in working capital, excluding cash and cash equivalents and current portion of long-term debt is primarily due to the increase in the levels of accounts receivable resulting from higher net sales in the first quarter of 2014 as compared with the fourth quarter of 2013 and higher inventory expected to be needed to meet demand in the second and third quarters. The slight decrease in long-term debt as compared to December 31, 2013 was primarily the result of mandatory payments under our senior secured term loan facility. The net change in total capitalization during the first three months of 2014 primarily reflects current year earnings.

Cash flow overview

The following table sets forth, for the periods indicated, net cash flows provided by (used in) operating, investing and financing activities:

	Three Months Ended March 31,		Dollar change
(in millions)	2013	2014
Net cash used in operating activities	$(52.9)	$(35.5)	$17.4
Net cash used in investing activities	$(37.9)	$(5.4)	$32.5
Net cash generated by financing activities	$95.2	$0.9	$(94.3)

Operating Activities

During the three months ended March 31, 2014, $35.5 million of cash was used in operating activities compared to $52.9 million during the three months ended March 31, 2013. Less cash was used to fund operations during the first quarter of 2014 as compared to the first quarter of 2013 due to improved operating performance partially offset by higher working capital requirements. In particular, accounts receivable increased period over period as a result of higher net sales. This use of cash was partially offset by lower cash paid for interest, which reflects a favorable shift to lower rate debt and changes in the timing of certain interest payments.

We expect to generate net cash from operating activities during the remainder of 2014. The first quarter is generally the weakest cash generation quarter of the year.

Investing Activities

Investment in property, plant and equipment during the first quarter of 2014 was $6.7 million and primarily related to supporting improvements to manufacturing operations as well as investments in information technology (including internally developed software). We currently expect total capital expenditures of $40 million to $45 million in 2014.

During the first quarter of 2013, we paid $34.0 million related to the acquisition of iTRACS. We received $4.7 million in April 2014 related to the final determination of the iTRACS purchase price.

Financing Activities

During the three months ended March 31, 2014, we made a required payment of $2.2 million under our senior secured term loans. We also borrowed and repaid $15.0 million under our $400 million revolving credit facility.

As of March 31, 2014, availability under our revolving credit facility was approximately $345.0 million, reflecting a borrowing base of $400.0 million reduced by $55.0 million of letters of credit issued under the revolving credit facility. During the first quarter of 2014, we received proceeds of $2.0 million and recognized $1.5 million of excess tax benefits related to the exercise of stock options.

During the first quarter of 2013, we amended our senior secured term loan primarily to lower the interest rate. The amendment resulted in the repayment of $32.0 million to certain lenders who exited the senior secured term loan and the receipt of $32.0 million in proceeds from new lenders and existing lenders who increased their positions. We also borrowed $135.0 million and repaid $35.0 million under the revolving credit facility and repaid $2.5 million of our senior secured term loan during the three months ended March 31, 2013.

Future Cash Needs

We expect that our primary future cash needs will be debt service, funding working capital requirements, capital expenditures, paying certain restructuring costs, tax payments (including the cost of repatriation), and funding pension and other postretirement benefit obligations. We paid $6.8 million of restructuring costs during the first three months of 2014 and expect to pay an additional $15.0 million to $17.0 million by 2015 related to restructuring actions that have been initiated. Any future restructuring actions would likely require additional cash expenditures and such requirements may be material. As of March 31, 2014, we have an unfunded obligation related to pension and other postretirement benefits of $36.6 million. We made contributions of $1.0 million to our pension and other postretirement benefit plans during the three months ended March 31, 2014 and currently expect to make additional contributions of $18.3 million during the balance of 2014. These contributions include those required to comply with an agreement with the PBGC. We expect that our noncurrent employee benefit liabilities will be funded from existing cash balances and cash flow from future operations. In addition to the $9.8 million we paid in July 2013 for the acquisition of Redwood Systems, we may be required to pay up to an additional $49.0 million of additional consideration and retention payments in 2015 if certain net sales targets are met. We expect to pay the interest on the 2020 Notes in cash during 2014. We may also pay existing debt or repurchase our 2020 Notes, 2021 Notes and 2024 Notes, if market conditions are favorable and the applicable indenture permits such repayment or repurchase. We may also pursue additional strategic acquisition opportunities, which may impact our future cash requirements.

Although there are no financial maintenance covenants under the terms of our 2020 Notes, 2021 Notes or 2024 Notes, there is a limitation, among other limitations, on certain future borrowings based on an adjusted leverage ratio or a fixed charge coverage ratio. These ratios are based on financial measures similar to Adjusted EBITDA as presented in this prospectus, which also give pro forma effect to certain events, including acquisitions, synergies and cost savings initiatives. For the twelve months ended March 31, 2014, our pro forma adjusted EBITDA as measured pursuant to our notes indentures was $755.9 million, which included the impact of cost reduction initiatives ($24.5 million) and acquisitions (a loss of $1.6 million) so that their impacts are fully reflected in the twelve-month period used in the calculation of the ratios. In addition to limitations under our notes indentures, our senior secured credit facilities contain customary negative covenants. We are currently in compliance with the covenants under our senior secured credit facilities.

As of March 31, 2014, approximately 73% of our cash and cash equivalents was held outside the United States. Income taxes have been provided on foreign earnings to repatriate substantially all of this cash. We do not anticipate significant incremental income tax expense related to repatriating existing cash balances. However, the cash tax requirements to repatriate existing funds may vary from year to year.

We believe that our existing cash, cash equivalents and cash flows from operations, combined with availability under our revolving credit facility, will be sufficient to meet our presently anticipated future cash needs. We currently hold 2.2 million shares of Hydrogenics Corporation and we may sell a substantial portion of that investment. We may, from time to time, increase borrowings under our revolving credit facility or issue securities, if market conditions are favorable, to meet our future cash needs or to reduce our borrowing costs.

Year ended December 31, 2013 (Successor) compared to year ended December 31, 2012 (Successor)

The following table sets forth, as of the dates indicated, certain key measures of our liquidity and capital resources:

	As of
(dollars in millions)	December 31, 2012	December 31, 2013	Dollar change	% change
Cash and cash equivalents	$264.4	$346.3	$81.9	31.0%
Working capital(1), excluding cash and cash equivalents and current portion of long-term debt of $10.8 million and $9.5 million, respectively	484.0	523.2	39.2	8.1
Availability under revolving credit facility	330.8	308.7	(22.1)	(6.7)
Long-term debt, including current portion	2,470.8	2,514.6	43.8	1.8
Total capitalization(2)	3,653.1	3,602.6	(50.5)	(1.4)
Long-term debt as a percentage of total capitalization	67.6%	69.8%

(1)	Working capital consists of current assets of $1,453.4 million less current liabilities of $593.4 million as of December 31, 2013. Working capital consists of current assets of $1,287.3 million less current liabilities of $549.6 million as of December 31, 2012.
(2)	Total capitalization includes long-term debt, including the current portion, and stockholders’ equity.

The increase in cash and cash equivalents during 2013 was primarily driven by cash flow from operations and proceeds from our initial public offering, net of debt paydowns, capital expenditures and investments in acquisitions. During 2013, we used net proceeds from the issuance of $550.0 million of the 2020 Notes along with existing liquidity to pay $550.0 million in distributions to our shareholders and option holders. Also during 2013, we used the net proceeds from our IPO to redeem $400.0 million of the 2019 Notes. In addition, we made a voluntary repayment of $100.0 million on our senior secured term loans. The increase in long-term debt was primarily the result of the issuance of $550.0 million of the 2020 Notes, substantially offset by debt repayments. The decrease in total capitalization was primarily the result of the distributions to shareholders and option holders partially offset by the net proceeds from the initial public offering and the net increase in long-term debt.

Cash flow overview

The following table sets forth, for the periods indicated, net cash flows provided by (used in) operating, investing and financing activities:

	Year ended December 31		Dollar change	% change
(in millions)	2012	2013
Net cash generated by (used in) operating activities	$286.1	$237.7	$(48.4)	(16.9)%
Net cash generated by (used in) investing activities	$(35.5)	$(63.4)	$(27.9)	78.6%
Net cash generated by (used in) financing activities	$(299.5)	$(89.7)	$209.8	(70.1)%

Operating Activities

During 2013, operating activities generated $237.7 million of cash compared to $286.1 million during 2012. The decrease in cash flow from operations for 2013 was primarily due to an increase in working capital, the payment of a premium of $33.0 million related to the redemption of $400.0 million of the 2019 Notes, $20.2 million paid to terminate our management agreement with Carlyle and $27.2 million in higher cash interest paid, which mainly resulted from the interest on the 2020 Notes and an acceleration of interest upon the $400.0 million redemption of the 2019 Notes. These outflows were partially offset by improved operating results.

Uses of cash during 2013 included $199.3 million paid for interest, $80.9 million paid for taxes, $23.6 million paid to fund pension and postretirement benefit obligations and a combined increase in inventories and accounts receivable of $74.0 million. These uses of cash were more than offset by positive operating results and an increase of $57.6 million in accounts payable and other accrued liabilities.

We currently do not expect a significant change in working capital requirements in 2014. We expect higher cash interest related to the 2020 Notes to be more than offset by the impact of lower debt balances and lower interest rates resulting from the term loan amendments. Cash paid for taxes is dependent upon the geographic mix of earnings and the cost of repatriation, both of which can vary from year to year.

Investing Activities

During 2013, we paid $43.8 million related to our acquisitions of iTRACS and Redwood Systems. We also paid $12.0 million during 2013 in connection with the 2011 acquisition of Argus. We received proceeds of $26.7 million during 2013 from the sale of businesses or subsidiaries. This primarily related to the sale of our BiMetals business in 2013 and additional proceeds received from the 2012 sale of our filter manufacturing subsidiary in Shenzhen, China. These proceeds are included in other investing activities on the Consolidated Statements of Cash Flows for the year ended December 31, 2013.

Investment in property, plant and equipment during 2013 was $36.8 million and primarily related to supporting improvements to manufacturing operations as well as investments in information technology (including internally developed software). We currently expect total capital expenditures of $40 million to $45 million in 2014.

Financing Activities

In May 2013, we issued $550.0 million in principal amount of the 2020 Notes for net proceeds of $538.8 million. The net proceeds from the note issuance were combined with existing liquidity to pay distributions of $550.0 million to our shareholders and option holders. Although we have paid cash dividends from time to time in the past while we were a privately-held company, we do not currently intend to pay cash dividends in the foreseeable future. The declaration and payment of any dividends in the future may be limited by contractual restrictions, including covenants under the indentures governing our senior notes and senior secured credit facilities.

In October 2013, we received net proceeds of $434.0 million from the issuance of common stock in connection with our initial public offering. The net proceeds from the IPO were used to redeem $400.0 million of the 2019 Notes.

In March and December 2013, we amended our senior secured term loan facility, which resulted in the repayment of $172.3 million to certain lenders who exited our term loan syndicate and the receipt of $172.3 million in proceeds from new lenders and existing lenders who increased their positions.

In connection with the December amendment, we made a voluntary repayment of $100.0 million. Also during 2013, we made scheduled repayments of $9.7 million under our senior secured term loans and borrowed and repaid $225.0 million under our senior secured revolving credit facility. As of December 31, 2013, remaining availability under our $400.0 million revolving credit facility was approximately $308.7 million, reflecting a borrowing base of $362.8 million reduced by $54.1 million of outstanding letters of credit.

During 2012, we paid a dividend of $200.0 million to our shareholders. Also during 2012, we amended our senior secured term loan and asset-based revolving credit facilities and the amendment process resulted in the repayment of $104.6 million to certain lenders who exited the senior secured term loan and the receipt of $104.6 million in proceeds from new lenders and existing lenders who increased their positions. We also made net repayments of $71.5 million ($205.0 million of additional borrowings and $276.5 million of repayments) under the revolving credit facility and made scheduled repayments of $10.0 million on our senior secured term loan during 2012.

Year ended December 31, 2012 (Successor) compared to year ended December 31, 2011 (Combined Predecessor and Successor)

The following table summarizes certain key measures of our liquidity and capital resources:

	As of December 31		Dollar change	% change
(dollars in millions)	2011	2012
Cash and cash equivalents	$317.1	$264.4	$(52.7)	(16.6)%
Working capital(1), excluding cash and cash equivalents and current portion of long-term debt of $12.3 million and $10.8 million, respectively	548.8	484.0	(64.8)	(11.8)
Availability under revolving credit facility	182.1	330.8	148.7	81.7
Long-term debt, including current portion	2,563.0	2,470.8	(92.2)	(3.6)
Total capitalization(2)	3,928.1	3,653.1	(275.0)	(7.0)
Long-term debt, including current portion, as a percentage of total capitalization	65.2%	67.6%

(1)	Working capital consists of current assets of $1,367.3 million less current liabilities of $513.7 million as of December 31, 2011. Working capital consists of current assets of $1,287.3 million less current liabilities of $549.6 million as of December 31, 2012.
(2)	Total capitalization includes long-term debt, including the current portion, and stockholders’ equity.

Cash flow overview

	Predecessor	Successor		2012 compared to combined 2011
	January 1 – January 14, 2011	January 15 – December 31, 2011	Year ended December 31, 2012
(dollars in millions)				Dollar change	% change
Net cash generated by (used in) operating activities	$(4.8)	$135.7	$286.1	$155.2	118.6%
Net cash generated by (used in) investing activities	$1.3	$(3,172.7)	$(35.5)	$3,135.9	NM
Net cash generated by (used in) financing activities	$11.4	$2,643.9	$(299.5)	$(2,954.8)	(111.3)%

NM—Not meaningful

Operating activities

During 2012, operating activities generated $286.1 million of cash compared to $131.0 million during 2011. The improvement in cash flow from operations for 2012 was primarily due to $105.9 million of costs related to the Acquisition that reduced 2011 cash flow from operations as well as $15.1 million paid to settle our interest rate swap liability during 2011. Cash flow from operations during 2012 benefitted from a decrease in working capital and better operating results which were partially offset by increases of $57.3 million, $38.7 million and $13.3 million in interest paid, taxes paid and contributions to our pension and postretirement benefit plans, respectively.

During 2012, uses of cash included $172.1 million paid for interest, $81.1 million paid for taxes, $34.1 million paid to fund pension and postretirement benefit obligations and an increase in accounts receivable of $15.9 million. These uses of cash were offset by positive operating results and an increase of $45.8 million in accounts payable and other liabilities and a decrease in inventories of $18.2 million.

Investing activities

During 2012, we paid $12.2 million in connection with the Argus acquisition and received proceeds, net of cash sold, of $4.0 million from the sale of our filter manufacturing subsidiary in Shenzhen, China. These proceeds are included in other investing activities on the Consolidated Statements of Cash Flows for the year ended December 31, 2012.

Investment in property, plant and equipment in 2012 was $28.0 million and primarily related to supporting improvements to manufacturing operations as well as investments in information technology (including internally developed software).

During 2011 we paid $3.0 billion to acquire the outstanding shares of CommScope, Inc. and $62.1 million to settle equity based compensation awards in connection with the Acquisition. We also paid $38.5 million (net of cash acquired) and $45.6 million (net of cash acquired) to acquire LiquidxStream Systems and Argus, respectively, and invested $39.5 million in property, plant and equipment.

Financing activities

During 2012, we paid a dividend of $200.0 million to our shareholders. Also during 2012, we amended our term loan facility and revolving credit facility primarily to lower the interest rates and extend the term on the revolving credit facility. The amendment process resulted in the repayment of $104.6 million to certain lenders who exited the term loan facility and revolving credit facility syndicates and the receipt of $104.6 million in proceeds from new lenders and existing lenders who increased their positions. We also made voluntary net repayments of $71.5 million ($205.0 million of additional borrowings and $276.5 million of repayments) under the revolving credit facility and made scheduled repayments of $10.0 million of our term loan facility during 2012. As of December 31, 2012, remaining availability under our $400 million revolving credit facility was approximately $330.8 million, reflecting a borrowing base of $364.2 million reduced by $33.4 million of letters of credit issued under the revolving credit facility.

To finance the Acquisition during 2011, we borrowed $2.71 billion and received an equity contribution of $1.61 billion from Carlyle and certain members of management. We paid $87.0 million in financing costs associated with Acquisition-related debt. In connection with the Acquisition, we repaid $1.05 billion of our previous senior secured term loans and paid $377.3 million to redeem our 3.25% convertible notes (composed of $287.5 million of face value and $89.8 million of additional cash that holders were entitled to receive as a result of the Acquisition). During 2011, we borrowed an additional $15.0 million under our revolving credit facility and repaid $158.5 million.

Future cash needs

We expect that our primary future cash needs will be debt service, funding working capital requirements, capital expenditures, paying certain restructuring costs, tax payments (including the cost of repatriation), and funding pension and other postretirement benefit obligations. We paid $31.4 million of restructuring costs during 2013 and expect to pay an additional $23 million to $26 million by 2015 related to restructuring actions that have been initiated. Any future restructuring actions would likely require additional cash expenditures and such requirements may be material. As of December 31, 2013, we have an unfunded obligation related to pension and other postretirement benefits of $37.0 million. We made contributions of $23.6 million and $1.0 million to our pension and other postretirement benefit plans during 2013 and the three months ended March 31, 2014, respectively, and currently expect to make additional contributions of $18.3 million during the balance of 2014. These contributions include those required to comply with an agreement with the PBGC. We expect that our noncurrent employee benefit liabilities will be funded from existing cash balances and cash flow from future operations. In addition to the $9.8 million we paid in July 2013 for the acquisition of Redwood Systems, we may be required to pay up to an additional $49.0 million of additional consideration and retention payments in 2015 if certain net sales targets are met. We may also pay existing debt or repurchase the 2020 Notes, 2021 Notes or 2024 Notes, if market conditions are favorable and the applicable indenture permits such repayment or repurchase. We may also pursue additional strategic acquisition opportunities, which may impact our future cash requirements.

As of December 31, 2013, approximately 72% of our cash and cash equivalents was held outside the United States. Income taxes have been provided on foreign earnings to repatriate substantially all of this cash. We do not anticipate significant incremental tax expense related to repatriating existing cash balances. However, the cash tax requirements to repatriate existing funds may vary from year to year.

We believe that our existing cash, cash equivalents and cash flows from operations, combined with availability under our revolving credit facility, will be sufficient to meet our presently anticipated future cash needs over the next twelve months. We may, from time to time, increase borrowings under our revolving credit facility or issue securities, if market conditions are favorable, to meet our future cash needs or to reduce our borrowing costs.

Description of the Senior Secured Credit Facilities

Revolving credit facilities

In connection with the Acquisition Transactions, we entered into senior secured asset-based revolving credit facilities, consisting of a tranche A revolving credit facility available to our U.S. subsidiaries designated as co-borrowers therein, or the “U.S. Borrowers,” and a tranche B revolving credit facility available to the U.S. Borrowers and to certain of our non-U.S. subsidiaries, or the “European Co-Borrowers.” Our revolving credit facilities provide for revolving loans and letters of credit in an aggregate amount of up to $250 million for the tranche A revolving credit facility and up to $150 million for the tranche B revolving credit facility, in each case, subject to borrowing base capacity. Letters of credit are limited to $130 million for tranche A and tranche B in the aggregate. Subject to certain conditions, the revolving credit facilities may be expanded by up to $150 million in the aggregate in additional commitments. Loans under the tranche A revolving credit facility are denominated in U.S. dollars and loans under the tranche B revolving credit facility may be denominated, at our option, in either U.S. dollars, euros, pounds sterling or Swiss francs. JPMorgan Chase Bank, N.A. acts as administrative agent for the tranche A revolving credit facility and collateral agent for the revolving credit facilities, and J.P. Morgan Europe Limited acts as administrative agent for the tranche B revolving credit facility. Each revolving credit facility matures in January 2017. We use borrowings under our revolving credit facilities to fund working capital and for other general corporate purposes, including permitted acquisitions and other investments. We amended and restated our revolving credit facility in March 2012 to, among other things, reduce pricing and certain fees. As of March 31, 2014, we had no outstanding borrowings under our revolving credit facilities and $55.0 million of outstanding letters of credit.

Borrowings under our revolving credit facilities are limited by several jurisdictionally-specific borrowing base calculations based on the sum of specified percentages of eligible accounts receivable and, in certain instances, eligible inventory minus the amount of any applicable reserves. Borrowings bear interest at a floating rate, which (i) in the case of tranche A loans can be either adjusted Eurodollar rate plus an applicable margin or, at our option, a base rate plus an applicable margin, and (ii) in the case of tranche B loans shall be adjusted Eurodollar rate plus an applicable margin. We may borrow only up to the lesser of the level of our then-current respective borrowing bases and our committed maximum borrowing capacity of $400 million in the aggregate. Our ability to draw under our revolving credit facilities or issue letters of credit thereunder is conditioned upon, among other things, our delivery of prior written notice of a borrowing or issuance, as applicable, our ability to reaffirm the representations and warranties contained in our credit agreements and the absence of any default or event of default under our revolving credit facilities.

Our obligations under the revolving credit facilities are guaranteed by us and all of our direct and indirect wholly owned U.S. subsidiaries (subject to certain permitted exceptions based on immateriality thresholds of aggregate assets and revenues of excluded U.S. subsidiaries), and the obligations of the European Co-Borrowers under the tranche B revolving credit facility are guaranteed by certain of our indirect non-U.S. subsidiaries. The revolving credit facilities are secured by a lien on substantially all of our assets, and each of our direct and indirect wholly owned U.S. subsidiaries’ current and fixed assets (subject to certain exceptions), and the tranche B revolving credit facility is also secured by certain of the current assets of the non-U.S. borrowers and guarantors. The revolving credit facilities have a first priority lien on the above-referenced current assets, and a second priority lien on all other assets (second in priority to the liens securing the term loan facility referred to below), in each case, subject to other permitted liens.

The following fees are applicable under each revolving credit facility: (i) an unused line fee of either 0.375% or 0.25% per annum (depending on usage of the revolving credit facilities), of the unused portion of the respective revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit equal to the applicable margin for Eurodollar rate loans, as applicable; and (iii) certain other customary fees and expenses of the lenders and agents. We are required to make prepayments under our revolving credit facilities at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under such revolving credit facility exceed the lesser of the aggregate amount of commitments in respect of such revolving credit facility and the applicable borrowing base.

Our revolving credit facilities contain customary covenants, including, but not limited to, restrictions on our ability and that of our subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets subject to their security interest, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of any junior indebtedness, enter into transactions with affiliates or change our line of business. Our revolving credit facilities require the maintenance of a fixed charge coverage ratio of 1.0 to 1.0 at the end of each fiscal quarter when excess availability for both tranche A and tranche B in total is less than the greater of $32.5 million and 10% of the aggregate borrowing base of both tranche A and tranche B in total. Such fixed charge coverage ratio is tested at the end of each quarter until such time as excess availability exceeds the level set forth above. This ratio and other ratios related to incurrence-based covenants (measured only upon the taking of certain actions, including the incurrence of additional indebtedness) under our revolving credit facility, our term loan facility, the 2020 Notes, the 2021 Notes and the 2024 Notes are calculated in part based on financial measures similar to Adjusted EBITDA as presented in this prospectus, which also give pro forma effect to certain events, including acquisitions, synergies and cost savings initiatives. These incremental adjustments, as calculated pursuant to such agreements, provide us with a net EBITDA benefit for ratio calculation purposes of approximately $22.9 million for the LTM Period. We are currently in compliance with the covenants under our revolving credit facilities.

Our revolving credit facilities provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

Term loan facility

In connection with the Acquisition Transactions, we also entered into a senior secured term loan facility with JPMorgan Chase Bank, N.A., as administrative agent, and certain other agents and lenders, in an aggregate principal amount of $1,000 million, which was fully drawn on the closing date of the Acquisition Transactions. The term loan facility was used to fund the Acquisition, in part. We amended and restated our term loan facility in March 2012, March 2013 and December 2013 to, among other things, reduce pricing. The December 2013 amendment and restatement refinanced the term loan into two tranches, one of which was in the amount of $350.0 million and is due January 2017 (the 2017 term loan) and the other was in the amount of $525.0 million and is due January 2018 (the 2018 term loan). In connection with the December 2013 amendment, we also prepaid $100 million of outstanding term loans. As of March 31, 2014, we had $348.3 million outstanding under the 2017 term loan and $522.4 million outstanding under the 2018 term loan.

Subject to certain conditions, our term loan facility, without the consent of the then existing lenders (but subject to the receipt of commitments), may be expanded (or a new term loan facility added) by up to the greater of $200 million in the aggregate or such amount as will not cause the net senior secured debt ratio to exceed 2.75 to 1.00 (as amended in December 2013).

Borrowings under our term loan facility amortize in equal quarterly installments in an amount equal to 1.00% per annum of the principal amount at the time of the December 2013 amendment, with the remaining balance of each tranche of term loans due at its respective final maturity date. The interest rate margin applicable to the term loans is, at the Company’s option, either (1) the base rate (which is the highest of the then current Federal Funds rate plus 0.5%, the prime rate most recently announced by JPMorgan Chase Bank, N.A., and the one-month Eurodollar rate (taking into account the Eurodollar rate floor, if any, plus 1.0%)) plus a margin of 1.50% or (2) one-, two-, three- or six-month LIBOR or, if available from all lenders, nine- or twelve-month LIBOR (selected at the Company’s option) plus a margin of 2.50%. The amendment also eliminated the 1.0% LIBOR floor with respect to the 2017 term loan and reduces it to 0.75% with respect to the 2018 term loan. Due to the December 2013 amendment and restatement, we are now subject to a 101% “soft call” prepayment premium, applicable to any repricing transaction that occurs on or prior to the date that is six months after the date of such amendment and restatement.

We may voluntarily prepay loans or reduce commitments under our term loan facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty (other than the “soft call” noted above).

We must prepay our term loan facility with the net cash proceeds of certain asset sales, the incurrence or issuance of specified refinancing indebtedness and 50% of excess cash flow (such percentage subject to reduction based on the achievement of specified senior secured leverage ratios), in each case, subject to certain reinvestment rights and other exceptions.

Our obligations under the term loan facility are guaranteed by us and all of our direct and indirect wholly owned U.S. subsidiaries (subject to certain permitted exceptions based on immateriality thresholds of aggregate assets and revenues of excluded U.S. subsidiaries). The term loan facility is secured by a lien on substantially all of our assets and each of our direct and indirect U.S. subsidiaries’ current and fixed assets (subject to certain exceptions), and the term loan facility has a first priority lien on the above-referenced fixed assets, and a second priority lien on all current assets (second in priority to the liens securing the revolving credit facilities referred to above), in each case, subject to other permitted liens.

Our term loan facility contains customary negative covenants consistent with those applicable to the 2021 Notes and the 2024 Notes, including, but not limited to, restrictions on our ability and that of our restricted subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, sell or otherwise transfer assets, or enter into transactions with affiliates. We are currently in compliance with the covenants under our term loan facility.

Our term loan facility provides that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated. Such events of default are consistent with those described above for the revolving credit facilities.

Description of the 2019 Notes

On January 14, 2011, in connection with the Acquisition Transactions, CommScope, Inc. closed the issuance of $1,500.0 million principal amount of the 2019 Notes. As of March 31, 2014, CommScope, Inc. had $1,100.0 million principal amount of 2019 Notes outstanding, which bear interest at a rate of 8.25% and mature on January 15, 2019. On May 30, 2014, concurrently with the consummation of the offering of the New Notes, we satisfied and discharged the 2019 Notes Indenture, by irrevocably depositing with the trustee for the 2019 Notes funds for the benefit of the holders of the 2019 Notes that will be sufficient to redeem on June 16, 2014 the entire outstanding amount of 2019 Notes at a rate of $1,041.25 for each $1,000 in principal amount of 2019 Notes plus accrued and unpaid interest on such notes to but not including the redemption date, plus a make whole amount.

Description of the 2020 Notes

On May 28, 2013, CommScope Holdings issued the 2020 Notes, which mature on June 1, 2020. As of March 31, 2014, we had $550.0 million principal amount of 2020 Notes outstanding. Interest on the 2020 Notes is payable semi-annually in arrears on June 1 and December 1. Interest for the initial interest period ending December 1, 2013 was payable entirely in cash. For each subsequent interest period, we are required to pay interest on the 2020 Notes entirely in cash, unless the “Applicable Amount,” as defined in the 2020 Notes Indenture, is less than the applicable semi-annual requisite cash interest payment amount, in which case, we may elect to pay a portion of the interest due on the 2020 Notes for such interest period by increasing the principal amount of the 2020 Notes or by issuing new notes for up to the entire amount of the interest payment, in each case, “PIK Interest,” to the extent described in the 2020 Notes Indenture. For the purposes of the 2020 Notes Indenture, “Applicable Amount” generally refers to CommScope, Inc.’s then current restricted payment capacity under the instruments governing its indebtedness less $20 million plus CommScope Holdings’ cash and cash equivalents less $10 million. Cash interest on the 2020 Notes accrues at the rate of 6.625% per annum. PIK Interest on the 2020 Notes accrues at the rate of 7.375% per annum until the next payment of cash interest.

The 2020 Notes may be redeemed at the option of the holders at 101% of their face amount, plus accrued and unpaid interest, upon certain change of control events. Prior to June 1, 2016, the 2020 Notes will be redeemable at a redemption price equal to 100% of their principal amount, plus a make-whole premium (as defined in the 2020 Notes Indenture), plus accrued and unpaid interest to the redemption date. On or prior to June 1, 2016, under certain circumstances, we may also redeem up to 40% of the aggregate principal amount of the 2020 Notes at a redemption price of 106.625% plus accrued and unpaid interest to the redemption date using the proceeds of certain equity offerings.

Beginning on June 1, 2016, the 2020 Notes may be redeemed at the redemption prices listed below, plus accrued interest to the date of redemption.

Redemption in twelve-month period beginning June 1,	Percentage
2016	103.313%
2017	101.656%
2018 and thereafter	100.000%

The 2020 Notes Indenture limits the ability of us and most of our subsidiaries to:

•	incur additional debt or issue certain capital stock unless a fixed charge coverage ratio is satisfied or certain other exceptions apply;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or repurchase or retire subordinated indebtedness;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	permit restrictions on the ability of our subsidiaries to make distributions.

There are no financial maintenance covenants in the 2020 Notes Indenture. Events of default under the 2020 Notes Indenture include, among others, nonpayment of principal or interest when due, covenant defaults, bankruptcy and insolvency events and cross defaults.

Description of the New Notes

On May 30, 2014, CommScope, Inc. closed the issuance of (i) $650.0 million aggregate principal amount of the 2021 Notes, which bear interest at a rate of 5.000% and mature on June 15, 2021, and (ii) $650.0 million aggregate principal amount of the 2024 Notes, which bear interest at a rate of 5.500% and mature on June 15, 2024. The interest on both series of the New Notes is payable semi-annually in arrears on June 15 and December 15.

2021 Notes

All of CommScope, Inc.’s existing and future direct and indirect domestic subsidiaries that guarantee the senior secured credit facilities jointly, severally and unconditionally guarantee the 2021 Notes on a senior unsecured basis. The 2021 Notes may be redeemed at the option of the holders at 101% of their face amount, plus accrued and unpaid interest, upon certain change of control events. Prior to June 15, 2017, the 2021 Notes will be redeemable at a redemption price equal to 100% of their principal amount, plus a make-whole premium (as defined in the 2021 Notes Indenture), plus accrued and unpaid interest to the redemption date. On or prior to June 15, 2017, under certain circumstances, we may also redeem up to 40% of the aggregate principal amount of the 2021 Notes at a redemption price of 105.000% plus accrued and unpaid interest to the redemption date using the proceeds of certain equity offerings.

Beginning on June 15, 2017, the 2021 Notes become redeemable at the redemption prices listed below, plus accrued interest to the date of redemption.

Redemption in twelve-month period beginning June 15,	Percentage
2017	102.500%
2018	101.250%
2019 and thereafter	100.000%

2024 Notes

All of CommScope, Inc.’s existing and future direct and indirect domestic subsidiaries that guarantee the senior secured credit facilities jointly, severally and unconditionally guarantee the 2024 Notes on a senior unsecured basis. The 2024 Notes may be redeemed at the option of the holders at 101% of their face amount, plus accrued and unpaid interest, upon certain change of control events. Prior to June 15, 2019, the 2024 Notes will be redeemable at a redemption price equal to 100% of their principal amount, plus a make-whole premium (as defined in the 2024 Notes Indenture), plus accrued and unpaid interest to the redemption date. On or prior to June 15, 2017, under certain circumstances, we may also redeem up to 40% of the aggregate principal amount of the 2024 Notes at a redemption price of 105.500% plus accrued and unpaid interest to the redemption date using the proceeds of certain equity offerings.

Beginning on June 15, 2019, the 2024 Notes become redeemable at the redemption prices listed below, plus accrued interest to the date of redemption.

Redemption in twelve-month period beginning June 15,	Percentage
2019	102.750%
2020	101.883%
2021	100.917%
2022 and thereafter	100.000%

Restrictions Under the New Notes

The 2021 Notes Indenture and the 2024 Notes Indenture limit the ability of CommScope, Inc. and most of its subsidiaries to:

•	incur additional debt or issue certain capital stock unless a fixed charge coverage ratio is satisfied or certain other exceptions apply;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or repurchase or retire subordinated indebtedness;

•	make certain investments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	permit restrictions on the ability of our subsidiaries to make distributions.

There are no financial maintenance covenants in the either 2021 Notes Indenture or the 2024 Notes Indenture. Events of default under the 2021 Notes Indenture and the 2024 Notes Indenture include, among others, nonpayment of principal or interest when due, covenant defaults, bankruptcy and insolvency events and cross defaults.

Description of Certain Other Indebtedness

Certain of our subsidiaries are parties to capital leases, other loans and lines of credit. As of March 31, 2014, $0.7 million of capital leases and other loans were outstanding. Certain of our subsidiaries are parties to lines of credit and letters of credit facilities that remained open after closing of the Acquisition Transactions. As of March 31, 2014, there were no borrowings and approximately $11.3 million of borrowing capacity under these lines of credit. We had approximately $4.4 million in letters of credit outstanding and approximately $2.4 million of remaining capacity under these letters of credit facilities.

Contractual Obligations, Contingent Liabilities and Commitments

A summary of contractual cash obligations as of December 31, 2013 is as follows:

	Payments due by period
(in millions)	Total	2014	2015 – 2016	2017 – 2018	Thereafter
Long-term debt, including current maturities(a)	$2,523.9	$9.5	$17.8	$846.6	$1,650.0
Interest on long-term debt(a)(b)	787.1	153.6	306.5	272.0	55.0
Operating leases	92.1	23.7	30.7	19.1	18.6
Purchase obligations(c)	16.2	16.2	—	—	—
Pension and other post-retirement benefit liabilities(d)	58.3	24.3	17.3	5.9	10.8
Restructuring costs, net	18.6	17.5	1.1	—	—
Redwood Systems acquisition payments(e)	—	—	—	—	—
Unrecognized tax benefits(f)	—	—	—	—	—

Total contractual obligations	$3,496.2	$244.8	$373.4	$1,143.6	$1,734.4

(a)	No prepayment or redemption of any of our long-term debt balances has been assumed. Refer to “—Liquidity and Capital Resources” and Note 6 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus for information regarding the terms of our long-term debt agreements.
(b)	Interest on long-term debt excludes the amortization of deferred financing fees and original issue discount. Interest on variable rate debt is estimated based upon rates in effect as of December 31, 2013. In October 2013, we used the net proceeds to us from the IPO, plus cash on hand, to redeem a portion of the 2019 Notes. See “—Description of the 2019 Notes.”
(c)	Purchase obligations include minimum amounts owed under take-or-pay or requirements contracts. Amounts covered by open purchase orders are excluded as there is no contractual obligation until goods or services are received.
(d)	Amounts reflect expected contributions related to payments under the postretirement benefit plans through 2023 and expected pension contributions of $20.9 million in 2014 and $10.4 million in 2015–2016. See Note 10 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus.

(e)	Additional payments of up to $49.0 million related to the acquisition of Redwood Systems could be due in 2015 if net sales of Redwood Systems products reach various levels of up to $55.0 million over various periods through July 31, 2015.
(f)	Due to the uncertainty in predicting the timing of tax payments related to our unrecognized tax benefits, $82.1 million has been excluded from the presentation. We anticipate a reduction of up to $21.0 million of unrecognized tax benefits during the next twelve months. See Note 11 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus.

The table below presents a summary of contractual cash obligations as of December 31, 2013 after giving effect to the offering of the New Notes and the use of proceeds therefrom, including the 2019 Notes Discharge:

	Payments due by period
(in millions)	Total	2014	2015 – 2016	2017 – 2018	Thereafter
Long-term debt, including current maturities(a)	$2,723.9	$9.5	$17.8	$846.6	$1,850.0
Interest on long-term debt(a)(b)	1,001.3	183.4	261.5	227.0	329.4
Operating leases	92.1	23.7	30.7	19.1	18.6
Purchase obligations(c)	16.2	16.2	—	—	—
Pension and other post-retirement benefit liabilities(d)	58.3	24.3	17.3	5.9	10.8
Restructuring costs, net	18.6	17.5	1.1	—	—
Redwood Systems acquisition payments(e)	—	—	—	—	—
Unrecognized tax benefits(f)	—	—	—	—	—

Total contractual obligations	$3,910.4	$274.6	$328.4	$1,098.6	$2,208.8

(a)	Reflects the offering of the New Notes and the use of proceeds therefrom to discharge the 2019 Notes. No prepayment or redemption of any of our long-term borrowings under the senior secured credit facilities, the 2020 Notes or the New Notes has been assumed. Refer to “—Liquidity and capital resources” and Note 6 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus for information regarding the terms of our long-term debt agreements.
(b)	Interest on long-term debt excludes the amortization of deferred financing fees and original issue discount. Interest on variable rate debt is estimated based upon rates in effect as of December 31, 2013, and interest on the 2020 Notes is assumed to be incurred at the cash interest rate. Interest on the New Notes is based on a rate of 5.000% for the 2021 Notes and 5.500% for the 2024 Notes. Does not include the estimated $93.9 million redemption premium resulting from the 2019 Notes Discharge.
(c)	Purchase obligations include minimum amounts owed under take-or-pay or requirements contracts. Amounts covered by open purchase orders are excluded as there is no contractual obligation until goods or services are received.
(d)	Amounts reflect expected contributions related to payments under the postretirement benefit plans through 2023 and expected pension contributions of $20.9 million in 2014 and $10.4 million in 2015–2016. See Note 10 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus.
(e)	Additional payments of up to $49.0 million related to the acquisition of Redwood Systems could be due in 2015 if net sales of Redwood Systems products reach various levels of up to $55.0 million over various periods through July 31, 2015.
(f)	Due to the uncertainty in predicting the timing of tax payments related to our unrecognized tax benefits, $82.1 million has been excluded from the presentation. We anticipate a reduction of up to $21.0 million of unrecognized tax benefits during the next twelve months. See Note 11 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09-Revenue from Contracts with Customers, which establishes a single comprehensive model for revenue recognition. Under the new guidance, revenue will be recognized when control over goods or services has been transferred to a customer. When multiple goods or services are sold under a single arrangement, revenue will be allocated based on the relative standalone selling prices of the various elements. We will be required to adopt the standard as of January 1, 2017 and early adoption is not permitted. Transition alternatives include full retrospective adoption or a modified retrospective adoption. We have not determined the transition approach that we will utilize and we cannot currently estimate the impact of the new accounting standard.

Off-Balance Sheet Arrangements

We are not a party to any significant off-balance sheet arrangements, except for operating leases.

Effects of Inflation and Changing Prices

We continually attempt to minimize the effect of inflation on earnings by controlling our operating costs and adjusting our selling prices. The principal raw materials purchased by us (copper, aluminum, steel, plastics and other polymers, bimetals and optical fiber) are subject to changes in market price as they are influenced by commodity markets and other factors. Prices for copper, fluoropolymers and certain other polymers derived from oil and natural gas have been highly volatile at various times over the last several years. As a result, we have increased our prices for certain products and may have to increase prices again in the future. To the extent that we are unable to pass on cost increases to customers without a significant decrease in sales volume or must implement price reductions in response to a rapid decline in raw material costs, these cost changes could have a material adverse impact on the results of our operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks related to changes in interest rates, foreign currency exchange rates and commodity prices. We may utilize derivative financial instruments, among other methods, to hedge some of these exposures. We do not use derivative financial instruments for speculative or trading purposes.

Interest rate risk

The table below summarizes the expected interest and principal payments associated with our variable rate debt outstanding as of December 31, 2013 (mainly the variable rate term loan and borrowings under the revolving credit facility). The principal payments presented below are based on scheduled maturities and assume the borrowings under the revolving credit facility. The interest payments presented below assume the interest rate in effect as of December 31, 2013. (See Note 6 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus.) The impact of a 1% increase in interest rates on projected future interest payments of the variable rate debt is also included in the table below.

	For the year ending December 31,
(dollars in millions)	2014	2015	2016	2017	2018	Thereafter
Principal and interest payments on variable rate debt	$35.9	$35.1	$34.8	$360.9	$503.3	$—
Average cash interest rate	3.05%	3.05%	3.05%	3.23%	3.25%	—
Impact of 1% increase in interest rates	$6.0	$6.0	$5.9	$2.7	$0.1	$—

We also have $1.85 billion aggregate principal amount of fixed rate senior and PIK toggle notes. The table below summarizes our expected interest and principal payments related to our fixed rate debt at December 31, 2013 (assuming we make all of our interest payments on the 2020 Notes at the 6.625% cash-pay interest rate), after giving effect to the offering of the New Notes and the use of proceeds therefrom, including the 2019 Notes Discharge.

	For the year ending December 31,
(dollars in millions)	2014	2015	2016	2017	2018	Thereafter
Principal and interest payments on fixed rate debt(a)	$157.0	$104.7	$104.7	$104.7	$104.7	$2,179.4
Average cash interest rate	8.89%	5.66%	5.66%	5.66%	5.66%	5.51%

(a)	Does not include the estimated $93.9 million redemption premium resulting from the 2019 Notes Discharge.

Foreign currency risk

Approximately 40% of our net sales for the three months ended March 31, 2014 and 45%, 47% and 49% of our 2013, 2012 and 2011 net sales, respectively, were to customers located outside the U.S. Significant changes in foreign currency exchange rates could adversely affect our international sales levels and the related collection of amounts due. In addition, a significant decline in the value of currencies used in certain regions of the world as compared to the U.S. dollar could adversely affect product sales in those regions because our products may become more expensive for those customers to pay for in their local currency. Conversely, significant increases in the value of foreign currencies as compared to the U.S. dollar could adversely affect profitability as certain product costs increase relative to a U.S. dollar-denominated sales price. The foreign currencies to which we have the greatest exposure include the Chinese yuan, euro, Brazilian real, Indian rupee and Australian dollar. Local manufacturing provides a natural hedge, and we continue to evaluate additional alternatives to help us reasonably manage the market risk related to foreign currency exposures.

We use derivative instruments such as forward exchange contracts to manage the risk of fluctuations in the value of certain foreign currencies. At March 31, 2014, we had foreign exchange contracts with a negative net fair value of $0.3 million, with maturities ranging from one to seven months with an aggregate notional value of $309 million (based on exchange rates as of March 31, 2014). These instruments are not leveraged and are not held for trading or speculation. These contracts are not designated as hedges for accounting purposes and are marked to market each period through earnings and, as such, there were no unrecognized gains or losses as of December 31, 2013 or 2012. See Note 7 in the Notes to the Audited Consolidated Financial Statements included elsewhere in this prospectus. We expect to increase our use of derivative instruments to manage our economic exposure to foreign currency risk.

Commodity price risk

Materials, in their finished form, account for a large portion of our cost of sales. These materials, such as copper, aluminum, steel, plastics and other polymers, bimetals and optical fiber, are subject to changes in market price as they are influenced by commodity markets and supply and demand levels, among other factors. Management attempts to mitigate these risks through effective requirements planning and by working closely with key suppliers to obtain the best possible pricing and delivery terms. As of March 31, 2014, as a result of evaluating our commodity pricing exposures, we had forward purchase commitments outstanding for certain metals to be used in the normal course of business. As of March 31, 2014, we were obligated to purchase approximately $20.8 million of metals under take-or-pay contracts through the second quarter of 2014 that we expect to take and consume in the normal course of operations. In the aggregate, these commitments are at prices approximately 8% above market prices as of March 31, 2014. We may begin to use derivative financial instruments and/or increase our use of forward purchase commitments to manage our economic exposure to commodity price risk.

BUSINESS

Company Overview

We are a leading global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks. We help our customers solve communications challenges by providing critical RF solutions, intelligent connectivity and cabling platforms, data center and intelligent building infrastructure and broadband access solutions. Demand for our offerings is driven by the rapid growth of data traffic and need for bandwidth from the continued adoption of smartphones, tablets, machine-to-machine communication and the proliferation of data centers, Big Data, cloud-based services and streaming media content. Our solutions are built upon innovative RF technology, service capabilities, technological expertise and intellectual property, including approximately 2,600 patents and patent applications worldwide. We have a team of approximately 14,500 people to serve our customers in over 100 countries through a network of more than 20 world-class manufacturing and distribution facilities strategically located around the globe. Our customers include substantially all of the leading global wireless operators as well as thousands of enterprise customers, including many Fortune 500 enterprises, and leading MSOs. We have long-standing, direct relationships with our customers and serve them through a sales force consisting of more than 600 employees and a global network of channel partners.

Our offerings for wireless and wired networks enable delivery of high-bandwidth data, video and voice applications. To drive incremental revenue and profit, wireless operators and enterprises around the world are utilizing our solutions to deploy or expand next-generation communications networks, such as the continued deployment of 4G, including LTE wireless networks.

The table below summarizes our offerings, global leadership positions and LTM Period performance:

(1)	Excludes inter-segment eliminations.

We are the #1 provider of connectivity and essential infrastructure solutions across each of our end-markets globally. Our leadership position is built upon innovative technology; broad, high-quality and cost-effective solutions; industry-leading brands and global manufacturing and distribution scale. During the LTM Period, our net sales were 58% from North America, 20% from the EMEA region, 15% from the APAC region and 7% from the CALA region.

Our market leadership, as well as our diversified customer base, market exposure, and product and geographic mix, provide a strong and resilient business model with strong cash flow generation. In 2013, we generated net sales of $3,480.1 million, net income of $19.4 million, Adjusted Operating Income of $620.1 million and Adjusted Net Income of $262.1 million. During the LTM Period, we generated net sales of $3,610.5 million, net income of $68.0 million, Adjusted Operating Income of $679.8 million and Adjusted Net Income of $302.4 million. For our definition of Adjusted Operating Income and Adjusted Net Income and a reconciliation, as applicable, from operating income or net income, see “Prospectus Summary—Summary Historical Audited and Unaudited Consolidated Financial Information.”

CommScope’s History of Value Creation

Since our founding as an independent company in 1976, we have consistently played a significant role in many of the world’s leading communication networks. Our evolution has been supported by technology innovation and strategic acquisitions to expand product lines and complement existing solutions. We have continued to drive sales growth through development of new markets across the globe while expanding our offerings to a broad portfolio of wired and wireless connectivity solutions for next-generation communication networks. CommScope solutions are the “backbone” of communication networks and provide customers with connectivity and essential infrastructure solutions to support the explosive growth in demand for bandwidth.

We transformed our business through the successful acquisitions of Avaya’s Connectivity Solutions in 2004 and Andrew in 2007, establishing our global leadership position in enterprise and wireless communication infrastructure solutions, respectively. The integration and optimization of these acquisitions have helped make us the leading global provider of connectivity solutions for wireless, business enterprise and residential broadband networks. Our history includes a strong track record of operational excellence through optimizing our manufacturing processes and successfully integrating acquisitions to drive profitability. We have also demonstrated a strong track record of managing cash flow, reducing debt and delivering operating income growth through multiple economic cycles.

The Acquisition and Post-Acquisition Accomplishments

Since the Acquisition by Carlyle, we have successfully implemented several value creation initiatives. These initiatives helped us grow our Adjusted Operating Income by 62.9% from $380.5 million in 2011 to $679.8 million for the LTM Period. Adjusted Operating Income margins increased from 12% of net sales in 2011 to 19% during the LTM Period. Among other factors, we believe the following value creation initiatives have contributed to our growth and profitability:

•	We have increased our relevance to our customers and improved overall margins of our products by accelerating our focus on selling solutions versus individual components to our customers. We believe that our integrated, solution-based approach differentiates our businesses by aligning us more closely with our customers. For example, our RF cell site solution offering enables wireless operators to reduce cost and enhance performance of new cellular base stations, increasing our relevance to the customer and improving the overall margins of our products.

•	We have enhanced our future growth prospects by executing the following strategic acquisitions:

•	June 2011: Acquired LiquidxStream Systems to broaden our existing offering of broadband solutions for the MSO market.

•	September 2011: Acquired Argus to pair our global reach with Argus’ robust antenna research and technology expertise.

•	March 2013: Acquired iTRACS to complement our existing data center intelligence software creating one of the industry’s broadest DCIM platforms.

•	July 2013: Acquired Redwood Systems to add innovative LED lighting control capabilities to our intelligent building infrastructure solutions.

•	Through disciplined product management, we have optimized our portfolio of products and solutions by exiting certain non-core products such as select merchant RF subsystems and parts of our geolocation business.

•	We have further strengthened our sales channels and expanded our sales efforts in India and China to better position us for future growth. Within our Wireless segment, we have significantly strengthened our relationships with wireless operators by intensifying our focus on collaborating with the operators to create solutions that solve key communications challenges of our end-users.

•	We have grown our R&D investments since the Acquisition to strengthen our competitive position and drive growth. Additionally, we have focused on R&D efficiency through initiatives such as Breakthrough Enabling Technologies, or “BETs,” which is a formalized program to rapidly accelerate new growth products to commercialization.

As of March 31, 2014, we had approximately $2.5 billion of outstanding indebtedness on a consolidated basis, including approximately $2.0 billion attributable to the Acquisition Transactions and approximately $550.0 million attributable to dividend payments made since the Acquisition Transactions. Despite the incurrence of additional indebtedness, our net leverage ratio at March 31, 2014 was lower than it was immediately following the Acquisition Transactions. See “Certain Relationships and Related Party Transactions—Dividends.”

Industry Background

We participate in the large and growing global market for connectivity and essential communications infrastructure. This market is being driven by the growth in bandwidth demand associated with the continued adoption of smartphones, tablets, machine-to-machine communication and the proliferation of data centers, Big Data, cloud-based services and streaming media content.

Wireless operators are deploying 4G networks and next-generation network solutions to monetize the dramatic growth in bandwidth demand. As users consume more data on smartphones, tablets and computers, enterprises are faced with a growing need for higher bandwidth networks, in-building cellular coverage and more robust, efficient and intelligent data centers. MSOs are investing in their networks to deliver a competitive triple-play of services (voice, video and high-speed data) and to maintain service quality.

Carrier Investments in 4G Wireless Infrastructure

4G was developed to handle wireless data more efficiently and allows for faster, more reliable and more secure mobile service than existing 2G and 3G networks. The faster data transfer capabilities of 4G LTE networks enable a rich mobile computing experience for users. LTE networks are more efficient and cost effective for wireless operators, in part, because LTE networks improve spectral efficiency, allowing for greater throughput of data in a fixed amount of spectrum.

Wireless operators have started deploying LTE globally and are making the necessary wireless infrastructure investments to accommodate the growing demand for next-generation mobile communication services. A December 2013 Gartner, Inc. report estimates that mobile infrastructure spending for LTE was $5.9 billion worldwide in 2012 and is forecasted to reach $28.8 billion by 2016, a CAGR of 49%. LTE investment is expected to be deployed in several phases globally and to last for many years. North American wireless operators have made the largest LTE investments in building their initial LTE coverage. We expect investments to continue through 2014 and to be followed by investments in coverage by smaller North American carriers and investments in capacity by all North American wireless operators. Many wireless operators in Europe, Asia and Latin America are expected to commence their substantial LTE investment cycle in 2014 and beyond.

As wireless operators deploy LTE or other 4G technologies, they must manage increasingly complex networks. As a result, we believe wireless operator 4G coverage and capacity investments will drive demand for our comprehensive offerings such as small cell DAS, multi-frequency base station antennas, hybrid fiber and coaxial cables, connectors, filters and microwave antennas.

Small Cell Distributed Antenna Systems Enhance and Expand Wireless Coverage and Capacity

The traditional macro cell network requires mobile users to connect directly to macro cell base stations. Macro cells are primarily designed to provide coverage over wide areas and typically transmit powerful signals; however, they have high site acquisition costs. Additionally, they are not optimal for dense urban areas where physical structures often create coverage gaps and capacity is frequently constrained. Adding new macro cells has been the traditional way to increase mobile capacity and will continue as the solution of choice in many closer to the ground applications. Small cell DAS solutions address these challenges encountered in dense urban areas and complement existing macro cell sites by cost-effectively extending coverage and increasing capacity.

A 2012 Cisco Systems, Inc. report estimated that close to 80% of mobile data usage worldwide is indoors and nomadic. As a result, wireless operators view in-building coverage as a critical component of their network deployment strategies. Key challenges for wireless operators in providing in-building cellular coverage are signal loss while penetrating building structures and interference created by mobile devices while connected to macro cell sites from inside a building. In-building DAS solutions bring the antenna significantly closer to the user, which results in better coverage and reduced interference. Additionally, in-building DAS provides field-proven, seamless signal handover for a user between indoor and outdoor zones that can support multi-operator, multi- frequency and multi-protocol (2G, 3G, 4G) applications, making it the most effective small cell solution. The benefits of small cell DAS have become increasingly important with the trend towards BYOD (Bring Your Own Device) in the enterprise market.

Small cell DAS solutions also address outdoor capacity issues in urban areas. Industry sources have estimated that at peak usage 50% of mobile data is carried by only 15% of the macro cell sites creating significant stress on mobile network capacity. This urban network capacity issue can be solved by deploying small cell DAS solutions to create small coverage areas that enable re-use of spectrum. Re-use of spectrum allows wireless operators to optimize capacity of existing licensed spectrum by significantly increasing repeated usage of the same frequencies within a defined coverage area. According to the Small Cell Forum, over the last 45 years, spectrum re-use has increased network capacity by 1,600 times compared to an increase of only 25 times as a result of availability of new licensed spectrum.

Growth in Data Center Spending

Organizations are increasingly utilizing data centers to provide products and services to individuals and businesses. Data center investment is driven by the increase in demand for computing power and improved network performance, which is greatest for large enterprise data centers and cloud service providers.

An increase in average data center size and the number of assets in a data center significantly raises the total cost of ownership and the complexity of managing data center infrastructure. Data center operators strive to manage their resources efficiently and to reduce energy consumption by monitoring all elements within the data center. DCIM software helps operators improve operational efficiency, maximize capability and reduce costs by providing clear insight into cooling capacity, power usage, utilization, applications and overall performance. According to a 2013 IDC report, the global DCIM market is estimated to grow from $335 million in 2012 to $829 million in 2017, representing a CAGR of 20%.

Transition to Intelligent Buildings

Business enterprises are managing the proliferation of wireless devices, the impact of cloud computing and emergence of wireless and wired business applications. This increasing complexity creates the need for infrastructure to support growing bandwidth requirements, in-building cellular coverage and capacity and software that monitors the physical layer. These enterprises are also investing in common communications and building automation systems to enhance energy efficiency, improve productivity and increase comfort. These intelligent building infrastructure solutions often include integrated network software, small cell DAS and advanced LED lighting controls and sensor networks.

Our Strategy

We believe we are at the core of key secular growth trends in the markets we serve. It is our strategy to capitalize on these opportunities and to:

Continue Product Innovation

We plan to build on our legacy of innovation and on our worldwide portfolio of patents and patent applications by continuing to invest in research and development. Technology innovation such as our base station antenna technology, small cell DAS and intelligent enterprise infrastructure solutions build upon our leadership position by providing new, high-performance communications infrastructure solutions for our customers.

Enhance Sales Growth

We expect to capitalize on our scale, market position and broad offerings to generate growth opportunities by:

•	Offering existing products and solutions into new geographies. For example, we have recently strengthened sales channels in India and China, thereby positioning us favorably for Enterprise growth in these markets.

•	Cross-selling our offerings into new markets. We intend to build upon our RF technology expertise with small cell DAS solutions to develop in-building cellular solutions for enterprises, and we will continue to look for complementary opportunities to cross-sell our offerings.

•	Continuing to drive solutions offerings. We intend to focus on selling solution offerings to our customers consistent with their evolving needs and enhancing our position as a strategic partner to our customers.

•	Making strategic acquisitions. We have a disciplined approach to evaluating and executing complementary and strategic acquisitions.

Continue to Enhance Operational Efficiency and Cash Flow Generation

We continuously pursue opportunities to optimize our resources and reduce manufacturing costs by executing strategic initiatives aimed at improving our operating performance and lowering our cost structure. We believe that we have a strong track record of improving operational efficiency and successfully executing on formalized annual profit improvement plans, cost-savings initiatives and modest working capital improvements to drive future profitability and cash flows. We intend to utilize the cash that we generate to invest in our business, make strategic acquisitions and reduce our indebtedness.

Our Segments

We serve our customers through three operating segments: Wireless, Enterprise and Broadband. Through our Andrew brand, we are the global leader in providing merchant RF wireless network connectivity solutions and small cell DAS solutions. Through our SYSTIMAX and Uniprise brands, we are the global leader in enterprise connectivity solutions, delivering a complete end-to-end physical layer solution, including connectivity and cables, enclosures, data center and network intelligence software, in-building wireless, advanced LED lighting systems management and network design services for enterprise applications and data centers. We are also a premier manufacturer of coaxial and fiber optic cable for residential broadband networks globally.

Net revenue is distributed amongst the three segments as follows:

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
	2011(1)	2012	2013	2013	2014
Wireless	55.8%	57.7%	62.5%	61.7%	67.1%	63.8%
Enterprise	27.5	25.5	23.7	23.8	21.5	23.2
Broadband	16.7	16.8	13.8	14.5	11.4	13.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	The Predecessor period of January 1—January 14, 2011 and Successor period of January 15—December 31, 2011 have been combined for presentation of 2011 results. See Notes to the Consolidated Financial Statements included elsewhere in this prospectus for further information on the Predecessor and Successor periods.

Wireless

We are the global leader in providing merchant RF wireless network connectivity solutions and small cell DAS solutions to enable carriers’ 2G, 3G and 4G networks. Our solutions, marketed primarily under the Andrew brand, enable wireless operators to deploy both macro cell sites and small cell DAS solutions to meet coverage and capacity requirements. Our macro cell site solutions can be found at wireless tower sites and on rooftops and include base station antennas, microwave antennas, hybrid fiber-feeder and power cables, coaxial cables, connectors, amplifiers, filters and backup power solutions. Our small cell DAS solutions are primarily comprised of distributed antenna systems that allow wireless operators to increase spectral efficiency and thereby extend and enhance cellular coverage and capacity in challenging network conditions such as commercial buildings, urban areas, stadiums and transportation systems.

Our macro cell site and small cell DAS solutions establish us as a global leader in RF infrastructure solutions for wireless operators and OEMs. We provide a one-stop source for managing the technology lifecycle of a wireless network, including complete physical layer infrastructure solutions for 2G, 3G and 4G. Our comprehensive solutions include products for every major wireless protocol and allow wireless operators to operate across multiple frequency bands, reduce cost, achieve faster data rates and accelerate migration to the latest wireless technologies. Our wireless solutions are built using a modular approach, which has allowed us to leverage our core technology across generations of networks and mitigate technology risk. We provide a complete portfolio of RF infrastructure, and we are recognized for our leading technologies, comprehensive product portfolio and global scale.

Enterprise

We are the global leader in enterprise connectivity solutions for data centers and commercial buildings, composed of voice, video, data and converged solutions that support mission-critical, high-bandwidth applications, including storage area networks, streaming media, data backhaul, cloud applications and grid computing. These comprehensive solutions, sold primarily under the SYSTIMAX and Uniprise brands, include optical fiber and twisted pair structured cable solutions, intelligent infrastructure software, network rack and cabinet enclosures, intelligent building sensors, advanced LED lighting control systems and network design services.

Our Enterprise connectivity solutions deliver data speeds up to 100 gigabits per second. We integrate our structured cabling, connectors, in-building cellular solutions and network intelligence capabilities to create physical layer solutions that enable voice, video and data communication and building automation. We use proprietary modeling and simulation techniques to optimize networks to provide performance that exceeds established standards. Our network design services and global network of partners offer customers custom, turnkey network solutions that are tailored to each customer’s unique requirements.

We complemented our leading physical layer offerings through two business acquisitions during 2013. The addition of iTRACS, a leading provider of DCIM software, with unique network intelligence capabilities, complements our data center offerings. We also acquired Redwood Systems, a provider of advanced LED lighting control and high-density sensor solutions, which complements our in-building cellular and intelligent building solutions.

We maintain a leading global market position in enterprise connectivity and network intelligence for data center and commercial buildings due to our differentiated technology, long-standing relationships with customers and channel partners, strong brand recognition, premium product features and performance and reliability of our solutions. We also believe our global Enterprise sales channel and industry-leading small cell DAS solutions uniquely position us to address the wireless operator and business owner’s desire for ubiquitous in-building cellular coverage.

Broadband

We are a global leader in providing cable and communications products that support the multichannel video, voice and high-speed data services provided by MSOs. We believe we are the leading global manufacturer of coaxial cable for HFC networks and a leading supplier of fiber optic cable for North American MSOs.

The Broadband segment is our most mature business, and we expect demand for Broadband products to continue to be influenced by the ongoing maintenance requirements of cable networks, competition between cable providers and wireless operators and the challenged residential construction market activity in North America.

We are focused on improving the profitability and efficiency of this segment through improving utilization of our factories and other cost reduction initiatives.

Products

Solutions Offering	Description

Cell site solutions
Our cell site solutions can be found at wireless tower sites and on rooftops and include base station antennas, microwave antennas, hybrid fiber-feeder and power cables, coaxial cables, connectors, power amplifiers, filters and backup power solutions.

Small cell DAS solutions

Our small cell DAS solutions are primarily composed of distributed antenna systems that allow wireless operators to increase spectral efficiency, thereby extending and enhancing cellular coverage and capacity in challenging network conditions such as urban areas, commercial buildings, stadiums and transportation systems.

Intelligent enterprise infrastructure solutions

Our Enterprise solutions, sold primarily under the SYSTIMAX and Uniprise brands, include optical fiber and twisted pair structured cable solutions, intelligent infrastructure software, network rack and cabinet enclosures, intelligent building sensors, advanced LED lighting control systems and network design services.

Data center solutions
We have complemented our leading physical layer solution offerings with the addition of iTRACS, a leading provider of DCIM software, which provides unique network intelligence capabilities.

Broadband MSO solutions
We provide a broad portfolio of cable solutions including fiber-to-the-home equipment and headend solutions for MSOs.

Competitive Strengths

We believe the following competitive strengths have been instrumental to our success and position us well for future growth and strong financial performance.

Global Market Leadership Position

We are a global leader in connectivity and essential infrastructure solutions for communications networks, and we believe we hold leading market positions across our segments:

•	Wireless: #1 in merchant RF wireless network connectivity solutions and small cell DAS solutions;

•	Enterprise: #1 in enterprise connectivity solutions for data centers and commercial buildings; and

•	Broadband: #1 in cables for HFC networks.

Since our founding in 1976, CommScope has been a leading brand in connectivity solutions for communications networks. In the wireless industry, Andrew is one of the world’s most recognized brands and a global leader in RF solutions for wireless networks. In the enterprise market, SYSTIMAX and Uniprise are recognized as global market leaders in enterprise connectivity solutions for business enterprise and data center applications.

Global Scale and Manufacturing Footprint

Our global manufacturing footprint and 600-person sales force give us significant scale within our addressable market. We believe our scale and stability make us an attractive strategic partner to our large global customers, and we have been repeatedly recognized by several of our key customers for these attributes. In addition, our ability to leverage our core competencies across our business coupled with our successful track record of operational efficiencies has allowed us to improve our margins and cash flows while continuing to invest in R&D and acquisitions targeting new products and new markets.

Our manufacturing and distribution facilities are strategically located to optimize service levels and product delivery times. We also utilize lower-cost geographies for high labor content products and largely automated plants in higher-cost regions. Currently, more than half of our manufacturing employees are located in lower-cost geographies such as China, Mexico, India and the Czech Republic. Our dynamic manufacturing and distribution organization allows us to:

•	flex our capacity to meet market demand and expand our market position;

•	provide high customer service levels due to proximity to the customer; and

•	effectively integrate acquisitions and capitalize on related synergies.

Differentiated Solutions Supported by Ongoing Innovation and Significant Proprietary IP

Our integrated solutions for wireless, enterprise and broadband networks are differentiated in the marketplace and are a significant global competitive advantage. We have invested more than $100 million in research and development in each of the last five years. We have also added IP and innovation through acquisitions, such as Argus, which enhanced our next-generation base station antenna technology, iTRACS and Redwood Systems. Our ongoing innovation, supported by proprietary IP and technology know-how, has allowed us to sustain this competitive advantage.

•	Integrated solutions. Our wireless network offerings include complete connectivity solutions supporting 2G, 3G and 4G wireless technologies for both macro cell sites and small cell DAS. We are able to provide a complete portfolio of integrated RF solutions from the output of the base station (or baseband processor) at the bottom of the tower to the antenna at the top of the tower. In the enterprise market, we deliver a comprehensive solution including connectivity and cables, enclosures, network intelligence software, advanced LED lighting systems and network design services. Our ability to provide integrated connectivity solutions for wireless, enterprise and broadband networks makes us a value-added solutions provider to our customers and gives us a significant competitive advantage.

•	Strong design capabilities and technology know-how. We have a long tradition of developing highly engineered connectivity solutions, demonstrating superior performance across various generations of networks. Our ongoing focus on engineering innovation has enabled us to create high quality products that are reliable, have a desirable form factor and enable our customers to optimize the performance, flexibility, installation time, energy consumption and space requirements of their network deployments.

•	Significant proprietary IP. Our proven record of innovation and decades of experience creating market-leading technology products are evidenced by our approximately 2,600 patents and patent applications, as well as our over 1,300 registered trademarks and trademark applications, worldwide. Our significant proprietary IP, when combined with our deep engineering expertise, allows us to create industry defining solutions for customers around the world.

Established Sales Channels and Customer Relationships

We serve customers in over 100 countries and have become a trusted advisor to many of them through our industry expertise, quality, technology and long-term relationships. These factors enable us to provide mission-critical connectivity solutions that our customers need to build high-performing communication networks.

Our customers include substantially all of the leading global wireless operators as well as thousands of enterprise customers, including many Fortune 500 enterprises, and leading cable television providers or MSOs. We are a key merchant supplier within the wireless infrastructure market and enjoy established sales channels across all geographies and technologies. Our long-standing relationships with wireless operators enable us to work closely with them in providing highly customized solutions that are aligned with their technology roadmaps. We have a global Enterprise segment sales force with sales representatives based in North America, Europe, Latin America, Asia and other regions, and an extensive global network of channel partners including independent distributors, system integrators and value-added resellers. Our Enterprise segment sales force has direct relationships with our Enterprise customers and generates demand for our products, with sales fulfilled primarily through channel partners. Our direct sales force and channel partner relationships give us extensive reach and distribution capabilities to customers globally. Our Broadband segment products are primarily sold directly to MSOs, with whom we have long-standing relationships.

Proven Management Team with Record of Operational Excellence and Successful M&A Integration

We have a strong track record of organically growing market share, establishing leadership positions in new markets, managing cash flows, delivering profitable growth across multiple economic cycles and integrating large and small acquisitions. Our senior management team has an average of more than 20 years of experience in connectivity solutions for the communications infrastructure industry.

We have a history of strong operating cash flow and have generated approximately $1.4 billion in aggregate operating cash flow over the last five fiscal years. Our strong cash flow profile has allowed us to continue to invest in innovative research and development, pursue strategic acquisitions, repay debt and return cash to our shareholders. We continuously pursue opportunities to optimize our resources and reduce manufacturing costs by executing strategic initiatives aimed at improving our operating performance and lowering our cost structure.

Throughout our history, we have successfully complemented our strong organic growth with strategic acquisitions. Our management team has effectively integrated large acquisitions, such as Andrew in 2007 and Avaya Connectivity Solutions in 2004, as well as executed tuck-in acquisitions, such as Argus, iTRACS, Redwood Systems and LiquidxStream Systems, to help expand our market opportunities and continue to solve our customers’ business challenges in multiple growth areas. We have also made strategic minority investments in order to gain access to key technologies or capabilities. For example, in 2010, we invested in Hydrogenics, a supplier of fuel cells, to help expand our back-up power offerings.

Manufacturing and Distribution

We develop, design, fabricate, manufacture and assemble many of our products and solutions in-house at our facilities located around the world. We have strategically located our manufacturing and distribution facilities to provide superior service levels to customers. We have utilized lower cost geographies for high labor content products while investing in largely automated plants in higher cost regions close to customers. Currently, more than half of our manufacturing employees are located in lower-cost geographies such as China, the Czech Republic, India and Mexico. We continually evaluate and adjust operations to improve service, lower cost and improve the return on our capital investments. In addition, we utilize contract manufacturers for many of the product groups, including certain cabinets, power amplifiers and filter products. We believe that we have enough production capacity in place today to support current business levels and expected growth with modest capital investments.

Research and Development

Research and development is important to preserve our position as a market leader and to provide the most technologically advanced solutions in the marketplace. We have invested more than $100 million in research and development in each of the last five years. Our major research and development activities relate to ensuring our wireless products can meet our customers’ changing needs and to developing new enterprise structured-cabling solutions as well as improved functionality and more cost-effective designs for cables and apparatus. Many of our professionals maintain a presence in standards-setting organizations which helps ensure that our products can be formulated to achieve broad market acceptance.

Customers

Our customers include substantially all of the leading global wireless operators as well as thousands of enterprise customers, including many Fortune 500 enterprises, and leading cable television providers or MSOs, which we serve both directly and indirectly. Major customers and distributors include companies such as Anixter, AT&T Inc., Ooredoo, Verizon Communications Inc., Ericsson Inc., Alcatel-Lucent SA, Graybar Electric Company Inc., Comcast Corporation, T-Mobile US, Inc. and Huawei Technologies Co., Ltd. We support our global sales organization with regional service centers in locations around the world.

Products from our Wireless segment are primarily sold directly to wireless operators or to OEMs that sell equipment to wireless operators. Our customer service and engineering groups maintain close working relationships with these customers due to the significant amount of design and customization associated with some of these products. Sales to our top three Wireless segment customers represented 25% of our consolidated net sales for the three months ended March 31, 2014 and 18% and 14% of our consolidated net sales for the years ended December 31, 2013 and 2012, respectively. Sales to our top three OEM customers represented 8% of our consolidated net sales for the three months ended March 31, 2014 and 9% and 7% of our consolidated net sales for the years ended December 31, 2013 and 2012, respectively. No direct Wireless segment customer accounted for 10% or more of our consolidated net sales for the three months ended March 31, 2024 or the years ended December 31, 2013 or December 31, 2012.

The Enterprise segment has a dedicated sales team that generates customer demand for our solutions, which are sold to thousands of end customers primarily through independent distributors, system integrators and value-added resellers. Direct and indirect sales of Enterprise products to our top three Enterprise segment customers, all of whom are distributors, represented 15% of our consolidated net sales for the three months ended March 31, 2014 and 16% and 17% of our consolidated net sales for the years ended December 31, 2013 and 2012, respectively. Net sales to our largest distributor, Anixter and its affiliates, accounted for 11% of our net sales for the three months ended March 31, 2014 and 12% and 13% of our consolidated net sales for the years ended December 31, 2013 and 2012, respectively.

Broadband segment products are primarily sold directly to cable television system operators. Although we sell to a wide variety of customers dispersed across many different geographic areas, sales to our three largest domestic broadband customers represented 5% of our consolidated net sales for the three months ended March 31, 2014 and 5% and 6% of our consolidated net sales for the years ended December 31, 2013 and 2012, respectively.

We generally have no long-term contracts or minimum purchase commitments with any of our distributors, system integrators, value-added resellers or OEM customers, and our contracts with these parties do not prohibit them from purchasing or offering products or services that compete with ours. While we maintain long-term relationships with these parties and have not historically lost key customers, we have experienced variability in the level of purchases by our key customers, and any significant reduction in sales to these customers, including as a result of the inability or unwillingness of these customers to continue purchasing our products, or their failure to properly manage their business with respect to the purchase of and payment for our products, could materially and adversely affect our business, results of operations, financial condition and cash flows. See “Risk Factors—Risks Related to Our Business—We depend on channel partners to sell our products in certain markets and regions and are subject to risks associated with these arrangements” and “Risk Factors—Risks Related to Our Business—A substantial portion of our business is derived from a limited number of key customers or distributors.”

We employ a global manufacturing and distribution strategy to control production costs and improve service to customers. We support our international sales efforts with sales representatives based in Europe, Latin America, Asia and other regions throughout the world. Our net sales from international operations were $372.1 million for the three months ended March 31, 2014 and $1.6 billion for each of the years ended December 31, 2013, 2012 and 2011. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

Patents and Trademarks

We pursue an active policy of seeking intellectual property protection, namely patents and registered trademarks, for new products and designs. On a worldwide basis, we held approximately 2,600 patents and patent applications and over 1,300 registered trademarks and trademark applications as of December 31, 2013. We consider our patents and trademarks to be valuable assets, and while no single patent is material to our operations as a whole, we believe the CommScope, Andrew, Uniprise and SYSTIMAX trade names and related trademarks are critical assets to our business. We intend to rely on our intellectual property rights, including our proprietary knowledge, trade secrets and continuing technological innovation, to develop and maintain our competitive position. We will continue to protect certain key intellectual property rights.

Backlog and Seasonality

At March 31, 2014 and December 31, 2013, we had an order backlog of $779 million and $592 million, respectively. Orders typically fluctuate from quarter to quarter based on customer demand and general business conditions. Our backlog includes only orders that are believed to be firm. In some cases, unfilled orders may be canceled prior to shipment of goods, but cancellations historically have not been material. However, our current order backlog may not be indicative of future demand.

Due to the variability of shipments under large contracts, customers’ seasonal installation considerations and variations in product mix and in profitability of individual orders, we can experience significant quarterly fluctuations in sales and operating income. Our operating performance is typically weaker during the first and fourth quarters and stronger during the second and third quarters. These variations are expected to continue in the future. Consequently, it may be more meaningful to focus on annual rather than interim results.

Competition

The market for our products is highly competitive and subject to rapid technological change. We encounter significant domestic and international competition across all segments of our business. Our competitors include large, diversified companies—some of whom have substantially more assets and greater financial resources than we do—as well as small to medium-sized companies. We also face competition from less diversified companies that have concentrated their efforts in one or more areas of the markets we serve. Our primary competitors include Amphenol Corporation, Belden Inc., Comba Telecom Systems Holding Ltd., Corning Incorporated, Emerson Electric Co., Ericsson Inc., Huawei Technologies Co., Ltd., KATHREIN-Werke KG, Nokia, Panduit Corp., RFS (a division of Alcatel-Lucent SA) and TE Connectivity Ltd. We compete primarily on the basis of delivery solutions, product specifications, quality, price, customer service and delivery time. We believe that we differentiate ourselves in many of our markets based on our market leadership, global sales channels, manufacturing, intellectual property, strong reputation with our customer base, the scope of our product offering, the quality and performance of our solutions and our service and technical support.

Raw Materials

Our products are manufactured or assembled from both standard components and parts that are unique to our specifications. Our internal manufacturing operations are largely process oriented and we use significant quantities of various raw materials, including copper, aluminum, steel, brass, plastics and other polymers, fluoropolymers, bimetals and optical fiber, among others. We use significant volumes of copper, aluminum, steel and polymers in the manufacture of coaxial and twisted pair cables, antennas and cabinets. Other parts are produced using processes such as stamping, machining, molding and pressing from metals or plastics. Portions of the requirements for these materials are purchased under supply arrangements where some portion of the unit pricing may be indexed to commodity market prices for these metals. We may, from time to time, enter into forward purchase commitments for a specific commodity to mitigate our exposure to price changes for a portion of our anticipated purchases. Certain of the raw materials utilized in our products may only be available from a limited number of suppliers. We may, therefore, encounter availability issues and/or significant price increases.

Our profitability may be materially affected by changes in the market price of our raw materials, most of which are linked to the commodity markets. Prices for copper, aluminum, fluoropolymers and certain other polymers derived from oil and natural gas have fluctuated substantially during the past several years and exhibited significantly greater than normal levels of volatility. As a result, we have adjusted our prices for certain Wireless, Enterprise and Broadband segment products and may have to adjust prices again in the future. Delays in implementing price increases, failure to achieve market acceptance of price increases or price reductions in response to a rapid decline in raw material costs have in the past and could in the future have a material adverse impact on the results of our operations.

In addition, some of our products are assembled from specialized components and subassemblies manufactured by suppliers. We are dependent upon sole suppliers for certain key components for some of our products. If these sources were not able to provide these components in sufficient quantity and quality on a timely and cost-efficient basis, it could materially impact our results of operations until another qualified supplier is found. We believe that our supply contracts and our supplier contingency plans mitigate some of this risk.

Environment

We are subject to various federal, state, local and foreign environmental laws and regulations governing, among other things, discharges to air and water, management of regulated materials, the handling and disposal of solid and hazardous waste, the content of our products, and the investigation and remediation of contaminated sites. Because of the nature of our business, we have incurred, and will continue to incur, costs relating to compliance with or liability under these environmental laws and regulations. We believe we are in material compliance with applicable environmental requirements, including RoHS and WEEE. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on our financial condition. However, new laws and regulations, including efforts to regulate the types of substances allowable in certain of our products, or GHG emissions, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new remediation or discharge requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business.

Pursuant to the U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980 and similar state statutes, current or former owners or operators of a contaminated property, as well as companies that generated, disposed of, or arranged for the disposal of hazardous substances at a contaminated property, are subject to strict, and under certain circumstances joint and several liability (that could result in an entity paying more than its fair share), for the costs of investigation and remediation of the contaminated property. Certain of our owned facilities are the subject of ongoing investigation and/or remediation of contamination in the soil and/ or groundwater and from time to time allegations are made that we arranged for the disposal of hazardous substances at sites that later require investigation and remediation. We are being indemnified by prior owners and operators of certain of these facilities from costs relating to most of these investigations or remediation activities. Based on currently available information and, in certain matters, the availability of indemnification, we do not believe the costs associated with these contaminated sites will have a material adverse effect on our financial condition or results of operations. However, there can be no assurance that we will not ultimately be liable for some or all of such costs. Moreover, our present and former facilities have or had been in operation for many years and, over such time, operations at these facilities have used substances or generated and disposed of wastes that are or may be considered hazardous. In addition, we have disposed of waste products either directly or through third parties at numerous disposal sites and we may be held responsible for clean-up costs at these sites. Therefore, it is possible that environmental liabilities may arise in the future that we cannot now predict.

Employees

As of March 31, 2014, we had a team of approximately 14,500 people to serve our customers worldwide. The majority of our employees are located outside of the United States.

As a matter of policy, we seek to maintain good relations with our employees at all locations. We are not subject to any collective bargaining agreements in the United States. Substantially all of our international employees are members of unions or subject to workers’ councils or similar statutory arrangements. From a company-wide perspective, we believe that our relations with our employees and unions are satisfactory. Historically, periods of labor unrest or work stoppage have not had a material impact on our operations or results.

Properties

Our facilities are used primarily for manufacturing, distribution and administration. Facilities primarily used for manufacturing may also be used for distribution, engineering, research and development, storage, administration, sales and customer service. Facilities primarily used for administration may also be used for research and development, sales and customer service. As of March 31, 2014, our principal facilities, grouped according to the facility’s primary use, were as follows:

Location	Approximate square feet	Principal segments	Owned or leased
Administrative facilities:
Hickory, NC(1)	84,000	Corporate Headquarters	Owned
Richardson, TX(1)	100,000	Wireless	Owned
Richardson, TX	75,000	Enterprise	Leased
Manufacturing and distribution facilities:
Catawba, NC(1)	1,000,000	Broadband	Owned
Joliet, IL(2)	690,000	Wireless	Leased
Claremont, NC(1)	583,000	Enterprise	Owned
Suzhou, China(3)	414,000	Wireless	Owned
Suzhou, China(3)	363,000	Broadband	Owned
Statesville, NC(1)(4)	310,000	Broadband	Owned
Reynosa, Mexico	279,000	Wireless	Owned
Goa, India(3)	236,000	Wireless	Owned
Brno, Czech Republic	150,000	Wireless	Leased
Campbellfield, Australia	133,000	Wireless	Leased
Lochgelly, United Kingdom	132,000	Wireless and Broadband	Owned
Bray, Ireland	130,000	Enterprise	Owned
Mission, TX	121,000	Wireless	Leased
McCarran, NV	120,000	Broadband	Leased
Buchdorf, Germany	109,000	Wireless	Owned
Vacant facilities:
Orland Park, IL(1)(5)	—	Wireless	Owned
Newton, NC(1)(6)	455,000	Wireless	Owned
Sorocaba, Brazil(1)(7)	152,000	Wireless	Owned

(1)	Our interest in each of these properties is encumbered by a mortgage or deed of trust lien securing our senior secured credit facilities. See Note 6 in the Notes to Audited Consolidated Financial Statements included elsewhere in this prospectus.
(2)	We have announced plans to cease manufacturing operations at this facility during 2014. This facility is currently being marketed for sublease.
(3)	The buildings in these facilities are owned while the land is held under long-term lease agreements.
(4)	The Statesville facility is expected to be vacated during 2014 and is currently being marketed for sale.
(5)	The building at the Orland Park facility has been demolished and the 73 acre parcel is vacant.
(6)	The Newton facility is currently being marketed for sale.
(7)	The Sorocaba, Brazil facility is currently being marketed for sale.

We believe that our facilities and equipment generally are well maintained, in good condition and suitable for our purposes and adequate for our present operations. While we currently have excess manufacturing capacity in certain of our facilities, utilization is subject to change based on customer demand. We can give no assurances that we will not have excess manufacturing capacity or encounter capacity constraints over the long term.

Legal Proceedings

We are either a plaintiff or a defendant in certain pending legal matters in the normal course of business. Management believes none of these legal matters will have a material adverse effect on our business or financial condition upon their final disposition.

MANAGEMENT

Management

The following table provides information regarding our executive officers and Board of Directors:

Name	Age	Position
Marvin (Eddie) S. Edwards, Jr.	65	President, Chief Executive Officer and Director
Mark A. Olson	55	Executive Vice President and Chief Financial Officer
Randall W. Crenshaw	57	Executive Vice President and Chief Operating Officer
Frank (Burk) B. Wyatt, II	51	Senior Vice President, General Counsel and Secretary
Peter U. Karlsson	50	Senior Vice President, Global Sales
Robert W. Granow	56	Senior Vice President, Corporate Controller and Principal Accounting Officer
Philip M. Armstrong, Jr.	52	Senior Vice President, Corporate Finance
Joanne L. Townsend	60	Senior Vice President, Human Resources
Frank M. Drendel	69	Director and Chairman of the Board
Claudius (Bud) E. Watts IV	52	Director
Campbell (Cam) R. Dyer	40	Director
Austin A. Adams	71	Director
Marco De Benedetti	51	Director
Peter J. Clare	49	Director
Stephen (Steve) C. Gray	55	Director
L. William (Bill) Krause	72	Director
Timothy T. Yates	66	Director

Marvin (Eddie) S. Edwards, Jr.

Mr. Edwards became our President and Chief Executive Officer and a member of our Board of Directors following the Acquisition. From January 1, 2010 to the Acquisition, Mr. Edwards was our President and Chief Operating Officer. Prior to that, Mr. Edwards served as our Executive Vice President of Business Development and General Manager, Wireless Network Solutions since the closing of the Andrew acquisition in 2007. Prior to the Andrew acquisition, he served as our Executive Vice President of Business Development and the Chairman of the Board of Directors of our wholly-owned subsidiary, Connectivity Solutions Manufacturing LLC, since April 2005. Mr. Edwards also served as President and Chief Executive Officer of OFS Fitel, LLC and OFS BrightWave, LLC, a joint venture between the Company and The Furukawa Electric Co. Mr. Edwards has also served in various capacities with Alcatel, including President of Alcatel North America Cable Systems and President of Radio Frequency Systems. The Board of Directors has concluded that Mr. Edwards should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry, as well as an understanding of the telecommunications industry.

Mark A. Olson

Mr. Olson became our Executive Vice President and Chief Financial Officer on February 1, 2012. From November 2009 to January 2012, Mr. Olson served as our Senior Vice President and Corporate Controller. Mr. Olson served as Vice President and Controller for Andrew LLC since the closing of the Andrew acquisition. Prior to that acquisition, he was Vice President, Corporate Controller and Chief Accounting Officer of Andrew. Mr. Olson joined Andrew in 1993 as Group Controller, was named Corporate Controller in 1998, Vice President and Corporate Controller in 2000 and Chief Accounting Officer in 2003. Prior to joining Andrew, he was employed by Nortel and Johnson & Johnson.

Randall W. Crenshaw

Mr. Crenshaw became our Executive Vice President and Chief Operating Officer following the consummation of the Acquisition. From January 1, 2010 to the Acquisition, Mr. Crenshaw was our Executive Vice President and Chief Supply Officer. Prior to this role, Mr. Crenshaw was Executive Vice President and General Manager, Enterprise since February 2004. From 2000 to 2004, he served as Executive Vice President, Procurement, and General Manager, Network Products Group of our company. Prior to that time, he held various positions with our company since 1985.

Frank (Burk) B. Wyatt, II

Mr. Wyatt has been Senior Vice President, General Counsel and Secretary of our company since 2000. Prior to joining our company as General Counsel and Secretary in 1996, Mr. Wyatt was an attorney in private practice with Bell, Seltzer, Park & Gibson, P.A. (now Alston & Bird LLP). Mr. Wyatt is also our Chief Ethics and Compliance Officer.

Peter U. Karlsson

Mr. Karlsson has been our Senior Vice President, Global Sales since July 2011. Mr. Karlsson previously served as Senior Vice President, Enterprise Sales since our acquisition of Avaya’s Connectivity Solutions division in 2004. From 2002 to that acquisition, he was Global Vice President, Sales for Avaya’s SYSTIMAX division. Mr. Karlsson joined AT&T in 1989 holding several management positions in the Nordic and Sub-Sahara Africa regions, was named General Manager of Lucent Technologies Global Commercial Markets Southwest Territory in 1997 and Managing Director, Caribbean and Latin America for Lucent Global Business Partners Group in 1999 before transitioning to Vice President, Distribution for Avaya’s Connectivity Solutions division.

Robert W. Granow

Mr. Granow became our Vice President and Corporate Controller on February 1, 2012 and was promoted to Senior Vice President in December 2013. Mr. Granow joined our company in 2004 and has held various positions within the Corporate Controller organization. Prior to joining our company, he was employed by LifeSpan Incorporated, Aetna, Inc. and Arthur Andersen & Co.

Philip M. Armstrong, Jr.

Mr. Armstrong has been our Senior Vice President, Corporate Finance since November 2009. Mr. Armstrong previously served as Vice President, Investor Relations and Corporate Communications since 2000. Prior to joining our company in 1997, he held various Treasury and Finance positions at Carolina Power and Light Co. (formerly Progress Energy).

Joanne L. Townsend

Ms. Townsend became our Senior Vice President, Human Resources, in November 2012. Prior to joining our company, she was the Chief Human Resource Officer at Zebra Technologies Corporation from 2008 to November 2012. Ms. Townsend has more than 30 years of experience in human resources, or “HR,” including a long-term career with Motorola where she spent time in the Asia Pacific region as an expatriate in Hong Kong and had global responsibility for sales and marketing organizations; functional experience in employee relations, compensation and staffing; and experience in strategic HR support for a variety of business functions. Additionally, Ms. Townsend worked for our company from 2007 to 2008 as a vice president of HR, supporting the Wireless segment.

Frank M. Drendel

Mr. Drendel has been our Chairman of the Board since the Acquisition. He served as our Chairman of the Board and Chief Executive Officer from July 28, 1997 (when we were spun off from General Instrument Corporation and became an independent company, called the “Spin-off”) until the Acquisition. Effective with the Acquisition, Mr. Drendel stepped down as Chief Executive Officer but remained the Chairman of the Board. Mr. Drendel served as a director of GI Delaware, a subsidiary of General Instrument Corporation and its predecessors from 1987 to 1992 and was a director of General Instrument Corporation from 1992 until the Spin-off and NextLevel Systems, Inc. (which was renamed General Instrument Corporation) from the Spin-off until January 5, 2000. Mr. Drendel served as President and Chairman of CommScope, Inc. of North Carolina, or “CommScope NC,” our wholly-owned subsidiary from 1986 to 1997, and has served as Chief Executive Officer of CommScope NC since 1976. From 1971 to 1976, Mr. Drendel held various positions within CommScope NC.

Mr. Drendel is a director of the National Cable & Telecommunications Association, the principal trade association of the cable industry in the United States, and was inducted into the Cable Television Hall of Fame in 2002. Mr. Drendel joined the board of directors of Tyco International, Ltd. on September 14, 2012 and served as a director of Sprint Nextel Corporation from August 2005 to May 2008 and as a director of Nextel Communications, Inc. from August 1997 to August 2005. The Board of Directors has concluded that Mr. Drendel should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry, as well as an understanding of the telecommunications industry.

Claudius (Bud) E. Watts IV

Mr. Watts became a member of our Board of Directors following the Acquisition. He currently serves as a Managing Director and Head of the Technology Buyout Group of The Carlyle Group. Prior to joining Carlyle in 2000, Mr. Watts was a Managing Director in the M&A group of First Union Securities, Inc. He joined First Union Securities when First Union acquired Bowles Hollowell Conner & Co., where Mr. Watts was a principal. He also serves on the board of directors of Freescale Semiconductor and formerly SS&C Technologies, Inc. and has previously served on the boards of directors of numerous other Carlyle portfolio companies over the past 13 years. The Board of Directors has concluded that Mr. Watts should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry.

Campbell (Cam) R. Dyer

Mr. Dyer became a member of our Board of Directors following the Acquisition. He currently serves as a Managing Director in the Technology Buyout Group of The Carlyle Group, which he joined in 2002. Prior to joining Carlyle, Mr. Dyer was an associate with the private equity firm William Blair Capital Partners (now Chicago Growth Partners), a consultant with Bain & Company and an investment banking analyst in the M&A Group of Bowles, Hollowell, Conner & Co. He also serves on the board of directors of SS&C Technologies, Inc. The Board of Directors has concluded that Mr. Dyer should serve as a director because he brings extensive experience regarding the management of public and private companies and the financial services industry.

Austin A. Adams

Mr. Adams became a member of our Board of Directors in January 2014. He served as Executive Vice President and Corporate Chief Information Officer of JPMorgan Chase from July 2004 (upon the merger of JPMorgan Chase and Bank One Corporation) until his retirement in October 2006. Prior to the merger, Mr. Adams served as Executive Vice President and Chief Information Officer of Bank One from 2001 to 2004. Prior to joining Bank One, he was Chief Information Officer at First Union Corporation (now Wells Fargo & Co.) from 1985 to 2001. Mr. Adams is also a director of the following public companies: The Dun & Bradstreet Corporation, Spectra

Energy, Inc. and CommunityOne Bancorp, where he is Chairman of the Board. He has not served as a director of any other public company in the last five years. The Board has concluded that Mr. Adams should serve as a director because he brings significant experience in information technology, has significant public company directorship and committee experience and has significant core business skills, including technology and strategic planning.

Marco De Benedetti

Mr. De Benedetti became a member of our Board of Directors following the Acquisition. He joined Carlyle in 2005 and is currently a Managing Director and Co-head of Carlyle’s European Buyout Group, particularly focusing on the telecommunications and branded consumer goods sectors. Prior to joining Carlyle, Mr. De Benedetti was the Chief Executive Officer of Telecom Italia. Mr. De Benedetti was the Chief Executive Officer of Telecom Italia Mobile from 1999 until its merger with Telecom Italia. Mr. De Benedetti currently also serves on the boards of directors of NBTY Inc., Moncler SpA, Twin-Set Simona Barbieri and Cofide SpA. He served on the boards of directors of Numericable Group SA and Zodiac Marine & Pool during 2013 and Parmalat S.p.A. between 2005 and 2011. The Board of Directors has concluded that Mr. De Benedetti should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.

Peter J. Clare

Mr. Clare became a member of our Board of Directors following the Acquisition. Mr. Clare currently serves as a Managing Director of The Carlyle Group as well as Co-head of U.S. Buyout Group. Prior to joining Carlyle in 1992, Mr. Clare was with First City Capital Corporation, a private equity firm that invested in leveraged buyouts, public equities, distressed bonds and restructuring. Prior to joining First City Capital, he was with the Interfunding/Merchant Banking Group and Leveraged Buyout Department of Prudential-Bache Capital Funding. Mr. Clare currently serves on the boards of directors of Booz Allen Hamilton Holding Corporation, Sequa Corporation and Pharmaceutical Product Group. He served on the board of directors of Wesco Aircraft Holdings, Inc. between 2006 and 2012 and ARINC Inc. between 2007 and 2013. The Board of Directors has concluded that Mr. Clare should serve as a director because he brings significant experience in finance, financial reporting, compliance and controls and global businesses, has public company directorship and committee experience and has significant core business skills, including financial and strategic planning.

Stephen (Steve) C. Gray

Mr. Gray became a member of our Board of Directors following the Acquisition. He currently serves as a Senior Advisor to The Carlyle Group. Mr. Gray is the Founder and Chairman of Gray Venture Partners, LLC and previously served as President of McLeodUSA Incorporated from 1992 to 2004. Prior to joining McLeodUSA, he served from 1990 to 1992 as Vice President of Business Services at MCI Inc. and before that, from 1988 to 1990, he served as Senior Vice President of National Accounts and Carrier Services for TelecomUSA. From 1986 to 1988, Mr. Gray held a variety of sales management positions with WilTel Network Services and the Clayton W. Williams Companies, including ClayDesta Communications Inc. Mr. Gray serves as the Chairman of ImOn Communications, LLC, SecurityCoverage, Inc., Involta, LLC and HH Ventures, LLC and he also serves on the board of directors for Syniverse Holdings, Inc. and served on the board of directors for Insight Communications, Inc. from December 2005 until February 2012. The Board of Directors has concluded that Mr. Gray should serve as a director because he has significant core business skills, including financial and strategic planning, and has extensive experience as a director.

L. William (Bill) Krause

Mr. Krause became a member of our Board of Directors following the Acquisition. Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991. He also currently serves as a Senior Advisor to The Carlyle Group. In addition, Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., an IP

networking systems provider, from April 2002 to September 2006 and as Chief Executive Officer from April 2002 until June 2004. Mr. Krause also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves on the boards of directors of the following public companies: Brocade Communications Systems, Inc., a network systems supplier; Coherent, Inc., a leading supplier of Photonic-based systems; and Core-Mark Holdings, Inc., a distributor of packaged consumer goods. Mr. Krause also previously served as director for the following public companies during the last five years: Packateer, Inc., and the Trizetto Group, Inc. The Board of Directors has determined that Mr. Krause should serve as a director because of his years of executive leadership and management experience in the high technology industry and his service on other public company boards and committees.

Timothy T. Yates

Mr. Yates became a member of our Board of Directors following the IPO. Mr. Yates serves as a Director of Monster Worldwide, Inc., a publicly traded company, and he served as its Executive Vice President from June 2007 until June 2013 and Chief Financial Officer from June 2007 until January 2011 and to which he currently provides services as a consultant on an as-needed basis. Prior to that, Mr. Yates served as Senior Vice President, Chief Financial Officer and a Director of Symbol Technologies, Inc. from February 2006 to June 2007. From January 2007 to June 2007, he was responsible for the integration of Symbol into Motorola, Inc.’s Enterprise Mobility business. From August 2005 to February 2006, Mr. Yates served as an independent consultant to Symbol. Prior to this, from October 2002 to November 2005, Mr. Yates served as a partner and Chief Financial Officer of Saguenay Capital, a boutique investment firm. Prior to that, he served as a founding partner of Cove Harbor Partners, a private investment and consulting firm, which he helped establish in 1996. From 1971 through 1995, Mr. Yates held a number of senior leadership roles at Bankers Trust New York Corporation, including serving as Chief Financial and Administrative Officer from 1990 through 1995. The Board of Directors has concluded that Mr. Yates should serve as a director because he has significant core business skills, including financial and strategic planning, and he has significant management experience and financial expertise.

Controlled Company

For purposes of the rules of Nasdaq, we are and expect to continue to be a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Carlyle controls more than 50% of the combined voting power of our common stock and has the right to designate a majority of the members of our Board of Directors for nomination for election and the voting power to elect such directors. Accordingly, we take advantage of certain exemptions from corporate governance requirements provided in the rules of Nasdaq, and we intend to continue to take advantage of these exemptions from corporate governance requirements for so long as we continue to be a controlled company. Specifically, as a controlled company, we are not required to have (i) a majority of independent directors or (ii) a Compensation Committee composed entirely of independent directors or (iii) our director nominees selected, or recommended for selection by the Board of Directors, either by (a) independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate or (b) a nomination committee comprised solely of independent directors. Therefore, we do not have a majority of independent directors, our Nominating and Compensation Committees do not consist entirely of independent directors and such committees will not be subject to annual performance evaluations; accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq rules. The controlled company exemption does not modify the independence requirements for the Audit Committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq rules, which require that our Audit Committee be composed of at least three members, one of whom was independent upon the listing of our common stock on Nasdaq and a majority of whom were independent within 90 days of the IPO. We intend to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq rules, which require that each member of our Audit Committee be independent within one year of the IPO.

Board Composition

Our Board of Directors currently consists of ten members. Frank M. Drendel is our Chairman of the Board of Directors.

The number of members on our Board of Directors may be modified from time to time exclusively by resolution of our Board of Directors, subject to the terms of our amended and restated stockholders agreement. Our Board is divided into three classes whose members serve three-year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or removal.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

On January 14, 2011, we entered into a stockholders agreement with Carlyle, members of management who hold common stock and certain other stockholders. Upon the effectiveness of the registration statement that was filed in connection with the IPO, the stockholders agreement was amended and restated. See “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.” Pursuant to the amended and restated stockholders agreement, but subject to the annual election process, Carlyle has the right to designate nine of our eleven directors. Mr. Drendel will also be a director, and shall serve as the non-executive chairman of the Board, for so long as he is employed by us pursuant to his employment agreement. See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for more information regarding the employment agreement we have entered into with Mr. Drendel. The final director is our senior ranking executive officer, who, for so long as he serves as our chief executive officer, will be Marvin S. Edwards, Jr. All parties to the amended and restated stockholders agreement have agreed to vote their shares in favor of such designees. Carlyle is not obligated to designate the entire number of directors to which it is entitled and any such undesignated positions shall remain vacant until such time as Carlyle exercises its right to designate such additional directors. Currently, Carlyle has designated only eight of the nine director positions to which it is entitled under the amended and restated stockholders agreement. The position for the one additional Carlyle designee shall remain vacant until such time as Carlyle desires to exercise its right to designate a director to fill this vacancy, or, if it loses its right to designate any directors pursuant to the terms of the amended and restated stockholders agreement, these positions will be filled by our stockholders in accordance with our certificate of incorporation and bylaws. See “Description of Capital Stock” for more information regarding our amended and restated certificate of incorporation and our amended and restated bylaws. Messrs. Adams, Clare, De Benedetti, Dyer, Gray, Krause, Watts and Yates have been designated by Carlyle.

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board of Directors to satisfy their oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

Board Committees

Our Board of Directors directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the Board of Directors and three standing committees: the Audit, the Compensation and the Nominating Committee. In addition, from time to time, other committees may be established under the direction of the Board of Directors when necessary or advisable to address specific issues.

Each of the Audit Committee, Compensation Committee and Nominating Committee operates under a charter that was approved by our Board of Directors. A copy of each of these charters is available on our website at www.commscope.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein.

Audit Committee

The Audit Committee, which consists of Messrs. Yates (Chairman), Adams and Dyer, is responsible for, among its other duties and responsibilities, assisting the Board of Directors in overseeing: our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Conduct and Code of Ethics and Business Conduct, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Audit Committee also has the authority to review and approve our decision to enter into derivatives and swaps and to establish policies and procedures with respect thereto, including utilizing the commercial end-user exemption to enter into non-cleared swaps which are not executed through a board of trade or swap execution facility.

Mr. Yates was appointed as the Chairman of the Audit Committee on February 20, 2014. Mr. Dyer served as the Chairman of the Audit Committee prior to the appointment of Mr. Yates to this position. The Board of Directors has determined that each of Messrs. Yates, Adams and Dyer is an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of Nasdaq. The Board of Directors has also determined that Messrs. Adams and Yates are independent under Rule 10A-3 under the Exchange Act and the Nasdaq standard, for purposes of the Audit Committee. Rule 10A-3 under the Exchange Act requires that all members of the Audit Committee be independent (within the meaning of Rule 10A-3 under the Exchange Act and the Nasdaq standard) within one year from the date of the IPO. We intend to comply with this independence requirement. All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

In 2013, the Audit Committee met five times.

Compensation Committee

The Compensation Committee, which consists of Messrs. Watts (Chairman), Dyer and Krause, is responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our chief executive officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans. The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis—Determination of Compensation Awards.”

In 2013, the compensation committee met three times.

Nominating Committee

The Nominating Committee, which consists of Messrs. Watts (Chairman), Dyer and Krause, is, subject to our amended and restated stockholders agreement, responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board of Directors for election to our Board of Directors and reviewing the composition of the Board of Directors and its committees. For more information regarding the amended and restated stockholders agreement, see “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

The Nominating Committee was formed on October 24, 2013 in connection with the IPO and did not meet in 2013.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, our Compensation Committee consisted of Messrs. Watts (Chairman), Dyer and Krause. None of the members of our Compensation Committee is currently one of our officers or employees. Messrs. Watts and Dyer are employed by Carlyle, and Mr. Krause is a Senior Advisor to Carlyle. Carlyle is a party to a stockholders agreement with our Company and other stockholders. See “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.” In addition, during the year ended December 31, 2013, we paid Carlyle fees of $23.2 million under a management agreement between us and Carlyle (approximately $20.2 million of which was to terminate the management agreement), and we also paid dividends during 2012 and 2013 of approximately $727.0 million to Carlyle according to its ownership of our common stock. See “Certain Relationships and Related Party Transactions—Management Agreement” and “—Dividends.” During the year ended December 31, 2013, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee.

Code of Ethics and Business Conduct

We have adopted a Code of Conduct that applies to all of our directors, executive officers and Senior Financial and Accounting Officers. We have also adopted a Code of Ethics and Business Conduct that applies to all of our employees. A copy of the Code of Conduct and the Code of Ethics and Business Conduct will be available on our website and will also be provided to any person without charge. Request should be made in writing to General Counsel at CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, NC 28602, or by telephone at (828) 324-2200.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides an overview and analysis of (1) the elements comprising our compensation program for our named executive officers, or “NEOs,” identified below during 2013, (2) the material compensation decisions made by the Compensation Committee of our Board of Directors under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis and (3) the material factors our Compensation Committee considered in making those decisions. The principal objectives of our compensation program with respect to executives are to:

•	provide compensation opportunities that enable us to attract superior talent in a highly competitive industry;

•	retain key employees and reward outstanding achievement;

•	foster management’s performance in order to produce financial results that our Compensation Committee believes will enhance the long-term interests of the stockholders; and

•	align management’s interests with those of the stockholders and encourage executives to have equity stakes in our company.

The primary elements of our executive compensation program are summarized in the following table:

Compensation Element	Primary Objectives
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent.

Annual Incentive Plan, Revenue Growth Plan, and Discretionary Performance Compensation Policy Awards	Provide major short-term incentives linked directly to increases in recognized financial measures.

Equity Incentive Awards	Emphasize our company’s long-term performance objectives, promote the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of our company.

Severance and Change in Control Benefits	Encourage key executives’ continued attention and dedication and focus their attention on company objectives and stockholder value when considering strategic alternatives.

Supplemental Executive Retirement Plan and Deferred Compensation Plan	Provide an opportunity for savings and long-term financial security.

Employee Benefits and Perquisites	Attract and retain talented executives in a cost- efficient manner.

We intend for our NEOs’ total compensation to reflect a “pay for performance” compensation philosophy. Total compensation for our NEOs has been allocated between the compensation elements, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance, in order to align the interests of management with the interests of stockholders and to provide competitive pay and benefits to our NEOs. The variable annual non-equity incentive awards and the equity awards are designed to ensure that total compensation reflects the overall success or failure of our company and to motivate the NEOs to meet appropriate performance measures, thereby maximizing total return to stockholders.

For the year ended December 31, 2013, our NEOs were as follows:

•	Marvin S. Edwards, Jr., President and Chief Executive Officer (principal executive officer);

•	Mark A. Olson, Executive Vice President and Chief Financial Officer (principal financial officer);

•	Randall W. Crenshaw, Executive Vice President and Chief Operating Officer;

•	Frank B. Wyatt, II, Senior Vice President, General Counsel and Secretary;

•	Peter U. Karlsson, Senior Vice President, Global Sales; and

•	Frank M. Drendel, Chairman of the Board.

Determination of Compensation Awards

Our Compensation Committee is provided with the primary authority to determine and approve the compensation awards available to our NEOs and is charged with reviewing our executive compensation policies and practices to ensure adherence to our compensation philosophies and that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry and the level of expertise and experience of our NEOs in their positions. To aid our Compensation Committee in making its determinations, our Chief Executive Officer provides recommendations annually to our Compensation Committee regarding the compensation of all officers who report directly to him.

For 2013, our Compensation Committee determined the total amount of compensation for our NEOs and the allocation of total compensation among each of the components of compensation, based generally on compensation levels from prior years and in reliance upon the judgment and general industry knowledge of its members obtained through years of service with comparably sized companies in our industry and other similar industries to ensure the attraction, development and retention of superior talent.

We believe that direct ownership in our company provides our NEOs with a strong incentive to increase the value of our company and we therefore historically have encouraged equity ownership by NEOs and other employees through a variety of means, including direct stock holdings and the award of stock options and other equity-based interests. While we encourage our directors and officers to be significant stockholders, we do not currently have any formal stock ownership guidelines. However, we believe that awards under our equity incentive programs to our NEOs substantially align their interests with those of stockholders.

2013 Elements of Compensation

Base Salary

We set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent. In addition to considering industry and market practices, our Compensation Committee and Board of Directors annually review our NEOs’ performance. Adjustments in base salary are generally based on each NEO’s individual performance and level and scope of responsibility and experience, as well as considerations of market pay practices.

In connection with 2013 compensation recommendations, our Chief Executive Officer, with assistance from our Human Resources department including our Senior Vice President of Human Resources, reviewed publicly available compensation survey data, which did not identify individual compensation data for specific companies, to aid in making his annual compensation recommendations to our Compensation Committee. This review was not done for purposes of benchmarking compensation with any particular group of companies, but rather to ensure that compensation recommendations were generally consistent with market levels. Following our Chief Executive Officer’s recommendations, and consistent with past practices, in early 2013 our Compensation Committee increased base salaries for each of our NEOs. While most of the NEOs received base salary increases of approximately 2.9% to 3.5%, consistent with past practice, Mr. Olson received a more substantial base salary increase (5.7%) in order to better align his salary with market levels.

The base salaries for our NEOs in 2013, reflecting salary increases taking effect for such year, are set forth in the following table:

Name	2013 Base Salary(1)
Marvin S. Edwards, Jr.	$905,000
Mark A. Olson	$465,000
Randall W. Crenshaw	$640,000
Frank B. Wyatt, II	$450,000
Peter U. Karlsson	$455,000
Frank M. Drendel	$530,000

(1)	Reflects a base salary increase that occurred in April 2013.

Cash Incentive Plans

Our Compensation Committee believes that the payment of annual, performance-based, cash compensation provides incentives necessary to retain executive officers and reward them for short-term company performance. Therefore, our Compensation Committee structures our compensation programs to reward executive officers based on our performance during each fiscal year.

Annual Incentive Plan

Historically, our company’s financial performance and, when appropriate, operating segment financial performance has been taken into account when determining plan payouts for our NEOs under the CommScope Holding Company, Inc. Annual Incentive Plan, or the “AIP.” Our company’s performance measures are approved by our Compensation Committee during the first quarter of the relevant performance year. Concurrently with the establishment of performance measures, target awards expressed as a percentage of base salary for the year are established for each of our NEOs.

Our Compensation Committee retains the subjective ability to, at any time prior to the final determination of awards, change the target award percentage of participants other than NEOs to reflect any change in the participant’s responsibility level or position during the course of the performance period. Our Compensation Committee may choose to make subjective changes to target award percentages or performance measures, as appropriate, to account for extraordinary business circumstances that are out of a business unit’s control. In addition, our Compensation Committee may in its sole discretion decrease the amount of an award that would be otherwise payable to a participant in the plan who is a NEO. If a change in control of our company occurs, we will pay each participant a cash award equal to the participant’s target incentive for the AIP plan cycle then underway (with the payout prorated to the date of the change in control). We believe this is appropriate since the impact of a change in control on operating income or other financial targets is unpredictable and could potentially adversely affect participant awards under the AIP. This offering will not result in such a change of control. In addition, we adopted a new AIP in connection with the IPO to provide our Compensation Committee with greater flexibility regarding annual bonus determinations starting in 2014. The new AIP is discussed in more detail under “—Executive Compensation Plans—2013 Long-Term Incentive Plan and Annual Incentive Plan” below.

For fiscal year 2013, our Compensation Committee approved the performance metrics for the 2013 performance year to be 15% based upon adjusted free cash flow (defined as cash flow from operations, less capital expenditures and adjustments for unusual items as approved by the Compensation Committee) and 85% based upon our Adjusted EBITDA. Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization (including impairments to goodwill and other intangible assets and adjustments for purchase accounting), equity-based compensation and certain non-cash, nonrecurring or other items that are included in net income (loss) that we do not consider indicative of our ongoing operating performance. The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our AIP for the year ended December 31, 2013 (dollars in millions):

Performance Metric	Weighting	Threshold	Target	Maximum	Achieved
Adjusted free cash flow	15%	$102.5	$120.6	$120.6	$200.9
Adjusted EBITDA	85%	$491.3	$578.0	$693.6	$675.3

Based on the actual levels of achievement set forth above, Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel were entitled to bonus payments in amounts equal to approximately 184.1% of their target bonus amounts and our Compensation Committee did not exercise its discretion to reduce the payouts under the AIP.

The following table sets forth the threshold, target and maximum annual incentive award potential for, and the actual amount awarded to, each of our NEOs for 2013.

Name	Threshold Award (% of 2013 Base Salary)	Target Award (% of 2013 Base Salary)	Maximum Award (% of 2013 Base Salary)	Actual 2013 Award ($)(1)
Marvin S. Edwards, Jr.	62.5%	125%	241.9%	$2,065,270
Mark A. Olson	40%	80%	154.8%	$675,662
Randall W. Crenshaw	42.5%	85%	164.5%	$993,624
Frank B. Wyatt, II	35%	70%	135.5%	$575,054
Peter U. Karlsson	35%	70%	135.5%	$573,553
Frank M. Drendel	25%	50%	96.8%	$484,381

(1)	Actual award is based on base salary earnings for the year.

Revenue Generation Plan

For 2013, the Compensation Committee authorized the creation of an additional bonus pool of up to $10.0 million if the Company’s net revenues for 2013, after certain adjustments related to the impact of acquisitions, exceeded the actual net revenues for 2012 of $3,321.885 million (the Revenue Growth Plan or “RGP”). The Company’s net revenues for 2013, net of the acquisition-related adjustments, exceeded actual net revenues for 2012 by 4.38%, resulting in a total bonus pool of $6.745 million. The pool was allocated among all employees eligible to participate in the AIP, including each of our NEOs, based on their target AIP award for 2013 in relation to the sum of the target AIP awards for all eligible participants. The participation percentages for the named executive officers for 2013 were as follows: 3.1% for Mr. Edwards, 1.0% for Mr. Olson, 1.5% for Mr. Crenshaw, 0.9% for Mr. Wyatt, 0.9% for Mr. Karlsson, and 0.7% for Mr. Drendel.

Discretionary Performance Compensation Policy

In addition to the AIP and RGP, we also provide the Discretionary Performance Compensation Policy, or the “DPCP,” a broad-based annual incentive program for all U.S.-based employees, including our NEOs. Under the DPCP, participants are eligible to receive a percentage of their annualized pay rate as of the end of the performance year as a cash incentive. The target percentage, which is the maximum payable under the DPCP, is established each calendar year by our Board of Directors or a committee thereof, generally during the first quarter of the performance year. The percentage payable is the same for each eligible employee and is set by a formulaic process based on achievement of established performance objectives. The DPCP is designed to encourage improved performance and reward employees for performance in the relevant performance year.

For the 2013 fiscal year, our Board of Directors set the target percentage at 2% of the year-end annualized pay rate for each eligible employee if our company’s Adjusted EBITDA equaled or exceeded the Adjusted EBITDA target set forth in the AIP. The percentage to be provided to employees decreased as company performance as a percent of the target Adjusted EBITDA declined, down to 0% if less than 50% of the target Adjusted EBITDA was reached. For the 2013 performance year the Adjusted EBITDA performance target was exceeded and the payment to each employee, including our NEOs, was 2.0% of his or her year-end annualized pay rate.

Equity Incentive Awards

Our Compensation Committee believes that key employees, who are in a position to make a substantial contribution to the long-term success of our company and to build stockholder value, should have a significant and on-going stake in our company’s success. Prior to becoming a private company in 2011, the annual grant of equity awards to the NEOs was a principal focus of our compensation program. In connection with our becoming a private company in 2011, we adopted a new equity incentive compensation plan, which we amended on February 19, 2013 (the Amended and Restated 2011 Incentive Plan) to increase the number of shares of common stock available for issuance thereunder, as so amended and restated, the “2011 Plan.” Shortly after becoming a private company in 2011, we made large, one-time equity incentive grants, or “founders awards,” to our NEOs under that plan. In addition, Mr. Olson received an additional stock option grant in connection with his promotion to Chief Financial Officer in 2012. We did not grant any equity-based awards to our NEOs during fiscal year 2013.

Certain of the outstanding options held by the NEOs are “rollover” options that were assumed by us in connection with the Acquisition. All rollover options became fully vested in connection with the Acquisition. All other outstanding equity awards held by our NEOs as of December 31, 2013 consist of founders award options granted under the 2011 Plan and were granted following the Acquisition in 2011, except that Mr. Olson received an additional founders award in 2012 in connection with his promotion to Chief Financial Officer, as described above. Half of the founders awards granted to each NEO are time-vested options that vest and become exercisable, subject to the continued employment of the NEO, in five equal annual installments (or four equal annual installments, with respect to Mr. Olson’s 2012 option award) beginning on January 14, 2012 (or January 14, 2013, with respect to Mr. Olson’s 2012 option grant). The remaining half of the founders awards granted to each NEO consists of performance-vested options that vest and become exercisable in annual installments over a period of five years (or four years, with respect to Mr. Olson’s 2012 option award), subject to the achievement of annual Adjusted EBITDA performance goals. The performance-vested options that would otherwise fail to become vested in accordance with the Adjusted EBITDA targets are eligible for catch-up vesting and/or carry-forward vesting if Adjusted EBITDA targets are exceeded in other performance years. Further, in the event of a “liquidity event” all time-vested options will vest in full and, if the liquidity event results in a return to Carlyle of at least a threshold multiple of its invested capital, all or a portion of the performance-vested options will vest in full (depending on the return Carlyle receives on its invested capital). This offering will not result in such a liquidity event. For more information regarding the liquidity event provisions in the option agreements, see the discussion below under the heading “—Potential Payments Upon Termination or Change in Control—Equity Incentive Awards.”

For 2013, the Adjusted EBITDA threshold and maximum performance targets for the performance-based portion of the founders award options that were set at the time the options were granted in early 2011 were $583.0 million and $661.0 million, respectively. Actual Adjusted EBITDA for 2013 ($675.3 million) exceeded the maximum Adjusted EBITDA level, and therefore the applicable performance-vested options vested at a level of 100%. The Actual Adjusted EBITDA in excess of the maximum Adjusted EBITDA level was applied to the 2011 performance year in accordance with the catch-up vesting provisions of the option, but it was insufficient to achieve the threshold Adjusted EBITDA level for such year and no additional options vested. With respect to Mr. Olson’s option granted in 2012, the Actual Adjusted EBITDA in excess of the maximum Adjusted EBITDA level was applied to the 2012 performance year and additional options vested. For information about how we calculate Adjusted EBITDA see above under the heading “—2013 Elements of Compensation—Cash Incentive Plans—Annual Incentive Plan.”

On November 30, 2012, we declared and paid a special dividend of $200.0 million, or $1.29 per share, on our common stock, which we refer to herein as the “2012 Dividend.” In addition, on May 20, 2013 and June 28, 2013 we declared special dividends of $342.8 million, or $2.21 per share (paid on May 28, 2013), and $195.9 million, or $1.26 per share (paid on June 28, 2013), respectively, on our common stock, which we refer to herein together as the “2013 Dividends.” The 2012 Dividend and the 2013 Dividends are referred to herein together as the “Special Dividends.”

In connection with each Special Dividend and in accordance with the terms of the option agreements, the holders of outstanding options received equitable adjustments to reflect the reduction in the value of the common stock as a result of the Special Dividend. This adjustment took the form of one of the following (or a combination thereof): (i) a cash payment or (ii) a reduction in the exercise price per share under the option. All outstanding options granted under the 2011 Plan entitled the holders thereof to receive the adjustment through a reduction in exercise price of the underlying option. In connection with the 2012 Dividend, (i) some of the rollover options entitled the holders thereof to receive the adjustment through a reduction in exercise price of the underlying option and (ii) some of the rollover options entitled the holders thereof to receive the adjustment through a combination of a cash payment and a reduction in exercise price of the underlying option (in these cases, the aggregate amount of these adjustments equaled the amount of the dividend). However, in connection with the 2013 Dividends, all of the rollover options entitled the holders thereof to receive the adjustment in the form of cash payments.

The aggregate amount of the cash payments made with respect to the options in connection with the Special Dividends (including amounts paid to our NEOs) was $12.0 million; of this amount $0.7 million was paid in connection with the 2012 Dividend and the remaining $11.3 million was paid in connection with the 2013 Dividends.

In connection with the IPO, we adopted a new equity incentive plan and no further awards will be made under prior equity plans. The new equity incentive plan is discussed in more detail under “—Executive Compensation Plans—2013 Long-Term Incentive Plan and Annual Incentive Plan” below.

Supplemental Executive Retirement Plan

We maintain a nonqualified Supplemental Executive Retirement Plan, or the “SERP,” that is intended to provide retirement and related benefits to certain of our executive officers. All of the NEOs, other than Mr. Olson, participate in the SERP. Our Compensation Committee considers the SERP to be an important long-term retention program because, with certain exceptions, SERP participants must stay employed with us until retirement in order to receive any payment under the SERP. For additional information regarding the SERP, see below under “—Nonqualified Deferred Compensation.”

Employee Benefits and Perquisites

Our NEOs are eligible under the same plans as all other U.S. employees for medical, dental, vision and short- term and long-term disability insurance and a Health Savings Plan. We also maintain the CommScope, Inc. Retirement Savings Plan, or the “401(k) plan,” in which substantially all of our U.S. employees, including our NEOs, are eligible to participate. We currently contribute 2% of the participant’s salary and bonus and provide matching contributions of up to 4% of the participant’s salary and bonus, up to a maximum of 6% of the participant’s salary and bonus, subject to certain statutory limitations ($255,000 for 2013). In addition, we provide our NEOs with a supplemental term life insurance policy. We provide these benefits due to their relatively low cost and the high value they provide in attracting and retaining talented executives.

Deferred Compensation Plan

In October 2012, we adopted a voluntary non-qualified deferred compensation plan, or the “DCP,” that permits a group of our management, including the NEOs, and other key employees to defer up to 90% of their compensation (including base salary, AIP and DPCP awards), beginning with a portion of compensation earned under the AIP with respect to fiscal year 2012. For additional information regarding the DCP, see below under “—Nonqualified Deferred Compensation.”

Employment, Severance and Change in Control Arrangements

We have entered into employment agreements with Messrs. Edwards, Crenshaw and Drendel and severance protection agreements with Mr. Wyatt and Mr. Karlsson. During 2013, Mr. Olson was party to a severance protection agreement, which was replaced with an employment agreement in January 2014. The employment agreements entitle the executives to certain compensation and benefits and both the employment agreements and severance protection agreements entitle the executives to receive certain severance payments upon a qualifying termination of employment, as described below under “—Potential Payments upon Termination or Change in Control.”

Summary Compensation Table for 2013

The following table provides information regarding the compensation that we paid our NEOs for services rendered during the fiscal years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Marvin S. Edwards, Jr.	2013	897,500	—	—	2,294,946	19,900	1,642,479	4,854,825
President and Chief Executive Officer	2012	868,750	—	—	1,926,546	12,281	457,141	3,264,718

Mark A. Olson	2013	458,750	500	—	754,180	—	129,274	1,342,704
Executive Vice President and Chief Financial Officer	2012	429,117	—	517,927	600,508	—	27,790	1,575,342

Randall W. Crenshaw	2013	635,000	—	—	1,108,216	21,786	994,240	2,759,242
Executive Vice President and Chief Operating Officer	2012	615,000	—	—	931,384	17,958	269,805	1,834,147

Frank B. Wyatt, II	2013	446,250	—	—	642,965	15,052	669,711	1,773,978
Senior Vice President, General Counsel and Secretary	2012	431,250	—	—	539,392	12,858	178,994	1,162,494

Peter U. Karlsson(6)	2013	445,000	—	—	641,411	7,149	284,369	1,377,929
Senior Vice President, Global Sales

Frank M. Drendel	2013	526,250	1,000	—	544,603	77,661	6,430,052	7,579,566
Chairman of the Board of Directors	2012	511,250	—	—	459,682	76,399	529,443	1,576,774

(1)	Amounts represent payments for service awards for Mr. Olson (20 years) and for Mr. Drendel (40 years).
(2)	Amounts represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. Refer to Note 12 in the Notes to our Consolidated Financial Statements included elsewhere in this prospectus for information regarding the assumptions used to value these awards.
(3)	Amounts for 2013 represent payments in 2014 with respect to the 2013 performance year pursuant to (i) the AIP of $2,065,270, $675,662, $993,624, $575,054, $573,553 and $484,381 to Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively, (ii) the RGP of $211,576, $69,218, $101,792, $58,911, $58,758 and $49,622 to Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively, and (iii) the DPCP of $18,100, $9,300, $12,800, $9,000, $9,100 and $10,600 to Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively. Amounts for 2012 represent payments in 2013 with respect to the 2012 performance year pursuant to (i) the AIP of $1,909,046, $591,708, $918,984, $530,692 and $449,382, to Messrs. Edwards, Olson, Crenshaw, Wyatt and Drendel, respectively, and (ii) the DPCP of $17,500, $8,800, $12,400, $8,700 and $10,300, to Messrs. Edwards, Olson, Crenshaw, Wyatt and Drendel, respectively.
(4)	Amounts represent the portion of the aggregate earnings under the SERP that are “above market.”
(5)

Amounts represent (i) the employer base and matching contribution under the 401(k) plan in the amount of $15,300 on behalf of each of Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, (ii) our company’s contribution under the SERP in the amount of $453,367, $235,982, $137,882, $137,462 and $135,128 for Messrs. Edwards, Crenshaw, Wyatt, Karlsson and Drendel, respectively, (iii) payment by our company of premiums of $432, $397, $432, $386, $385 and $432 for term life insurance on behalf of Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively, (iv) our company’s contribution of $250 to the Healthcare

Savings Accounts of each of Messrs., Olson, Crenshaw, Wyatt and Karlsson, who elected to be covered by such plan, and (v) cash payments of $1,173,380, $113,327, $742,276 , $515,893, $130,972 and $6,279,192 to Messrs. Edwards, Olson, Crenshaw, Wyatt, Karlsson and Drendel, respectively, for the equitable adjustment under the terms of their respective rollover options in respect of the 2013 Dividends. For additional information, see the discussion under the heading “—2013 Elements of Compensation—Equity Incentive Awards.”
(6)	Mr. Karlsson was not a named executive officer in 2012.

Grants of Plan-Based Awards in 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marvin S. Edwards, Jr.
2013 AIP(1)	—	560,938	1,121,875	2,170,828	—	—	—	—	—	—
2013 RGP(2)			313,658
2013 DPCP(3)	—	—	18,100	—	—	—	—	—	—	—
Mark A. Olson
2013 AIP(1)	—	183,500	367,000	710,145	—	—	—	—	—	—
2013 RGP(2)			102,615
2013 DPCP(3)	—	—	9,300	—	—	—	—	—	—	—
Randall W. Crenshaw
2013 AIP(1)	—	269,875	539,750	1,044,416	—	—	—	—	—	—
2013 RGP(2)			150,905
2013 DPCP(3)	—	—	12,800	—	—	—	—	—	—	—
Frank B. Wyatt, II
2013 AIP(1)	—	156,188	312,375	604,446	—	—	—	—	—	—
2013 RGP(2)			87,335
2013 DPCP(3)	—	—	9,000	—	—	—	—	—	—	—
Peter U. Karlsson
2013 AIP(1)	—	155,750	311,500	602,753	—	—	—	—	—	—
2013 RGP(2)			87,108
2013 DPCP(3)	—	—	9,100	—	—	—	—	—	—	—
Frank M. Drendel
2013 AIP(1)	—	131,563	263,125	509,147	—	—	—	—	—	—
2013 RGP(2)			73,564
2013 DPCP(3)	—	—	10,600	—	—	—	—	—	—	—

(1)	Reflects the range of awards that could potentially have been earned during 2013 under our AIP. The amounts actually earned are included under the column entitled “—Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for 2013.
(2)	Reflects the maximum awards that could potentially have been earned during 2013 under our RGP. The amounts actually earned are included under the column entitled “—Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for 2013.
(3)	Reflects the maximum awards that could potentially have been earned during 2013 under our DPCP. The amounts actually earned are included under the column entitled “—Non-Equity Incentive Plan Compensation” in our Summary Compensation Table for 2013.

Narrative Supplement to Summary Compensation Table for 2013 and Grants of Plan-Based Awards in 2013 Table

The terms of our cash incentive plans and equity incentive awards are described under “—2013 Elements of Compensation” above, our employment and severance agreements are described under “—Potential Payments upon Termination or Change in Control—Employment and Severance Protection Agreements” below, and our nonqualified deferred compensation plans are described under “—Nonqualified Deferred Compensation for 2013” below.

Outstanding Equity Awards at December 31, 2013

The following table provides information regarding outstanding stock options held by our NEOs as of December 31, 2013. Our NEOs did not hold any unvested stock awards as of December 31, 2013.

	Option Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price(4)	Option Expiration Date(5)
Marvin S. Edwards, Jr.	12/14/2005	16,815	(1)	—	—	$5.35	12/14/2015
	12/12/2006	11,400	(1)	—	—	$8.85	12/12/2016
	3/24/2009	47,964	(1)	—	—	$2.96	3/24/2019
	1/20/2010	261,183	(1)	—	—	$8.55	1/20/2020
	1/26/2011	525,733	(2)	596,295	865,622	$5.74	1/26/2021
Mark A. Olson	3/24/2009	12,375	(1)	—	—	$2.96	3/24/2019
	1/20/2010	20,208	(1)	—	—	$8.55	1/20/2020
	1/26/2011	43,809	(2)	49,689	72,132	$5.74	1/26/2021
	2/21/2012	32,701	(2)	59,639	66,696	$5.57	2/21/2021
Randall W. Crenshaw	12/14/2005	14,160	(1)	—	—	$5.35	12/14/2015
	12/12/2006	13,500	(1)	—	—	$8.85	12/12/2016
	3/24/2009	47,964	(1)	—	—	$2.96	3/24/2019
	1/20/2010	137,790	(1)	—	—	$8.55	1/20/2020
	1/26/2011	175,244	(2)	198,765	288,541	$5.74	1/26/2021
Frank B. Wyatt, II	12/14/2005	5,901	(1)	—	—	$5.35	12/14/2015
	12/12/2006	11,400	(1)	—	—	$8.85	12/12/2016
	3/24/2009	43,500	(1)	—	—	$2.96	3/24/2019
	1/20/2010	87,525	(1)	—	—	$8.55	1/20/2020
	1/26/2011	70,105	(2)	79,515	115,430	$5.74	1/26/2021
Peter U. Karlsson	12/14/2005	2,901	(1)	—	—	$5.35	12/14/2015
	12/12/2006	6,480	(1)	—	—	$8.85	12/12/2016
	3/24/2009	12,375	(1)	—	—	$2.96	3/24/2019
	1/20/2010	15,900	(1)	—	—	$8.55	1/20/2020
	1/26/2011	70,105	(2)	79,515	115,430	$5.74	1/26/2021
Frank M. Drendel	12/16/2004	466,800	(1)	—	—	$5.02	12/16/2014
	12/14/2005	224,400	(1)	—	—	$5.35	12/14/2015
	12/12/2006	153,300	(1)	—	—	$8.85	12/12/2016
	3/24/2009	400,038	(1)	—	—	$2.96	3/24/2019
	1/20/2010	560,811	(1)			$8.55	1/20/2020
	1/26/2011	175,244	(2)	198,765	288,541	$5.74	1/26/2021

(1)	Represents rollover options which became fully vested and exercisable in conjunction with the Acquisition.
(2)	Represents options granted following the Acquisition. These options vest and become exercisable, subject to the continued employment of the NEO, in five equal annual installments (or four equal annual installments, with respect to Mr. Olson’s 2012 option grant) beginning on January 14, 2012 (or January 14, 2013, with respect to Mr. Olson’s 2012 option grant).
(3)	Represents options granted following the Acquisition. These options vest and become exercisable, subject to the continued employment of the NEO, in annual installments over a period of five years (or four years, with respect to Mr. Olson’s 2012 option award), subject to the achievement of annual Adjusted EBITDA performance goals. The number of unexercisable options includes options that vested in early 2014 due to the 100% level of achievement of the 2013 Adjusted EBITDA performance goal, but which remained unvested as of December 31, 2013 and were subject to the NEOs’ continued employment until the date our Compensation Committee certified the applicable performance level in accordance with the terms of the founders options. The performance-vested options that previously failed to become vested in accordance with the Adjusted EBITDA targets will be eligible for catch-up vesting if certain Adjusted EBITDA targets are met in successive performance years. Based on 2013 performance, Mr. Olson’s 2012 option became vested as to an additional 26.7% due to catch-up vesting.
(4)	Option exercise prices reflect equitable adjustments by our Board in connection with the Special Dividends. For more information about the Special Dividends, see the discussion under the heading “—2013 Elements of Compensation—Equity Incentive Awards.”
(5)	The options expire on the tenth anniversary of the date of grant, except for Mr. Olson’s 2012 option grant, which expires on the ninth anniversary of the date of grant.

Option Exercises and Stock Vested for 2013

None of our NEOs exercised stock options or became vested in shares of our common stock during the year ended December 31, 2013.

Nonqualified Deferred Compensation for 2013

The Nonqualified Deferred Compensation table reflects information about the SERP and the DCP for 2013.

SERP

The SERP is an unfunded defined contribution type retirement plan maintained for the benefit of a select group of our management and/or highly compensated employees. The SERP provides for an annual contribution by us to each participant’s account in an amount generally equal to 5% of such participant’s base salary, AIP bonus, RGP and DPCP incentive paid for the respective year up to a cap (which in 2013 was $255,000), plus 15% of the amount in excess of the cap. Equity-based compensation is not taken into account for purposes of the SERP. In addition to annual contributions, participants’ accounts generally accrue interest each year. In January 2011, we determined that the interest rate for 2011 would be 5%, and it has remained at 5% since 2011. We review the interest rate annually.

Participants become vested in their SERP account on the date that is one year and 31 days following the date they receive notification of their participation in the SERP, or the “Vesting Date”; however, there are generally no payments to participants until retirement at age 55 or older with at least 10 years of service, or at age 65 without regard to any service requirement, or “Retirement.” Pursuant to the terms of the SERP, a participant generally will receive the full value of his account balance upon the participant’s termination or resignation for any reason once he is eligible for Retirement. However, participants (or participant’s beneficiaries, in the case of a participant’s death) may also receive benefits prior to Retirement in the following situations: (1) if the participant dies before Retirement; (2) if the participant experiences a disability (as defined in the SERP) before beginning to receive any SERP benefits; (3) if the participant’s employment is involuntarily terminated, for reasons other than for cause, on or after his Vesting Date; or (4) if the participant terminates employment for any reason other than for cause within two years after the later of his Vesting Date or a change in control of our company. In addition, the SERP was amended in 2011 to provide that participants employed with us as of the Acquisition in 2011 would be eligible to receive their SERP benefits upon termination of employment prior to Retirement, except if the participant is terminated for cause. Payment to the SERP participants generally occurs on the next following January 31 or July 31, except that payments resulting from termination following a change in control or terminations due to disability are paid as soon as practicable following such termination.

Messrs. Edwards, Crenshaw and Drendel are vested in their SERP accounts and eligible for Retirement, so they would receive their account balance if their employment terminated for any reason. Messrs. Wyatt and Karlsson are currently vested in their SERP accounts and, though they are not eligible for Retirement, pursuant to the 2011 amendment, they are eligible to receive the full value of their SERP accounts upon any termination of employment, other than for cause.

DCP

The DCP permits a select group of our management, including the NEOs, and other key employees to defer up to 90% of their compensation (including base salary, AIP bonus and DPCP awards), beginning with compensation earned under the AIP with respect to fiscal year 2012. Our obligations under the DCP are funded with contributions to a rabbi trust, and participants may invest the amounts credited to their accounts in one or more notional investments that are similar to the investment offerings provided under our 401(k) plan. Participants’ accounts are 100% vested at all times, and we do not provide matching or other company contributions to the DCP. In general, upon a participant’s termination of employment, he or she may elect to receive a distribution in a lump sum or annual installments over a period of two to ten years, which distribution will commence, per the participant’s election, as soon as practical following (i) termination of employment, or (ii) the earlier of (A) a specific date, or (B) the date of termination (provided that if termination is due to retirement, payments will commence as of the elected specified date). Upon a participant’s death or disability, or upon the occurrence of a change in control of the Company, the participant’s entire balance will be paid to him or her (or the participant’s estate or beneficiary, as applicable) in a single lump sum.

The following table depicts the value of benefits accumulated by our NEOs under the SERP and the DCP as of December 31, 2013.

Name	Plan	Executive contributions in last fiscal year		Registrant contributions up to cap in last fiscal year(2)	Registrant contributions in excess of cap in last fiscal year(2)	Aggregate earnings in last fiscal year(3)	Aggregate balance at last fiscal year end(4)
Marvin S. Edwards, Jr.	SERP	—		$12,750	$440,617	$50,253	$1,511,299
	DCP	$1,032,635	(1)	—	—	$581	$1,274,867
Mark A. Olson	SERP	—		—	—	—	—
	DCP	—		—	—	—	—
Randall W. Crenshaw	SERP	—		$12,750	$223,232	$55,015	$1,393,160
	DCP	$1,218,162	(1)	—	—	$12,094	$1,439,838
Frank B. Wyatt, II	SERP	—		$12,750	$125,132	$38,011	$937,426
	DCP	—		—	—	—	—
Peter U. Karlsson	SERP	—		$12,750	$124,712	$18,052	$517,795
	DCP	$232,388	(1)	—		$4,075	$236,463
Frank M. Drendel	SERP	—		$12,750	$122,378	$196,113	$4,255,037
	DCP	—		—	—	—	—

(1)	Reflects executive contributions made in 2013 for salary deferral and executive contributions made in 2014, which are based on 2013 earnings under the AIP and DPCP, as included in the Summary Compensation table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Registrant contributions to the SERP are generally equal to 5% of participant’s base salary, AIP bonus, RGP bonus, and DPCP award up to a cap (which in 2013 was $255,000), plus 15% of the amount in excess of the cap. Contributions to the SERP are included in the Summary Compensation table in the “All Other Compensation” column. The Company does not provide matching or other company contributions to the DCP.
(3)	With respect to the SERP, the portion of the aggregate earnings that are “above market” is included in the Summary Compensation table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
(4)	Includes amounts that were reported in the Summary Compensation table for 2013 and 2012.

Potential Payments upon Termination or Change in Control

Employment and Severance Protection Agreements

Each of our named executive officers is party to an employment agreement or severance protection agreement that entitles him to the right to receive certain severance payments upon a qualifying termination of employment.

Employment Agreements with Messrs. Edwards and Crenshaw

We are party to employment agreements with Messrs. Edwards and Crenshaw, each of which expires on December 31, 2014, subject to automatic renewal for additional one-year periods unless at least 90 days prior written notice of non-renewal is given by us. Pursuant to the agreements, in the event the executive’s employment is terminated by us by notice of non-renewal of the term of the agreement, by us for any reason other than for cause or disability or by the executive for good reason, he will be entitled to receive his accrued compensation and each of the following:

•	severance pay in an amount equal to two times the sum of (A) his then current base salary, and (B) his base salary multiplied by 1.25, in the case of Mr. Edwards, or 0.85, in the case of Mr. Crenshaw, payable in equal monthly installments over two years (the “Termination Benefits Period”) or, upon termination within twenty-four months following a change in control, in a single lump sum;

•	a prorated bonus under the AIP for the fiscal year in which his termination occurs, based on actual performance and payable at the same time our company pays bonuses to its other executive officers;

•	a cash payment equal to the cost we would have incurred had the executive continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents during the Termination Benefits Period, payable in periodic installments in accordance with our payroll practice (the “Medical Coverage Payments”); and

•	if at the end of the Termination Benefits Period, the executive is not employed by another entity (including self-employment), then for six months (or his earlier re-employment) he will receive (i) an additional monthly payment equal to one-twelfth of the sum of (A) his base salary and (B) his base salary multiplied by 1.25, in the case of Mr. Edwards, or 0.85, in the case of Mr. Crenshaw, and (ii) continuation of the Medical Coverage Payments (provided that such Medical Coverage Payments will not cease upon re-employment unless the executive obtains such coverage or benefits pursuant to the subsequent employer’s benefit plans).

For purposes of Messrs. Edwards’ and Crenshaw’s agreements, “good reason” includes material breach of the agreement, a material diminution in duties, failure to continue the executive in his role as sole President and CEO without his prior written consent, in the case of Mr. Edwards, or Chief Operating Officer, in the case of Mr. Crenshaw, any reduction in salary or target bonus opportunity, relocation of the executive’s place of employment by more than twenty-five miles without his prior written consent and, in the case of Mr. Edwards, our failure to nominate him to our Board.

If the executive’s employment is terminated by us for cause or disability, by reason of his death or by the executive other than for good reason, we will pay to the executive his accrued compensation. In addition, in the event of the executive’s death, his estate will be entitled to receive a prorated bonus under the AIP for the fiscal year in which his death occurs, payable at the same time our company pays bonuses to its other executive officers and based on actual performance.

Severance Protection Agreements with Messrs. Olson and Wyatt

We are party to a severance protection agreement with Mr. Wyatt, and during 2013, we were party to a severance protection agreement with Mr. Olson. Mr. Olson’s severance protection agreement was superseded and terminated in connection with his new employment agreement in 2014, as described below under “—New Employment Agreement with Mr. Olson.” These severance protection agreements are on 1-year terms automatically renewing on January 1 of each year unless ninety (90) days prior notification is given to either us or the executive, except that the term may not expire prior to 24 months following a change in control (as defined in the agreements). Pursuant to the agreements, in the event the executive’s employment is terminated within 24 months after a change in control (i) by us for any reason other than for cause or disability or (ii) by the executive for good reason (which definition includes, among other things, an adverse change in status or duties, a reduction in salary or benefits, and a relocation of the executive’s place of employment by more than twenty-five miles), the executive will be entitled to receive accrued compensation and each of the following:

•	severance pay in an amount equal to one and one-half (1 1/2) times the executive’s then current base salary plus one and one-half (1 1/2) times the target annual incentive payable to the executive under the AIP for the fiscal year immediately preceding the fiscal year of termination;

•	a prorated bonus under the AIP for the fiscal year in which his termination occurs, based on the actual bonus paid or payable to the executive under the AIP in respect of the year immediately preceding the year of termination;

•	continuation of the executive’s and his dependents’ and beneficiaries’ life insurance, disability, medical, dental and hospitalization benefits for 18 months (the “Termination Benefits Period”);

•	if, at the end of the Termination Benefits Period, the executive is not employed by another employer (including self-employment), then for six months (or his earlier re-employment with another entity) he will receive (i) an additional monthly payment equal to one-twelfth of the executive’s then current base salary plus one-twelfth of the target annual incentive payable to the executive for the fiscal year immediately preceding the fiscal year of termination, and (ii) continuation of the benefits discussed in the bullet above (provided that such benefits will not cease upon re-employment unless the executive obtains such coverage or benefits pursuant to the subsequent employer’s benefit plans); and

•	reimbursement for (i) outplacement assistance services (up to 25% of the sum of then-current year salary and prior year target bonus), (ii) tax and financial planning assistance (up to $2,000) and (iii) relocation expenses under certain circumstances.

If the executive’s employment is terminated by us within 24 months after a change in control for cause or disability, by reason of the executive’s death or by the executive other than for good reason, we will pay to the executive his accrued compensation and any earned but unpaid bonus or incentive compensation. In addition, in the case of a termination by us for disability or due to the executive’s death, the executive will receive a pro rata bonus for the year of termination based on the actual bonus paid or payable to the executive under the AIP in respect of the year immediately preceding the year of termination.

Further, if the executive’s employment is terminated by us other than for cause at any time prior to the date of a change in control and such termination (i) occurred after we entered into a definitive agreement, the consummation of which would constitute a change in control or (ii) the executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination will be deemed to have occurred after a change in control.

Severance Protection Agreement with Mr. Karlsson

We are also party to a severance protection agreement with Mr. Karlsson. His agreement is on a 1-year term automatically renewing on January 1 of each year unless ninety (90) days prior notification is given to either us or the executive, except that the term may not expire prior to 24 months following a change in control (as defined in the agreement). Pursuant to the agreement, in the event that Mr. Karlsson’s employment is terminated within 24 months after a change in control (i) by us for any reason other than for cause or disability or (ii) by Mr. Karlsson for good reason (which definition includes, among other things, an adverse change in status or duties and a reduction in salary or benefits), Mr. Karlsson will be entitled to receive accrued compensation and each of the following:

•	severance pay in an amount equal to his then current base salary;

•	a prorated bonus for the fiscal year in which his termination occurs, based on the actual bonus that would have been payable to him for the year in which the termination occurs; and

•	continuation of Mr. Karlsson’s and his dependents’ health benefits for 12 months (the “Termination Benefits Period”).

If Mr. Karlsson’s employment is terminated by us within 24 months after a change in control for cause or disability, by reason of his death or by Mr. Karlsson other than for good reason, we will pay to him his accrued compensation and any earned but unpaid bonus or incentive compensation. In addition, in the case of a termination by us for disability or due to Mr. Karlsson’s death, he will receive a pro rata bonus for the year of termination, based on the actual bonus that would have been payable to him for the year in which the termination occurs.

Further, if Mr. Karlsson’s employment is terminated by us other than for cause at any time prior to the date of a change in control and such termination (i) occurred after we entered into a definitive agreement, the consummation of which would constitute a change in control or (ii) Mr. Karlsson reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a change in control, such termination will be deemed to have occurred after a change in control.

Employment Agreement with Mr. Drendel

Mr. Drendel’s employment agreement expires on December 31, 2014, subject to automatic renewal for additional one-year periods unless at least 90 days prior written notice of non-renewal is given. Pursuant to the agreement, in the event his employment is terminated by us by notice of non-renewal of the term of the agreement, by us for any reason other than for cause or by Mr. Drendel for any reason, he will be entitled to receive his accrued compensation and each of the following: (i) an amount (the “Severance Payment”) equal to the greater of (A) $5,200,000 less the compensation paid to him during his term as Chairman and (B) two times the sum of (X) his base salary and (Y) his base salary multiplied by 0.50, payable in a single lump sum payment within thirty days following termination; and (ii) a cash payment equal to the cost our company would have incurred had he continued group medical, dental, vision and/or prescription drug benefit coverage for himself and his eligible dependents for 24 months following his termination of employment, payable in periodic installments in accordance with our payroll practice.

If Mr. Drendel’s employment is terminated by us for cause or by reason of his death, we will pay to him his accrued compensation. In addition, in the event of Mr. Drendel’s death, his estate will be entitled to receive the Severance Payment payable in a single lump sum payment within thirty days following his death.

New Employment Agreement with Mr. Olson

In January 2014, we entered into an employment agreement with Mr. Olson, which replaced the severance protection agreement to which he was a party in 2013. Mr. Olson’s new employment agreement has substantially similar terms as Mr. Crenshaw’s employment agreement, as described above under “—Employment Agreements with Messrs. Edwards and Crenshaw.”

280G Tax Gross-Up Provisions

The employment agreements with Messrs. Edwards, Crenshaw and Drendel and the severance protection agreement with Mr. Wyatt provide for a gross-up payment by our company in the event that the total payments the executive receives under the agreement, or otherwise (for example, due to accelerated vesting of equity), are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or the “Code.” In such an event, we will pay an additional amount so that the executive is made whole on an after-tax basis from the effect of the excise tax. Mr. Olson’s new employment agreement entered into in January 2014 includes a similar tax provision. Mr. Olson’s severance protection agreement that was in place in 2013 provided for a modified cut-back, meaning that his severance benefits would have been reduced to avoid the excise tax, but only if he would benefit from such reduction, net of taxes. Mr. Karlsson’s severance protection agreement does not contain any provision with respect to gross-up payments or cut-backs in the event of such excise taxes.

Restrictive Covenants

Messrs. Edwards’, Crenshaw’s and Drendel’s employment agreements each contain cooperation and confidentiality covenants that apply during and following the executives’ respective employment with us. The agreements also contain certain non-compete and non-solicitation obligations that continue for a certain period following termination of employment, as follows: 24 months, in the case of Messrs. Edwards and Crenshaw (and up to an additional six months if the executive continues to receive the benefits discussed above following the conclusion of the Termination Benefits Period) and 60 months, in the case of Mr. Drendel. Messrs. Wyatt’s and Karlsson’s severance protection agreements, and Mr. Olson’s severance protection agreement that was in place in 2013, do not contain any restrictive covenants. Mr. Olson’s new employment agreement entered into in January 2014 includes covenants similar to Messrs. Edwards and Crenshaw.

The following table sets forth the estimated amount of the severance benefits each of our NEOs would receive under the termination scenarios identified therein, in each case assuming a termination of employment on December 31, 2013. The benefits described and quantified below are in addition to the compensation and benefits that would already be vested upon a NEO’s termination, including accrued but unpaid salary, accrued and unused vacation pay, amounts previously earned and deferred under the DCP and payments and benefits accrued under the 401(k) plan and the SERP.

Name	Payment	Termination for Cause or Resignation Without Good Reason(6)	Death or Disability	Termination Without Cause or Resignation for Good Reason Prior to a Change in Control	Termination Without Cause or Resignation for Good Reason After a Change in Control
Marvin S. Edwards, Jr.	Cash severance(1)	—	—	$5,090,625	$5,090,625
	Benefit continuation(3)	—	—	21,840	21,840
	Gross-Up(5)	—	—	—	5,180,101
	Total	—	—	$5,112,465	$10,292,566

Mark A. Olson	Cash severance(1)	—	—	—	$1,634,000
	Prorata bonus(2)	—	—	—	591,708
	Benefit continuation(3)	—	—	—	26,232
	Other benefits(4)	—	—	—	206,250
	Total	—	—	—	$2,458,190

Randall W. Crenshaw	Cash severance(1)	—	—	$2,960,000	$2,960,000
	Benefit continuation(3)	—	—	22,200	22,200
	Gross-Up(5)	—	—	—	1,845,003
	Total			$2,982,200	$4,827,203

Frank (Burk) B. Wyatt, II	Cash severance(1)	—	—	—	$1,503,750
	Prorata bonus(2)	—	—	—	530,692
	Benefit continuation(3)	—	—	—	26,640
	Other Benefits(4)	—	—	—	189,969
	Gross-Up(5)	—	—	—	1,202,553
	Total				$3,453,604

Peter U. Karlsson	Cash severance	—	—	—	$455,000
	Prorata bonus	—	—	—	641,411
	Benefit continuation	—	—	—	13,116
	Total	—	—	—	$1,109,527

Frank M. Drendel	Cash severance	$2,020,959	$2,020,959	$2,020,959	$2,020,959
	Benefit continuation	8,376	—	8,376	8,376
	Gross-Up(5)	—	—	—	—
	Total	$2,029,335	$2,020,959	$2,029,335	$2,029,335

(1)	Assumes that the executive is not self-employed or employed by another entity at the end of the Termination Benefits Period and, accordingly, receives an additional six months of severance.
(2)	Pursuant to the executive’s severance protection agreement, upon his termination of employment by the Company without cause, by the executive for good reason, or by reason of his death or disability, in each case within 24 months following a change in control, he would be entitled to a payment equal to the actual bonus paid to the executive with respect to the year prior to that in which the executive’s termination date occurs (in this case, 2012), pro-rated for the number of days the executive was employed during the year of such termination.

(3)	Assumes that the executive is not self-employed or employed by another entity at the end of the Termination Benefits Period and, therefore, receives an additional six months of benefits continuation.
(4)	Reflects reimbursement of outplacement expenses and for tax and financial planning services. Note that, in certain circumstances, Messrs. Olson and Wyatt would also be entitled to reimbursement for costs of relocation following a termination; however, estimates of these costs are not included in the amounts above.
(5)	Estimate of gross-up payment assumes acceleration of equity incentive awards, see below discussion under the heading “—Equity Incentive Awards.” Estimate of gross-up payment based on a 280G excise tax rate of 20%, a tax rate of 35% for federal, 1.45% for Medicare, and an appropriate state tax rate.
(6)	Mr. Drendel would not receive any severance or benefit continuation upon his termination for cause.

AIP

Pursuant to the terms of the AIP, in the event of a change in control of our company (as defined in the AIP), within 60 days thereafter, we will pay to each participant immediately prior to such change in control (regardless of whether such participant remains in the employ of our company following the change in control) an award equal to his or her target incentive for the AIP plan cycle then underway (prorated to the date of the change in control). Outside the context of a change in control, participants are eligible to receive a pro rata portion of their award if their employment is terminated due to death, disability or retirement (at age 65, or earlier with prior approval of our company) as long as they had active service for at least three months during the performance period. Accordingly, assuming a change in control, death or disability on December 31, 2013, or, in the case of Mr. Edwards or Mr. Drendel, retirement on December 31, 2013, the payments in respect of AIP awards to the NEOs would be as follows: $1,121,875 for Mr. Edwards, $367,000 for Mr. Olson, $539,750 for Mr. Crenshaw, $312,375 for Mr. Wyatt, $311,500 for Karlsson and $263,125 for Mr. Drendel.

SERP

Pursuant to the terms of the SERP, a participant generally will receive the full value of his account balance upon the participant’s termination or resignation for any reason once he is eligible for Retirement. Messrs. Edwards, Crenshaw and Drendel are vested in their SERP accounts and eligible for Retirement, so they would receive the amounts shown in the column of the Nonqualified Deferred Compensation table entitled “Aggregate balance at last fiscal year end” were their employment terminated for any reason on December 31, 2013.

Messrs. Wyatt and Karlsson are currently vested in their SERP accounts and, though they are not eligible for Retirement, pursuant to the 2011 amendment to the SERP they are eligible to receive the full value of their SERP accounts upon any termination of employment, other than for cause. The value of their SERP accounts is based on an assumed effective date of December 31, 2013 shown in the column of the Nonqualified Deferred Compensation table entitled “Aggregate balance at last fiscal year end.”

Payment to the SERP participants generally occurs on the next following January 31 or July 31, except that payments resulting from termination following a change in control or terminations due to disability are paid as soon as practicable following such termination.

Equity Incentive Awards

Per the terms of the option agreements, all of the time-vested options will vest immediately upon the occurrence of a liquidity event and all or a portion of the performance-vested options will vest immediately if Carlyle realizes a minimum return on its investment in connection with the liquidity event and depending on the level of the return on investment.

For purposes of these options, a “liquidity event” means either (a) the consummation of the sale, transfer, conveyance or other disposition in one or a series of related transactions (by way of merger, consolidation or otherwise) of more than 50% of the total number of our equity securities held, directly or indirectly, by Carlyle as of January 14, 2011 for cash; or (b) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of our company, or our company and its Subsidiaries taken as a whole, to any “person” for cash, other than to Carlyle or an affiliate of Carlyle. The occurrence of a change in control of us could in some circumstances also constitute a liquidity event for purposes of the stock options; however, a change in control of us could occur without triggering a liquidity event and a liquidity event could occur without the occurrence of a change in control. This offering will not result in such a change of control.

Assuming the occurrence of a liquidity event on December 31, 2013, all of our NEOs’ unvested time-vested options would have vested and, based upon the fair market value of our shares of common stock as of such date ($18.93 per common share), 49% of our NEOs’ performance-vesting founders awards would have vested. The fair market value of the shares subject to the time-vested options that would have vested as a result of the liquidity event, net of the option exercise price, would have been as follows: $7,865,131 for Mr. Edwards, $1,452,175 for Mr. Olson, $2,621,710 for Mr. Crenshaw, $1,048,803 for Mr. Wyatt, $1,048,803 for Mr. Karlsson and $2,621,710 for Mr. Drendel. The fair market value of the shares subject to performance-vested options that would vest as a result of the liquidity event, net of the option exercise price, would have been as follows: $4,732,189 for Mr. Edwards, $743,585 for Mr. Olson, $1,577,392 for Mr. Crenshaw, $631,036 for Mr. Wyatt, $631,036 for Mr. Karlsson and $1,577,392 for Mr. Drendel.

Executive Compensation Plans

2013 Long-Term Incentive Plan and Annual Incentive Plan

In connection with the IPO, we adopted the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan, or the “2013 LTIP,” and the AIP.

2013 LTIP

In connection with the IPO, we adopted the 2013 LTIP, the material terms of which are described below.

Purpose. The purpose of the 2013 LTIP is to promote our success by linking the personal interests of our employees, officers, directors and consultants to those of our stockholders, and by providing participants with an incentive for outstanding performance.

Permissible Awards. The 2013 LTIP authorizes our Compensation Committee to grant awards in any of the following forms:

•	Options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Code. The exercise price of an option granted under the 2013 LTIP may not be less than the fair market value of our common stock on the date of grant. Stock options granted under the 2013 LTIP may not have a term longer than ten years.

•	Stock appreciation rights, or “SARs,” which give the holder the right to receive the excess, if any, of the fair market value of one share of our common stock on the date of exercise, over the base price of the stock appreciation right. The base price of a SAR may not be less than the fair market value of our common stock on the date of grant. SARs granted under the 2013 LTIP may not have a term longer than ten years.

•	Restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by our Compensation Committee.

•	Restricted stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property) in the future, based upon the attainment of stated vesting or performance goals set by our Compensation Committee.

•	Deferred stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property) in the future, generally without any vesting or performance restrictions.

•	Other stock-based awards in the discretion of our Compensation Committee, including unrestricted stock grants.

•	Cash-based awards in the discretion of our Compensation Committee, including cash-based performance awards.

All awards will be evidenced by a written award certificate between us and the participant, which will include such provisions as may be specified by our Compensation Committee. Dividend equivalent rights, which entitle the participant to payments in cash or property calculated by reference to the amount of dividends paid on the shares of stock underlying an award, may be granted with respect to awards other than options or SARs.

Awards to Non-Employee Directors. Awards granted under the 2013 LTIP to our non-employee directors will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. Our Compensation Committee may not make discretionary grants under the 2013 LTIP to non-employee directors. See below under the heading “—Non- Employee Director Compensation Plan.”

Shares Available for Awards; Adjustments. Subject to adjustment as provided in the 2013 LTIP, the aggregate number of shares of our common stock reserved and available for issuance pursuant to awards granted under the 2013 LTIP as of March 31, 2014 was 17,444,728. As of March 31, 2014, 749,922 share options and 370,733 restricted stock units were outstanding under the 2013 LTIP. Shares subject to awards that are canceled, terminated, forfeited, settled in cash, withheld to satisfy exercise prices or tax withholding obligations will again be available for awards under the 2013 LTIP. In the event of a nonreciprocal transaction between us and our stockholders that causes the per share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2013 LTIP will be adjusted proportionately, and our Compensation Committee must make such adjustments to the 2013 LTIP and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.

Administration. The 2013 LTIP will be administered by our Compensation Committee. Our Compensation Committee will have the authority to grant awards; designate participants; determine the type or types of awards to be granted to each participant and the number of awards to be granted and the number of shares or dollar amount to which an award will relate and the terms and conditions thereof; prescribe the form of award; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2013 LTIP; make all other decisions and determinations that may be required under the 2013 LTIP and amend the 2013 LTIP. Our Board of Directors may at any time administer the 2013 LTIP. If it does so, it will have all the powers of our Compensation Committee under the 2013 LTIP. In addition, our Board of Directors or Compensation Committee may expressly delegate to a special committee some or all of our Compensation Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not executive officers.

Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that our Compensation Committee may permit other transfers (other than transfers for value) where our Compensation Committee concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by our Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Treatment of Awards upon a Participant’s Death or Disability. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•	each of that participant’s outstanding options and SARs, or the portions thereof, that are solely subject to time-based vesting requirements will become vested and fully exercisable as of the date of termination;

•	each of that participant’s other outstanding awards, or the portions thereof, that are solely subject to time-based vesting restrictions will become vested, and such restrictions will lapse as of the date of termination; and

•	each of that participant’s outstanding options, SARs and other awards, or the portions thereof, that are solely subject to performance-vesting requirements or restrictions will be prorated based on the time elapsed prior to the date of termination and will remain eligible to vest based upon actual performance over the applicable performance period, and the non-prorated portion will be forfeited and canceled as of the date of termination.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award certificate or any special plan document governing an award:

(A)	upon the occurrence of a change in control of our company in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by our Compensation Committee or Board of Directors:

•	all outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on outstanding awards will lapse; and

•	the payout opportunities attainable under all outstanding performance-based awards will vest based on (i) target performance if the change in control occurs in the first half of the performance period or (ii) actual performance if the change in control occurs in the second half of the performance period and the awards will pay out on a pro rata basis, based on the time elapsed prior to the change in control, and

(B)	with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined), then:

•	all of that participant’s outstanding options, SARs and other awards in the nature of rights that may be exercised will become fully exercisable;

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•	the payout opportunities attainable under all of that participant’s outstanding performance-based awards will vest based on (i) target performance if termination occurs in the first half of the performance period or (ii) actual performance if termination occurs in the second half of the performance period (measured as of the end of the calendar quarter immediately preceding the date of termination) and the awards will pay out on a pro rata basis, based on the time elapsed prior to the date of termination.

Discretionary Acceleration. Our Compensation Committee may, in its discretion, accelerate the vesting and/or payment of any awards for any reason, subject to certain limitations under Section 409A of the Code. Our Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Certain Transactions. Upon the occurrence or in anticipation of certain corporate events or extraordinary transactions, our Compensation Committee may also make discretionary adjustments to awards, including settling awards for cash, providing that awards will become fully vested and exercisable, providing for awards to be assumed or substituted, or modifying performance targets or periods for awards.

Termination and Amendment. The 2013 LTIP will terminate on the tenth anniversary of its adoption, or, if the stockholders approve an amendment to the 2013 LTIP that increases the number of shares subject to the 2013 LTIP, the tenth anniversary of the date of such approval, unless earlier terminated by our Board of Directors or Compensation Committee. Our Board or Compensation Committee may, at any time and from time to time, terminate or amend the 2013 LTIP, but if an amendment to the 2013 LTIP would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. No termination or amendment of the 2013 LTIP may adversely affect any award previously granted under the 2013 LTIP without the written consent of the participant. Without the prior approval of our stockholders, and except as otherwise permitted by the antidilution provisions of the 2013 LTIP, the 2013 LTIP may not be amended to directly or indirectly reprice, replace or repurchase “underwater” options or SARs.

Our Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders or otherwise permitted by the antidilution provisions of the 2013 LTIP, (i) the exercise price or base price of an option or SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other awards, or options or SARS with an exercise price or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, (iii) we may not repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares of our common stock underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR, and (iv) the original term of an option or SAR may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our stockholders. The exchange of an “underwater” option or stock appreciation right (i.e., an option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for cash or for another award would be considered an indirect repricing and would, therefore, require the prior consent of our stockholders.

Annual Incentive Plan

In connection with the IPO, we adopted a new Annual Incentive Plan to replace our prior AIP. The material terms of new AIP are described below.

Purpose. The purpose of the new AIP is to enhance our ability to attract, motivate, reward and retain employees, to strengthen their commitment to our success and to align their interests with those of our stockholders by providing additional compensation to our designated employees based on the achievement of performance objectives.

Eligibility. The new AIP authorizes our Compensation Committee (or the CEO, with respect to participants who are not executive officers) to grant cash awards to selected employees based on the achievement of performance goals.

Administration. The new AIP is administered by our Compensation Committee, which has the authority to designate participants in the new AIP; establish target awards and payout formulae; determine the amount of awards; delegate to the CEO any authority or responsibility to administer the new AIP with respect to participants who are not executive officers; prescribe, amend and rescind rules, regulations and procedures for carrying out the new AIP; and construe and interpret the new AIP.

Determination of Performance Goals, Target Awards and Payouts. Our Compensation Committee (or the CEO, with respect to participants who are not executive officers) will establish for each participant (i) performance goals for the performance period, which may be based on our performance objectives or individual performance objectives, (ii) the target award, and (iii) the payout formula for purposes of determining the award payable. Following the conclusion of a performance period, our Compensation Committee (or the CEO, with respect to participants who are not executive officers) will determine the extent to which the performance goals applicable to each participant were achieved or exceeded, and the amount payable, if any, to each participant.

Termination of Employment. Unless otherwise determined by our Compensation Committee (or the CEO, with respect to participants who are not executive officers), a participant must be employed or on approved leave of absence as of the date of payment in order to receive an award. Notwithstanding the foregoing, our Compensation Committee or the CEO, as applicable, may determine, in their discretion and on a case-by-case basis, that a participant whose employment is terminated on account of death, disability or retirement will remain eligible to receive a prorated portion of his or her earned award.

Change in Control. Unless otherwise determined by our Compensation Committee, in the event a change in control occurs during a plan year, participants will receive a prorated target award for that plan year.

Termination and Amendment. Our Compensation Committee generally may terminate, suspend or amend the new AIP at any time. No amendment may be made without stockholder approval if such amendment otherwise requires stockholder approval by reason of any law, regulation or rule applicable to the new AIP.

Prior Equity Plans

In addition to the 2013 LTIP, we also maintain the 2011 Plan, the 2006 Long Term Incentive Plan, the Amended and Restated 1997 Long-Term Incentive Plan and the Andrew Corporation 2000 Management Incentive Program, which we refer to collectively herein as the “Prior Plans.” We will not grant any future awards under the Prior Plans. Our Compensation Committee administers each of the Prior Plans.

Amended and Restated 2011 Incentive Plan

As described above, on January 14, 2011, our Board of Directors and stockholders adopted the 2011 Plan, which was further amended on February 19, 2013. The 2011 Plan authorized our Compensation Committee to grant to employees, officers, directors and consultants of our company and its affiliates options to purchase shares of the common stock, other stock-based awards and any other right or interest relating to stock or cash awards. As of March 31, 2014, 7,278,947 options and 417,516 share units were outstanding under the 2011 Plan. The share units could, at our option, be settled with 579,506 shares of common stock (assuming a per share price at the time of settlement of $24.68, which was the closing price of our common stock on March 31, 2014), in lieu of cash to settle $14.3 million owed by us under outstanding share units. No other equity awards are outstanding under the 2011 Plan.

2006 Long Term Incentive Plan

On May 5, 2006, our Board of Directors and stockholders adopted the 2006 Long Term Incentive Plan, which was further amended on May 1, 2009, as so amended, the “2006 Plan.” The 2006 Plan authorized our Compensation Committee to grant to employees, officers, directors and consultants of our company and its affiliates awards in the form of restricted stock, restricted stock units, stock appreciation rights, options, dividend equivalents, performance awards and other stock awards. As of March 31, 2014, 2,467,266 fully-vested options were outstanding under the 2006 Plan, and no other equity awards are outstanding under the 2006 Plan.

Amended and Restated 1997 Long-Term Incentive Plan

The Amended and Restated 1997 Long-Term Incentive Plan was first approved by our Board of Directors and stockholders in 1997, and was amended on each of May 1, 1998, May 5, 2000, May 3, 2002, and May 7, 2004, as so amended, the “1997 Plan.” The 1997 Plan authorized our Compensation Committee to grant to employees and directors awards of stock options, restricted stock, performance units, performance shares, phantom stock and unrestricted stock awards. As of March 31, 2014, 730,977 fully-vested options were outstanding under the 1997 Plan, and no other equity awards are outstanding under the 1997 Plan.

Andrew Corporation 2000 Management Incentive Program

In connection with the acquisition of Andrew in 2007, we assumed the Andrew Corporation 2000 Management Incentive Program, or the “Andrew Plan.” All awards outstanding under the Andrew Plan became fully-vested at the closing of the Andrew acquisition. Thereafter, we continued to grant awards under the Andrew Plan and such awards became fully-vested at the closing of the Acquisition. As of March 31, 2014, 41,278 fully-vested options were outstanding under the Andrew Plan.

Equity Compensation Plan Information

The following table provides information as of March 31, 2014, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	11,268,390	$7.26	17,444,728
Equity compensation plans not approved by security holders	—	—	—

Total	11,268,390	$7.26	17,444,728

Compensation of Directors

Directors who are employees of our company or Carlyle receive no additional compensation for their service on our Board of Directors or its committees. We pay each non-employee director $75,000 per year for his service on our Board of Directors, payable quarterly, plus an additional $10,000 per year for each committee of our Board of Directors he served on. Prior to the IPO, we paid each non-employee director $60,000 per year for his service on our Board of Directors, payable quarterly, plus an additional $7,500 per year for each committee of our Board of Directors he served on. We also reimburse non-employee directors for reasonable out-of-pocket expenses in the performance of their duties as directors. Our non-employee directors are eligible to receive awards under our equity incentive plans to the same extent as other service providers, except with regard to incentive stock options, and our non-employee directors received equity-based awards, in the form of stock options (if granted prior to the IPO) or restricted stock units (if granted subsequent to the IPO) at the time of their election to our Board of Directors. The options were granted with a per share exercise price equal to the estimated fair market value of one share of the common stock on the date of grant and were eligible to vest in five equal annual installments. The restricted stock units vest on the first anniversary of the grant date.

In 2013, we provided the following compensation to our non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total (1)
L. William Krause	$70,721	—	$70,721
Stephen C. Gray	$70,721	—	$70,721
Timothy T. Yates	$15,603	$75,000	$90,603

(1)	We granted Mr. Yates restricted stock units relating to 5,003 shares of our common stock, which will vest October 25, 2014, subject to his continued membership on the Board of Directors. As of December 31, 2013, Mr. Krause and Mr. Gray held options to purchase 28,575 shares of our common stock which vest ratably over the five anniversary dates from January 14, 2011.

Non-Employee Director Compensation Plan

In connection with the IPO, we adopted the CommScope Holding Company, Inc. Non-Employee Director Compensation Plan, or the “Director Compensation Plan,” the material terms of which are described below. The Director Compensation Plan is a sub-plan of our 2013 LTIP. Accordingly, any equity award granted under the Director Compensation Plan will be issued pursuant to our 2013 LTIP and will be subject to the terms and conditions of the 2013 LTIP.

Purpose. The purpose of the Director Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of our company or our affiliates (including Carlyle) for service as members of our Board of Directors by providing them with competitive compensation and an equity interest in our company.

Eligible Participants. Participation in the Director Compensation Plan is limited to directors who are not employees of our company or any of our affiliates (including Carlyle). We consider the senior advisors of Carlyle to be non-employee directors for purposes of the Director Compensation Plan and eligible to participate in the plan.

Annual Cash Retainer. Cash compensation under the Director Compensation Plan is based on service during each plan year, which is the period between annual meetings of our stockholders. Each non-employee director will receive a basic cash retainer for service as our director during each plan year, payable in quarterly installments in advance. Non-employee directors serving on the Audit Committee or the Compensation Committee, and the chair of the Audit Committee, will receive a supplemental cash retainer. Non-employee directors whose service begins on a date other than an annual meeting date will receive a prorated basic cash retainer, and a prorated supplemental cash retainer, if applicable, until the next annual meeting. The initial amounts of the cash retainers are provided in the table below. Our Compensation Committee may amend the Director Compensation Plan to change the amount of the cash retainers from time to time.

Annual Stock Retainer. In addition to the cash retainer, non-employee directors are also entitled to receive an annual stock retainer consisting of a grant of restricted stock units. Other than with respect to the two non- employee directors serving as directors prior to the IPO (Messrs. Gray and Krause, each of whom had previously been granted options), the first such annual restricted stock unit award was granted on the consummation of the IPO, and the Director Compensation Plan provides for an annual grant of restricted stock units on each anniversary of the IPO. Further, non-employee directors whose service begins on a date other than an anniversary of the IPO will receive a restricted stock unit retainer on the date such service begins, prorated through the next anniversary of the IPO. The current amount of the annual restricted stock unit retainer is provided in the table below. Our Compensation Committee may amend the Director Compensation Plan to change the amount and form of the stock retainer from time to time.

Administration. The Director Compensation Plan will be administered by our Compensation Committee. Our Compensation Committee will have the authority to interpret the Director Compensation Plan; establish, amend or rescind any rules and regulations relating to the Director Compensation Plan; and make all other determinations necessary or advisable for the administration of the Director Compensation Plan.

Termination and Amendment. The Director Compensation Plan will remain in effect until terminated by our Board of Directors or our Compensation Committee or the earlier termination or expiration of our 2013 LTIP and any successor plans. Our Compensation Committee may, at any time and from time to time, terminate or amend the Director Compensation Plan, but if an amendment to the Director Compensation Plan would require stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. Modification of equity awards granted under the Director Compensation Plan will be subject to the provisions of our 2013 LTIP.

Annual Non-Employee Director Compensation

Under Director Compensation Plan

Basic Cash Retainer	$75,000
Supplemental Cash Retainer
Audit Committee Chair(1)	$20,000
Audit Committee Member	$10,000
Compensation Committee Member	$10,000
Annual Stock Retainer(2)	$75,000

(1)	The chair of our Audit Committee does not also receive the $10,000 supplemental cash retainer as a member of such committee.
(2)	The value of the restricted stock units granted as the annual stock retainer is determined based upon the fair market value of the underlying shares of our common stock on the date of grant.

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our management, through the human resources, finance and legal departments, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our audit committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our audit committee will then:

•	review the relevant facts and circumstances of each related person transaction, including the financial terms of such transaction, the benefits to us, the availability of other sources for comparable products or services, if the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

•	take into account the impact on the independence of any independent director and the actual or apparent conflicts of interest.

All related person transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy. These pre-approved transactions include:

•	certain employment and compensation arrangements;

•	transactions where the related person’s interest is only as an employee, director or owner of less than ten percent (10%) of the equity in another entity, if the aggregate amount involved does not exceed the greater of $200,000 or five percent (5%) of the recipient’s total annual revenues for such year;

•	charitable contributions to an organization, foundation or university at which the related person’s only relationship is as an employee or a director, if the aggregate amount involved does not exceed the greater of $200,000 or five percent (5%) of the charitable organization’s total annual receipts;

•	transactions where the interest of the related person arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis;

•	transactions determined by competitive bids;

•	certain regulated transactions involving the rendering of services at rates or charges fixed by law or governmental authority; and

•	certain transactions involving banking-related services such as services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

No director may participate in the approval of a related person transaction for which he or she, or his or her immediate family members, is a related person.

Dividends

On November 30, 2012, we declared and paid a special dividend of $200.0 million, or $1.29 per share, on our common stock and made a cash payment of $0.7 million to certain option holders in lieu of adjusting the strike price of their options. In addition, on May 20, 2013 and June 28, 2013, we declared special dividends of $342.8 million, or $2.21 per share (paid on May 28, 2013), and $195.9 million, or $1.26 per share (paid on June 28,

2013), respectively, on our common stock using the proceeds from the 2020 Notes and cash on hand. We also made distributions to option holders of $7.2 million (paid on June 15, 2013) and $4.1 million (paid on July 15, 2013) in lieu of adjusting the strike price of their options otherwise required in connection with these special dividends in 2013. As part of these dividends and payments during 2012 and 2013, dividends of approximately $727.0 million were paid to Carlyle according to its ownership of common stock and dividends and payments totaling approximately $20.5 million were paid to our directors and executive officers according to their respective ownership of common stock and common stock options.

Management Agreement

On January 14, 2011, in connection with the Acquisition, we entered into a management agreement with Carlyle, pursuant to which we paid Carlyle a fee for consulting and oversight services provided to us and our subsidiaries. Pursuant to this agreement, subject to certain conditions, we paid an annual management fee to Carlyle of $3.0 million plus expenses. Further, under this agreement Carlyle was entitled to additional reasonable fees and compensation agreed upon by the parties for advisory and other services provided by Carlyle to us from time to time, including additional advisory and other services associated with acquisitions and divestitures or sales of equity or debt instruments. Carlyle also received a transaction fee of $30.0 million upon consummation of the Acquisition for transactional advisory and other services. Except for this transaction fee, Carlyle was not paid to provide any additional services beyond consulting and oversight services for the years ended December 31, 2012 and 2011. In addition to the $3 million annual fee paid during 2013, we paid Carlyle a fee of approximately $20.2 million to terminate the management agreement in connection with the consummation of the IPO.

Amended and Restated Stockholders Agreement

In connection with the Acquisition, on January 14, 2011, we entered into a stockholders agreement with Carlyle, members of management who held our common stock and certain other of our stockholders. Upon the effectiveness of the registration statement that was filed in connection with the IPO, the stockholders agreement was amended and restated. Pursuant to the amended and restated stockholders agreement, our Board of Directors consists of up to eleven members, with Carlyle having the right to designate nine of the board members, Mr. Drendel also has the right to serve as a board member, and shall serve as the non-executive chairman of the Board, for so long as he is employed by us pursuant to his employment agreement. See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for more information regarding the employment agreement we have entered into with Mr. Drendel. In addition, our senior ranking executive officer has the right to serve as a board member, who, for so long as he serves as our chief executive officer, will be Mr. Edwards. All parties to the amended and restated stockholders agreement have agreed to vote their shares in favor of such designees. Carlyle is not obligated to designate the entire number of directors to which it is entitled and any such undesignated positions shall remain vacant until such time as Carlyle exercises its right to designate such additional directors. Currently, Carlyle has designated only eight of the nine director positions to which it is entitled under the amended and restated stockholders agreement. The position for the additional Carlyle designee shall remain vacant until such time as Carlyle desires to exercise its right to designate a director to fill this vacancy, or, if it loses its right to designate any directors pursuant to the terms of the amended and restated stockholders agreement, these positions will be filled by our stockholders in accordance with our certificate of incorporation and bylaws. See “Description of Capital Stock” for more information regarding our amended and restated certificate of incorporation and our amended and restated bylaws.

Indemnification Agreements

In connection with the IPO, we entered into indemnification agreements with each of our directors and certain of our officers. We also entered into an indemnification agreement with Mr. Adams when he joined our Board in January 2014. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement which are, in some cases, broader than the specific indemnification provisions contained under Delaware law. We believe that these indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms.

Employment Agreements

See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for information regarding the employment agreements that we have entered into with our executive officers.

Registration Rights Agreement

Pursuant to a registration rights agreement, that we entered into on January 14, 2011 in connection with the Acquisition, we have granted Carlyle the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by them and, we have granted Carlyle and certain other stockholders party to that agreement the right to piggyback on registration statements filed by us in certain circumstances. These shares will represent approximately 57.5% of our outstanding common stock after this offering, or 56.3% if the underwriters exercise their option to purchase additional shares in full. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. The registration rights agreement also requires us to indemnify certain of our stockholders and their affiliates in connection with any registrations of our securities.

PRINCIPAL AND SELLING STOCKHOLDERS

We had 186,199,035 shares of common stock outstanding as of March 31, 2014. As of March 31, 2014, certain investment funds affiliated with Carlyle owned approximately 65.2% of our common stock, while the remainder is owned by members of our Board of Directors, our Chairman, President and Chief Executive Officer, certain of our current and former employees and the public shareholders.

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2014, and as adjusted to reflect the shares of our common stock offered hereby, by:

•	each person known to own beneficially more than 5% of the capital stock, which consists of our selling stockholder;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner is c/o CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, NC 28602.

Name of Beneficial Owner	Shares Beneficially Owned Prior to the Offering			Shares to be Sold in the Offering		Shares Beneficially Owned After the Offering
	Number	Percent		Excluding Exercise of Option to Purchase Additional Shares	Including Exercise of Option to Purchase Additional Shares	Excluding Exercise of Option to Purchase Additional Shares			Including Exercise of Option to Purchase Additional Shares
						Number	Percent		Number	Percent
Principal Stockholder
Carlyle-CommScope Holdings, L.P.(1)	121,341,970	65.2%		15,000,000	17,250,000	106,341,970	57.1%		104,091,970	55.9%
Executive Officers and Directors
Marvin (Eddie) S. Edwards, Jr.(2)	1,309,270		*	—	—	1,309,270		*	1,309,270		*
Mark A. Olson(3)	197,190		*	—	—	197,190		*	197,190		*
Frank M. Drendel(4)	4,357,622	2.3%		—	—	4,357,622	2.3%		4,357,622	2.3%
Randall W. Crenshaw(5)	540,218		*	—	—	540,218		*	540,218		*
Frank B. Wyatt, II(6)	298,622		*	—	—	298,622		*	298,622		*
Peter U. Karlsson(7)	160,772		*	—	—	160,772		*	160,772		*
Claudius (Bud) E. Watts IV	—	—		—	—	—	—		—	—
Campbell (Cam) R. Dyer	—	—		—	—	—	—		—	—
Austin A. Adams	—	—		—	—	—	—		—	—
Marco De Benedetti	—	—		—	—	—	—		—	—
Peter J. Clare	—	—		—	—	—	—		—	—
Stephen (Steve) C. Gray(8)	17,145		*	—	—	17,145		*	17,145		*
L. William (Bill) Krause(9)	17,145		*	—	—	17,145		*	17,145		*
Timothy T. Yates	—	—		—	—	—	—		—	—
All executive officers and directors as a group(10)	7,120,495	3.7%		—	—	7,120,495	3.7%		7,120,495	3.7%

*	Denotes less than 1.0% of beneficial ownership.
(1)	Carlyle-CommScope Holdings, L.P. is the record holder of 141,466,970 shares of Common Stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the managing member of TC Group, L.L.C., which is the managing member of TC Group CommScope Holdings, L.L.C., which is the general partner of Carlyle-CommScope Holdings, L.P. The address of Carlyle-CommScope Holdings, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave., N.W., Suite 220 South, Washington, DC 20004.
(2)	Includes 48,645 shares of Common Stock and 1,260,625 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of the filing of this prospectus.
(3)	Includes 9,906 shares of Common Stock and 187,284 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of the filing of this prospectus.
(4)	Includes 1,620,564 shares of Common Stock and 2,113,103 stock options which have vested or will vest within 60 days of the filing of this prospectus held directly by the reporting person. Also includes 243,000 shares held in three separate guarantor retained annuity trusts established by Mr. Drendel and 380,955 shares held by the trusts of the deceased spouse of Mr. Drendel.
(5)	Includes 19,050 shares of Common Stock and 521,168 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of the filing of this prospectus.
(6)	Includes 27,180 shares of Common Stock and 271,442 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of the filing of this prospectus.
(7)	Includes 160,772 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of the filing of this prospectus.
(8)	Includes 17,145 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of the filing of this prospectus.
(9)	Includes 17,145 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of the filing of this prospectus.
(10)	Includes 2,354,220 shares of Common Stock and 4,766,275 shares of Common Stock which may be acquired upon the exercise of stock options which have vested or will vest within 60 days of the filing of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as each is anticipated to be in effect upon the closing of this offering, and other agreements to which we and our stockholders are parties. The following is only a summary and is qualified by applicable law and by the provisions of the amended and restated certificate of incorporation and amended and restated bylaws and other agreements, copies of which are available as set forth under the caption entitled “Where You Can Find More Information.”

General

Our authorized capital stock consists of 1,300,000,000 shares of common stock, par value $0.01 per share and 200,000,000 shares of preferred stock, par value $0.01 per share. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future.

As of March 31, 2014, 186,199,035 shares of our common stock were issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. There are no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will be able to elect all of the directors, and holders of less than a majority of such shares will be unable to elect any director. Under the amended and restated certificate of incorporation, subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments. As a holding company, our ability to pay dividends is subject to our subsidiaries’ ability to make distributions to us. Further, the senior secured credit facilities, the 2020 Notes Indenture, the 2021 Notes Indenture and the 2024 Notes Indenture impose restrictions on our ability to declare dividends on our common stock. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Unless required by law or by Nasdaq, our Board of Directors will have the authority without further stockholder authorization to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Amended and Restated Stockholders Agreement

Pursuant to the amended and restated stockholders agreement, but subject to the annual election process, Carlyle has certain rights to appoint directors to our Board of Directors. See “Certain Relationships and Related Party Transactions—Amended and Restated Stockholders Agreement.”

Corporate Opportunities

Delaware law permits corporations to adopt provisions renouncing any interests or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, and Carlyle will have no obligation to offer us an opportunity to participate in, business opportunities presented to Carlyle or its affiliates, including its respective officers, representatives, directors, agents, stockholders, members, partners, affiliates or subsidiaries even if the opportunity is one that we might reasonably have pursued, and that neither Carlyle nor its respective officers, representatives, directors, agents, stockholders, members, partners, affiliates or subsidiaries will be liable to us or our stockholders for breach of any duty by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of our company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Limitations on Directors’ Liability

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request and to advance funds to our directors and officers to enable them to defend against such proceedings. In connection with the IPO, we entered into indemnification agreements with each of our directors and certain of our officers which provide them with contractual rights to indemnification and expense advancement which are, in some cases, broader than the specific indemnification provisions contained under Delaware law.

In addition, as permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware Law that May Have an Anti-Takeover Effect

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	authorize 1,300,000,000 shares of common stock, which, to the extent unissued, will be available for future issuance without additional stockholder approval and, under some circumstances, we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid;

•	authorize the issuance of blank check preferred stock that our Board of Directors could, without further stockholder authorization, issue to increase the number of outstanding shares, issue with super voting, special approval, dividend or other rights or preferences and otherwise issue to discourage a takeover attempt;

•	limit the ability of stockholders to remove directors only “for cause” if Carlyle and its affiliates collectively cease to own more than 50% of our common stock and require any such removal to be approved by holders of at least three-quarters of the outstanding shares of common stock;

•	prohibit our stockholders from calling a special meeting of stockholders if Carlyle and its affiliates collectively cease to own more than 50% of our common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders, if Carlyle and its affiliates collectively cease to own more than 50% of our common stock;

•	provide that the Board of Directors is expressly authorized to adopt, alter or repeal our bylaws;

•	established advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•	require a stockholder’s notice proposing to nominate a person for election as director to include specific information about the nominating stockholder and the proposed nominee;

•	require a stockholder’s notice relating to the conduct of business (other than the nomination of directors) to contain specific information about the business and the proposing stockholder;

•	established a classified Board of Directors, with three classes of directors;

•	grant to the Board of Directors the sole power to set the number of directors and to fill any vacancy on the Board; and

•	require the approval of holders of at least three-quarters of the outstanding shares of common stock to amend the bylaws and certain provisions of the certificate of incorporation if Carlyle and its affiliates collectively cease to own more than 50% of our common stock.

The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control and could also affect the price that some investors are willing to pay for our common stock. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and encourage persons seeking to acquire control of our company to first consult with our Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute

Subject to certain exceptions, Section 203 of the DGCL prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In our amended and restated certificate of incorporation, we elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Choice of Forum

Our amended and restated certificate of incorporation provides that a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL, the amended and restated certificate of incorporation and the amended and restated by laws or (iv) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Listing

Our common stock is listed on Nasdaq under the symbol “COMM”.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

As of March 31, 2014, we had 1,300,000,000 shares of common stock authorized and 186,199,035 shares of common stock outstanding. This number includes 15,000,000 shares that the selling stockholder is offering in this offering (or 17,250,000 shares if the underwriters exercise their option to purchase additional shares in full), which may be resold immediately in the public market. The remaining 106,341,970 shares (or 104,091,970 shares if the underwriters exercise their option to purchase additional shares in full) held by Carlyle as well as the shares held by our directors and certain of our executive offers (including any shares that may be issued upon the exercise of outstanding options) will become available for sale following the expiration of the lock-up agreements entered into in connection with this offering, which expire 75 days after the date of this prospectus (subject to certain exceptions and automatic extensions in certain circumstances). Generally, the balance of our outstanding common stock not held by the public will also be “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act.

Lock-Up Agreements

In connection with this offering, we, certain of our executive officers, our directors and Carlyle have agreed, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 75 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters. See “Underwriting.”

In addition, in connection with the secondary offering of our common stock in April 2014, we, our executive officers and directors and Carlyle agreed, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, prior to June 26, 2014, without first obtaining the written consent of representatives of the underwriters.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the consummation of our IPO, a person (or persons whose common stock is required to be aggregated) who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares then outstanding, which would equal approximately 1,861,990 million shares based on 186,199,035 shares outstanding as of March 31, 2014; or

•	the average weekly trading volume in our shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of our IPO, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of our IPO in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

Registration Rights

Pursuant to the registration rights agreement, we have granted Carlyle the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by them and other stockholders party to that agreement or to piggyback on such registration statements in certain circumstances. See “Certain Relationships and Related Party Transactions.” These shares will represent approximately 57.5% of our outstanding common stock after this offering, or 56.3% if the underwriters exercise their option to purchase additional shares in full. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. The registration rights agreement also requires us to indemnify certain of our stockholders and their affiliates in connection with any registrations of our securities.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR

COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock sold pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the “IRS,” in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities that are treated as partnerships for U.S. federal income tax purposes that hold our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “United States person” nor a partnership for U.S. federal income tax purposes. A United States person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Distributions

Although we do not anticipate paying dividends for the foreseeable future (as described under “Dividend Policy”), if we do make distributions on our common stock, such distributions of cash or other property on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock.

Dividends paid to a non-U.S. holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest, or “USRPI,” by reason of our status as a U.S. real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized upon the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the non-U.S. holder’s holding period for such stock.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8ECI, W-8BEN-E or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN, W-8BEN-E or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Code provisions commonly known as the Foreign Account Tax Compliance Act, or “FATCA,” on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and recently-issued IRS guidance, withholding under FATCA generally will apply to payments of dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriters, the selling stockholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholder, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Jefferies LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Allen & Company LLC
Evercore Group L.L.C.
Raymond James & Associates, Inc.
Mizuho Securities USA Inc.
SMBC Nikko Securities America, Inc.
Drexel Hamilton, LLC

Total	15,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representatives have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price and underwriting discount that the selling stockholder is to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

Paid by the Selling Stockholder
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

Pursuant to an engagement agreement, we retained Solebury Capital LLC, or “Solebury,” a Financial Industry Regulatory Authority, or “FINRA,” member, to provide certain financial consulting services (which do not include underwriting services) in connection with this offering. We agreed to pay Solebury, only upon successful completion of this offering, a fee of $325,000 and have provided indemnification of Solebury pursuant to the engagement agreement. Solebury’s services include advice with respect to selection of underwriters for this offering, deal structuring, fee and economics recommendations, distribution strategy recommendations and preparation of presentation materials. Solebury is not acting as an underwriter and has no contact with any public or institutional investor on behalf of us or the underwriters. In addition, Solebury will not underwrite or purchase any of our common stock in this offering or otherwise participate in any such undertaking.

The expenses of the offering, including expenses incurred by the selling stockholder but not including the underwriting discount, are estimated at $655,000 and are payable by us. We have agreed to reimburse the underwriters for certain expenses relating to clearing this offering with FINRA in an amount up to $20,000.

The underwriters have agreed to reimburse us for certain expenses incurred by us in connection with this offering upon closing of the offering.

The selling stockholder has granted an option to the underwriters to purchase up to 2,250,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

We, our executive officers and directors and the selling stockholder, have agreed, subject to certain exceptions (including with respect to securities issued in connection with an acquisition, joint venture, commercial relationship or strategic transaction up to 10% of the number of shares of common stock outstanding upon closing of this offering and provided the recipient enters into a lock-up agreement), not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 75 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, we have agreed to extend the restrictions described above until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our common stock is listed on Nasdaq under the symbol “COMM.”

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the exchange on which our common stock is listed, in the over-the-counter market or otherwise.

None of us, the selling stockholder or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of us, the selling stockholder or any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The representatives may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on Internet web sites maintained by the representatives. Other than the prospectus in electronic format, the information on the web sites of the representatives is not part of this prospectus.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses. In particular, affiliates of certain of the underwriters are lenders and/or agents under our senior secured credit facilities. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for it. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289), or the “SFA,” (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

VALIDITY OF COMMON STOCK

The validity of the shares being sold in this offering will be passed upon for us and the selling stockholder by Latham & Watkins LLP, Washington, District of Columbia. The validity of the shares being sold in this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of CommScope Holding Company, Inc. at December 31, 2013 and 2012 (Successor), and for the years ended December 31, 2013 and 2012 (Successor), the period from January 15, 2011 through December 31, 2011 (Successor), and the period from January 1, 2011 through January 14, 2011 (Predecessor), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Redwood Systems, Inc. and its subsidiaries (Redwood), as of December 31, 2012 and 2011, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP (KPMG), independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Redwood Systems, Inc. has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit report on Redwood’s past financial statements included in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 pursuant to the Securities Act, covering the common stock being offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect our registration statement on this web site.

We are subject to the reporting requirements of the Exchange Act. These periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. You may access our reports and amendments to those reports filed or furnished pursuant to Section 13 (a) or 15 (d) of the Exchange Act with the SEC free of charge on the SEC’s website at www.sec.gov and on our website at www.commscope.com as soon as reasonably practicable after such information is electronically filed with, or furnished to, the SEC. Our website and the information contained therein or connected thereto is not a part of this prospectus or the registration statement of which it forms a part.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

CommScope Holding Company, Inc.

1100 CommScope Place, SE

Hickory, NC 28602

(828) 324-2200

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited condensed consolidated financial statements:
Condensed Consolidated Statements of Operations and Comprehensive Income for the Three Months Ended March 31, 2014 and 2013	F-2
Condensed Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013	F-3
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2014 and 2013	F-4
Condensed Consolidated Statements of Stockholders’ Equity for the Three Months Ended March 31, 2014 and 2013	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Audited consolidated financial statements:
Report of Independent Registered Public Accounting Firm	F-20

Consolidated Statements of Operations and Comprehensive Income (Loss) for the Year Ended December  31, 2013 (Successor), the Year Ended December 31, 2012 (Successor), the Period from January 1, 2011 to January 14, 2011 (Predecessor), and the Period from January 15, 2011 to December 31, 2011 (Successor)

F-21
Consolidated Balance Sheets as of December 31, 2013 and 2012 (Successor)	F-22

Consolidated Statements of Cash Flows for the Year Ended December  31, 2013 (Successor), the Year Ended December 31, 2012 (Successor), the Period from January 1, 2011 to January 14, 2011 (Predecessor), and the Period from January 15, 2011 to December 31, 2011 (Successor)

F-23

Consolidated Statements of Stockholders’ Equity for the Year Ended December  31, 2013 (Successor), the Year Ended December 31, 2012 (Successor), the Period from January 1, 2011 to January 14, 2011 (Predecessor), and the Period from January 15, 2011 to December 31, 2011 (Successor)

F-24
Notes to Consolidated Financial Statements	F-25
Schedule I—Condensed Financial Information of Registrant	F-63

Audited consolidated financial statements of Redwood Systems, Inc. and Subsidiaries:
Independent Auditors’ Report	F-68
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-70
Consolidated Statements of Operations for the Years Ended December 31, 2012 and 2011	F-71
Consolidated Statements of Stockholders’ Deficit for the Years Ended December 31, 2012 and 2011	F-72
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012 and 2011	F-73
Notes to Consolidated Financial Statements	F-74

Unaudited condensed consolidated financial statements of Redwood Systems, Inc. and Subsidiaries:
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2013 and 2012	F-92
Condensed Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012	F-93
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2013 and 2012	F-94
Notes to Unaudited Condensed Consolidated Financial Statements	F-95

CommScope Holding Company, Inc.

Condensed consolidated statements of operations

and comprehensive income

(Unaudited—in thousands except per share amounts)

	Three Months Ended March 31,
	2014	2013

Net sales	$935,036	$804,689
Operating costs and expenses:
Cost of sales	597,325	539,615
Selling, general and administrative	113,028	108,982
Research and development	31,870	29,950
Amortization of purchased intangible assets	44,298	43,280
Restructuring costs, net	1,980	1,803
Asset impairments	—	5,634

Total operating costs and expenses	788,501	729,264

Operating income	146,535	75,425
Other expense, net	(3,195)	(3,441)
Interest expense	(42,280)	(45,785)
Interest income	1,104	704

Income before income taxes	102,164	26,903
Income tax expense	(37,677)	(11,003)

Net income	$64,487	$15,900

Earnings per share:
Basic	$0.35	$0.10
Diluted	$0.34	$0.10
Weighted average shares outstanding:
Basic	185,942	154,881
Diluted	190,922	156,644
Comprehensive income (loss):
Net income	$64,487	$15,900
Other comprehensive income (loss), net of tax:
Foreign currency gain (loss)	1,627	(5,931)
Pension and other postretirement benefit activity	(1,551)	(1,357)

Total other comprehensive income (loss), net of tax	76	(7,288)

Total comprehensive income	$64,563	$8,612

See notes to unaudited condensed consolidated financial statements.

CommScope Holding Company, Inc.

Condensed consolidated balance sheets

(Unaudited—in thousands, except share amounts)

	March 31, 2014	December 31, 2013

Assets
Cash and cash equivalents	$305,188	$346,320
Accounts receivable, less allowance for doubtful accounts of $12,951 and $12,617, respectively	714,980	607,489
Inventories, net	410,776	372,187
Prepaid expenses and other current assets	66,234	71,818
Deferred income taxes	49,779	55,609

Total current assets	1,546,957	1,453,423
Property, plant and equipment, net of accumulated depreciation of $193,667 and $183,965, respectively	303,364	310,143
Goodwill	1,445,712	1,450,506
Other intangible assets, net	1,378,051	1,422,192
Other noncurrent assets	100,004	97,791

Total assets	$4,774,088	$4,734,055

Liabilities and Stockholders’ Equity
Accounts payable	$296,568	$251,639
Other accrued liabilities	272,190	332,280
Current portion of long-term debt	9,097	9,462

Total current liabilities	577,855	593,381
Long-term debt	2,503,542	2,505,090
Deferred income taxes	391,293	386,527
Pension and other postretirement benefit liabilities	40,308	40,349
Other noncurrent liabilities	102,390	120,692

Total liabilities	3,615,388	3,646,039

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None at March 31, 2014 and December 31, 2013	—	—

Common stock, $.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 186,199,035 and 185,861,777 at March 31, 2014 and December 31, 2013, respectively	1,872	1,868
Additional paid-in capital	2,107,467	2,101,350
Retained earnings (accumulated deficit)	(913,804)	(978,291)
Accumulated other comprehensive loss	(26,200)	(26,276)
Treasury stock, at cost: 961,566 shares at March 31, 2014 and December 31, 2013	(10,635)	(10,635)

Total stockholders’ equity	1,158,700	1,088,016

Total liabilities and stockholders’ equity	$4,774,088	$4,734,055

See notes to unaudited condensed consolidated financial statements.

CommScope Holding Company, Inc.

Condensed consolidated statements of cash flows

(Unaudited—in thousands)

	Three Months Ended March 31,
	2014	2013
Operating Activities:
Net income	$64,487	$15,900
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	59,461	60,898
Equity-based compensation	3,676	4,472
Deferred income taxes	7,343	(9,176)
Asset impairments	—	5,634
Excess tax benefits from equity-based compensation	(1,542)	(1)
Changes in assets and liabilities:
Accounts receivable	(101,793)	(52,605)
Inventories	(38,636)	(34,898)
Prepaid expenses and other assets	4,341	(1,019)
Accounts payable and other liabilities	(31,063)	(42,560)
Other	(1,763)	500

Net cash used in operating activities	(35,489)	(52,855)
Investing Activities:
Additions to property, plant and equipment	(6,675)	(6,532)
Proceeds from sale of property, plant and equipment	1,183	276
Cash paid for acquisitions	—	(34,000)
Other	46	2,315

Net cash used in investing activities	(5,446)	(37,941)
Financing Activities:
Long-term debt repaid	(17,558)	(69,858)
Long-term debt proceeds	15,000	166,963
Long-term debt financing costs	—	(1,884)
Proceeds from the issuance of common shares under equity-based compensation plans	1,957	—
Excess tax benefits from equity-based compensation	1,542	1
Other	—	(8)

Net cash generated by financing activities	941	95,214
Effect of exchange rate changes on cash and cash equivalents	(1,138)	(2,055)

Change in cash and cash equivalents	(41,132)	2,363
Cash and cash equivalents, beginning of period	346,320	264,375

Cash and cash equivalents, end of period	$305,188	$266,738

See notes to unaudited condensed consolidated financial statements.

CommScope Holding Company, Inc.

Condensed consolidated statements of stockholders’ equity

(Unaudited—in thousands, except share amounts)

	Three Months Ended March 31,
	2014	2013
Number of common shares outstanding:
Balance at beginning of period	185,861,777	154,879,299
Issuance of shares under equity-based compensation plans	337,258	6,618
Shares repurchased under equity-based compensation plans	—	(5,580)

Balance at end of period	186,199,035	154,880,337

Common stock:
Balance at beginning and end of period	$1,868	$1,558
Issuance of shares under equity-based compensation plans	4	—

Balance at end of period	$1,872	$1,558

Additional paid-in capital:
Balance at beginning of period	$2,101,350	$1,655,379
Issuance of shares under equity-based compensation plans	1,953	61
Equity-based compensation	2,622	3,261
Tax benefit from shares issued under equity-based compensation plans	1,542	2

Balance at end of period	$2,107,467	$1,658,703

Retained earnings (accumulated deficit):
Balance at beginning of period	$(978,291)	$(447,687)
Net income	64,487	15,900

Balance at end of period	$(913,804)	$(431,787)

Accumulated other comprehensive loss:
Balance at beginning of period	$(26,276)	$(16,646)
Other comprehensive income (loss), net of tax	76	(7,288)

Balance at end of period	$(26,200)	$(23,934)

Treasury stock, at cost:
Balance at beginning of period	$(10,635)	$(10,322)
Net shares repurchased under equity-based compensation plans	—	(70)

Balance at end of period	$(10,635)	$(10,392)

Total stockholders’ equity	$1,158,700	$1,194,148

See notes to unaudited condensed consolidated financial statements.

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements

(In thousands, unless otherwise noted)

1. Background and basis of presentation

Background

CommScope Holding Company, Inc., along with its direct and indirect subsidiaries (CommScope or the Company), is a global provider of essential infrastructure solutions for wireless, business enterprise and residential broadband networks. The Company’s solutions and services for wired and wireless networks enable high-bandwidth data, video and voice applications. CommScope’s global position is built upon innovative technology, broad solution offerings, high-quality and cost-effective customer solutions and global manufacturing and distribution scale.

Basis of presentation

The Condensed Consolidated Balance Sheet as of March 31, 2014, the Condensed Consolidated Statements of Operations and Comprehensive Income, Cash Flows and Stockholders’ Equity for the three months ended March 31, 2014 and 2013 are unaudited and reflect all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation of the interim period financial statements. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

The unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) for interim financial information and are presented in accordance with the applicable requirements of Regulation S-X. Accordingly, these financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The significant accounting policies followed by the Company are set forth in Note 2 within the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the 2013 Annual Report). There were no changes in the Company’s significant accounting policies during the three months ended March 31, 2014. In addition, the Company reaffirms the use of estimates in the preparation of the financial statements as set forth in the audited consolidated financial statements. These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements.

As of January 1, 2014, the Company adopted new accounting guidance that requires an entity to net its liability for uncertain tax positions as a reduction to deferred tax balances related to net operating loss carryforwards, similar tax losses or tax credit carryforwards when settlement in this manner is available under the tax law. The provisions of this new guidance did not have a material impact on the Company’s financial statements.

On October 4, 2013, the Company effected a 3-for-1 stock split of its common stock. All share and per share numbers have been revised to reflect the stock split.

Concentrations of risk and related party transactions

Net sales to Anixter International Inc. and its affiliates (Anixter) accounted for approximately 11% and 12% of the Company’s total net sales during the three months ended March 31, 2014 and 2013, respectively. Sales to Anixter primarily originate within the Enterprise segment. Other than Anixter, no customer accounted for 10% or more of the Company’s total net sales for the three months ended March 31, 2014 or 2013.

Accounts receivable from Anixter represented approximately 12% of accounts receivable as of March 31, 2014. Other than Anixter, no other customer accounted for 10% or more of the Company’s accounts receivable as of March 31, 2014.

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

As of March 31, 2014, the Company was 65.2% owned by funds affiliated with The Carlyle Group (Carlyle). The Company paid $0.8 million of the annual management and oversight fee to Carlyle in the three months ended March 31, 2013. In October 2013, the Company paid Carlyle approximately $20.2 million to terminate the management agreement.

Product warranties

The Company recognizes a liability for the estimated claims that may be paid under its customer warranty agreements to remedy potential deficiencies of quality or performance of the Company’s products. These product warranties extend over periods ranging from one to twenty-five years from the date of sale, depending upon the product subject to the warranty. The Company records a provision for estimated future warranty claims as cost of sales based upon the historical relationship of warranty claims to sales and specifically-identified warranty issues. The Company bases its estimates on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Such revisions may be material.

The following table summarizes the activity in the product warranty accrual, included in other accrued liabilities:

	Three months ended March 31,
	2014	2013
Product warranty accrual, beginning of period	$24,838	$26,005
Provision for warranty claims	2,269	960
Warranty claims paid	(4,169)	(1,640)

Product warranty accrual, end of period	$22,938	$25,325

Commitments and contingencies

The Company is either a plaintiff or a defendant in pending legal matters in the normal course of business. Management believes none of these legal matters will have a material adverse effect on the Company’s business or financial condition upon final disposition.

As of March 31, 2014, the Company had commitments of $20.8 million to purchase metals that are expected to be consumed in normal production by September 2014. In the aggregate, these commitments were at prices approximately 8% above market prices as of March 31, 2014.

Asset impairment

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable, based on the undiscounted cash flows expected to be derived from the use and ultimate disposition of the assets. Assets identified as impaired are carried at their estimated fair value. There were no impairments identified during the three months ended March 31, 2014. During the three months ended March 31, 2013, the Company obtained new market data regarding a facility which is being marketed for sale. Based on this data, the Company recorded a pretax asset impairment charge of $3.6 million which was recognized within the Wireless segment. Also during the three months ended March 31, 2013, the Company concluded that certain production equipment would no longer be utilized and consequently recorded pretax asset impairment charges of $2.0 million within the Wireless segment.

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Income taxes

The effective income tax rate of 36.9% for the three months ended March 31, 2014 was higher than the statutory rate of 35% primarily due to losses in certain jurisdictions where the Company did not recognize tax benefits due to the likelihood of them not being realizable, increases in valuation allowances on certain tax attributes, the provision for state income taxes and certain tax costs associated with repatriation of foreign earnings. These items were partially offset by benefits related to uncertain tax positions for which the statutes had lapsed and the $5.4 million pretax reduction in the estimated fair value of contingent consideration payable, which is not subject to tax.

The effective income tax rate of 40.9% for the three months ended March 31, 2013 was higher than the statutory rate and did not reflect benefits for losses in certain foreign jurisdictions where the Company did not recognize tax benefits due to the likelihood of them not being realizable. The effective tax rate for the first quarter of 2013 included a benefit for 2012 research and development tax credits as a result of legislation enacted early in 2013. This benefit was offset by additional expense related to uncertain tax positions and certain tax costs associated with repatriation of foreign earnings. Excluding these items, the effective tax rate was comparable to the statutory rate of 35%.

Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on net income divided by the weighted average number of common shares outstanding plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding equity-based awards such as stock options and restricted stock units. Certain outstanding equity-based awards were not included in the computation of diluted earnings per share because they would not have had a dilutive effect (0.4 million shares and 0.7 million shares for the three months ended March 31, 2014 and 2013, respectively). The following table presents the basis for the earnings per share computations:

	Three months ended March 31,
	2014	2013
Numerator:
Net income for basic and diluted earnings per share	$64,487	$15,900

Denominator:
Weighted average shares outstanding – basic	185,942	154,881
Dilutive effect of equity – based awards	4,980	1,763

Weighted average common shares outstanding - diluted	190,922	156,644

2. Acquisitions

iTRACS Corporation

In March 2013, the Company acquired substantially all of the assets and assumed certain liabilities of iTRACS Corporation (iTRACS) for approximately $34.0 million in cash. In March 2014, the Company reached an agreement with the former owners of iTRACS to adjust the purchase price by $4.7 million and that amount was received by the Company in April 2014. iTRACS develops and markets enterprise-class data center infrastructure management (DCIM) solutions and is reported within the Enterprise segment. iTRACS’ sales during the three

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

months ended March 31, 2014 were not material. The allocation of the purchase price, based on the estimated fair values of assets acquired and liabilities assumed, is as follows (in millions):

Current assets	$1.7
Noncurrent assets, excluding intangible assets	0.7
Other intangible assets	13.1
Goodwill	15.1
Less: Liabilities assumed	(1.3)

Net acquisition cost	$29.3

The goodwill arising from the purchase price allocation of the iTRACS acquisition is believed to result from the company’s reputation in the marketplace and assembled workforce and is expected to be deductible for tax purposes.

Redwood Systems, Inc.

In July 2013, the Company acquired Redwood Systems, Inc. (Redwood), a provider of LED lighting solutions and integrated sensor networks for data centers and buildings. Redwood was acquired for an initial payment of $9.8 million and contingent consideration with an estimated fair value of $12.4 million as of the acquisition date. The Company may be required to pay up to an additional $37.25 million of consideration if certain net sales targets of up to $55.0 million are met over various periods through July 31, 2015. During the three months ended March 31, 2014, the estimated fair value of the contingent consideration was reduced to $7.7 million (see Note 7). In addition, there are potential retention payments for employees of Redwood of up to $11.75 million based on the same net sales targets as the contingent consideration. Net sales of Redwood products and services were immaterial for the three months ended March 31, 2014 and are reported in the Enterprise segment. The preliminary allocation of the purchase price, based on estimates of the fair values of assets acquired and liabilities assumed, is as follows (in millions):

Current assets	$2.6
Deferred taxes	7.3
Other intangible assets	9.0
Goodwill	4.2
Other noncurrent assets	0.8
Less: Liabilities assumed	(1.7)

Net acquisition cost	$22.2

The goodwill arising from the preliminary purchase price allocation of the Redwood acquisition is believed to result from the company’s reputation in the marketplace and assembled workforce and is not expected to be deductible for tax purposes.

The Company is still finalizing the valuation of the fair value of certain tangible and intangible assets acquired and as additional information is obtained, adjustments may be made to the preliminary purchase price allocation.

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

3. Goodwill

The following table presents goodwill by reportable segment (in millions):

	Wireless	Enterprise	Broadband	Total
Goodwill, gross, as of December 31, 2013	$821.1	$659.5	$86.3	$1,566.9
Revisions to purchase price allocation	—	(5.7)	—	(5.7)
Foreign exchange	0.9	—	—	0.9

Goodwill, gross, as of March 31, 2014	822.0	653.8	86.3	1,562.1
Accumulated impairment charges as of January 1, 2014 and March 31, 2014	(80.2)	—	(36.2)	(116.4)

Goodwill, net, as of March 31, 2014	$741.8	$653.8	$50.1	$1,445.7

4. Supplemental financial statement information

Inventories

	March 31, 2014	December 31, 2013
Raw materials	$90,755	$72,170
Work in process	128,270	124,049
Finished goods	191,751	175,968

	$410,776	$372,187

Equity method investments

The Company utilizes the equity method of accounting for investments in entities where it does not have control but has the ability to exercise significant influence. The Company owns 2.2 million shares of Hydrogenics Corporation (Hydrogenics), a publicly traded company that supplies hydrogen generators and hydrogen-based power modules and fuel cells for various uses. As of March 31, 2014 and December 31, 2013, the Company’s ownership interest was 24.3% and 24.9%, respectively, and the carrying value of the investment was $2.5 million and $3.1 million, respectively. Equity method investments are recorded in other noncurrent assets on the Condensed Consolidated Balance Sheet.

The Company’s share of earnings and losses as well as any impairment of its equity method investments are recorded in other expense, net on the Condensed Consolidated Statement of Operations and Comprehensive Income. The Company’s share of losses in its equity method investments was $0.6 million and $0.9 million for the three months ended March 31, 2014 and 2013, respectively. For the three months ended March 31, 2013, the Company also recorded an impairment charge of $0.8 million related to one of its equity method investments.

Other accrued liabilities

	March 31, 2014	December 31, 2013
Compensation and employee benefit liabilities	$70,675	$124,893
Deferred revenue	28,138	21,498
Product warranty accrual	22,938	24,838
Accrued interest	33,993	47,366
Restructuring reserve	13,726	18,572
Other	102,720	95,113

	$272,190	$332,280

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Accumulated other comprehensive loss

The following table presents changes in accumulated other comprehensive income (AOCI), net of tax, and accumulated other comprehensive loss (AOCL), net of tax:

	Three months ended March 31,
	2014	2013
Foreign currency gain (loss)
AOCL balance, beginning of period	$(29,072)	$(24,224)
Other comprehensive income (loss)	1,727	(5,931)
Amounts reclassified from AOCL	(100)	—

AOCL balance, end of period	$(27,445)	$(30,155)

Defined benefit plans
AOCI balance, beginning of period	$2,796	$7,578
Amounts reclassified from AOCI	(1,551)	(1,357)

AOCI balance, end of period	$1,245	$6,221

Net AOCL, end of period	$(26,200)	$(23,934)

Defined benefit plan amounts reclassified from accumulated other comprehensive loss are included in the computation of net periodic benefit income and are primarily recorded in cost of sales and selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and Comprehensive Income.

Cash flow information

	Three months ended March 31,
	2014	2013
Cash paid during the period for:
Income taxes, net of refunds	$15,595	$17,263
Interest	$52,341	$76,664
Noncash financing activities:
Acquisition of treasury stock resulting from stock option exercises	$—	$62

5. Financing

	March 31, 2014	December 31, 2013
8.25% senior notes due January 2019	$1,100,000	$1,100,000
Senior secured term loan due January 2017	348,250	349,125
Senior secured term loan due January 2018	522,375	523,688
Senior PIK toggle notes due June 2020	550,000	550,000
Senior secured revolving credit facility expires January 2017	—	—
Other	710	1,079

	$2,521,335	$2,523,892
Less: Original issue discount, net of amortization	(8,696)	(9,340)
Less: Current portion	(9,097)	(9,462)

	$2,503,542	$2,505,090

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

See Note 6 in the Notes to Consolidated Financial Statements in the 2013 Annual Report for additional information on the terms and conditions of the 8.25% senior notes, the senior secured credit facilities and the 6.625%/7.375% senior payment-in-kind toggle notes (senior PIK toggle notes).

Senior secured credit facilities

During the three months ended March 31, 2014, the Company repaid $2.2 million of its senior secured term loans. No portion of the senior secured term loans was reflected as a current portion of long-term debt as of March 31, 2014 related to the potentially required excess cash flow payment because the amount that may be payable in 2015, if any, cannot currently be reliably estimated. There was no excess cash flow payment required in 2014 related to 2013.

During the three months ended March 31, 2014, the Company borrowed $15.0 million and repaid $15.0 million under the revolving credit facility. As of March 31, 2014, the Company had availability of approximately $345.0 million under the asset-based revolving credit facility, after giving effect to outstanding letters of credit.

Other matters

The Company’s non-guarantor subsidiaries held approximately $1,061 million, or 22%, of total assets and approximately $312 million, or 9%, of total liabilities as of March 31, 2014 and accounted for approximately $320 million, or 34% of net sales for the three months ended March 31, 2014. As of December 31, 2013, the non-guarantor subsidiaries held approximately $1,077 million, or 23%, of total assets and approximately $315 million, or 9%, of total liabilities. For the three months ended March 31, 2013, the non-guarantor subsidiaries accounted for approximately $290 million, or 36%, of net sales. All amounts presented exclude intercompany balances.

The weighted average effective interest rate on outstanding borrowings, including the amortization of deferred financing costs and original issue discount, was 6.73% and 6.89% at March 31, 2014 and December 31, 2013, respectively.

6. Derivatives and hedging activities

The Company uses forward contracts to hedge a portion of its exposure to balances denominated in currencies other than the functional currency of various subsidiaries in order to mitigate the impact of changes in exchange rates. At March 31, 2014, the Company had foreign exchange contracts with maturities ranging from one to six months with an aggregate notional value of $309 million (based on exchange rates as of March 31, 2014). Unrealized gains and losses resulting from these contracts are recognized in other expense, net and partially offset corresponding foreign exchange gains and losses on these balances. These instruments are not held for speculative or trading purposes. These contracts are not designated as hedges for hedge accounting and are marked to market each period through earnings. The following table presents the balance sheet location and fair value of the Company’s derivatives:

		Fair value of asset (liability)
	Balance sheet location	March 31, 2014	December 31, 2013
Foreign currency contracts	Prepaid expenses and other current assets	$2,055	$2,738
Foreign currency contracts	Other accrued liabilities	(2,399)	(662)

Total derivatives not designated as hedging instruments		$(344)	$2,076

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The pretax impact of the foreign currency forward contracts not designated as hedging instruments on the Condensed Consolidated Statements of Operations and Comprehensive Income is as follows:

Foreign currency forward contracts	Location of gain (loss)	Gain (loss) recognized
Three Months Ended March 31, 2014	Other expense, net	$(3,032)
Three Months Ended March 31, 2013	Other expense, net	$(2,423)

7. Fair value measurements

Fair value measurements using quoted prices in active markets for identical assets and liabilities fall within Level 1 of the fair value hierarchy, measurements using significant other observable inputs fall within Level 2, and measurements using significant unobservable inputs fall within Level 3.

The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments, foreign currency contracts and contingent consideration payable. For cash and cash equivalents, trade receivables and trade payables, the carrying amounts of these financial instruments as of March 31, 2014 and December 31, 2013 were considered representative of their fair values due to their short terms to maturity. The fair value of the Company’s equity method investment is based on quoted market prices. The fair values of the Company’s debt instruments and foreign currency contracts were based on indicative quotes. The fair value of the contingent consideration payable was based on a probability weighted discounted cash flow analysis.

The carrying amounts, estimated fair values and valuation input levels of the Company’s equity method investment, foreign currency contracts, senior notes, senior secured term loans, senior PIK toggle notes and contingent consideration payable as of March 31, 2014 and December 31, 2013, are as follows:

	March 31, 2014		December 31, 2013
	Carrying amount	Fair value	Carrying amount	Fair value	Valuation inputs
Assets:
Equity method investment	$2,541	$59,593	$3,112	$41,879	Level 1
Foreign currency contracts	2,055	2,055	2,738	2,738	Level 2
Liabilities:
8.25% senior notes	1,100,000	1,190,750	1,100,000	1,205,280	Level 2
Senior secured term loans, at par	870,625	871,713	872,813	874,994	Level 2
Senior PIK toggle notes	550,000	581,625	550,000	572,000	Level 2
Foreign currency contracts	2,399	2,399	662	662	Level 2
Contingent consideration	7,718	7,718	13,068	13,068	Level 3

Contingent consideration represents the estimated fair value of the expected payment due related to the acquisition of Redwood. The contingent consideration is payable in 2015 and could range from zero to $37.25 million. The amount to be paid is based on the achievement of sales targets of Redwood products with a maximum payout reached with $55.0 million of sales by July 31, 2015. The estimated fair value of the contingent consideration was $12.4 million as of July 3, 2013, the Redwood acquisition date. During the three months ended March 31, 2014, the estimated fair value of the contingent consideration was reduced to $7.7 million based on the latest projections of Redwood’s performance, which resulted in a $5.4 million reduction in selling, general and administrative expense in the Condensed Consolidated Statement of Operations and Comprehensive Income.

These fair value estimates are based on pertinent information available to management as of March 31, 2014 and December 31, 2013. Although management is not aware of any factors that would significantly affect these fair

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

value estimates, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and current estimates of fair value may differ significantly from the amounts presented.

8. Segments and geographic information

The Company’s three reportable segments, which align with the manner in which the business is managed, are Wireless, Enterprise and Broadband.

The Wireless segment’s infrastructure solutions enable wireless carriers to deploy macro cell sites and small cell solutions to meet coverage and capacity requirements driven by increasing demand for mobile bandwidth. The macro cell site solutions can be found at wireless tower sites and include base station and microwave antennas, hybrid fiber-feeder and power cables, coaxial cables, connectors, power amplifiers and environmentally-secure cabinets for equipment, including fuel cell backup power. The small cell solutions are primarily composed of distributed antenna systems that extend and enhance cellular coverage and capacity in challenging network conditions such as stadiums, transportation systems and commercial buildings.

The Enterprise segment provides connectivity and network intelligence for data centers and commercial buildings. These solutions include optical fiber and twisted pair structured cabling applications, intelligent infrastructure software, network rack and cabinet enclosures, intelligent building sensors, advanced LED lighting control systems and network design services.

The Broadband segment consists of cable and communications equipment that support the multi-channel video, voice and high-speed data services provided by cable operators. The segment’s products include coaxial and fiber-optic cables, fiber-to-the-home equipment, amplifiers, splitters and taps, conduit and headend solutions for the network core.

The following table provides summary financial information by reportable segment (in millions):

	March 31, 2014	December 31, 2013
Identifiable segment-related assets:
Wireless	$2,545.1	$2,419.8
Enterprise	1,470.9	1,495.1
Broadband	348.8	363.4

Total identifiable segment-related assets	4,364.8	4,278.3
Reconciliation to total assets:
Cash and cash equivalents	305.2	346.3
Deferred income tax assets	57.2	59.7
Deferred financing fees	46.9	49.8

Total assets	$4,774.1	$4,734.1

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The following table provides net sales, operating income (loss), depreciation, and amortization by reportable segment (in millions):

	Three months ended March 31,
	2014	2013
Net sales:
Wireless	$627.2	$496.5
Enterprise	201.5	191.8
Broadband	107.5	118.1
Inter-segment eliminations	(1.2)	(1.7)

Consolidated net sales	$935.0	$804.7

Operating income (loss):
Wireless (1)	$127.6	$62.4
Enterprise (2)	22.6	15.4
Broadband	(3.7)	(2.4)

Consolidated operating income	$146.5	$75.4

Depreciation:
Wireless	$7.0	$8.2
Enterprise	2.7	2.9
Broadband	2.0	2.6

Consolidated depreciation	$11.7	$13.7

Amortization (3):
Wireless	$22.5	$22.1
Enterprise	17.4	16.6
Broadband	4.4	4.6

Consolidated amortization	$44.3	$43.3

(1)	Operating income for the three months ended March 31, 2013 included asset impairment charges of $5.6 million.
(2)	Operating income for the three months ended March 31, 2014 included a $5.4 million adjustment to the estimated fair value of contingent consideration related to the Redwood acquisition.
(3)	Excludes amortization of deferred financing fees and original issue discount.

Sales to customers located outside of the United States comprised 39.8% and 43.6% of total net sales for the three months ended March 31, 2014 and 2013, respectively. Sales by geographic region, based on the destination of product shipments, were as follows (in millions):

	Three months ended March 31,
	2014	2013
United States	$562.9	$453.6
Europe, Middle East and Africa	169.6	139.2
Asia Pacific	128.9	124.5
Central and Latin America	58.4	70.0
Canada	15.2	17.4

Consolidated net sales	$935.0	$804.7

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

9. Restructuring costs

The Company has initiated restructuring actions to realign and lower its cost structure primarily through workforce reductions and other cost reduction initiatives at various facilities including the cessation of manufacturing operations at the Joliet, Illinois and Statesville, North Carolina facilities. Much of the production capacity from these facilities is being shifted to other existing facilities or contract manufacturers. The Company’s net pretax restructuring charges, by segment, were as follows:

	Three months ended March 31,
	2014	2013
Wireless	$1,238	$1,120
Enterprise	214	453
Broadband	528	230

Total	$1,980	$1,803

The activity within the liability established for these restructuring actions, which is included in other accrued liabilities, was as follows:

	Employee- related costs	Lease termination costs	Fixed asset related costs	Total
Balance as of December 31, 2013	$17,173	$1,399	$—	$18,572
Additional charge recorded	455	—	1,525	1,980
Cash paid	(4,918)	(397)	(1,525)	(6,840)
Foreign exchange and other non-cash items	13	1	—	14

Balance as of March 31, 2014	$12,723	$1,003	$—	$13,726

Employee-related costs include the expected severance costs and related benefits as well as any one-time severance benefits that are accrued over the remaining period employees are required to work in order to receive such benefits.

Lease termination costs relate to the cost of vacating leased facilities, net of anticipated sub-rental income.

Fixed asset related costs include costs to uninstall, pack, ship and reinstall manufacturing equipment and the costs to prepare the receiving facility to accommodate relocated equipment. These costs are expensed as incurred.

As a result of restructuring and consolidation actions, the Company owns unutilized real estate at various facilities in the U.S. and internationally. The Company is attempting to sell or lease this unutilized space. Additional impairment charges may be incurred related to these or other excess assets.

Since the inception of the initiatives in 2011, the Company has recognized restructuring charges of $65.8 million. The additional pretax costs related to completing restructuring actions initiated to date are expected to be approximately $2.0 million to $3.0 million. Cash payments of approximately $14.0 million to $15.0 million are expected during the remainder of 2014 with an additional $1.0 million to $2.0 million expected to be paid by the end of 2015. In addition to the charges described above, the Company expects to recognize a restructuring charge in the second half of 2014 related to the lease agreement at its Joliet, Illinois facility once operations cease at that facility and that charge may be material. However, the Company cannot currently estimate the charge. Additional restructuring actions may be taken and the resulting charges and cash requirements could be material.

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

10. Employee benefit plans

	Pension benefits		Other postretirement benefits
	Three months ended March 31,
	2014	2013	2014	2013
Service cost	$114	$113	$24	$62
Interest cost	3,335	2,901	225	228
Recognized actuarial loss (gain)	71	125	(84)	70
Amortization of prior service credits	—	—	(2,494)	(2,404)
Expected return on plan assets	(3,814)	(3,606)	—	(16)

Net periodic benefit income	$(294)	$(467)	$(2,329)	$(2,060)

The Company contributed $1.0 million to its pension and other postretirement benefit plans during the three months ended March 31, 2014. During the remainder of 2014, the Company anticipates making additional contributions of approximately $18.3 million to these plans.

11. Stockholders’ equity

Equity-based compensation plans

As of March 31, 2014, $28.0 million of total unrecognized compensation costs related to non-vested stock options, restricted stock unit awards (RSUs) and share unit awards are expected to be recognized over a remaining weighted average period of 1.9 years. Although the share unit awards may be settled in stock at the Company’s discretion, they have historically been settled in cash and are accounted for as liability awards. In the first quarter of 2014, $4.7 million of share unit awards vested and were paid in cash. There were no significant capitalized equity-based compensation costs at March 31, 2014.

Stock options

The following table summarizes the stock option activity (in thousands, except per share amounts):

	Shares	Weighted average option exercise price per share	Weighted average grant date fair value per share	Aggregate intrinsic value
Outstanding as of December 31, 2013	10,828	$6.15
Granted	750	$23.00	$9.40
Exercised	(337)	$6.62		$5,483
Adjustment related to 2013 performance	27	$5.57	$3.60

Outstanding as of March 31, 2014	11,268	$7.26		$196,263

Exercisable at March 31, 2014	7,669	$6.30		$140,946
Expected to vest	3,526	$9.07		$55,061

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The exercise prices of outstanding options at March 31, 2014 were in the following ranges:

	Options outstanding			Options exercisable
Range of exercise prices	Shares (in thousands)	Weighted average remaining contractual life (in years)	Weighted average exercise price per share	Shares (in thousands)	Weighted average exercise price per share
$2.96 to $5.35	1,476	3.4	$4.04	1,476	$4.04
$5.36 to $5.67	1,344	7.9	$5.57	807	$5.57
$5.68 to $8.54	5,326	6.8	$5.74	3,014	$5.74
$8.55 to $8.90	2,372	6.3	$8.67	2,372	$8.67
$8.91 to $23.00	750	9.9	$23.00	—	$—

$2.96 to $23.00	11,268	6.6	$7.26	7,669	$6.30

The Company uses the Black-Scholes model to estimate the fair value of stock option awards. Key input assumptions used in the model include the grant date fair value of common stock, exercise price of the award, the expected option term, stock price volatility, estimated marketability discount, the risk-free interest rate and the Company’s projected dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair values of its stock options. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards. Subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company. The following table presents the weighted average assumptions used to estimate the fair value of stock option awards granted.

	Three months ended March 31,
	2014	2013
Expected option term (in years)	5.0	3.8
Risk-free interest rate	1.5%	0.4%
Expected volatility	45.0%	75.0%
Estimated marketability discount	—%	15.0%
Expected dividend yield	—%	—%
Weighted average exercise price	$23.00	$11.11
Weighted average fair value at grant date	$9.40	$4.09

Restricted stock units

RSUs entitle the holder to shares of common stock generally after a three-year vesting period. The fair value of the awards is determined on the grant date based on the Company’s stock price.

The following table summarizes the RSU activity (in thousands, except per share data):

	Restricted stock units	Weighted average grant date fair value per share
Outstanding and non-vested as of December 31, 2013	5	$14.99
Granted	366	$22.96

Outstanding and non-vested as of March 31, 2014	371	$22.85

CommScope Holding Company, Inc.

Notes to condensed consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Other

Share unit award expense of $1.1 million and $1.2 million for the three months ended March 31, 2014 and 2013, respectively, is included in equity-based compensation as an adjustment to reconcile net income to net cash used in operating activities on the Condensed Consolidated Statements of Cash Flows.

Report of independent registered public accounting firm

The Board of Directors and Stockholders of CommScope Holding Company, Inc.

We have audited the accompanying consolidated balance sheets of CommScope Holding Company, Inc. as of December 31, 2013 and 2012 (Successor) and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for years ended December 31, 2013 and 2012 (Successor), the period from January 15, 2011 through December 31, 2011 (Successor), and the period from January 1, 2011 to January 14, 2011 (Predecessor). Our audits also included the financial statement schedule listed in the Index at Item 16(B). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CommScope Holding Company, Inc. at December 31, 2013 and 2012 (Successor) and the consolidated results of its operations and its cash flows for the years ended December 31, 2013 and 2012 (Successor), the period from January 15, 2011 through December 31, 2011 (Successor), and the period from January 1, 2011 to January 14, 2011 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Charlotte, North Carolina

February 20, 2014

CommScope Holding Company, Inc.

Consolidated statements of operations

and comprehensive income (loss)

(In thousands, except per share amounts)

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Net sales	$3,480,117	$3,321,885	$3,186,446	$89,016
Operating costs and expenses:
Cost of sales	2,279,177	2,261,204	2,374,357	70,753
Selling, general and administrative	502,275	461,149	517,903	63,571
Research and development	126,431	121,718	112,904	5,277
Amortization of purchased intangible assets	174,887	175,676	171,229	3,119
Restructuring costs, net	22,104	22,993	18,715	9
Asset impairments	45,529	40,907	126,057	—

Total operating costs and expenses	3,150,403	3,083,647	3,321,165	142,729

Operating income (loss)	329,714	238,238	(134,719)	(53,713)
Other expense, net	(48,037)	(15,379)	(12,924)	(41,421)
Interest expense	(208,599)	(188,974)	(187,733)	(76,091)
Interest income	3,107	3,417	3,741	85

Income (loss) before income taxes	76,185	37,302	(331,635)	(171,140)
Income tax (expense) benefit	(56,789)	(31,949)	79,327	31,086

Net income (loss)	$19,396	$5,353	$(252,308)	$(140,054)

Earnings (loss) per share:
Basic	$0.12	$0.03	$(1.63)	$(1.47)
Diluted	$0.12	$0.03	$(1.63)	$(1.47)

Weighted average shares outstanding:
Basic	160,641	154,708	154,400	95,530
Diluted	164,013	155,517	154,400	95,530

Comprehensive income (loss):
Net income (loss)	$19,396	$5,353	$(252,308)	$(140,054)
Other comprehensive income (loss), net of tax:
Foreign currency gain (loss)	(4,848)	(4,379)	(19,812)	(1,779)
Defined benefit plans:
Change in unrecognized actuarial gain (loss)	(1,469)	1,813	(20,902)	19
Change in unrecognized net prior service credit (cost)	(3,313)	12,284	14,350	(54)

Total other comprehensive income (loss), net of tax	(9,630)	9,718	(26,364)	(1,814)

Total comprehensive income (loss)	$9,766	$15,071	$(278,672)	$(141,868)

See notes to consolidated financial statements.

CommScope Holding Company, Inc.

Consolidated balance sheets

(In thousands, except share amounts)

	Successor	Successor
	December 31, 2013	December 31, 2012

Assets
Cash and cash equivalents	$346,320	$264,375
Accounts receivable, less allowance for doubtful accounts of $12,617 and $14,555, respectively	607,489	596,050
Inventories, net	372,187	311,970
Prepaid expenses and other current assets	71,818	53,790
Deferred income taxes	55,609	61,072

Total Current Assets	1,453,423	1,287,257
Property, plant and equipment, net of accumulated depreciation of $183,965 and $146,044, respectively	310,143	355,212
Goodwill	1,450,506	1,473,932
Other intangible assets, net	1,422,192	1,578,683
Other noncurrent assets	97,791	98,180

Total Assets	$4,734,055	$4,793,264

Liabilities and Stockholders’ Equity
Accounts payable	$251,639	$194,301
Other accrued liabilities	332,280	344,542
Current portion of long-term debt	9,462	10,776

Total Current Liabilities	593,381	549,619
Long-term debt	2,505,090	2,459,994
Deferred income taxes	386,527	429,312
Pension and other postretirement benefit liabilities	40,349	72,317
Other noncurrent liabilities	120,692	99,740

Total Liabilities	3,646,039	3,610,982

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value: Authorized shares at December 31, 2013: 200,000,000; Issued and outstanding shares: None at December 31, 2013 and 2012	—	—
Common stock, $.01 par value: Authorized shares at December 31, 2013: 1,300,000,000; Issued and outstanding shares: 185,861,777 and 154,879,299 at December 31, 2013 and 2012, respectively	1,868	1,558
Additional paid-in capital	2,101,350	1,655,379
Retained earnings (accumulated deficit)	(978,291)	(447,687)
Accumulated other comprehensive loss	(26,276)	(16,646)
Treasury stock, at cost: 961,566 shares and 936,300 shares at December 31, 2013 and 2012, respectively	(10,635)	(10,322)

Total Stockholders’ Equity	1,088,016	1,182,282

Total Liabilities and Stockholders’ Equity	$4,734,055	$4,793,264

See notes to consolidated financial statements.

CommScope Holding Company, Inc.

Consolidated statements of cash flows

(In thousands)

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Operating Activities:
Net income (loss)	$19,396	$5,353	$(252,308)	$(140,054)
Adjustments to reconcile net income (loss) to net cash generated by (used in) operating activities:
Depreciation and amortization	256,616	262,279	264,144	32,861
Equity-based compensation	16,108	7,525	5,874	24,508
Deferred income taxes	(40,722)	(48,713)	(141,600)	(32,936)
Asset impairments	45,529	40,907	126,057	—
Non-cash restructuring charges	11,179	963	965	—
Losses related to convertible debt securities	—	—	—	89,788
Other acquisition-related costs	—	—	(41,543)	41,543
Changes in assets and liabilities:
Accounts receivable	(11,895)	(15,889)	30,557	32,945
Inventories	(62,141)	18,186	137,978	(16,634)
Prepaid expenses and other current assets	(27,257)	(490)	27,640	(10,555)
Accounts payable and other accrued liabilities	57,575	45,763	(19,571)	(14,549)
Other noncurrent liabilities	(21,944)	(35,285)	(16,825)	112
Other noncurrent assets	(3,060)	4,344	7,628	639
Other	(1,683)	1,192	6,753	(12,422)

Net cash generated by (used in) operating activities	237,701	286,135	135,749	(4,754)

Investing Activities:
Additions to property, plant and equipment	(36,780)	(27,957)	(38,792)	(741)
Proceeds from sale of property, plant and equipment	3,237	2,345	12,077	—
Cash paid for acquisitions	(55,770)	(12,214)	(3,141,774)	—
Other	25,902	2,301	(4,246)	2,000

Net cash generated by (used in) investing activities	(63,411)	(35,525)	(3,172,735)	1,259

Financing Activities:
Long-term debt repaid	(907,817)	(394,356)	(1,597,326)	(631)
Long-term debt proceeds	947,379	299,150	2,723,100	—
Net proceeds from the issuance of common stock	433,958	—	1,606,599	—
Long-term debt financing costs	(14,560)	(2,701)	(86,962)	—
Dividends paid	(538,705)	(200,000)	—	—
Cash paid to stock option holders	(11,295)	(732)	—	—
Proceeds from the issuance of common shares under equity-based compensation plans	1,174	—	—	308
Other	197	(883)	(1,530)	11,718

Net cash generated by (used in) financing activities	(89,669)	(299,522)	2,643,881	11,395
Effect of exchange rate changes on cash and cash equivalents	(2,676)	(3,815)	(3,283)	(476)

Change in cash and cash equivalents	81,945	(52,727)	(396,388)	7,424
Cash and cash equivalents, beginning of period	264,375	317,102	713,490	706,066

Cash and cash equivalents, end of period	$346,320	$264,375	$317,102	$713,490

See notes to consolidated financial statements.

CommScope Holding Company, Inc.

Consolidated statements of stockholders’ equity

(In thousands, except share amounts)

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011

Number of common shares outstanding:
Balance at beginning of period	154,879,299	154,688,355	—	95,505,631
Issuance of shares	30,769,230	—	154,382,685	—
Issuance of shares under equity-based compensation plans	238,514	559,914	873,000	22,954
Shares repurchased under equity-based compensation plans	(25,266)	(368,970)	(567,330)	—
Issuance of shares to employee benefit plan	—	—	—	2,501

Balance at end of period	185,861,777	154,879,299	154,688,355	95,531,086

Common stock:
Balance at beginning of period	$1,558	$1,553	$—	$1,059
Issuance of shares	308	—	1,544	—
Issuance of shares under equity-based compensation plans	2	5	9	—

Balance at end of period	$1,868	$1,558	$1,553	$1,059

Additional paid-in captial:
Balance at beginning of period	$1,655,379	$1,648,165	$—	$1,409,057
Issuance of shares	433,650	—	1,605,055	—
Issuance of shares under equity-based compensation plans	1,453	2,727	3,581	308
Issuance of shares to employee benefit plan	—	—	—	78
Equity-based compensation	10,639	4,003	4,377	24,430
Tax benefit from shares issued under equity-based compensation plans	229	484	837	3,389
Fair value of stock awards contributed as acquisition consideration	—	—	34,315	—

Balance at end of period	$2,101,350	$1,655,379	$1,648,165	$1,437,262

Retained earnings (accumulated deficit):
Balance at beginning of period	$(447,687)	$(252,308)	$—	$438,983
Net income (loss)	19,396	5,353	(252,308)	(140,054)
Dividends paid	(538,705)	(200,000)	—	—
Cash payment to stock option holders	(11,295)	(732)	—	—

Balance at end of period	$(978,291)	$(447,687)	$(252,308)	$298,929

Accumulated other comprehensive loss:
Balance at beginning of period	$(16,646)	$(26,364)	$—	$(29,417)
Other comprehensive income (loss), net of tax	(9,630)	9,718	(26,364)	(1,814)

Balance at end of period	$(26,276)	$(16,646)	$(26,364)	$(31,231)

Treasury stock, at cost:
Balance at beginning of period	$(10,322)	$(5,957)	$—	$(149,752)
Net shares repurchased under equity-based plans	(313)	(4,365)	(5,957)	—

Balance at end of period	$(10,635)	$(10,322)	$(5,957)	$(149,752)

Total Stockholders’ Equity	$1,088,016	$1,182,282	$1,365,089	$1,556,267

See notes to consolidated financial statements.

CommScope Holding Company, Inc.

Notes to consolidated financial statements

(In thousands, unless otherwise noted)

1. Background and description of the business

CommScope Holding Company, Inc., along with its direct and indirect subsidiaries (CommScope or the Company), is a leading global provider of essential infrastructure solutions for wireless, business enterprise and residential broadband networks. The Company’s solutions and services for wired and wireless networks enable high-bandwidth data, video and voice applications. CommScope’s global leadership position is built upon innovative technology, broad solution offerings, high-quality and cost-effective customer solutions and global manufacturing and distribution scale.

Initial public offering

In October 2013, the Company completed its initial public offering (IPO), in which it sold 30.8 million shares of common stock at an offering price of $15.00 per share and raised $434.0 million in net proceeds after deducting underwriting discounts and other offering expenses. In addition, the Company’s principal stockholder, funds affiliated with The Carlyle Group (Carlyle), sold 10.9 million shares, reducing their ownership to approximately 76.1%.

The Carlyle Group

On January 14, 2011, Carlyle completed the acquisition of CommScope, Inc. Under the terms of the acquisition, CommScope, Inc. became a wholly owned subsidiary of CommScope Holding Company, Inc. See Note 3 for further discussion of the acquisition.

2. Summary of significant accounting policies

Basis of consolidation

The accompanying consolidated financial statements include CommScope Holding Company, Inc., along with its direct and indirect subsidiaries (CommScope or the Company). All intercompany accounts and transactions are eliminated in consolidation.

As a result of the application of acquisition accounting in 2011, the assets and liabilities of CommScope, Inc. were adjusted to their estimated fair values as of the closing date of the acquisition. Accordingly, the accompanying consolidated financial statements are presented separately for Predecessor and Successor accounting periods, which relate to the accounting periods preceding and succeeding the completion of the acquisition. The Predecessor and Successor periods have been separated by a vertical line on the face of the consolidated financial statements to highlight the fact that the financial information for such periods has been prepared under two different historical cost bases of accounting.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash and cash equivalents

Cash and cash equivalents represent deposits in banks and cash invested temporarily in various instruments with a maturity of three months or less at the time of purchase.

Allowance for doubtful accounts

The Company maintains allowances for doubtful accounts for estimated losses expected to result from the inability of its customers to make required payments. These estimates are based on management’s evaluation of the ability of customers to make payments, focusing on historical experience, known customer financial difficulties and age of receivable balances.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Inventories

Inventories are stated at the lower of cost or market. Inventory cost is determined on a first-in, first-out (FIFO) basis. Costs such as idle facility expense, excessive scrap and rehandling costs are recognized as expenses as incurred. The Company maintains reserves to reduce the value of inventory to the lower of cost or market, including reserves for excess and obsolete inventory.

Long-lived assets

Property, plant and equipment

Property, plant and equipment are stated at cost, including interest costs associated with qualifying capital additions. Upon application of acquisition accounting, property, plant and equipment were measured at estimated fair value as of the acquisition date to establish a new historical cost basis. Provisions for depreciation are based on estimated useful lives of the assets using the straight-line method. Useful lives generally range from 10 to 35 years for buildings and improvements and 3 to 10 years for machinery and equipment. Expenditures for repairs and maintenance are charged to expense as incurred. Assets that management intends to dispose of and that meet held for sale criteria are carried at the lower of the carrying value or fair value less costs to sell.

Goodwill and other intangible assets

Goodwill is assigned to reporting units, which are operating segments or one level below the operating segment level, based on the difference between the purchase price as allocated to the reporting units and the estimated fair value of the identified net assets acquired as allocated to the reporting units. Purchased intangible assets with finite lives are carried at their estimated fair values at the time of acquisition less accumulated amortization and any impairment charges. Amortization is recognized on a straight-line basis over the estimated useful lives of the respective assets (see Note 4).

Asset impairments

Goodwill is tested for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying value of the reporting unit may exceed its fair value. Goodwill impairment charges of $36.2 million and $80.2 million were recorded in 2013 and 2011, respectively. See Notes 4 and 8 for further discussion of these impairment charges.

Property, plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable, based on the undiscounted cash flows expected to be derived from the use and ultimate disposition of the assets. Assets identified as impaired are carried at estimated fair value. During 2013, 2012 and 2011, the Company recognized pretax impairment charges other than goodwill impairments of $9.3 million, $40.9 million and $45.9 million, respectively. See Notes 4 and 8 for further discussion of these impairment charges.

Due to uncertain market conditions, it is possible that future impairment reviews may indicate additional impairments of goodwill and/or other intangible assets, which could result in charges that are material to the Company’s results of operations.

Income taxes

Deferred income taxes reflect the future tax consequences of differences between the financial reporting and tax basis of assets and liabilities. The Company records a valuation allowance, when appropriate, to reduce deferred tax assets to an amount that is more likely than not to be realized.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Tax benefits that result from uncertain tax positions may be recognized only if they are considered more likely than not to be sustainable, based on their technical merits. The amount of benefit to be recognized is the largest amount of tax benefit that is at least 50% likely to be realized.

The cumulative amount of undistributed earnings from foreign subsidiaries for which no U.S. taxes have been provided was $398 million as of December 31, 2013. In addition, the Company does not provide for U.S. taxes related to the foreign currency remeasurement gains and losses on its long-term intercompany loans with foreign subsidiaries. These loans are not expected to be repaid in the foreseeable future, and the foreign currency gains and losses are therefore recorded to accumulated other comprehensive income (loss).

Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the selling price is fixed or determinable and collectability is reasonably assured. The majority of the Company’s revenue comes from product sales. Revenue from product sales is recognized when the risks and rewards of ownership have passed to the customer and revenue is measurable. Revenue is not recognized related to product sold to contract manufacturers that the Company anticipates repurchasing in order to complete the sale to the ultimate customer.

Revenue for certain of the Company’s products is derived from multiple-element contracts. The value of the revenue elements within these contracts is allocated based on the relative selling price of each element. The relative selling price is determined using vendor-specific objective evidence of selling price or other third party evidence of selling price, if available. If these forms of evidence are unavailable, revenue is allocated among elements based on management’s best estimate of the stand-alone selling price of each element. Revenue is generally recognized upon acceptance by the customer.

Certain revenue arrangements are for the sale of software and services. Revenue for software products is recognized based on the timing of customer acceptance of the specific revenue elements. The fair value of each revenue element is determined based on vendor-specific objective evidence of fair value determined by stand-alone pricing of each element. These contracts typically contain post-contract support (PCS) services which are sold both as part of a bundled product offering and as a separate contract. Revenue for PCS services is recognized ratably over the term of the PCS contract. Other service revenue is typically recognized once the service is performed or over the period of time covered by the arrangement.

For sales to distributors, system integrators and value-added resellers (primarily for the Enterprise segment), revenue is recorded at the net amount to be received after deductions for estimated discounts, allowances, returns and rebates. These estimates are determined based upon historical experience, contract terms, inventory levels in the distributor channel and other related factors. Adjustments are recorded when circumstances indicate revisions may be necessary. If management does not have sufficient historical experience to make a reasonable estimation of these reductions to revenue, recognition of the revenue is deferred until management believes there is a sufficient basis to recognize such revenue.

Product warranties

The Company recognizes a liability for the estimated claims that may be paid under its customer warranty agreements to remedy potential deficiencies of quality or performance of the Company’s products. These product warranties extend over periods ranging from one to twenty-five years from the date of sale, depending upon the product subject to the warranty. The Company records a provision for estimated future warranty claims as cost of sales based upon the historical relationship of warranty claims to sales and specifically identified warranty issues. The Company bases its estimates on assumptions that are believed to be reasonable under the circumstances and

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary.

Shipping and handling costs

CommScope includes shipping and handling costs billed to customers in net sales and includes the costs incurred to transport product to customers as cost of sales. Certain internal handling costs, which relate to activities to prepare goods for shipment, are recorded in selling, general and administrative expense and were approximately $27.3 million, $25.2 million, $20.5 million and $0.8 million for the year ended December 31, 2013 (Successor), the year ended December 31, 2012 (Successor), the period January 15 – December 31, 2011 (Successor) and the period January 1 – January 14, 2011 (Predecessor).

Advertising costs

Advertising costs are expensed in the period in which they are incurred. Advertising expense was $10.3 million, $7.7 million, $9.5 million and $0.4 million for the year ended December 31, 2013 (Successor), the year ended December 31, 2012 (Successor), the period January 15 – December 31, 2011 (Successor) and the period January 1 – January 14, 2011 (Predecessor).

Research and development

Research and development (R&D) costs are expensed in the period in which they are incurred. R&D costs include materials and equipment that have no alternative future use, depreciation on equipment and facilities currently used for R&D purposes, personnel costs, contract services and reasonable allocations of indirect costs, if clearly related to an R&D activity. Expenditures in the pre-production phase of an R&D project are recorded as R&D expense. However, costs incurred in the pre-production phase that are associated with output actually used in production are recorded in cost of sales. A project is considered finished with pre-production efforts when management determines that it has achieved acceptable levels of scrap and yield, which vary by project. Expenditures related to ongoing production are recorded in cost of sales.

Derivative instruments and hedging activities

CommScope is exposed to risks resulting from adverse fluctuations in commodity prices, interest rates and foreign currency exchange rates. CommScope’s risk management strategy includes the use of derivative and non-derivative financial instruments as hedges of these risks, whenever management determines their use to be reasonable and practical. This strategy does not permit the use of derivative financial instruments for trading purposes, nor does it allow for speculation. A hedging instrument may be designated as a net investment hedge to manage exposure to foreign currency risks related to an investment in a foreign subsidiary; a fair value hedge to manage exposure to risks related to a foreign-currency-denominated cash or other account or a firm commitment for the purchase of raw materials or equipment; or a cash flow hedge to manage exposure to risks related to a forecasted purchase of raw materials, variable interest rate payments or a forecasted foreign-currency-denominated sale of product. The use of non-derivative financial instruments in hedging activities is limited to hedging fair value risk related to a foreign-currency-denominated firm commitment or a foreign currency risk related to a net investment in a foreign subsidiary.

The Company’s risk management strategy permits the reasonable and practical use of derivative hedging instruments such as forward contracts, options, cross currency swaps, certain interest rate swaps, caps and floors, and non-derivative hedging instruments such as foreign-currency-denominated loans. The Company recognizes all derivative financial instruments as assets or liabilities and measures them at fair value. All hedging instruments are designated and documented as a fair value hedge, a cash flow hedge or a net investment hedge at

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

inception. For fair value hedges, the change in fair value of the derivative instrument is recognized currently in earnings. To the extent the fair value hedging relationship is effective, the change in fair value of the hedged item is recorded as an adjustment to the carrying amount of the hedged item and recognized currently in earnings. For cash flow hedges, the effective portion of the change in fair value of the derivative instrument is recorded in accumulated other comprehensive income (loss), net of tax, and is recognized in the consolidated statements of operations and comprehensive income (loss) when the hedged item affects earnings. Any ineffectiveness of a cash flow hedge is recognized currently in earnings. For net investment hedges, the effective portion of the change in fair value of a derivative instrument, or the change in carrying amount of a non-derivative instrument, is recorded in accumulated other comprehensive income (loss), net of tax, and is recognized in the consolidated statements of operations and comprehensive income (loss) only if there is a substantially complete liquidation of the investment in the foreign subsidiary. Any ineffectiveness of a net investment hedge is recognized currently in earnings. The effectiveness of designated hedging relationships is tested and documented on at least a quarterly basis.

In the Predecessor period of January 2011, the Company settled an interest rate swap liability that had been designated as a cash flow hedge to mitigate the cash flow effects of interest rate fluctuations on interest expense for a portion of its variable-rate debt instruments.

The Company also uses derivative instruments such as forward exchange contracts to manage the risk of foreign currency fluctuations. These instruments are not leveraged and are not held for trading or speculation. These contracts are not designated as hedges for accounting purposes and are marked to market each period through earnings and, as such, there were no unrecognized gains or losses as of December 31, 2013 or 2012. See Note 7 for further disclosure related to the derivative instruments and hedging activities.

The Company has elected and documented the use of the normal purchases and sales exception for normal purchase and sales contracts that meet the definition of a derivative financial instrument.

Foreign currency translation

For the year ended December 31, 2013 (Successor), the year ended December 31, 2012 (Successor), the period January 15 – December 31, 2011 (Successor) and the period January 1 – January 14, 2011 (Predecessor), approximately 45%, 47%, 49% and 49%, respectively, of the Company’s net sales were to customers located outside the U.S. A portion of these sales were denominated in currencies other than the U.S. dollar, particularly sales from the Company’s foreign subsidiaries. The financial position and results of operations of certain of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Revenues and expenses of these subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities of these subsidiaries have been translated at the exchange rates as of the balance sheet date. Translation gains and losses are recorded to accumulated other comprehensive income (loss).

Aggregate foreign currency transaction gains and losses of the Company and its subsidiaries, such as those resulting from the settlement of receivables or payables and short-term intercompany advances in a currency other than the subsidiary’s functional currency, are recorded currently in earnings (included in other expense, net) and resulted in losses of $9.8 million, $7.0 million, $8.9 million and $1.1 million during the year ended December 31, 2013 (Successor), the year ended December 31, 2012 (Successor), the period January 15 – December 31, 2011 (Successor) and the period January 1 – January 14, 2001 (Predecessor), respectively. Foreign currency remeasurement gains and losses related to long-term intercompany loans that are not expected to be settled in the foreseeable future are recorded to accumulated other comprehensive income (loss).

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Equity-based compensation

The estimated fair value of stock awards that are ultimately expected to vest is recognized as expense over the requisite service periods. The Company records deferred tax assets related to compensation expense for awards that are expected to result in future tax deductions for the Company, based on the amount of compensation cost recognized and the Company’s statutory tax rate in the jurisdiction in which it expects to receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and actual tax deductions reported on the Company’s income tax return are recorded in additional paid-in capital (if the tax deduction exceeds the deferred tax asset) or in the consolidated statements of operations and comprehensive income (loss) as additional income tax expense (if the deferred tax asset exceeds the tax deduction and no excess additional paid-in capital exists from previous awards).

Tax benefits of $5.3 million resulting from the exercise of stock options that were vested as of the adoption of ASC Topic 718 Compensation – Stock Compensation were classified as financing cash inflows for the period January 1 – January 14, 2011 (Predecessor).

Common stock, preferred stock and stock split

On October 4, 2013, the Company’s Board of Directors approved a 3-for-1 stock split of the Company’s outstanding common stock, which was effective as of October 4, 2013. Each share of issued and outstanding common stock was increased to 3 shares of common stock, the number of shares of common stock into which each outstanding option to purchase stock is exercisable was proportionally increased on a 3-for-1 basis, and the exercise price of each outstanding option to purchase common stock was proportionally decreased. All of the Successor period share numbers, share prices, exercise prices and other per share information throughout these financial statements have been adjusted on a retroactive basis, to reflect this 3-for-1 stock split, including reclassifying an amount equal to the increase in par value from additional paid-in capital. In conjunction with the Company’s IPO in October 2013, the Company’s Board of Directors authorized 1.3 billion shares of common stock, par value $0.01 per share and 0.2 billion shares of preferred stock, par value $0.01 per share.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

For the Predecessor period, diluted earnings (loss) per share is based on net income (loss) adjusted for after-tax interest and amortization of debt issuance costs related to convertible debt, if dilutive, divided by the weighted average number of common shares outstanding adjusted for the dilutive effect of stock options, restricted stock units, performance share units and convertible securities.

For the Successor periods diluted earnings (loss) per share is based on net income (loss) divided by the weighted average number of common shares outstanding adjusted for the dilutive effect of stock options.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Below is a reconciliation of earnings and weighted average common shares and potential common shares outstanding for calculating diluted earnings (loss) per share.

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1, 2011 – January 14, 2011 (a)
Numerator:
Net income (loss) for basic and diluted earnings (loss) per share	$19,396	$5,353	$(252,308)	$(140,054)
Denominator:
Weighted average number of common shares outstanding for basic earnings (loss) per share	160,641	154,708	154,400	95,530
Effect of dilutive stock options (b)	3,372	809	—	—

Weighted average number of common shares outstanding for diluted earnings (loss) per share	164,013	155,517	154,400	95,530

Earnings (loss) per share:
Basic	$0.12	$0.03	$(1.63)	$(1.47)
Diluted	$0.12	$0.03	$(1.63)	$(1.47)

(a)	Incremental interest expense (after tax) and shares associated with convertible debt is excluded in the Predecessor period because it would have decreased the loss per share.
(b)	Options to purchase approximately 0.2 million, 5.6 million, and 11.6 million common shares were excluded from the computation of diluted earnings (loss) per share for the periods ended December 31, 2013, 2012 and 2011, respectively, because they would have been anti-dilutive.

Use of estimates in the preparation of the financial statements

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and their underlying assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other objective sources. The Company bases its estimates on historical experience and on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Significant accounting estimates reflected in the Company’s financial statements include the allowance for doubtful accounts; reserves for sales returns, discounts, allowances, rebates and distributor price protection programs; inventory excess and obsolescence reserves; product warranty reserves and other contingent liabilities; tax valuation allowances and liabilities for unrecognized tax benefits; purchase price allocations; impairment reviews for investments, fixed assets, goodwill and other intangibles; and pension and other postretirement benefit costs and liabilities. Although these estimates are based on management’s knowledge of and experience with past and current events and on management’s assumptions about future events, it is at least reasonably possible that they may ultimately differ materially from actual results.

Concentrations of risk

Non-derivative financial instruments used by the Company in the normal course of business include letters of credit and commitments to extend credit, primarily accounts receivable. The Company generally does not require

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

collateral on its accounts receivable. These financial instruments involve risk, including the credit risk of nonperformance by the counterparties to those instruments, and the maximum potential loss may exceed the reserves provided in the Company’s balance sheet. See Note 14 for further discussion of customer-related concentrations of risk.

The Company manages its exposures to credit risk associated with accounts receivable using such tools as credit approvals, credit limits and monitoring procedures. CommScope estimates the allowance for doubtful accounts based on the actual payment history and individual circumstances of significant customers as well as the age of receivables. In management’s opinion, as of December 31, 2013, the Company did not have significant unreserved risk of credit loss due to the nonperformance of customers or other counterparties related to amounts receivable. However, an adverse change in financial condition of a significant customer or group of customers or in the telecommunications industry could materially affect the Company’s estimates related to doubtful accounts.

The principal raw materials purchased by CommScope (copper, aluminum, steel, brass, plastics and other polymers, bimetals and optical fiber) are subject to changes in market price as these materials are linked to various commodity markets. The Company attempts to mitigate these risks through effective requirements planning and by working closely with its key suppliers to obtain the best possible pricing and delivery terms.

Accounting standards not yet adopted

There are no recent accounting pronouncements that are currently anticipated to have a material impact on the Company.

3. Acquisitions and divestitures

The acquisition of CommScope, Inc. by Carlyle

As discussed in Note 1, on January 14, 2011, funds affiliated with Carlyle completed the acquisition of CommScope, Inc. Net income (loss) during the periods January 15 – December 31, 2011 (Successor) and January 1 – January 14, 2011 (Predecessor) included certain charges that relate directly or indirectly to the acquisition by Carlyle, as listed below on a pretax basis:

	Successor	Predecessor
	January 15 – December 31, 2011	January 1 – January 14, 2011
	(in millions)
Purchase accounting adjustments, primarily related to the step-up of inventory to its estimated fair value, less costs to sell	$101.2	$—
Acquisition-related costs:
Selling, general and administrative	$84.1	$43.0
Other expense, net	$—	$41.8
Interest expense	$—	$74.0

iTRACS Corporation

In March 2013, the Company acquired substantially all of the assets and assumed certain liabilities of iTRACS Corporation (iTRACS) for approximately $34.0 million in cash. iTRACS develops and markets enterprise-class data center infrastructure management (DCIM) solutions. Net sales of iTRACS products and services were

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

$0.8 million in 2013 and were reported in the Enterprise segment. The preliminary allocation of the purchase price, based on estimates of the fair values of assets acquired and liabilities assumed, is as follows:

Estimated fair value
(in millions)
Current assets	$1.6
Noncurrent assets, excluding intangible assets	0.7
Other intangible assets	13.1
Goodwill	19.8
Less: Liabilities assumed	(1.2)

Net acquisition cost	$34.0

The goodwill arising from the preliminary purchase price allocation of the iTRACS acquisition is believed to result from the company’s reputation in the marketplace and assembled workforce and is expected to be deductible for tax purposes.

As additional information is obtained, adjustments may be made to the preliminary purchase price allocation. The Company is still finalizing the valuation of the fair value of certain tangible and intangible assets acquired.

Redwood Systems, Inc.

In July 2013, the Company acquired Redwood Systems, Inc. (Redwood), a provider of LED lighting solutions and integrated sensor networks for data centers and buildings. Redwood was acquired for an initial payment of $9.8 million and contingent consideration with an estimated fair value at the date of acquisition of $12.4 million. The Company may be required to pay up to an additional $37.25 million of consideration if certain net sales targets of up to $55.0 million are met over various periods through July 31, 2015. In addition, there are retention payments for employees of Redwood of up to $11.75 million based on the same net sales targets as the contingent consideration. Net sales of Redwood products and services were $1.7 million in 2013 and are reported in the Enterprise segment. The preliminary allocation of the purchase price, based on estimates of the fair values of assets acquired and liabilities assumed, is as follows:

Estimated fair value
(in millions)
Current assets	$2.8
Deferred taxes	8.1
Other intangible assets	9.0
Goodwill	3.2
Other noncurrent assets	0.8
Less: Liabilities assumed	(1.7)

Net acquisition cost	$22.2

The goodwill arising from the preliminary purchase price allocation of the Redwood acquisition is believed to result from the company’s reputation in the marketplace and assembled workforce and is not expected to be deductible for tax purposes.

The Company is still finalizing the valuation of certain tax attributes and as additional information is obtained, adjustments may be made to the preliminary purchase price allocation.

Argus Technologies

In 2013, the Company made the final payment of $12.0 million for the 2011 acquisition of Argus Technologies.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

BiMetals Sale

In December 2013, the Company sold certain assets of its BiMetals business. The Company received $23.0 million in cash and a note with a face value of $15.0 million and a term of up to 7 years. The estimated fair value of the note was $9.8 million. A portion of the Company’s identified intangible assets ($2.9 million) and goodwill ($6.5 million) were allocated to the sale transaction. The Company recorded a net gain on the transaction of $18.7 million that was reported in restructuring costs, net on the Consolidated Statement of Operations and Comprehensive Income (Loss). The gain on sale is reported in the Broadband segment. In connection with the sale, the Company entered into a supply agreement with the purchaser for bimetallic wire as needed for the manufacture of cables and other products. No portion of the gain was allocated to the supply agreement.

4. Goodwill and other intangible assets

The following table presents details of the Company’s intangible assets other than goodwill as of December 31:

	2013			2012
	Gross carrying amount	Accumulated amortization and foreign exchange	Net carrying amount	Gross carrying amount	Accumulated amortization and foreign exchange	Net carrying amount
	(in millions)
Customer base	$1,148.1	$335.4	$812.7	$1,149.0	$223.2	$925.8
Trade names and trademarks	554.0	83.7	470.3	552.9	55.8	497.1
Patents and technologies	241.4	102.4	139.0	223.9	68.1	155.8
Non-compete agreements	0.3	0.1	0.2	—	—	—

Total intangible assets	$1,943.8	$521.6	$1,422.2	$1,925.8	$347.1	$1,578.7

During 2012, as a result of reduced expectations of future cash flows of a reporting unit within the Wireless segment, certain intangible assets were determined to be impaired. A pretax impairment charge of $15.0 million for customer base, $8.3 million for trade names and trademarks and $6.0 million for patents and technologies intangible assets was recognized. The fair value of the intangible assets was estimated using a discounted cash flow method.

The Company’s finite-lived intangible assets are being amortized on a straight-line basis over the weighted-average amortization periods in the following table. The aggregate weighted-average amortization period is 12.6 years.

Weighted- Average Amortization Period
(in years)
Customer base	10.3
Trade names and trademarks	19.9
Patents and technologies	6.9
Non-compete agreements	4.0

Amortization expense for intangible assets was $174.9 million, $175.7 million, $171.2 million and $3.7 million for the years ended December 31, 2013 (Successor) and 2012 (Successor), the period January 15 – December 31,

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

2011 (Successor) and the period January 1 – January 14, 2011 (Predecessor), respectively. Estimated amortization expense for the next five years is as follows:

(in millions)
2014	$177.2
2015	177.2
2016	177.1
2017	152.1
2018	142.4

The following table presents the allocation of goodwill by reportable segment:

	Wireless	Enterprise	Broadband	Total
	(in millions)
Predecessor
Goodwill, net, as of January 1, 2011	$839.5	$20.9	$133.6	$994.0

Successor
Elimination of predecessor goodwill	(839.5)	(20.9)	(133.6)	(994.0)
Purchase price allocations	830.1	638.9	96.4	1,565.4
Foreign exchange	(1.3)	—	—	(1.3)

Goodwill, gross, as of December 31, 2011	828.8	638.9	96.4	1,564.1
Adjustments to purchase price allocations	(4.5)	(2.4)	(3.6)	(10.5)
Foreign exchange	0.5	—	—	0.5

Goodwill, gross, as of December 31, 2012	824.8	636.5	92.8	1,554.1
Preliminary purchase price allocations	—	23.0	—	23.0
Goodwill allocated to BiMetals sale	—	—	(6.5)	(6.5)
Foreign exchange	(3.7)	—	—	(3.7)

Goodwill, gross, as of December 31, 2013	$821.1	$659.5	$86.3	$1,566.9

Accumulated impairment charges at January 15, 2011	$—	$—	$—	$—
Impairment	(80.2)	—	—	(80.2)

Accumulated impairment charges as of December 31, 2011 and 2012	(80.2)	—	—	(80.2)
Impairment	—	—	(36.2)	(36.2)

Accumulated impairment charges as of December 31, 2013	$(80.2)	$—	$(36.2)	$(116.4)

Goodwill, net, as of December 31, 2013	$740.9	$659.5	$50.1	$1,450.5

During 2013, the Broadband segment experienced lower than expected levels of sales and operating income. Management considered these results and the longer term effect of market conditions on the continued operations of the business and determined that an indicator of possible impairment existed. A step one goodwill impairment test was performed using a discounted cash flow (DCF) valuation model. The significant assumptions in the DCF model are the annual revenue growth rate, the annual operating income margin, and the discount rate used to determine the present value of the cash flow projections. The discount rate was based on the estimated weighted average cost of capital as of the test date of market participants in the industry in which the Broadband segment operates. Based on the estimated fair values generated by the DCF model, the Broadband segment did not pass step one of the goodwill impairment test. Accordingly, a step two analysis was completed and a $36.2 million impairment charge was recorded (included in asset impairments on the Consolidated Statement of Operations and

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Comprehensive Income (Loss) for the year ended December 31, 2013). The weighted average discount rate used in the impairment test for the Broadband segment was 11.0% compared to 11.5% that was used in the 2012 annual goodwill impairment test. The goodwill impairment charge resulted primarily from lower projected operating results than those assumed during the 2012 annual impairment test.

No goodwill impairment charges were recorded in 2012. In connection with the annual goodwill impairment testing performed in 2011, the Company recorded goodwill impairment charges of $80.2 million, primarily as a result of lower projected operating results that were lower than those used in the purchase price allocation performed earlier in 2011.

5. Supplemental financial statement information

Allowance for doubtful accounts

Period	Balance at beginning of period	Charged to costs and expenses	Deductions (1)	Balance at end of period
January 1 – January 14, 2011 (Predecessor)	$11,372	$(53)	$167	$11,152
January 15 – December 31, 2011 (Successor)	$11,152	$1,965	$802	$12,315
Year Ended December 31, 2012 (Successor)	$12,315	$2,978	$738	$14,555
Year Ended December 31, 2013 (Successor)	$14,555	$(757)	$1,181	$12,617

(1)	Uncollectible customer accounts written off, net of recoveries of previously written off customer accounts.

Inventories

	Successor	Successor
	December 31, 2013	December 31, 2012
Raw materials	$72,170	$69,520
Work in process	124,049	96,389
Finished goods	175,968	146,061

	$372,187	$311,970

Property, plant and equipment

	Successor	Successor
	December 31, 2013	December 31, 2012
Land and land improvements	$34,723	$34,103
Buildings and improvements	152,281	156,981
Machinery and equipment	300,810	304,329
Construction in progress	6,294	5,843

	494,108	501,256
Accumulated depreciation	(183,965)	(146,044)

	$310,143	$355,212

Depreciation expense was $55.2 million, $69.5 million, $79.2 million and $2.8 million during the years ended December 31, 2013 (Successor) and 2012 (Successor), the period January 15 – December 31, 2011 (Successor) and the period January 1 – January 14, 2011 (Predecessor), respectively. No interest was capitalized during 2013, 2012 or 2011.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Equity method investments

The Company utilizes the equity method of accounting for investments in entities where it does not have control but has the ability to exercise significant influence. The only significant equity method investment at December 31, 2013 is a 24.9% ownership in Hydrogenics Corporation (Hydrogenics), a publicly traded company (28.4% ownership at December 31, 2012).

Hydrogenics is a supplier of hydrogen generation and hydrogen-based power modules and fuel cells for various uses. Hydrogenics supplies the Company with fuel cells used in the backup power solutions within our Wireless segment. The carrying value of equity method investments was $3.1 million and $4.5 million at December 31, 2013 and 2012, respectively. Equity method investments are recorded in other noncurrent assets on the Consolidated Balance Sheets.

The Company’s share of earnings and losses of its equity method investments are recorded in other expense, net on the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s share of losses were $1.4 million, $3.4 million, $2.5 million and $0.0 for the years ended December 31, 2013 (Successor) and 2012 (Successor), the period January 15 – December 31, 2011 (Successor) and the period January 1 – January 14, 2011 (Predecessor), respectively. For the year ended December 31, 2013 (Successor) and 2012 (Successor), the Company recorded impairment charges of $0.8 million and $2.6 million, respectively, related to one of its equity method investments.

Other current accrued liabilities

	Successor	Successor
	December 31, 2013	December 31, 2012
Compensation and employee benefit liabilities	$124,893	$114,679
Deferred revenue	21,498	37,663
Product warranty accrual	24,838	26,005
Accrued interest	47,366	63,783
Restructuring reserve	18,572	20,481
Other	95,113	81,931

	$332,280	$344,542

Accumulated other comprehensive loss

Changes in accumulated other comprehensive income (loss), net of tax, are as follows:

Successor	Foreign currency gain (loss)	Pension and other postretirement benefit activity	Total
Balance at December 31, 2012	$(24,224)	$7,578	$(16,646)

Other comprehensive loss before reclassifications	(5,825)	722	(5,103)
Amounts reclassified from accumulated other comprehensive income (loss)	977	(5,504)	(4,527)

Net current period other comprehensive loss	(4,848)	(4,782)	(9,630)

Balance at December 31, 2013	$(29,072)	$2,796	$(26,276)

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

A foreign currency translation loss was reclassified from accumulated other comprehensive loss to other expense, net in the Consolidated Statement of Operations and Comprehensive Income (Loss) for 2013. Pension and other postretirement benefit amounts reclassified from accumulated other comprehensive loss are included in the computation of net periodic benefit income and are primarily recorded in cost of sales and selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Cash flow information

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Cash paid during the period for:
Income taxes, net of refunds	$80,888	$81,138	$39,957	$2,511
Interest	$199,339	$172,109	$108,366	$6,403
Noncash investing and financing activities:
Noncash acquisition consideration	$12,400	$—	$24,200	$—
Noncash consideration received for sale of assets	$11,398	$—	$—	$—
Acquisition of treasury stock resulting from stock option exercises	$279	$2,734	$3,590	$—

6. Financing

	Successor	Successor
	December 31, 2013	December 31, 2012
8.25% senior notes due January 2019	$1,100,000	$1,500,000
Senior secured term loan due January 2017	349,125	—
Senior secured term loan due January 2018	523,688	982,500
Senior PIK toggle notes due June 2020	550,000	—
Senior secured revolving credit facility expires January 2017	—	—
Other	1,079	1,696

	$2,523,892	$2,484,196
Less: Original issue discount, net of amortization	(9,340)	(13,426)
Less: Current portion	(9,462)	(10,776)

	$2,505,090	$2,459,994

8.25% Senior notes due 2019

The 2019 notes mature on January 15, 2019 and interest is payable semi-annually in arrears on January 15 and July 15 of each year. During 2013, the Company used the net proceeds from its initial public offering to redeem $400.0 million of its 2019 notes. In connection with the redemption, the Company paid a redemption premium of $33.0 million, which was included in other expense, net, and wrote off $7.9 million of deferred financing costs to interest expense.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

In addition to redemption using net proceeds from the issuance of securities, the 2019 notes may be redeemed prior to maturity under certain other circumstances. Upon the occurrence of certain events constituting a change of control, each holder of the 2019 notes may require the Company to purchase all or part of such notes for cash at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Each of the Company’s existing and future wholly owned domestic restricted subsidiaries guarantees the 2019 notes on a senior unsecured basis, to the extent such subsidiaries guarantee the U.S. tranches of the senior secured credit facilities. The 2019 notes and the guarantees are unsecured senior obligations ranking equal in right of payment to all of the Company’s existing and future senior indebtedness, including its senior secured credit facilities, and senior in right of payment to all of its existing and future indebtedness that is expressly subordinated in right of payment thereto. The 2019 notes and guarantees are effectively subordinated to all of the Company’s and the guarantors’ existing and future secured debt, including its senior secured credit facilities, to the extent of the value of the assets securing such secured debt. In addition, the 2019 notes are structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the 2019 notes, including indebtedness incurred by certain of the Company’s non-U.S. subsidiaries under the revolving credit facility. In connection with issuing the 2019 notes, the Company incurred costs of approximately $45.7 million during the period January 15 – December 31, 2011 (Successor), which were capitalized as other noncurrent assets and are being amortized over the term of the notes. As of December 31, 2013, $24.7 million of such costs remain unamortized.

Senior secured credit facilities

In connection with the acquisition of CommScope, Inc., the Company entered into senior secured credit facilities consisting of a $1.0 billion term loan and a $400 million asset-based revolving credit facility. The senior secured credit facilities are secured by substantially all of the Company’s assets and are guaranteed by substantially all of the Company’s active domestic subsidiaries.

During both 2013 and 2012, the Company amended its senior secured term loan primarily to lower the interest rate. In connection with the December 2013 amendment, the Company made a voluntary repayment of $100.0 million of its senior secured term loan and increased the maximum amount of loans that can be incurred by adjusting the Consolidated Senior Secured Debt Ratio, as defined, from 2.25:1.00 to 2.75:1.00. In addition, the December 2013 amendment refinanced the senior secured term loan into two tranches, one of which was in the amount of $350.0 million and is due January 2017 (the 2017 term loan) and the other was in the amount of $525.0 million and is due January 2018 (the 2018 term loan). The interest rate margin applicable to the refinanced loans is, at the Company’s option, either (1) the base rate (which is the highest of the then current Federal Funds rate plus 0.5%, the prime rate most recently announced by JPMorgan Chase Bank, N.A., the administrative agent under the Credit Agreement, and the one-month Eurodollar rate (taking into account the Eurodollar rate floor, if any, plus 1.0%)) plus a margin of 1.50% or (2) one-, two-, three- or six-month LIBOR or, if available from all lenders, nine- or twelve-month LIBOR (selected at the Company’s option) plus a margin of 2.50%. The amendment also eliminated the 1.0% LIBOR floor with respect to the 2017 term loan and reduces it to 0.75% with respect to the 2018 term loan.

During 2012, the Company also amended its asset-based revolving credit facility primarily to lower the interest rate and extend the term on the revolving credit facility. Among other changes to the revolving credit agreement, the expiration date was extended from January 14, 2016 to January 14, 2017 and the interest rate was amended such that outstanding principal under the revolving credit facility bears interest at a rate equal to, at the Company’s option, either (1) the base rate (as defined above) plus a margin that ranges from 0.50% to 1.00% or (2) one-, two-, three- or six-month LIBOR (or any other LIBOR period agreed to by the revolving lenders) plus a margin that ranges from 1.50% to 2.00%. The range of margins applied to base rate and LIBOR-based loans is subject to a pricing grid that is dependent on an excess availability calculation. As of December 31, 2013, the

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

applicable margin was 0.50% for base rate loans and 1.50% for LIBOR loans. The unused line fee calculated on the undrawn portion of the revolving credit facility was amended so that the annual rate now ranges from 0.250% to 0.375% (0.375% as of December 31, 2013) based on usage of the facility.

The amendments in 2013 and 2012 resulted in the repayment of $172.3 million and $104.6 million, respectively, to certain lenders who exited the senior secured term loan and revolving credit facility syndicates and the receipt of $172.3 million and $104.6 million, respectively, in proceeds from new lenders and existing lenders who increased their positions.

As a result of the $100.0 million voluntary repayment and the 2013 amendments, $1.4 million of original issue discount and $2.0 million of deferred financing costs associated with the senior secured term loan were written off and included in interest expense for 2013. The Company also incurred pretax costs of $3.3 million, which were included in other expense, net for the year ended December 31, 2013 (Successor) on the Consolidated Statements of Operations and Comprehensive Income (Loss) and in long-term debt financing costs for the year ended December 31, 2013 (Successor) on the Consolidated Statements of Cash Flows.

As a result of the 2012 amendments, $0.5 million of original issue discount and $2.6 million of deferred financing fees associated with the original senior secured term loan and revolving credit facility were written off and included in interest expense for 2012. Upfront fees of $10.4 million that were paid to lenders under the amended senior secured term loan and revolving credit facility were recorded as original issue discount and are being amortized over the terms of the facilities. In connection with the 2012 amendments, the Company also incurred pretax costs of $2.7 million, which were included in long-term debt financing costs for the year ended December 31, 2012 (Successor) on the Consolidated Statements of Cash Flows. Of the total costs incurred, $1.0 million was deferred and is being amortized over the terms of the facilities while the remaining $1.7 million was included in other expense, net for the year ended December 31, 2012 (Successor) on the Consolidated Statements of Operations and Comprehensive Income (Loss).

During 2013, the Company borrowed and repaid $225.0 million under the revolving credit facility and made scheduled repayments of $9.7 million of its senior secured term loans. As of December 31, 2013, the Company had remaining availability of approximately $308.7 million under the asset-based revolving credit facility, reflecting a borrowing base of $362.8 million reduced by $54.1 million of letters of credit issued under the revolving credit facility.

Senior PIK toggle notes

On May 28, 2013, CommScope Holding Company, Inc. (the Parent Company) issued $550.0 million of 6.625%/7.375% Senior Payment-in-Kind Toggle Notes due 2020 (the senior PIK toggle notes) in a private offering, for proceeds of $538.8 million, net of debt issuance costs. The net proceeds from the issuance of the senior PIK toggle notes and available cash were used to fund $550.0 million of special cash dividends and distributions to the Parent Company’s equity holders. The senior PIK toggle notes are senior unsecured obligations that are not guaranteed by any of the Parent Company’s subsidiaries.

The Parent Company may redeem the notes in whole or part during periods after June 1, 2016 at redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the redemption date, as follows: (i) June 1, 2016 through May 31, 2017 at 103.313%; (ii) June 1, 2017 through May 31, 2018 at 101.656%; and (iii) June 1, 2018 to maturity at 100.000%.

Interest is due on the senior PIK toggle notes semi-annually in arrears on each June 1 and December 1. The first interest payment on the senior PIK toggle notes was paid in cash in December 2013. For each interest period, the Parent Company is required to pay interest on the senior PIK toggle notes entirely in cash, unless the Applicable Amount, as defined in the indenture governing the senior PIK toggle notes (the PIK Notes Indenture), is less than

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

the applicable semi-annual requisite interest payment amount, in which case, the Parent Company may elect to pay a portion of the interest due on the senior PIK toggle notes for such interest period by increasing the principal amount of the senior PIK toggle notes or by issuing new notes for up to the entire amount of the interest payment (in each case, PIK interest) to the extent described in the PIK Notes Indenture. Cash interest on the senior PIK toggle notes will accrue at the rate of 6.625% per annum. PIK interest on the senior PIK toggle notes will accrue at the rate of 7.375% per annum until the next payment of cash interest.

For the purposes of the PIK Notes Indenture, “Applicable Amount” generally refers to the Company’s then current restricted payment capacity under the instruments governing the Company’s other indebtedness, less $20 million, and plus the Parent Company’s cash and cash equivalents less $10 million. Based on the Applicable Amount, as of December 31, 2013, the Parent Company would be required to make its next interest payment on the senior PIK toggle notes entirely in cash.

The senior PIK toggle notes are structurally subordinated to indebtedness and other liabilities of the Parent Company’s subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, will have priority with respect to the assets and earnings of such subsidiaries over the holders of the senior PIK toggle notes. The Parent Company is a holding company with no material operations of its own and is, therefore, dependent upon the revenues and cash flows of its subsidiaries to service its debt obligations.

Other matters

The following table summarizes scheduled maturities of long-term debt as of December 31, 2013:

	2014	2015	2016	2017	2018	Thereafter
	(in millions)
Scheduled maturities of long-term debt	$9.5	$8.9	$8.9	$343.9	$502.7	$1,650.0

The Company’s non-guarantor subsidiaries held approximately $1,077 million, or 23%, of total assets and approximately $315 million, or 9%, of total liabilities as of December 31, 2013 and accounted for approximately $1,358 million, or 39%, of net sales for the year ended December 31, 2013. The Company’s non-guarantor subsidiaries held approximately $952 million, or 20%, of total assets and approximately $270 million, or 7%, of total liabilities as of December 31, 2012 and accounted for approximately $1,356 million, or 41%, of net sales for the year ended December 31, 2012. All amounts presented exclude intercompany balances.

The weighted average effective interest rate on outstanding borrowings, including the amortization of deferred financing costs and original issue discount, was 6.89% as of December 31, 2013 and 7.33% as of December 31, 2012.

7. Derivatives and hedging activities

The Company uses forward contracts to hedge a portion of its foreign currency exchange rate exposure to balances denominated in currencies other than the functional currency of various subsidiaries. At December 31, 2013, the Company had foreign exchange contracts with maturities ranging from one to seven months with an aggregate notional value of $254 million (based on exchange rates as of December 31, 2013). Unrealized gains and losses resulting from these contracts are recognized in other expense, net and partially offset corresponding foreign exchange gains and losses on these balances. These instruments are not held for speculative or trading purposes. These contracts are not designated as hedges for hedge accounting and are marked to market each period through earnings.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The following table presents the balance sheet location and fair value of the Company’s derivatives:

		Fair value of asset (liability)
		Successor	Successor
	Balance sheet location	December 31, 2013	December 31, 2012
Foreign currency contracts	Prepaid expenses and other current assets	$2,738	$1,314
Foreign currency contracts	Other accrued liabilities	(662)	(474)

Total derivatives not designated as hedging instruments		$2,076	$840

The fair value of the Company’s forward exchange contracts were based on indicative quotes, a Level 2 valuation input.

The pretax impact of the foreign currency forward contracts not designated as hedging instruments on the Consolidated Statements of Operations and Comprehensive Income (Loss) is as follows:

Foreign currency forward contracts	Location of gain (loss)	Gain (loss) recognized
January 1 – January 14, 2011 (Predecessor)	Other expense, net	$184
January 15 – December 31, 2011 (Successor)	Other expense, net	$(194)
Year ended December 31, 2012 (Successor)	Other expense, net	$529
Year ended December 31, 2013 (Successor)	Other expense, net	$9,010

8. Fair value measurements

Fair value measurements using quoted prices in active markets for identical assets and liabilities fall within Level 1 of the fair value hierarchy, measurements using significant other observable inputs fall within Level 2, and measurements using significant unobservable inputs fall within Level 3.

The Company’s financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt instruments. For cash and cash equivalents, trade receivables and trade payables, the carrying amounts of these financial instruments as of December 31, 2013 and 2012 were considered representative of their fair values due to their short terms to maturity. The fair value of the Company’s equity method investment is based on quoted market prices. The fair values of the Company’s debt instruments and foreign exchange contracts were based on indicative quotes. The fair value of contingent consideration is based on a probability weighted discounted cash flow analysis.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The carrying amounts, estimated fair values and valuation input levels of the Company’s equity method investment, foreign currency contracts, 8.25% senior notes, senior secured term loans, senior PIK toggle notes and contingent consideration payable as of December 31, 2013 and 2012 are as follows:

	Successor		Successor
	2013		2012
	Carrying amount	Fair value	Carrying amount	Fair value	Valuation inputs
Assets:
Equity method investment	$3,112	$41,879	$4,492	$14,805	Level 1
Foreign currency contracts	2,738	2,738	1,314	1,314	Level 2
Liabilities:
8.25% senior notes	1,100,000	1,205,280	1,500,000	1,642,500	Level 2
Senior secured term loans, at par	872,813	874,994	982,500	987,413	Level 2
Senior PIK toggle notes	550,000	572,000	—	—	Level 2
Foreign currency contracts	662	662	474	474	Level 2
Contingent consideration payable	13,068	13,068	—	—	Level 3

Contingent consideration payable represents the estimated fair value of the potential payment due related to the acquisition of Redwood. The contingent consideration is payable in 2015 and could range from zero to $37.25 million. The amount to be paid is based on the achievement of sales targets of Redwood products with a maximum payout reached with $55.0 million of sales by July 31, 2015. The estimated fair value of the contingent consideration was $12.4 million as of July 3, 2013, the Redwood acquisition date. Expense of $0.7 million related to the change in the estimated fair value of the contingent consideration was recorded in selling, general and administrative expense in the Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2013.

Non-Recurring fair value measurements

During 2013, the Company recorded asset impairment charges of $45.5 million. The valuations supporting the following pretax impairment charges are based on Level 3 valuation inputs.

•	Goodwill impairment charge of $36.2 million related to the Broadband segment as a result of reduced expectations of future cash flows, primarily from lower projected operating results.

•	Impairment charge of $3.6 million recognized within the Wireless segment based on new market data the Company obtained regarding a facility that is being marketed for sale.

•	Other impairment charges of $5.7 million recognized in the Wireless segment for certain production equipment and intellectual property that will no longer be utilized.

In connection with restructuring actions initiated during 2013, the Company recorded pretax impairment charges of $7.8 million related to the planned closure of manufacturing facilities in Joliet, Illinois and Statesville, North Carolina. These facility and equipment impairment charges, described below, are based on Level 3 valuation inputs and are reported in restructuring costs, net on the Consolidated Statement of Operations and Comprehensive Income (Loss).

•

Facility impairment charge of $1.2 million based on market data the Company received for a facility that will be marketed for sale once manufacturing has been transitioned to other locations or outside contractors.

•	Equipment impairment charges of $6.6 million related to manufacturing equipment that will no longer be utilized once the Company completes the transition of production.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Also during 2013, the Company sold certain assets of its BiMetals business. As part of the sale consideration, the Company received a note from the purchaser with a face value of $15.0 million and a term of up to 7 years. The Company recorded the note in other noncurrent assets on the Consolidated Balance Sheet at its estimated fair value of $9.8 million. The valuation supporting the estimated fair value of the note receivable was based on Level 3 valuation inputs.

During 2012, as a result of reduced expectations of future cash flows of a reporting unit within the Wireless segment, certain intangible assets and property, plant and equipment were determined to be impaired. A pretax impairment charge of $35.0 million was recognized. The fair value measurements related to these asset impairments were generated using a discounted cash flow model and were based on Level 3 valuation inputs. Also during 2012, as a result of a shift in customer demand, the Company determined that the carrying value of certain equipment was no longer recoverable and a pretax impairment charge of $5.9 million was recognized within the Wireless segment. The valuations supporting the equipment impairment charge were based on Level 3 valuation inputs.

The fair value estimates are based on information available to management as of December 31, 2013 and 2012. Although management is not aware of any factors that would significantly affect these fair value estimates, such amounts have not been comprehensively revalued for purposes of these financial statements subsequent to those dates, and current estimates of fair value may differ significantly from the amounts presented.

9. Restructuring costs and employee termination benefits

Prior to the acquisition by Carlyle, the Company had initiated various restructuring actions to realign and lower its cost structure, improve capacity utilization and complete integration efforts related to the Andrew acquisition. To achieve these objectives, the Company announced the closure of manufacturing facilities in Omaha, Nebraska and Newton, North Carolina, among other actions. Beginning in the third quarter of 2011 and continuing through 2013, additional restructuring actions were initiated to realign and lower the Company’s cost structure primarily through workforce reductions at various U.S. and international facilities. In 2013 the Company announced the cessation of manufacturing operations at its Joliet, Illinois and Statesville, North Carolina facilities. Much of the production capacity from these facilities will be shifted to other existing facilities or contract manufacturers. Included in restructuring costs, net for 2013 is a gain of $18.7 million on the sale of certain assets of the BiMetals business, which was part of the Broadband Segment.

The Company’s net pretax restructuring charges (credits), by segment, were as follows:

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Wireless	$24,306	$21,859	$13,241	$10
Enterprise	5,094	311	1,212	6
Broadband	(7,296)	823	4,262	(7)

Total	$22,104	$22,993	$18,715	$9

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The activity within the liability established for these restructuring actions, which is included in other accrued liabilities, was as follows:

	Employee- related costs	Lease termination costs	Fixed asset related costs	Asset sale	Total
Predecessor
Balance as of January 1, 2011	31,524	3,608	—	—	35,132
Additional charge (credit) recorded	(6)	—	15	—	9
Cash paid	(4,414)	(57)	(15)	—	(4,486)
Foreign exchange	(2)	24	—	—	22

Balance as of January 14, 2011	$27,102	$3,575	$—	$—	$30,677

	Employee- related costs	Lease termination costs	Fixed asset related costs	Asset sale	Total
Successor
Balance as of January 15, 2011	$27,102	$3,575	$—	$—	$30,677
Additional charge recorded	16,523	361	1,831	—	18,715
Cash paid	(24,620)	(1,407)	(866)	—	(26,893)
Foreign exchange and other non-cash items	(44)	(58)	(965)	—	(1,067)

Balance as of December 31, 2011	18,961	2,471	—	—	21,432
Additional charge recorded	21,469	561	963	—	22,993
Cash paid	(21,653)	(1,839)	—	—	(23,492)
Foreign exchange and other non-cash items	451	60	(963)	—	(452)

Balance as of December 31, 2012	19,228	1,253	—	—	20,481
Additional charge (credit) recorded	23,355	1,778	15,636	(18,665)	22,104
Cash paid	(25,292)	(1,614)	(4,457)	—	(31,363)
Consideration received	—	—	—	32,783	32,783
Foreign exchange and other non-cash items	(118)	(18)	(11,179)	(14,118)	(25,433)

Balance as of December 31, 2013	$17,173	$1,399	$—	$—	$18,572

Employee-related costs include the expected severance costs and related benefits as well as one-time severance benefits that are accrued over the remaining period employees are required to work in order to receive such benefits.

Lease termination costs relate to the cost of unused leased facilities, net of anticipated sub-rental income.

Fixed asset related costs include non-cash impairments or disposals of fixed assets associated with restructuring actions in addition to the cash costs to uninstall, pack, ship and reinstall manufacturing equipment as well as the costs to prepare the receiving facility to accommodate the equipment. Fixed asset related costs also include costs to tear down or enhance current unutilized facilities to improve their use or marketability. These costs are expensed as incurred.

Asset sale reflects the sale of the certain assets of the Company’s BiMetals business. The Company received $23.0 million in cash and a note with an estimated fair value of $9.8 million as consideration. In addition to $4.7 million of tangible assets, the transaction also included $2.9 million of identified intangible assets and $6.5 million of goodwill. The Company (Broadband Segment) recorded a net gain on the transaction of $18.7 million that was reported in restructuring costs, net on the Consolidated Statement of Operations and Comprehensive Income (Loss).

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

As a result of restructuring and consolidation actions, the Company owns unutilized real estate at various facilities in the U.S. and internationally. The Company is attempting to sell or lease this unutilized space. Additional impairment charges may be incurred related to these or other excess assets.

Since the inception of the initiatives begun in 2011, the Company has recognized restructuring charges, net of $63.8 million. The additional pretax costs related to completing restructuring actions initiated to date (primarily relocation and reinstallation of fixed assets) are expected to be approximately $5 million to $6 million, primarily in the Wireless segment. Cash payments of approximately $22 million to $24 million are expected during 2014 with an additional $1 million to $2 million expected to be paid by the end of 2015. Additional restructuring actions may be taken and resulting charges and cash requirements could be material.

10. Employee benefit plans

Defined contribution plans

The Company sponsors defined contribution retirement savings plans (including a 401(k) plan) that allow employees of certain subsidiaries to contribute a portion of their compensation on a pretax and/or after-tax basis in accordance with guidelines established by the plans and the Internal Revenue Service or other tax authorities. The Company matches a percentage of the employee contributions up to certain limits. During the period January 1 – January 14, 2011 (Predecessor), the Company issued common stock valued at $0.1 million as an employer contribution to the CommScope, Inc. Retirement Savings Plan. During the years ended December 31, 2013 (Successor) and 2012 (Successor) and the period January 15 – December 31, 2011 (Successor), the Company contributed cash of $20.2 million, $18.9 million and $19.8 million, respectively, to these retirement savings plans.

The Company maintains a noncontributory unfunded defined contribution plan (the Supplemental Executive Retirement Plan or SERP) for certain active and retired executives. The Company is not required to make any payments until the participant is eligible to receive retirement benefits. During the years ended December 31, 2013 (Successor) and 2012 (Successor) and the periods January 15 – December 31, 2011 (Successor) and January 1 – January 14, 2011 (Predecessor), the Company recognized pretax costs of $1.8 million, $1.8 million, $1.4 million and $0.1 million, respectively, representing additional accrued benefits and interest credited under the SERP. The SERP liability was approximately $12.7 million and $11.0 million as of December 31, 2013 and 2012, respectively.

The Company also established a contributory deferred compensation plan (DCP) in 2013 that allows certain executives to defer up to 90% of salary and bonus. Participant accounts are credited or charged amounts consistent with the investment experience of a notional portfolio (as directed by each executive) based on available investment alternatives in the Company’s 401(k) plan. Upon termination of employment, an executive may elect a lump sum payout or annual installments over two to ten years. As of December 31, 2013, the DCP liability is $1.2 million, which includes an immaterial Company expense related to investment results.

Pension and other postretirement benefit plans

The Company sponsors defined benefit pension plans covering certain domestic former employees and certain foreign current and former employees. Included in the defined benefit pension plans are both funded and unfunded plans. The Company also sponsors postretirement health care and life insurance benefit plans that provide benefits to certain domestic former employees and certain domestic full-time employees who retire from the Company. The health care plans contain various cost-sharing features such as participant contributions, deductibles, coinsurance and caps, with Medicare as the primary provider of health care benefits for eligible retirees. The accounting for the health care plans anticipates future cost-sharing changes that are consistent with the Company’s expressed intent to maintain a consistent level of cost sharing with retirees.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The following table summarizes information for the defined benefit pension and other postretirement benefit plans based on a December 31 measurement date.

	Pension benefits		Other postretirement benefits
	2013	2012	2013	2012

Change in benefit obligation:
Benefit obligation, beginning of year	$293,549	$285,682	$36,033	$61,006
Service cost	453	408	248	301
Interest cost	11,600	12,732	912	2,200
Plan participants’ contributions	—	—	1,839	1,321
Actuarial loss (gain)	(4,114)	11,063	(3,674)	4,445
Net curtailment loss (gain)	—	—	970	—
Settlement (gain) loss	—	1,535	(21)	(971)
Plan amendments	—	—	(4,242)	(26,797)
Benefits paid, including settlements	(13,666)	(22,989)	(4,823)	(5,472)
Translation loss (gain) and other	2,759	5,118	—	—

Benefit obligation, end of year	290,581	293,549	27,242	36,033

Change in plan assets:
Fair value of plan assets, beginning of year	258,199	215,865	5,210	5,199
Employer and plan participant contributions	22,067	30,353	3,358	5,098
Return on plan assets	7,570	29,694	201	385
Benefits paid, including settlements	(13,666)	(22,989)	(4,823)	(5,472)
Translation loss (gain) and other	2,743	5,276	—	—

Fair value of plan assets, end of year	276,913	258,199	3,946	5,210

Funded status (benefit obligation in excess of fair value of plan assets)	$13,668	$35,350	$23,296	$30,823

The following table presents balance sheet location of the Company’s pension and postretirement liabilities and assets.

	Successor	Successor
	December 31, 2013	December 31, 2012
Other accrued liabilities	$(1,152)	$(1,365)
Pension and other postretirement benefit liabilities	$(40,349)	$(72,317)
Other noncurrent assets	$4,537	$7,509

Foreign plans represented 45% and 49% of the pension benefit obligation and pension plan assets, respectively, as of December 31, 2013 and 40% and 49% of the pension benefit obligation and pension plan assets, respectively, as of December 31, 2012.

During 2012, the Company settled a portion of its pension obligation resulting in a settlement loss and terminated a postretirement benefit plan resulting in a settlement gain. During 2013 and 2012, the Company amended certain of its other postretirement benefit plans to eliminate eligibility for certain employees and reduce medical benefits offered under the plans. The impact of the plan amendments is being recognized over the remaining service life of plan participants in plans with active participants and over the life expectancy of plan participants in plans with no active participants.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The accumulated benefit obligation for all of the Company’s defined benefit pension plans was $276,087 and $269,048 as of December 31, 2013 and 2012, respectively. The following table summarizes information for the Company’s pension plans with an accumulated benefit obligation in excess of plan assets.

	Successor	Successor
	December 31, 2013	December 31, 2012
Projected benefit obligation	$174,933	$175,249
Accumulated benefit obligation	$174,933	$175,249
Fair value of plan assets	$141,857	$132,390

The following table summarizes pretax amounts included in accumulated other comprehensive loss for the years ended December 31, 2013 and 2012:

	Pension benefits		Other postretirement benefits
	Successor	Successor	Successor	Successor
	2013	2012	2013	2012
Unrecognized net actuarial gain (loss)	$(28,783)	$(26,097)	$(1,084)	$(4,068)
Unrecognized prior service credit	—	—	37,793	43,169

Total	$(28,783)	$(26,097)	$36,709	$39,101

Pretax amounts for net periodic benefit cost and other amounts included in other comprehensive income (loss) for the defined benefit pension and other postretirement benefit plans consisted of the following components:

	Pension Benefits
	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Service cost	$453	$408	$1,010	$94
Interest cost	11,600	12,732	13,285	562
Recognized actuarial loss	469	519	—	49
Net curtailment loss (gain)	—	—	(2,161)	—
Settlement loss	—	1,535	941	—
Expected return on plan assets	(14,439)	(12,803)	(14,098)	(588)

Net periodic benefit cost (income)	(1,917)	2,391	(1,023)	117

Changes in plan assets and benefit obligations included in other comprehensive income (loss):
Change in unrecognized net actuarial loss (gain)	2,686	(6,436)	32,533	(49)

Total included in other comprehensive income (loss)	2,686	(6,436)	32,533	(49)

Total recognized in net periodic benefit cost and included in other comprehensive income (loss)	$769	$(4,045)	$31,510	$68

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

	Other postretirement benefits
	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Service cost	$248	$301	$1,425	$68
Interest cost	912	2,200	3,847	167
Recognized actuarial loss (gain)	279	—	—	(19)
Amortization of prior service credit	(9,618)	(6,759)	(1,994)	(86)
Net settlement/curtailment gain	(21)	(971)	—	—
Expected return on plan assets	—	(165)	(160)	(7)

Net periodic benefit cost (income)	(8,200)	(5,394)	3,118	123

Changes in plan assets and benefit obligations included in other comprehensive income (loss):
Change in unrecognized net actuarial loss (gain)	(2,984)	4,286	(218)	19
Change in unrecognized prior service credit	5,376	(20,023)	(23,146)	86

Total included in other comprehensive income (loss)	2,392	(15,737)	(23,364)	105

Total recognized in net periodic benefit cost and included in other comprehensive income (loss)	$(5,808)	$(21,131)	$(20,246)	$228

Amortization of amounts included in accumulated other comprehensive loss as of December 31, 2013 is expected to increase (decrease) net periodic benefit cost during 2014 as follows:

	Pension benefits	Other postretirement benefits	Total
Amortization of net actuarial loss	$284	$(337)	$(53)
Amortization of prior service credit	—	(9,976)	(9,976)

Total	$284	$(10,313)	$(10,029)

Assumptions

Significant weighted average assumptions used in determining benefit obligations and net periodic benefit cost are as follows:

	Pension benefits
	Successor	Successor	Successor
	2013	2012	2011
Benefit obligations:
Discount rate	4.70%	4.10%	4.50%
Rate of compensation increase	4.30%	3.90%	4.00%
Net periodic benefit cost:
Discount rate	4.10%	4.50%	5.30%
Rate of return on plan assets	5.60%	5.55%	6.40%
Rate of compensation increase	3.90%	4.00%	4.40%

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

	Other postretirement benefits
	Successor	Successor	Successor
	2013	2012	2011
Benefit obligations:
Discount rate	3.50%	2.65%	4.20%
Net periodic benefit cost:
Discount rate	2.65%	4.20%	5.35%
Health care cost trend rate assumed for next year	7.25%	7.35%	7.60%
Ultimate rate to which the cost trend rate is assumed to decline	4.75%	4.75%	4.60%
Year that the rate reaches the ultimate trend rate	2023	2022	2026

The Company considered the available yields on high-quality fixed-income investments with maturities corresponding to the Company’s expected benefit obligations to determine the discount rates at each measurement date.

A one-percentage-point change in assumed health care cost trend rates would have had an immaterial impact on the total service and interest cost components of net periodic benefit cost and the benefit obligation as of and for the year ended December 31, 2013.

Plan Assets

In developing the expected rate of return on plan assets, the Company considered the expected long-term rate of return on individual asset classes. Expected return on plan assets is based on the market value of the assets. Substantially all of the pension assets are managed by independent investment advisors with an objective of transitioning to a portfolio of fixed income investments that matches the durations of the obligations as the funded status of each plan improves.

Mutual funds classified as Level 1 are valued at net asset value, which is based on the fair value of the funds’ underlying securities. Certain mutual funds are classified as Level 2 because a portion of the funds’ underlying assets are valued using significant other observable inputs. Other assets are primarily composed of fixed income investments (including insurance products) and are valued based on the investment’s stated rate of return, which approximates market interest rates.

The estimated fair values and the valuation input levels of the Company’s plan assets as of December 31, 2013 are as follows:

	Pension benefits		Other postretirement benefits
	Level 1 fair value	Level 2 fair value	Level 1 fair value	Level 2 fair value
Mutual funds:
U.S equity	$5,777	$—	$—	$—
International equity	6,343	48,260	—	—
U.S. debt	114,586	—	3,946	—
International debt	11,533	86,640	—	—
Other	3,620	154	—	—

Total	$141,859	$135,054	$3,946	$—

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The estimated fair values and the valuation input levels of the Company’s plan assets as of December 31, 2012 are as follows:

	Pension benefits		Other postretirement benefits
	Level 1 fair value	Level 2 fair value	Level 1 fair value	Level 2 fair value
Mutual funds:
U.S equity	$21,784	$—	$—	$—
International equity	24,500	49,839	—	—
U.S. debt	69,097	—	989	—
International debt	6,917	74,897	—	—
Other	10,091	1,074	—	4,221

Total	$132,389	$125,810	$989	$4,221

Expected Cash Flows

The Company expects to contribute $20.9 million to the defined benefit pension plans and $3.4 million to the other postretirement benefit plans during 2014.

The following table summarizes projected benefit payments from pension and other postretirement benefit plans through 2023, including benefits attributable to estimated future service.

	Pension benefits	Other postretirement benefits
	(in millions)
2014	$13.4	$3.4
2015	$13.4	$3.6
2016	$13.5	$3.3
2017	$13.5	$3.1
2018	$13.5	$2.8
2019-2023	$68.0	$10.8

11. Income taxes

Income (loss) before income taxes includes the results from domestic and international operations as follows:

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
U.S. companies	$(149,688)	$(108,790)	$(483,775)	$(173,653)
Non-U.S. companies	225,873	146,092	152,140	2,513

Income (loss) before income taxes	$76,185	$37,302	$(331,635)	$(171,140)

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The components of the income tax expense (benefit) were as follows:

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011

Current:
Federal	$19,646	$8,405	$1,674	$—
Foreign	73,123	67,755	58,552	1,850
State	4,742	4,502	2,047	—

Current income tax expense	97,511	80,662	62,273	1,850

Deferred:
Federal	(41,428)	(31,943)	(132,303)	(26,381)
Foreign	1,410	(9,400)	(6,972)	(658)
State	(704)	(7,370)	(2,325)	(5,897)

Deferred income tax expense (benefit)	(40,722)	(48,713)	(141,600)	(32,936)

Total income tax expense (benefit)	$56,789	$31,949	$(79,327)	$(31,086)

The reconciliation of the statutory U.S. federal income tax rate to the Company’s effective income tax rate was as follows:

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Statutory U.S. federal income tax rate	35.0%	35.0%	35.0%	35.0%
State income taxes, net of federal tax effect (1)	(0.9)	(0.4)	(0.1)	2.0
Other permanent items	3.5	9.7	(1.3)	—
Goodwill related items	19.2	—	(8.3)	—
Federal and state tax credits	(4.6)	—	0.9	—
Change in unrecognized tax benefits	2.1	4.1	(1.4)	—
Nondeductible debt conversion costs	—	—	—	(18.4)
Foreign dividends and Subpart F income, net of foreign tax credits	44.7	78.7	(6.9)	—
Foreign earnings taxed at other than federal rate	(38.0)	(56.2)	6.8	(0.2)
Tax provision adjustments and revisions to prior years’ returns	(5.4)	9.5	—	—
Change in valuation allowance	18.7	4.2	(1.5)	0.3
Other	0.2	1.0	0.7	(0.5)

Effective income tax rate	74.5%	85.6%	23.9%	18.2%

(1)	Presented net of federal tax benefit and does not include tax expense related to valuation allowances.

On January 2, 2013, the American Taxpayer Relief Act of 2012 retroactively extended the tax credit for research and experimentation expenses through December 31, 2013. The Company has reflected the 2012 credit in its 2013 tax provision, resulting in a tax rate benefit of 2.3%.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The components of deferred income tax assets and liabilities and the classification of deferred tax balances on the balance sheet were as follows:

	Successor	Successor
	December 31, 2013	December 31, 2012
Deferred tax assets:
Accounts receivable, inventory and warranty reserves	$37,594	$37,512
Employee benefits	15,345	15,462
Postretirement benefits	16,038	24,671
Restructuring accruals	4,641	2,625
Foreign net operating loss carryforwards	50,527	53,328
Federal net operating loss carryforwards	4,369	—
Federal tax credit carryforwards	127,148	121,559
Capital loss carryforwards	10	2,648
State net operating loss and tax credit carryforwards	15,370	11,597
Transaction costs	3,250	4,668
Equity-based compensation	10,538	9,874
Other	4,755	17,353

Total deferred tax assets	289,585	301,297
Valuation allowance	(69,397)	(54,671)

Total deferred tax assets, net of valuation allowance	220,188	246,626

Deferred tax liabilities:
Intangible assets	(479,627)	(534,873)
Property, plant and equipment	(30,025)	(48,366)
Undistributed foreign earnings	(35,805)	(26,915)
Other	(2,735)	(4,712)

Total deferred tax liabilities	(548,192)	(614,866)

Net deferred tax liability	$(328,004)	$(368,240)

Deferred taxes as recorded on the balance sheet:
Current deferred tax asset	$55,609	$61,072
Current deferred tax liability (included with Other current liabilities)	(1,176)	—
Noncurrent deferred tax asset (included with Other noncurrent assets)	4,090	—
Noncurrent deferred tax liability	(386,527)	(429,312)

Net deferred tax liability	$(328,004)	$(368,240)

The Company establishes a valuation allowance when available evidence indicates that it is more likely than not that all or a portion of a deferred tax asset will not be realized.

The deferred tax asset for federal tax credit carryforwards as of December 31, 2013 includes foreign tax credit carryforwards of $114.3 million, which will expire between 2017 and 2023, research tax credit carryforwards of $11.1 million, which will expire between 2028 and 2033 and alternative minimum tax credit carryforwards of $1.7 million with no expiration. A $4.8 million valuation allowance has been established against these deferred tax assets.

The deferred tax asset for state net operating loss and tax credit carryforwards as of December 31, 2013 includes state net operating loss carryforwards (net of federal tax impact) of $14.4 million, which begin to expire in 2014, and state tax credit carryforwards (net of federal tax impact) of $1.0 million which begin to expire in 2014. A

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

valuation allowance of $7.0 million has been established against these state income tax related deferred tax assets.

Deferred tax assets as of December 31, 2013 include $50.5 million of tax benefits associated with foreign net operating loss carryforwards which will expire beginning in 2018. Certain of these foreign net operating loss carryforwards are subject to local restrictions limiting their utilization. As of December 31, 2013 valuation allowances of $43.7 million have been established related to these foreign net operating loss carryforwards.

In addition to the valuation allowances detailed above, the Company has also established a valuation allowance of $14.0 million against other deferred tax assets.

As of December 31, 2013, a deferred tax liability of $35.8 million has been established to reflect the U.S. federal and state tax cost associated with the planned repatriation of that portion of the Company’s undistributed foreign earnings that are not considered to be permanently reinvested in foreign operations. The remaining amount of undistributed earnings from foreign subsidiaries for which no incremental U.S. income taxes have been provided was $398 million as of December 31, 2013 as these earnings are considered to be permanently reinvested in foreign operations. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable.

The following table reflects a reconciliation of the beginning and end of period amounts of gross unrecognized tax benefits, excluding interest and penalties:

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Balance at beginning of period	$92,523	$95,013	$84,777	$84,777
Increase related to prior periods	150	2,608	13,337	—
Decrease related to prior periods	(311)	(541)	(6,375)	—
Increase related to current periods	7	3,113	2,865	—
Decrease related to settlement with taxing authorities	—	(5,928)	(413)	—
Decrease related to lapse in statutes of limitations	(959)	(1,742)	(2,731)	—
Increase related to acquisition	—	—	3,553	—

Balance at end of period	$91,410	$92,523	$95,013	$84,777

The Company’s liability for unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods was $71.6 million as of December 31, 2013. The Company operates in numerous jurisdictions worldwide and is subject to routine tax audits on a regular basis. The determination of the Company’s unrecognized tax benefits involves significant management judgment regarding interpretation of relevant facts and tax laws in each of these jurisdictions. Unrecognized tax benefits are reviewed and evaluated on an ongoing basis and may be adjusted for changing facts and circumstances including the lapse of applicable statutes of limitation and closure of tax examinations. Although the timing and outcome of such events are difficult to predict, the Company reasonably estimates that the balance of unrecognized tax benefits, excluding the impact of accrued interest and penalties, may be reduced by up to $21.0 million within the next twelve months.

The Company provides for interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2013 and 2012, the Company had accrued $14.0 million and $12.1 million, respectively, for interest and penalties. During the years ended December 31, 2013 and 2012 and the period January 15 – December 31, 2011, the net expense for interest and penalties accrued through income tax expense was $1.9 million, $1.1 million and $1.8 million, respectively.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The Company is currently under examination by the Internal Revenue Service for its U.S. federal income tax return for 2010, as well as amended returns for 2007 and 2008. These examinations are expected to be completed during 2014. The Company files state and local tax returns in multiple jurisdictions with statutes of limitation generally ranging from 3 to 4 years. The Company is generally no longer subject to state and local tax examinations for years prior to 2008. Tax returns filed by the Company’s significant foreign subsidiaries are generally subject to statutes of limitations of 3 to 7 years and are generally no longer subject to examination for years prior to 2008. In many jurisdictions, tax authorities retain the ability to review prior years’ tax returns and to adjust any net operating loss or tax credit carryforwards from these years that are available to be utilized in subsequent periods.

The following table presents income tax expense (benefit) related to other comprehensive income (loss).

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year Ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
Foreign currency gain (loss)	$1,946	$1,050	$(354)	$—
Gain (loss) on defined benefit plans	(296)	8,076	(2,617)	(21)

Balance at end of period	$1,650	$9,126	$(2,971)	$(21)

12. Stockholders’ equity

Dividends

On May 28, 2013, a cash dividend of $342.8 million was declared on the Company’s common stock by its Board of Directors and paid. On June 28, 2013, a cash dividend of $195.9 million was declared on the Company’s common stock by its Board of Directors and paid (collectively with the May 28, 2013 dividend, the 2013 dividends). On November 30, 2012, a cash dividend of $200.0 million was declared on the Company’s common stock by its Board of Directors and paid. Although the Company does not intend to pay dividends in the foreseeable future, the payment of any dividends may be limited by covenants under the Company’s senior secured credit facilities and the indentures governing its senior notes.

In accordance with the antidilution provisions of the Company’s stock incentive plans, the exercise prices of options that were granted following the Carlyle acquisition were adjusted to reflect the 2013 and 2012 dividends. Cash payments of $11.3 million and $0.7 million were made to stock option holders of options granted prior to the Carlyle acquisition in lieu of a reduction in exercise prices, on the 2013 and 2012 dividends, respectively. The cash payments and repricings had no effect on the vesting schedules or expiration dates of the stock options and resulted in no additional compensation expense.

Equity-based compensation plans

On October 4, 2013, the Company’s Board of Directors approved the 2013 Long Term Incentive Plan (the 2013 Plan), effective October 24, 2013, authorizing 18.6 million shares for issuance. Awards under the 2013 Plan may include stock, stock options, restricted stock, restricted stock units, performance units, performance share units, performance-based restricted stock, stock appreciation rights and dividend equivalent rights for employees and non-employee directors of the Company. Approval of the 2013 Plan canceled all shares authorized but not issued under the CommScope, Inc. 2011 Incentive Plan (the 2011 Plan). Awards granted prior to October 24, 2013 remain subject to the provisions of the predecessor plans. Awards granted under the 2011 Plan include stock options and share unit awards for employees and non-employee directors of the Company. Employee stock options and share unit awards generally vest 50% based upon the continued employment of the recipient through the vesting date and 50% based upon the achievement of predetermined financial-based targets. The share unit

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

awards are payable in stock or cash, at the Company’s discretion, and are accounted for as liability awards. As of December 31, 2013, the liability recorded for share unit awards was $10.6 million. Share unit awards that were issued in January 2011 and vested in January 2014 were paid in cash. As of December 31, 2013, 18.6 million shares were available for future grants under the 2013 Plan.

As of December 31, 2013, $19.1 million of total unrecognized compensation costs related to non-vested stock options and share unit awards are expected to be recognized over a remaining weighted average period of 1.8 years. There were no significant capitalized equity-based compensation costs at December 31, 2013.

Stock options

The following table, which has been revised to reflect the repricing of stock option exercise prices, summarizes the Company’s stock option activity (in thousands, except per share data):

Successor	Shares	Weighted average option exercise price per share	Weighted average grant date fair value per share	Aggregate intrinsic value

Outstanding as of December 31, 2012	10,206	$8.33
Granted	713	$12.38	$4.69
Exercised	(239)	$6.10
Adjustment related to 2012 performance	462	$9.19	$5.10
Forfeited or expired	(314)	$6.21	$3.82

Outstanding as of December 31, 2013 (1)	10,828	$6.15		$138,353

Exercisable at December 31, 2013	5,923	$6.15		$75,717
Expected to vest	4,861	$6.16		$62,090

(1)	The weighted-average exercise price at December 31, 2013 reflects the adjustment that was made for the 2013 dividends with respect to options granted after the Carlyle acquisition, as described above.

The total intrinsic value of options exercised during the year ended December 31, 2013 (Successor), the year ended December 31, 2012 (Successor) and the periods January 15 – December 31, 2011 (Successor) and January 1 – January 14, 2011 (Predecessor) was $2.2 million, $4.2 million, $5.6 million and $0.3 million, respectively.

The exercise prices of outstanding options at December 31, 2013 were in the following ranges:

	Options outstanding			Options exercisable
Range of exercise prices	Shares (in thousands)	Weighted average remaining contractual life (in years)	Weighted average exercise price per share	Shares (in thousands)	Weighted average exercise price per share
$2.96 to $5.35	1,476	3.6	$4.04	1,476	$4.04
$5.36 to $5.68	1,421	8.1	$5.57	685	$5.57
$5.69 to $8.54	5,459	7.0	$5.73	1,990	$5.73
$8.55 to $8.90	2,472	7.6	$8.68	1,772	$8.59

$2.96 to $8.90	10,828	6.8	$6.15	5,923	$6.15

The weighted average remaining contractual life of exercisable options at December 31, 2013 was 5.6 years.

The Company uses the Black-Scholes model to estimate the fair value of stock option awards. Key input assumptions used in the model to estimate the fair value of stock options include the grant price of the award, the

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

expected option term, volatility of the Company’s stock, the risk-free interest rate and the Company’s projected dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in estimating the fair values of CommScope stock options. Estimates of fair value are not intended to predict actual future events or the value that will ultimately be realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company. The following table presents the weighted average assumptions used to estimate the fair value of stock option awards granted (No options were granted following the IPO in 2013):

	Successor	Successor	Successor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011
Expected option term (in years)	3.0	4.0	4.5
Risk-free interest rate	0.4%	0.7%	1.8%
Expected volatility	75.0%	75.0%	75.0%
Estimated marketability discount	15%	30.0%	30.0%
Expected dividend yield	0%	0%	0%
Weighted average fair value at grant date	$4.69	$3.24	$3.96

Restricted stock units

Restricted Stock Unit Awards (RSUs) entitle the holder to shares of common stock after a one-year vesting period. The fair value of the awards is determined on the grant date based on the Company’s stock price.

The following table summarizes the RSU activity for the year ended December 31, 2013 (in thousands, except per share data):

Successor	Restricted stock units	Weighted average grant date fair value per share
Outstanding and non-vested as of December 31, 2012	—	—
Granted	5	$14.99

Outstanding and non-vested as of December 31, 2013	5	$14.99

Other

During the period January 1 – January 14, 2011 (Predecessor), the Company issued common stock valued at $0.1 million, respectively, as employer contributions to the CommScope, Inc. Retirement Savings Plan. The issuance of these shares, along with share unit award expense of $5.5 million, $3.5 million and $1.5 million for the years ended December 31, 2013 (Successor), December 31, 2012 (Successor) and the period January 15 –December 31, 2011 (Successor), respectively, is included in equity-based compensation as an adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities on the Consolidated Statements of Cash Flows.

13. Commitments and contingencies

The Company leases certain equipment and facilities under operating leases expiring at various dates through 2022. Rent expense was $29.0 million, $29.4 million, $33.1 million and $1.3 million for the year ended December 31, 2013 (Successor), the year ended December 31, 2012 (Successor), and the periods January 15 – December 31, 2011 (Successor) and January 1 – January 14, 2011 (Predecessor), respectively. Future minimum

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

rental payments required under operating leases and capital leases having a remaining term in excess of one year at December 31, 2013 are as follows:

	Operating leases	Capital leases
2014	$23,717	$173
2015	17,803	16
2016	12,849	—
2017	11,119	—
2018	7,947	—
Thereafter	18,638	—

Total minimum lease payments	92,073	189
Less: Amount representing interest	—	(7)

	$92,073	$182

The Company recognizes a liability for the estimated claims that may be paid under its customer warranty agreements to remedy potential deficiencies of quality or performance of the Company’s products. These product warranties extend over periods ranging from one to twenty-five years from the date of sale, depending upon the product subject to the warranty. The Company records a provision for estimated future warranty claims as cost of sales based upon the historical relationship of warranty claims to sales and specifically-identified warranty issues. The Company bases its estimates on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary. Such revisions may be material.

The following table summarizes the activity in the product warranty accrual, included in other accrued liabilities:

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 - December 31, 2011	January 1 - January 14, 2011
Product warranty accrual, beginning of period	$26,005	$18,653	$30,191	$30,759
Provision for (recovery of) warranty claims	8,769	13,453	4,468	(70)
Warranty claims paid	(9,936)	(6,101)	(8,232)	$(498)
Revision of purchase price allocation	—	—	(7,774)	—

Product warranty accrual, end of period	$24,838	$26,005	$18,653	$30,191

Provision for warranty claims included charges of $2.1 million and $8.9 million for the years ended December 31, 2013 (Successor) and 2012 (Successor), respectively, related to a warranty matter within the Broadband segment for products sold in 2006 and 2007.

In addition, the Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge, disposal and remediation of hazardous materials. Compliance with current laws and regulations has not had, and is not expected to have, a materially adverse effect on the Company’s financial condition or results of operations.

As of December 31, 2013, the Company had commitments of $16.2 million to purchase metals that are expected to be consumed in normal production by June 2014. In the aggregate, these commitments were at prices approximately 4% above market prices as of December 31, 2013.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

Legal proceedings

The Company is either a plaintiff or a defendant in pending legal matters in the normal course of business. Management believes none of these other legal matters will have a material adverse effect on the Company’s business or financial condition upon final disposition.

14. Industry segments, major customers, related party transactions and geographic information

Segment information

The Company’s three reportable segments, which align with the manner in which the business is managed, are Wireless, Enterprise and Broadband.

The Wireless segment’s infrastructure solutions enable wireless carriers to deploy macro cell sites and small cell solutions to meet coverage and capacity requirements driven by increasing demand for mobile bandwidth. The macro cell site solutions can be found at wireless tower sites and include base station and microwave antennas, hybrid fiber-feeder and power cables, coaxial cables, connectors, power amplifiers and environmentally-secure cabinets for equipment, including fuel cell backup power. The small cell solutions are primarily composed of distributed antenna systems that extend and enhance cellular coverage and capacity in challenging network conditions such as stadiums, transportation systems and commercial buildings.

The Enterprise segment provides connectivity and network intelligence for data centers and commercial buildings. These solutions include optical fiber and twisted pair structured cabling applications, intelligent infrastructure software, network rack and cabinet enclosures, intelligent building sensors, advanced LED lighting control systems and network design services.

The Broadband segment consists of cable and communications equipment that support the multi-channel video, voice and high-speed data services provided by cable operators. The segment’s products include coaxial and fiber-optic cables, fiber-to-the-home equipment, amplifiers, splitters and taps, conduit, headend solutions for the network core.

The following tables provide summary financial information by reportable segment:

	Successor	Successor
	2013	2012
	(in millions)
Identifiable segment-related assets:
Wireless	$2,419.8	$2,460.2
Enterprise	1,495.1	1,490.8
Broadband	363.4	455.8

Total identifiable segment-related assets	4,278.3	4,406.8
Reconciliation to total assets:
Cash and cash equivalents	346.3	264.4
Deferred income tax asset	59.7	61.1
Deferred financing fees	49.8	61.0

Total assets	$4,734.1	$4,793.3

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

The following table provides net sales, operating income (loss), depreciation, and amortization by reportable segment:

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
		(in millions)
Net sales:
Wireless	$2,174.2	$1,917.1	$1,774.1	$52.5
Enterprise	827.9	846.5	881.6	23.1
Broadband	484.6	564.0	536.4	13.6
Inter-segment eliminations	(6.6)	(5.7)	(5.7)	(0.2)

Consolidated net sales	$3,480.1	$3,321.9	$3,186.4	$89.0

Operating income (loss):
Wireless (1)	$303.4	$106.7	$(213.4)	$(34.2)
Enterprise (2)	66.7	119.6	85.6	(12.6)
Broadband (3)	(40.4)	11.9	(6.9)	(6.9)

Consolidated operating income (loss)	$329.7	$238.2	$(134.7)	$(53.7)

Depreciation:
Wireless	$32.6	$44.3	$51.3	$1.9
Enterprise	12.4	13.3	14.1	0.6
Broadband	10.2	11.9	13.8	0.3

Consolidated depreciation	$55.2	$69.5	$79.2	$2.8

Amortization (4):
Wireless	$88.1	$90.7	$90.7	$3.4
Enterprise	68.4	66.6	63.8	0.2
Broadband	18.4	18.4	16.7	0.1

Consolidated amortization	$174.9	$175.7	$171.2	$3.7

(1)	Operating income includes net restructuring costs of $24.3 million, $21.9 million and $13.2 million for the year ended December 31, 2013, the year ended December 31, 2012 and the period January 15 – December 31, respectively. Operating income for the year ended December 31, 2013, the year ended December 31, 2012 and the period January 15 – December 31, 2011, includes asset impairment charges of $9.4 million, $40.9 million and $126.1 million, respectively.
(2)	Operating income includes net restructuring costs of $5.1 million, $0.3 million and $1.2 million for the year ended December 31, 2013, the year ended December 31, 2012 and the period January 15 – December 31, 2011, respectively.
(3)	Operating income includes net restructuring costs(gains) of ($7.3) million, $0.8 million and $4.3 million for the year ended December 31, 2013, the year ended December 31, 2012 and the period January 15 – December 31, 2011, respectively. Operating income for 2013 includes asset impairment charges of $36.2 million.
(4)	Excludes amortization of deferred financing fees and original issue discount

Customer Information

Net sales to Anixter International Inc. and its affiliates (Anixter) accounted for 12%, 13%, 13% and 15% of the Company’s total net sales during the year ended December 31, 2013 (Successor), the year ended December 31,

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

2012 (Successor) and the periods January 15 – December 31, 2011 (Successor) and January 1 – January 14, 2011 (Predecessor), respectively. Sales to Anixter primarily originate in the Enterprise segment. Other than Anixter, no customer accounted for 10% or more of the Company’s total net sales for any of the above periods.

Accounts receivable from Anixter represented approximately 14% and 12% of accounts receivable as of December 31, 2013 and 2012, respectively. Other than Anixter, no customer accounted for more than 10% of the Company’s accounts receivable as of December 31, 2013 or 2012.

Related party transactions

In connection with the acquisition of CommScope, Inc. by Carlyle, the Company paid Carlyle a transaction fee of $30.0 million and entered into a management agreement pursuant to which the Company paid Carlyle an annual fee of $3.0 million for management and oversight. The Company paid $3.0 million of the annual fee in each of the years ended December 31, 2013 and 2012 and $2.88 million in the period January 15 – December 31, 2011. Following the Company’s IPO in October 2013, the management agreement with Carlyle was terminated, and a termination fee of $20.2 million was paid. The fees paid to Carlyle are reflected in selling, general and administrative expenses on the Consolidated Statements of Operations and Comprehensive Income (Loss).

Sales to related parties were less than 1% of net sales for all periods shown in the table above. As of December 31, 2013 and 2012, less than 1% of the Company’s accounts receivable was from related parties. Purchases from related parties other than Carlyle were less than 1% of operating costs and expenses for all periods shown in the table above. As of December 31, 2013 and 2012, none of the Company’s accounts payable were to related parties.

Geographic information

Sales to customers located outside of the United States comprised 45%, 47%, 49% and 49% of total net sales during the year ended December 31, 2013 (Successor), December 31, 2012 (Successor) and the periods January 15 – December 31, 2011 (Successor) and January 1 – January 14, 2011 (Predecessor), respectively. Sales by geographic region, based on the destination of product shipments, were as follows:

	Successor	Successor	Successor	Predecessor
	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011	January 1 – January 14, 2011
	(in millions)
United States	$1,903.0	$1,754.3	$1,638.2	$45.1
Europe, Middle East and Africa (EMEA)	711.5	692.4	701.5	14.4
Asia Pacific (APAC)	524.7	543.6	521.7	20.6
Central and Latin America	269.9	254.6	253.0	7.7
Canada	71.0	77.0	72.0	1.2

Consolidated net sales	$3,480.1	$3,321.9	$3,186.4	$89.0

Long-lived assets, excluding intangible assets, consist substantially of property, plant and equipment. The Company’s long-lived assets, excluding intangible assets, located in the U.S., EMEA region (Europe, Middle East and Africa), and APAC region (Asia Pacific) were 53%, 16% and 25%, respectively, as of December 31, 2013 and 56%, 25% and 14%, respectively, as of December 31, 2012.

CommScope Holding Company, Inc.

Notes to consolidated financial statements—(Continued)

(In thousands, unless otherwise noted)

15. Quarterly financial data (unaudited)

	Successor	Successor	Successor	Successor
	First quarter 2013	Second quarter 2013	Third quarter 2013	Fourth quarter 2013
Net sales	$804,689	$940,859	$888,011	$846,558
Gross profit	$265,074	$333,824	$310,199	$291,843
Operating income (loss) (a)(b)(c)	$75,425	$94,304	$99,842	$60,143
Net income (loss) (d)	$15,900	$1,121	$11,287	$(8,912)
Basic earnings (loss) per share	$0.10	$0.01	$0.07	$(0.05)
Diluted earnings (loss) per share	$0.10	$0.01	$0.07	$(0.05)

	Successor	Successor	Successor	Successor
	First quarter 2012	Second quarter 2012	Third quarter 2012	Fourth quarter 2012
Net sales	$743,740	$835,915	$894,019	$848,211
Gross profit	$217,576	$262,898	$302,827	$277,380
Operating income (a)(b)	$31,106	$65,032	$72,999	$69,101
Net income (loss)	$(17,976)	$6,595	$5,284	$11,450
Basic earnings (loss) per share	$(0.12)	$0.04	$0.03	$0.07
Diluted earnings (loss) per share	$(0.12)	$0.04	$0.03	$0.07

(a)	Operating income for each quarter in 2013 included charges related to asset impairments of, in chronological order, $5,634, $28,848, $7,320, and $3,727. The operating income for the third and fourth quarters of 2012 included charges related to asset impairments of $38,271 and $2,636, respectively.
(b)	Operating income for each quarter in 2013 included pretax net restructuring costs of, in chronological order, $1,803, $9,730, $4,900, and $5,671. Operating income for each quarter in 2012 included pretax net restructuring costs of, in chronological order, $8,066, $7,315, $1,624 and $5,988.
(c)	Operating income for the fourth quarter of 2013 included a pretax charge of $20.2 million related to terminating the Carlyle management agreement.
(d)	Net loss for the fourth quarter of 2013 included an after-tax premium on the redemption of debt of $20.5 million.

Schedule I—condensed financial information

CommScope Holding Company, Inc.

Parent company information

Condensed balance sheets

(In thousands, except share amounts)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$35	$—
Receivable from subsidiary	18,520	4,957
Other noncurrent assets	10,283	—
Investment in subsidiary	1,622,563	1,182,282

Total Assets	$1,651,401	$1,187,239

Liabilities and Stockholders’ Equity
Accrued liabilities	$7,711	$4,957
Long-term debt	550,000	—
Other noncurrent liabilities	5,674	—

Total Liabilities	563,385	4,957

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock, $.01 par value; Authorized shares at December 31, 2013: 200,000,000; Issued and outstanding: None at December 31, 2013 and 2012	—	—
Common Stock, $.01 par value; Authorized shares at December 31, 2013: 1,300,000,000; Issued and outstanding: 185,861,777 and 154,879,299 at December 31, 2013 and 2012, respectively	1,868	1,558
Additional paid-in-capital	2,101,350	1,655,379
Retained earnings (accumulated deficit)	(978,291)	(447,687)
Accumulated other comprehensive loss	(26,276)	(16,646)
Treasury stock, at cost; 961,566 shares and 936,300 shares at December 31, 2013 and 2012, respectively	(10,635)	(10,322)

Total Stockholders’ Equity	1,088,016	1,182,282

Total Liabilities and Stockholders’ Equity	$1,651,401	$1,187,239

See notes to condensed financial information

Schedule I—condensed financial information

CommScope Holding Company, Inc.

Parent company information

Condensed statements of operations and comprehensive income (loss)

(In thousands)

	Year ended December 31, 2013	Year ended December 31, 2013	January 15 – December 31, 2011
Equity in income (loss) of subsidiary	$33,730	$5,353	$(252,308)
Interest expense	(22,511)	—	—
Other expense, net	44	—	—

Income (loss) before income taxes	11,263	5,353	(252,308)
Income tax (expense) benefit	8,133	—	—

Net income (loss)	$19,396	$5,353	$(252,308)

Comprehensive income (loss):
Net income (loss)	$19,396	$5,353	$(252,308)
Other comprehensive income (loss), net of tax:
Equity in comprehensive income (loss) of subsidiary	(9,630)	9,718	(26,364)

Total other comprehensive income (loss), net of tax	(9,630)	9,718	(26,364)

Total Comprehensive income (loss)	$9,766	$15,071	$(278,672)

See notes to condensed financial information

Schedule I—condensed financial information

CommScope Holding Company, Inc.

Parent company information

Condensed statements of cash flows

(In thousands)

	Year ended December 31, 2013	Year ended December 31, 2012	January 15 – December 31, 2011
Operating Activities:
Net income (loss)	$19,396	$5,353	$(252,308)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of debt issuance costs	952	—	—
Equity in income (loss) of subsidiary	(33,730)	(5,353)	252,308
Changes in assets and liabilities:
Receivable from subsidiary	(9,483)	(3,459)	(1,498)
Accounts payable and other liabilities	3,037	3,459	1,498

Net cash provided by (used in) operating activities	(19,828)	—	—

Investing Activities:
Investment in subsidiary	(440,074)	—	(1,606,599)
Distribution from subsidiary	18,522	200,000	—

Net cash provided by (used in) investing activities	(421,552)	200,000	(1,606,599)

Financing Activities:
Long-term debt proceeds	550,000	—	—
Net proceeds from the issuance of shares	438,871	—	1,606,599
Proceeds from the issuance of common shares under equity-based compensation plans	1,174	—	—
Long-term debt issuance costs	(9,925)	—	—
Dividends paid	(538,705)	(200,000)	—

Net cash provided by (used in) financing activities	441,415	(200,000)	1,606,599

Effect of exchange rate changes on cash and cash equivalents	—	—	—

Change in cash and cash equivalents	35	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$35	$—	$—

See notes to condensed financial information

CommScope Holding Company, Inc.

Parent company information

Notes to condensed financial statements

(In thousands, unless otherwise noted)

1. Basis of presentation

CommScope Holding Company, Inc. (the Parent Company), formerly known as Cedar I Holding Company, Inc., was formed by Carlyle to effect the acquisition of CommScope, Inc and had no activities prior to the acquisition of CommScope, Inc. on January 14, 2011.

The Parent Company is a holding company with no material operations of its own other than debt service. The Parent Company conducts substantially all of its activities through its direct subsidiary, CommScope, Inc. and its subsidiaries.

The accompanying Condensed Financial Statements include the accounts of the Parent Company and, on an equity basis, its direct and indirect subsidiaries and affiliates. Accordingly, these condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, the Parent Company’s investments in subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with the CommScope Holding Company, Inc. and subsidiaries (the Company) consolidated financial statements included elsewhere herein.

The condensed parent-only financial statement have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the subsidiaries of the Company exceed 25% of the consolidated net assets of the Company. The ability of the Company’s operating subsidiaries to pay dividends may be restricted due to the terms of the subsidiaries’ financing arrangements (see Note 6 to the consolidated financial statements).

On October 4, 2013 the Company effected a 3-for-1 stock split of its common stock. All share numbers have been revised to reflect the stock split.

2. Commitments and contingencies

The Parent Company guarantees the CommScope, Inc. senior secured term loan and asset-based revolving credit facilities. See Note 6 to the consolidated financial statements for more information on the CommScope, Inc. secured credit facilities. For discussion of the commitments and contingencies of the subsidiaries of the Parent Company see Note 13 to the consolidated financial statements.

3. Related parties

For discussion of our related party transactions see Note 14 to the consolidated financial statements.

4. Financing

In May 2013, the Parent Company issued $550.0 million of 6.625%/7.375% Senior Payment-in-Kind Toggle Notes due 2020 (senior PIK toggle notes) in a private offering for proceeds of $540.1 million, net of debt issuance costs paid by the Parent Company. A subsidiary of the Parent Company paid $1.3 million of debt issuance costs related to the senior PIK toggle notes. The senior PIK toggle notes are senior unsecured obligations that are not guaranteed by any of the Parent Company’s subsidiaries. See Note 6 to the consolidated financial statements for more information on the senior PIK toggle notes.

5. Cash flow information

During the years ended December 31, 2013 and 2012 and the period from January 15 – December 31, 2011, the Parent Company acquired treasury stock as a result of stock option exercises, which resulted in noncash financing activities of $279, $2,734 and $3,590 respectively.

CommScope Holding Company, Inc.

Parent company information

Notes to condensed financial statements—(Continued)

(In thousands, unless otherwise noted)

6. Dividends

Special cash dividends of $538.7 million and $200.0 million were declared and paid to the common stock holders of the Parent Company during the years ended December 31, 2013 and 2012, respectively. The dividends paid in 2013 were funded using proceeds from the senior PIK toggle notes. To fund the dividend paid in 2012, a distribution was paid to the Parent Company from its subsidiary. In conjunction with the 2013 and 2012 dividends, distributions of $11,295 and $732, respectively, were made by a subsidiary of the Parent Company to certain option holders and have been reflected as a reduction of the Parent Company investment in subsidiary.

To fund the semi-annual interest payment due December 2013 on the senior PIK toggle notes, a distribution of $18.5 million was paid to the Parent Company by its subsidiary.

7. Initial public offering

In October 2013, the Company completed an initial public offering (IPO) of its common stock. The Company issued 30.8 million shares of common stock and funds affiliated with Carlyle sold 10.9 million shares. The Company raised $434.0 million, net of transaction costs, from the IPO. Of the total raised, the Parent Company received $438.9 million while $4.9 million of IPO transaction costs were paid by its subsidiary. The Parent Company contributed $438.9 million of net IPO proceeds to its subsidiary to fund a debt redemption by the subsidiary.

Independent Auditors’ Report

The Board of Directors

Redwood Systems, Inc.:

We have audited the accompanying consolidated financial statements of Redwood Systems, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Redwood Systems, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

San Francisco, California

May 1, 2013 (except as to Note 10(c), which is as of July 3, 2013)

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Current assets:
Cash	$5,672,014	4,389,420
Short-term investments	7,320	7,300
Accounts receivable	389,926	560,851
Inventories	1,171,470	449,915
Prepaid expenses and other current assets	68,772	958,810

Total current assets	7,309,502	6,366,296

Property and equipment, net	415,000	599,571
Other assets	439,617	70,100

	$8,164,119	7,035,967

Liabilities, Redeemable Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$720,078	861,835
Accounts payable	378,468	212,030
Accrued compensation	473,635	482,655
Unearned government grant	—	266,049
Deferred revenue	458,949	—
Other accrued liabilities	261,159	250,428

Total current liabilities	2,292,289	2,072,997

Long-term debt, net of current portion	4,218,875	371,281
Warrants	546,859	209,106
Deferred rent	10,671	33,315

Total liabilities	7,068,694	2,686,699

Commitments and redeemable preferred stock:
Series A, $0.0001 par value. Authorized, 16,840,280 shares; issued and outstanding, 16,666,668 shares as of December 31, 2012, and 2011; aggregate liquidation preference of $12,000,000	12,000,000	12,000,000
Series B, $0.0001 par value. Authorized, 16,620,499 shares; issued and outstanding, 16,620,499 shares as of December 31, 2012 and 2011; aggregate liquidation preference of $15,000,000	15,000,000	15,000,000
Series B-1, $0.0001 par value. Authorized, 3,650,000 shares; issued and outstanding, 3,500,000 shares as of December 31, 2012 and 2011; aggregate liquidation preference of $3,500,000	3,500,000	3,500,000
Series C, $0.0001 par value. Authorized, 18,000,000 shares; issued and outstanding, 11,750,000 shares as of December 31,2012; aggregate liquidation preference of $11,750,000	11,750,000	—

Total redeemable preferred stock	42,250,000	30,500,000

Stockholders’ deficit:
Common stock, $0.0001 par value. Authorized, 78,000,000 and 60,000,000 shares; issued and outstanding, 8,618,820 and 8,404,706 shares at December 31, 2012 and 2011, respectively	862	841
Additional paid-in capital	515,294	315,238
Accumulated deficit	(41,670,731)	(26,466,811)

Total stockholders’ deficit	(41,154,575)	(26,150,732)

	$8,164,119	7,035,967

See accompanying notes to consolidated financial statements.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2012 and 2011

	2012	2011
Net revenue	$4,085,004	1,835,249
Cost of revenue	3,661,555	1,897,042

Gross profit (loss)	423,449	(61,793)

Operating expenses:
Research and development	5,214,963	4,390,485
Selling and marketing	7,399,311	5,109,041
General and administrative	2,407,000	2,332,216

Total operating expenses	15,021,274	11,831,742

Loss from operations	(14,597,825)	(11,893,535)

Interest income	231	41
Interest expense	(472,552)	(186,408)
Other expense	(91,347)	(6,239)

Loss before income tax expense	(15,161,493)	(12,086,141)

Income tax expense	—	—

Net loss	(15,161,493)	(12,086,141)

Accretion of preferred stock	(42,427)	(8,898)

Net loss attributable to common stock	$(15,203,920)	(12,095,039)

See accompanying notes to consolidated financial statements.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Statements of Stockholders’ Deficit

Years ended December 31, 2012 and 2011

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount
Balances as of December 25, 2010	8,298,863	$829	180,488	(14,371,772)	(14,190,455)

Accretion of preferred stock	—	—	—	(8,898)	(8,898)
Issuance of common stock from stock option exercises	127,668	12	14,287	—	14,299
Stock-based compensation expense	—	—	111,164	—	111,164
Repurchase of common stock	(21,825)	—	(1,964)	—	(1,964)
Warrants issued for services rendered	—	—	11,263	—	11,263
Net loss	—	—	—	(12,086,141)	(12,086,141)

Balances as of December 31, 2011	8,404,706	841	315,238	(26,466,811)	(26,150,732)

Accretion of preferred stock	—	—	—	(42,427)	(42,427)
Issuance of common stock from stock option exercises	292,604	28	36,554	—	36,582
Stock-based compensation expense	—	—	172,486	—	172,486
Repurchase of common stock	(78,490)	(7)	(8,984)	—	(8,991)
Net loss		—	—	(15,161,493)	(15,161,493)

Balances as of December 31, 2012	8,618,820	$862	515,294	(41,670,731)	(41,154,575)

See accompanying notes to consolidated financial statements.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities:
Net loss	$(15,161,493)	(12,086,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	383,525	266,011
Inventory write-down	180,831	144,447
Stock-based compensation	172,486	111,164
Amortization of discount on debt	112,975	61,816
Loss on disposals of equipment	5,197	—
Change in fair value of warrants	1,638	50,624
Issuance of warrants for services rendered	—	11,263
Changes in operating assets and liabilities:
Accounts receivable	170,925	(521,703)
Inventories	(902,386)	(184,782)
Prepaid expenses and other current assets	890,018	(880,224)
Other assets	2,801	10,000
Accounts payable	166,438	(220,041)
Accrued compensation	(9,020)	150,021
Unearned government grant	(266,049)	(233,701)
Deferred revenue	458,948	—
Other accrued liabilities	10,731	115,393
Deferred rent	(22,644)	(15,444)

Net cash used in operating activities	(13,805,079)	(13,221,297)

Cash flows from investing activities:
Purchases of short-term investments	(7,300)	(7,300)
Proceeds from sale of short-term investments	7,300	7,300
Purchases of property and equipment	(204,151)	(474,805)

Net cash used in investing activities	(204,151)	(474,805)

Cash flows from financing activities:
Proceeds from long-term debt	8,000,000	—
Repayment of debt	(4,251,426)	(803,181)
Loan origination fees	(191,914)	—
Proceeds from issuance of redeemable preferred stock	11,750,000	3,500,000
Redeemable preferred stock issuance costs	(42,427)	(8,898)
Repurchase of common stock	(8,991)	(1,964)
Proceeds from issuance of common stock	36,582	14,299

Net cash provided by financing activities	15,291,824	2,700,256

Net increase (decrease) in cash	1,282,594	(10,995,846)

Cash, beginning of year	4,389,420	15,385,266

Cash, end of year	$5,672,014	4,389,420

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$462,552	124,593
Income taxes	800	800
Noncash investing and financing activities:
Accretion of redeemable preferred stock	$42,427	8,898
Issuance of warrants	336,115	77,553

See accompanying notes to consolidated financial statements.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

(1)	Organization and Basis of Presentation

(a) Organization

Redwood Systems, Inc. (the Company) was incorporated on March 7, 2008 and effectively commenced operations in September 2008. On March 15, 2012, the Company established a wholly owned subsidiary, Redwood Systems (UK) Limited, in the United Kingdom, to provide sales and marketing services to the Company and its customers. The Company’s headquarters is in Fremont, California.

The Company is focused on developing energy-efficient commercial lighting control systems to transform how businesses power and control their lighting needs through the Company’s light-emitting diodes (LED) lighting system architecture.

(b) Basis of Presentation

The consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles include the results of Redwood Systems, Inc. and its wholly owned subsidiary, Redwood Systems (UK) Limited. Intercompany transactions were eliminated in consolidation.

Prior to 2011, the Company’s fiscal year ended on the last Saturday in December. Starting in 2011, the fiscal year ends on the last day of December. As such, the accompanying financial statements have been prepared as of and for 52-week and 53-week periods ended December 31, 2012 and 2011, respectively.

(c) Liquidity

The Company started making initial limited sales of its products in the last quarter of the year ended December 25, 2010. Accordingly, the Company was considered to be in the development stage as of December 25, 2010 and its financial statements were presented in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 915, Development Stage Enterprises. In fiscal 2011, the Company’s revenues increased and its planned principal operations began, and it is, therefore, no longer considered to be in the development stage. While no longer in development stage, the Company is subject to the following risks: dependence on key individuals, competition from alternative technologies and larger companies, and the need for additional financing to successfully develop and market its products.

These consolidated financial statements are prepared on a going-concern basis that contemplates the realization of assets and discharge of liabilities in the normal course of business. The Company has incurred net operating losses and negative cash flows from operations during every year since inception. As of December 31, 2012, the Company has cash and cash equivalents and short-term investments of approximately $5.7 million, working capital of approximately $5.0 million, and an accumulated deficit of approximately $41.7 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern. In order to continue its operations, the Company must achieve profitable operations and/or obtain additional debt or equity financing. There can be no assurance, however, that such a financing will be successfully completed or completed in terms acceptable to the Company. Management is currently pursuing financing alternatives. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(d) Concentrations and Credit Risks

Cash is maintained with one financial institution and the account balance exceeds the amount of insurance provided by the Federal Deposit Insurance Corporation (FDIC) on such accounts. Generally, the deposit may be redeemed upon demand and, therefore, bears minimal risk.

Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. The Company’s financial assets that are exposed to credit risk consist

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

primarily of cash and accounts receivable. Cash is placed with a financial institution that has been in operation for approximately 20 years. Concentration of credit risk with respect to accounts receivable is mitigated by the Company’s credit evaluation process. The carrying amount of these financial assets, as disclosed in the accompanying consolidated balance sheets, represents the Company’s credit exposure at the reporting date.

The Company depends on a single manufacturer for its inventory production.

Three customers (D, A, and C) individually accounted for 29%, 17%, and 10% of the total revenues for the year ended December 31, 2012, respectively. Three customers (A, B, and C) individually accounted for 23%, 18%, and 17% of the total revenues for the year ended December 31, 2011, respectively.

(2)	Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the accounts receivable, inventory, and warrant valuation, useful lives of property and equipment, stock-based compensation, income tax uncertainties, and contingencies. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

(b) Cash and Short-Term Investments

Cash represents the total balance in the Company’s bank accounts with a financial institution. Fair value equals its carrying value.

Short-term investments as of December 31, 2012 consist of a certificate of deposit in the amount of $7,320 with a maturity date in October 2013. Fair value equals its carrying value.

(c) Accounts Receivable

Accounts receivable are recorded at the invoiced amount, do not bear interest, and represent claims from third parties that will be settled in cash. The Company records accounts receivable when billed. The carrying value of the receivables, net of the allowance for doubtful accounts, represents the estimated net realizable value. Amounts collected on accounts receivable are included in net cash used in operating activities in the statements of cash flows. The Company maintains an allowance for doubtful accounts as necessary for estimated losses inherent in its accounts receivable portfolio. Accounts receivable are reviewed periodically for aging problems and written off to bad debt expense when, in the opinion of management, the customer is unable to pay. Management continually evaluates the adequacy of the allowance for doubtful accounts based upon prevailing circumstances and an assessment of collectibility risk of the accounts receivable portfolio. On the basis of this analysis, the allowance for doubtful accounts was $20,000 and $0 at December 31, 2012 and 2011, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers.

(d) Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Market value is determined as replacement cost, which is limited to a range between the anticipated

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

sales price less costs to sell (net realizable value) and net realizable value less normal profit margin. Once inventories have been written down to market value, the carrying value is not increased due to subsequent changes in anticipated replacement cost.

The Company outsources manufacturing of its products to a third-party manufacturer. Inventories are stored at the manufacturer’s warehouse and the Company bears the risk of loss on all raw materials and finished products. Title and risk of loss of inventory generally transfer to the customer when the product is shipped. However, when certain revenue arrangements require evidence of customer acceptance where installation and service have been identified as critical to functionality, the Company classifies the delivered product as a component of inventories. The revenue associated with such delivered product is not recognized until the customer accepts the delivered product and all other revenue recognition criteria are met.

(e) Revenue Recognition

The Company recognizes revenue when products are shipped and a customer takes ownership and assumes risk of loss or when services are performed and accepted, collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable.

The Company also sells products through distributors. When products are shipped to distributors, the revenue is deferred since it is not considered earned as long as the distributor retains the right to return the goods. Distributors may have the right to return a certain percentage of unsold items; or they may have stock rotation rights, which allow a distributor to rotate a percentage of old stock for new, differently priced stock. Revenue is recognized on when the distributors sell to the final customer. This is the point at which the sale is considered to be final, because the sales price is fixed or determinable and the right to return by the distributor has expired.

Gross deferred revenue from products shipped to distributor but not sold to end customers was $329,271 and $0 at December 31, 2012 and 2011, respectively.

The Company’s postcontract services are recognized ratably over the term of the arrangement as delivered. Professional services are recognized as the services are performed.

Sales taxes collected from customers are recorded as a liability and remitted to governmental authorities and, therefore, are excluded from revenues in the statements of operations.

Multiple-Deliverables Revenue Arrangements

Effective January 1, 2011, the Company adopted Accounting Standard Updates ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14, Certain Revenue Arrangements that Include Software Elements. The Company adopted the guidance on a prospective basis.

For multiple-element arrangements that include hardware products containing software essential to the hardware product’s functionality (Redwood Manager software pre-installed on Redwood Engines), professional services, postcontract support, and fixtures purchased from third-party vendors, the Company allocates revenue to all deliverables based on their relative selling prices at inception of the contract. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (VSOE), (ii) third-party evidence of selling price (TPE), and (iii) best estimate of the selling price (BESP). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. BESP reflects the Company’s best estimate of what the selling prices of elements would be if they were sold regularly on a stand-alone basis. The Company’s process for determining BESP involves management’s judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change, the Company’s BESP related to future sales could change.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

The Company is not currently able to obtain VSOE of fair value for all deliverables in an arrangement with multiple elements. This is due to the Company infrequently selling each element separately or not pricing products within a narrow range. When VSOE cannot be established, the Company attempts to estimate the selling price of each element based on TPE. TPE would consist of competitor prices for similar deliverables when sold separately. Generally, the Company offers products that have unique functionality that is different from those offered by its competitors. Therefore, the Company is not able to obtain TPE of selling price with an exception of fixtures. The Company purchases fixtures from third-party vendors and sells them to its customers. Accordingly, the Company estimates selling prices of fixtures using the price charged by third-party vendors.

When the Company is unable to establish a selling price using VSOE or TPE, which is the case for its hardware products and services, the Company uses its BESP in determining the allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service was sold on a stand-alone basis. BESP is generally used for offerings that are not typically sold on a stand-alone basis.

The Company establishes pricing for its products and services by considering multiple factors, including, but not limited to, its pricing practices, internal costs, gross margin objectives, and market conditions.

Based on an analysis of pricing stated in contractual arrangements for its products and services in historical multiple-element transactions, the Company has concluded that it typically prices hardware and services within a narrow range of discounts when compared to the price on the Company’s standard price list. Therefore, the Company has determined that, for its products and services for which VSOE or TPE is not available, the Company’s BESP is generally derived from prices based on a narrow range of discounts from its standard price list.

(f) Research and Development

Research and development costs are expensed as incurred. The types of costs classified as research and development expense include salaries of technical staff, consultant costs, research and development supplies and prototypes, and depreciation of equipment used in research and development activities.

(g) Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were not material for the years ended December 31, 2012 and 2011.

(h) Government-Sponsored Research and Development

The Company records grant funds received from the Small Business Innovation Research (SBIR) program administered by the U.S. Department of Energy (DOE) as a liability when the Company collects the award prior to performing the services specified in the grant agreement. The Company reduces the liability and records a reduction of research and development expenses based on the estimated reimbursable costs incurred in accordance with the grant budget. The SBIR program expired in August 2012, and as a result, there is no balance at December 31, 2012.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(i) Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets. The cost of leasehold improvements is amortized over the shorter of the lease term or estimated useful lives of the assets. The estimated useful lives for the principal groups of assets are as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Manufacturing equipment	3 years
Lab equipment	3 years
Leasehold improvements	lesser of either economic useful life or remaining lease term
Software	3 years

Expenditures for repairs and maintenance are expensed as incurred.

(j) Impairment of Long-Lived Assets

In accordance with the Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell. No impairment has been recognized as of and for the years ended December 31, 2012 and 2011, respectively.

(k) Fair Value of Financial Instruments

The Company applies the provisions of FASB ASC Topic 820, Fair Value Measurement, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. FASB ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Company’s financial assets measured at fair value on a recurring basis consist of cash and its financial liabilities measured at fair value on a recurring basis consist of warrants. The Company’s method of valuation for its cash is considered to be Level 1 on the fair value hierarchy, as there are observable inputs of quoted prices in active markets. The Company’s method of valuation for its warrants is considered to be Level 3 on the fair value hierarchy, as there are unobservable inputs to the valuation methodology that are significant to the measurement.

(l) Stock-Based Compensation

The Company accounts for its stock-based compensation awards, including stock options and other forms of equity compensation, in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. FASB ASC Topic 718 requires that all stock-based compensation be recognized as a cost in the financial statements and that for equity-classified awards such cost be measured at the grant date fair value of the award.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

The Company uses the Black-Scholes-Merton (BSM) option pricing model to determine the fair value of stock-based awards, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of the Company’s stock-based compensation. Further, as required under FASB ASC Topic 718, the Company estimates forfeitures for stock-based awards that are not expected to vest. The Company expenses the estimated fair value less estimated forfeitures to operations on a straight-line basis over the vesting period of the underlying awards, which is generally four years.

The Company accounts for stock options issued to nonemployees in accordance with FASB ASC Topic 718 and Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees.

(m) Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that the tax benefits of deferred tax assets will not be realized.

(n) Redeemable Preferred Stock

The Company follows the applicable authoritative guidance for redeemable preferred stock under ASC Topic 480, Distinguishing Liabilities from Equity. Because the redemption of the preferred stock is outside the Company’s control and at the option of the holder, the Company classifies its preferred stock as temporary equity in the accompanying balance sheets. In addition, the Company has elected the policy of accreting the preferred stock immediately and adjusting the carrying value of the preferred stock to equal the redemption value at the end of each reporting period. Accretion of preferred stock to the redemption value is treated in the same manner as dividends and charged against accumulated deficit in the accompanying financial statements. The accretion of preferred stock of $42,427 and $8,898 for the years ended December 31, 2012 and 2011, respectively, represents the costs incurred from the issuance of the preferred stock during the years ended December 31, 2012 and 2011.

(3)	Inventories

Inventories consisted of raw materials, delivered product, and finished goods on hand. Delivered product inventory represents product delivered to customers for which the revenue recognition criteria were not met. Inventories consisted of the following as of December 31, 2012 and 2011:

	2012	2011
Raw materials	$46,550	15,798
Distributor inventory	147,909	—
Finished goods	977,011	434,117

Inventories, net	$1,171,470	449,915

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(4)	Property and Equipment, net

Property and equipment, net consisted of the following as of December 31, 2012 and 2011:

	2012	2011
Computer equipment	$169,989	210,672
Furniture and fixtures	159,490	156,615
Manufacturing equipment	230,291	200,933
Lab equipment	286,954	177,286
Leasehold improvements	315,732	264,833
Software	21,304	24,351

Gross property and equipment	1,183,760	1,034,690
Less accumulated depreciation and amortization	(768,760)	(435,119)

Property and equipment, net	$415,000	599,571

Depreciation and amortization expense on property and equipment was $383,525 and $266,011 for the years ended December 31, 2012 and 2011, respectively.

(5)	Long-Term Debt

(a) 2010 Term Loan Agreement

On April 23, 2010, the Company entered into a loan and security agreement with Silicon Valley Bank (the Bank), according to which the Bank would make term loans available to the Company in a minimum original principal amount of $0.5 million up to an original aggregate principal amount of $2.5 million.

Principal Amount and Maturity: The Company borrowed $2.5 million against this facility on June 1, 2010 at an interest rate of 7% per annum. The long-term debt is repayable in 36 monthly payments of principal and interest in accordance with the repayment schedule with a final maturity in June 2013. On October 5, 2012, the Company repaid the loan in full in conjunction with the 2012 term loan agreement (disclosed at 5(c)). Accordingly, there were no borrowings outstanding under this term loan agreement as of December 31, 2012.

Allocation of Proceeds: In connection with the loan agreement entered in April 2010, the Company issued to the Bank warrants to purchase 173,612 shares of Series A preferred stock with an exercise price of $0.72 per share. The Company has allocated the total proceeds from the term loan and related warrants based on the residual fair value method. Under the residual fair value method, the Company first allocated an amount to the warrants representing the fair value of the warrants at the commitment date, and the residual was allocated to the term loan. The warrants are classified as a liability in the accompanying balance sheet. The fair value of such warrants was $80,929 at the date of issuance (subsequently adjusted to $96,444) and $148,706 at December 31, 2012. The original fair value of the warrants was recorded as a loan discount, which is being amortized as interest expense over the term of the loan using the effective-interest-rate method. During 2012, the Company amortized $27,652 to interest expense and wrote off the remaining balance of unamortized debt discount of $22,122 to interest expense with the debt repayment in October 2012.

(b) 2011 Term Loan and Line-of-Credit Agreement

In June 2011, the Company entered into an agreement for a new borrowing arrangement with the Bank, whereby the Bank agreed to provide committed financing of up to $4 million, consisting of up to $3 million of term loans and $1 million for a working capital line of credit.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

Principal Amount and Maturity: The term loan facility was available for borrowing through July 31, 2012. The term loans could be advanced in multiple advances in an amount not to exceed the lesser of $500,000 or the amount that has not yet been drawn under the term loan capital commitment. The Company borrowed $3 million against this facility on January 6, 2012 at an interest rate of 5.5% per annum. The borrowing under the term loan facility was repayable over 33 months following an interest-only period. The interest-only period would be through June 30, 2012 and could be extended further through December 31, 2012 if certain performance milestones were achieved by the Company. After repayment, no further advances under the term loans may be made. On October 5, 2012, the Company repaid the loan in full in conjunction with the 2012 term loan agreement (disclosed at 5(c)). Accordingly, there were no borrowings outstanding under this term loan agreement as of December 31, 2012.

Line of Credit: The working capital line of credit allowed for advances made against accounts receivable invoices. Advances up to 80% of the eligible accounts receivable would be available, not to exceed $1 million. There were no borrowings under the line-of-credit facility prior to expiration, which took place on June 21, 2012.

Allocation of Proceeds: In connection with the agreement, the Company issued to the Bank a warrant to purchase 75,000 shares of the Company’s Series B-1 preferred stock at an exercise price of $1.00 per share. The Company has allocated the total proceeds from the term loan and related warrants based on the residual fair value method. Under the residual fair value method, the Company first allocated an amount to the warrants representing the fair value of the warrants at the commitment date, and the residual was allocated to the term loan. The warrants are classified as a liability in the accompanying balance sheet and expire in June 2021. The fair value of the warrants was $62,038 as of the date of issuance and also as of December 31, 2012. Upon the initial loan advance in January 2012, the Company issued to the Bank an additional warrant to purchase 75,000 shares of the Company’s Series B-1 preferred stock at an exercise price of $1.00 per share. The fair value of the additional warrants was $61,329 as of the date of issuance and also as of December 31, 2012. The original fair value of both warrants was recorded as a loan discount, which is being amortized as interest expense over the term of the loan using the effective-interest method. During 2012, the Company amortized $51,990 to interest expense and wrote off the remaining balance of unamortized debt discount of $42,745 to other expense with the debt repayment in October 2012.

(c) 2012 Term Loan and Line-of-Credit Agreement

On October 5, 2012, the Company entered into a loan and security agreement with Hercules Technology Growth Capital (the Lender), whereby the Lender agreed to provide committed financing of up to $10 million, consisting of a minimum original principal amount of $5 million up to an aggregate principal amount of $7.5 million. In addition, the agreement provides for a working capital line of up to $2.5 million.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

Principal Amount and Maturity: The Company borrowed $5 million against this facility on October 5, 2012 at an interest rate of 9.75% per annum. The long-term debt will be repaid over 39 months following an interest-only period that extends through July 2013. Monthly payments thereafter of principal and interest will be in accordance with the repayment schedule with a final maturity in January 2016. Future principal payments for the long-term debt at December 31, 2012 are as follows:

Year ending December:
2013	$720,078
2014	1,856,942
2015	2,049,058
2016	573,922

Total principal payments	5,200,000
Unamortized debt discount	(261,047)

Debt carrying value	4,938,953
Less current portion	(720,078)

Long-term debt	$4,218,875

Loan Origination Fees: In connection with the loan agreement, the Company incurred $191,914 in legal and other fees. The fees were recorded as an asset in the accompanying balance sheet, which is being amortized to interest expense over the term of the loan using the effective-interest method. During 2012, the Company amortized $9,842 to interest expense. The remaining balance of unamortized loan origination fees as of December 31, 2012 amounted to $182,072.

Allocation of Proceeds: In connection with the loan agreement entered in October 2012, the Company issued to the Lender warrants to purchase 331,250 shares of Series C preferred stock with an exercise price of $1.00 per share. The Company has allocated the total proceeds from the term loan and related warrants based on the residual fair value method. Under the residual fair value method, the Company first allocated an amount to the warrants representing the fair value of the warrants at the commitment date, and the residual was allocated to the term loan. The warrants are classified as a liability in the accompanying balance sheet. The fair value of such warrants was $274,786 at the date of issuance and also at December 31, 2012. The original fair value of the warrants was recorded as a loan discount, which is being amortized as interest expense over the term of the loan using the effective-interest-rate method. During 2012, the Company amortized $13,739 to interest expense. The remaining balance of unamortized debt discount as of December 31, 2012 was $261,047.

Interest Rate: The principal amount outstanding under the loan shall accrue interest at a fixed per annum rate equal to the greater of (i) 9.75% or (ii) 6.5% points above the prime rate on the applicable funding date. Any amount outstanding under the working capital line shall accrue interest at a fixed per annum rate equal to the greater of (i) 7.00% or (ii) 3.75% point above the prime rate. Immediately upon the occurrence and during the continuance of an event of default, all outstanding obligations shall bear interest at a rate per annum that is 5% above the rate that is otherwise applicable thereto.

Prepayment: The Company may prepay all of the outstanding loans by paying the entire principal balance, all accrued and unpaid interest, the final end-of-term payment, and a prepayment charge of 0.5% to 3% of the amount outstanding, based on the number of months outstanding.

End-of-Term Charge: The Company shall pay the Lender a charge of $200,000 on the earliest to occur (i) the Term Loan Maturity Date, (ii) the date the Company prepays in full the outstanding Secured Obligations, or (iii) the date that all the Secured Obligations become due and payable.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

Collateral: Collateral consists of all of the Company’s right, title and interest in receivables, equipment, fixtures, inventory, goods, general intangibles (except intellectual property), cash, deposit accounts, securities, investment property, and all other tangible and intangible property of the borrower. The collateral does not include intellectual property, but includes all accounts and proceeds of intellectual property. The Company has agreed to not encumber any of its intellectual property or grant any other party a negative pledge on intellectual property without the Lender’s prior written consent.

Security: The loans are secured by a pledge of the Company’s collateral, whether owned or later acquired or arising, and all proceeds and products thereof. The security interest granted to the Lender is a first priority perfected security interest in the collateral, subject only to permitted liens that may have superior priority to Lender’s lien under this agreement. The Lender’s lien in the collateral continues until the obligations are repaid in full in cash. The Company has authorized the Lender to file financing statements with all appropriate jurisdictions to perfect the Lender’s interest.

Covenants: The Company is subject to affirmative and negative covenants, including providing the Lender with audited financial statements on an annual basis within 180 days of the Company’s year-end. The Company is restricted from incurring additional indebtedness, making payments on subordinated debt, granting or incurring liens, merging or consolidating, selling, or transferring assets, paying dividends or making other distributions on its capital stock, entering into transactions with affiliates, and making changes in business, management, ownership, or business location, and capital expenditures. There are no financial covenants associated with the long-term debt.

Events of Default: The loan and security agreement contains customary events of default, including final judgments, orders, or decrees for payment of money in an amount, individually or in the aggregate, of at least $250,000.

Mandatory Prepayment upon Acceleration: If the loans are accelerated following the occurrence and continuance of an event of default, the Company is required to pay to the Lender all outstanding principal plus accrued and unpaid interest, the final payments, and all other sums, if any, that shall have become due and payable, including interest at the default rate with respect to any past-due amounts. The Lender reserves the right to declare all obligations immediately due and payable in an event of default.

Material Adverse Effect Clause: The loan agreement contains material adverse effect clause, which enables the Lender to declare that the Company has an occurrence of an event of default. A material adverse effect is defined as any circumstance that could have a material adverse change in the Company’s prospects, business, and financial condition, or if there is a material impairment in the prospect of repayment of any portion of the obligations or a material impairment in the perfection, value, or priority of the Lender’s security interests in the collateral. As described in the specific agreement, the Lender has numerous rights and remedies at its election that include but are not limited to declaring all outstanding balances immediately due and payable.

Other Terms: In conjunction with this loan agreement, the Company has granted to the Lender a right to invest up to $500,000 in the first subsequent round of the Company’s private equity financing on the same terms, conditions, and pricing offered to its lead investors.

(6)	Commitments and Contingencies

(a) Commitments

The Company leases office space and lab space under noncancelable operating leases with terms through May 2014 and January 2015, respectively. Under the terms of the leases, the Company is responsible for certain insurance, property taxes, maintenance expenses, and management fees. The Company recognizes rent on a

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

straight-line basis over the term of the lease. The Company received a free rent holiday for the period from December 30, 2009 through May 31, 2010 on the office space. The difference between required lease payments and the straight-line rent expense has been recorded as deferred rent liability in the accompanying consolidated balance sheets. Future minimum lease payments for this noncancelable operating leases are as follows as of December 31, 2012:

Year ending December:
2013	$213,400
2014	116,600
2015	3,300

Total future minimum lease payments	$333,300

Total rental expense under operating leases amounted to $173,100 and $132,756 for the years ended December 31, 2012 and 2011, respectively.

(b) Litigation

Liabilities for contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

The Company is currently not involved in any legal actions. However, from time to time, the Company may receive notices from third parties alleging infringement of their intellectual property rights. The Company cannot be certain that its technologies and products do not and will not infringe issued patents or other proprietary rights of third parties. Further, from time to time, the Company may be subject to various claims and lawsuits by customers, suppliers, competitors, and employees arising in the normal course of business.

(c) Indemnifications

As permitted under Delaware law, the Company has entered into agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The indemnification period covers all pertinent events and occurrences during the officer’s or director’s lifetime. Maximum potential future payments cannot be estimated because these agreements do not have a maximum stated liability. The Company has not recorded any liability in the accompanying financial statements for such indemnification obligations.

(d) Warranties

The Company’s products are generally subject to warranties under normal use and circumstances. Generally, the warranty period is five years from shipment for new products, one year from shipment for refurbished products, and one year from shipment for software, firmware, or spare parts. The Company records a warranty reserve based on the Company’s past experience and estimate of future warranty claims. As of December 31, 2012, the Company had accrued a liability of $83,224 related to such obligations in the accompanying financial statements.

(e) 401(k) Plan

The Company sponsors a 401(k) plan for eligible employees. Eligible employees may elect to contribute a portion of their compensation to the plan. The Company has the option to match employee contributions. To date, no matching contributions have been made by the Company.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(f) Government Grants

During 2010, the Company’s research and development efforts were partially financed through a SBIR Phase I grant from DOE in the amount of $99,260. In accordance with the conditions of the Phase I grant, the Company delivered to DOE a product prototype and was awarded a SBIR Phase II grant in the amount of $998,500 upon the successful closure of the SBIR Phase I grant. The Company collected the SBIR Phase II grant funds in two payments as follows: $499,750 in October 2010 and $498,750 in September 2011. In return for the DOE’s award, the Company is obligated to perform the research activities specified in the grant application in accordance with the grant budget, within the period of performance, and to comply with the general and special terms and conditions of the grant award. During 2012 and 2011, $266,049 and $732,451 of the SBIR Phase II grant costs were incurred, respectively, of which $227,897 and $705,207 are presented in the accompanying consolidated statements of operations as an offset to related research and development expenses, respectively, and $38,150 and $27,244 were related to purchases of fixed assets under the grant, respectively, which are not shown as fixed assets of the Company since the DOE has title to such assets. The Company completed its research and reporting obligations under the Phase II grant during 2012. As such, no balance of unearned government grant was outstanding as of December 31, 2012.

(7)	Redeemable Preferred Stock

On September 9, 2008, the Company closed its first round of Series A preferred stock financing and received gross proceeds of $4 million from the issuance of 5,555,556 shares at $0.72 per share. On September 29, 2009, the Company closed its second round of Series A preferred stock financing with the same investors and with the same rights and preferences as the first round. The Company received proceeds of $8 million from the issuance of 11,111,112 shares of Series A preferred stock at $0.72 per share. On October 6, 2010, the Company closed its issuance of Series B preferred stock financing and received gross proceeds of $15 million from the issuance of 16,620,499 shares at $0.9025 per share. On May 27, 2011, the Company closed its issuance of Series B-1 preferred stock financing with a new investor and received proceeds of $3.5 million from the issuance of 3,500,000 shares of Series B-1 preferred stock at $1.00 per share. On May 25, 2012, the Company closed its Series C preferred stock financing with existing investors and received proceeds of approximately $11.8 million from the issuance of approximately 11,750,000 shares at $1.00 per share. The rights, preferences, and privileges of the preferred stock of the Company are as follows:

•

Holders of Series A, B, B-1, and C preferred stock are entitled to receive annual dividends of $0.0432, $0.0540, $0.06, and $0.06 per share, respectively, prior and in preference to payment of any dividends on the common stock of the Company. Such dividends are payable only when and if declared by the board of directors and are noncumulative.

•

Holders of Series A, B, B-1, and C preferred stock are entitled to receive, prior and in preference to any distribution to common stockholders, liquidation preferences of $0.72, $0.90, $1.00, and $1.00 per share, respectively, plus any declared but unpaid dividends. Upon liquidation, any assets and funds of the Company remaining after payment of liquidation preferences to holders of Series A, B, B-1, and C preferred stock are to be distributed on a pro rata basis among the holders of preferred and common stock. A change in control event, as described in the Company’s certificate of incorporation, is considered to be a liquidation event, which entitles each holder of preferred stock to receive cash or other property equal to their liquidation preference.

•

Each share of preferred stock is convertible at the option of the holder into one share of common stock. Each share of preferred stock shall automatically convert into common stock immediately prior to an initial public offering of the Company with proceeds of at least $25,000,000 and at a price of not less than $4.51 per share.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

•	Each holder of preferred stock has voting rights equal to the holders of common stock on an “as-if-converted” basis.

•

Holders of preferred stock have redemption rights that may be exercised by election of a majority of the holders of the preferred stock at any time after May 27, 2016. If exercised, the Company will redeem in two annual installments the outstanding shares by paying in cash a sum per share equal to the original issue price for such shares of preferred stock plus all declared but unpaid dividends.

(8)	Stockholders’ Deficit

(a) Common Stock

On May 25, 2012, the Company amended its Certificate of Incorporation in connection with its Series C preferred stock issuance. Based on the amended and restated Certificate of Incorporation, the Company is authorized to issue up to 78,000,000 shares of common stock, at a par value of $0.0001 per share.

As of December 31, 2012, 8,618,820 shares of common stock were issued and outstanding. Out of these shares, 7,381,545 were issued to the founders in March 2008 in exchange for noncash consideration consisting of certain intellectual property and services. The fair value of the consideration received was deemed to be equal to the fair value of the common stock issued to the founders. During fiscal 2010, the founders agreed to transfer 67,785 vested shares of their common stock as settlement of litigation. The founder shares are subject to various vesting provisions ranging from immediate vesting to vesting over a period of four years through March 2012, during which time the shares are subject to repurchase by the Company at the original purchase price. As of December 31, 2012, 6,781,545 shares of the founders’ common stock were vested and 532,215 shares were subject to repurchase by the Company.

As of December 31, 2012, the Company had reserved shares of common stock for future issuance as follows:

Conversion of preferred stock	48,537,167
Stock options outstanding and available for grant	8,003,390
Common stock warrants	212,302
Preferred stock warrants	654,862

Total shares reserved for future issuance	57,407,721

(b) 2008 Stock Option Plan

In September 2008, the Company adopted the 2008 Stock Option Plan (the Plan). As of December 31, 2012, the Company has authorized 9,234,514 shares of common stock for issuance under the Plan. Incentive stock options may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the board of directors. For incentive stock options and nonqualified stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the board of directors.

Options granted under the Plan vest at a rate determined by the board of directors and will expire no later than 10 years from the date of grant. Options granted to employees typically vest over 4 years with 25% vesting after 1 year and 75% vesting ratably over the following 36 months. The Plan allows employees to early exercise stock options prior to vesting.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

A summary of activity under the Plan during 2012 is presented below:

	Shares available for future grant	Options outstanding	Weighted average exercise price	Weighted average remaining term (years)
Balance, December 31, 2011	322,858	5,094,646	$0.19	9.02

Authorized	2,800,000	—
Options granted	(2,489,964)	2,489,964	0.23
Options canceled	2,127,183	(2,127,183)	0.21
Repurchased shares	78,490	—
Options exercised	—	(292,604)	0.13

Balance, December 31, 2012	2,838,567	5,164,823	0.21	8.69

The following table summarizes information concerning stock options outstanding as of December 31, 2012:

	Options outstanding		Options vested
Exercise price	Number of options outstanding	Weighted average remaining contractual life (years)	Number of options vested	Weighted average remaining contractual life (years)
$0.09	363,517	6.36	336,605	6.36
0.14	410,823	7.19	300,702	7.19
0.22	2,682,769	8.60	1,248,158	8.60
0.23	1,707,714	9.69	2,812	9.69

	5,164,823		1,888,277

The weighted average grant date fair value of options granted was $0.16 and $0.15 during 2012 and 2011, respectively. The total intrinsic value of options exercised was $27,993 and $13,787 during 2012 and 2011, respectively.

(c) Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the Company estimates the fair value of each option award on the date of grant using the BSM option pricing model with the assumptions noted in the following table.

Expected volatility is based on the historical volatility of a peer group of publicly traded entities. The expected term of options granted to employees is derived from the average midpoint between the vesting period and the contractual term of the option. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The weighted average assumptions used to value options granted during the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Fair value of common stock	$0.23	0.22
Expected volatility	78.86% – 83.47%	76.30% – 78.75%
Expected life in years	6	6
Risk-free interest rate	0.80% – 1.35%	1.15% – 2.59%
Dividend yield	—	—

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

The total stock-based compensation expense recorded in 2012 and December 31, 2011, including stock-based compensation expense for nonemployee grants discussed below, was $172,486 and $111,164, respectively. As of December 31, 2012, there was $226,243 of total unrecognized stock-based compensation costs related to awards granted under the Company’s stock-based compensation plans that will be recognized over a period of approximately four years. Future grants will add to this total, whereas amortization upon vesting of the existing grants will reduce this total.

(d) Nonemployee Stock Options

The Company accounts for nonemployee stock options in accordance with the provisions of FASB ASC Topic 718 and Topic 505-50. During 2012, the Company did not grant any options to purchase common stock to nonemployees for services rendered to the Company. In 2011, the Company granted 38,000 options to purchase common stock to nonemployees for services rendered to the Company at an exercise price of $0.22 per share. Such options generally vest over four years. Stock-based compensation expense related to these options is recognized over the service period at an amount equal to the fair value at the time the options vest. The Company accounted for these awards under the fair value method prescribed by FASB ASC Topic 718 and calculated fair value as of December 31, 2012 and 2011 using the BSM option pricing model with the weighted average assumptions in the table below:

	2012	2011
Fair value of common stock	$0.23	0.22
Expected volatility	77.86% – 82.24%	78.00% – 83.60%
Contractual term in years	8	9
Risk-free interest rate	0.97% – 1.45%	1.71% – 3.41%
Dividend yield	—	—

(e) Warrants

Common Stock Warrants

In March 2008, the Company issued warrants to its law firm for services rendered to purchase 12,302 shares of common stock at $0.0008 per share. The warrants were fully vested upon issuance. The fair value of the warrants was calculated using the BSM option pricing model using the following weighted average assumptions: risk-free interest rate of 2.78%; contractual life of 10 years; no dividends; and expected volatility of 80%. The fair value of the warrants was determined to be de minimus at the date of grant and was, accordingly, not accounted for in the accompanying financial statements. The warrants expire in March 2018 if not exercised. As of December 31, 2012, the warrants have not been exercised.

In March 2010, the Company issued warrants to its outside business development consultant for services rendered to purchase 175,000 shares of common stock at $0.14 per share. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $13,205 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 2.80%; contractual life of five years; no dividends; and expected volatility of 61%. The warrants expire in March 2015 if not exercised. As of December 31, 2012, the warrants have not been exercised. These warrants are equity classified and the fair value of these warrants was expensed as selling and marketing expenses in 2010.

In May 2010, the Company issued warrants to an outside consultant for services rendered to purchase 12,500 shares of common stock at $0.14 per share. The warrants were fully vested upon issuance. The fair value of the warrants was determined to be de minimus at the date of grant and was, accordingly, not accounted for in the accompanying financial statements. The warrants expire in May 2017 if not exercised. As of December 31, 2012, the warrants have not been exercised. These warrants are equity classified.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

In April 2011, the Company issued warrants to an outside consultant for services rendered to purchase 12,500 shares of common stock at $0.22 per share. The warrants were fully vested upon issuance. The fair value of these warrants of $11,263 was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 3.46%; contractual life of 7 years; no dividends; and expected volatility of 81%. The warrants expire in April 2018. As of December 31, 2012, the warrants have not been exercised. These warrants are equity classified and the fair value of these warrants was expensed as general and administrative expenses in the accompanying consolidated statement of operations for in 2011.

Preferred Stock Warrants

In April 2010, the Company issued warrants to the Bank to purchase 173,612 shares of Series A preferred stock at $0.72 per share. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $80,929 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 2.65%; contractual life of 10 years; no dividends; and expected volatility of 71%. The warrants expire in April 2020 if not exercised. As of December 31, 2012, the warrants have not been exercised. Because the redemption of the preferred stock is outside of the Company’s control and at the option of the holder, the warrants are classified as a liability in the accompanying consolidated balance sheet and measured at fair value at the end of each reporting date. The fair value of these warrants was $148,706 as of December 31, 2012.

In June 2011, the Company issued warrants to the Bank to purchase 75,000 shares of Series B-1 preferred stock at $1.00 per share. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $62,038 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 3.00%; contractual life of 10 years; no dividends; and expected volatility of 81%. The warrants expire in June 2021 if not exercised. As of December 31, 2012, the warrants have not been exercised. Because the redemption of the preferred stock is outside of the Company’s control and at the option of the holder, the warrants are classified as a liability in the accompanying consolidated balance sheet and measured at fair value at the end of each reporting date. The fair value of these warrants was $59,431 as of December 31, 2012.

In January 2012, the Company issued warrants to the Bank to purchase 75,000 shares of Series B-1 preferred stock at $1.00 per share in conjunction with the initial advance against the term loan facility. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $61,329 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 1.97%; contractual life of 10 years; no dividends; and expected volatility of 81%. The warrants expire in January 2022 if not exercised. As of December 31, 2012, the warrants have not been exercised. Because the redemption of the preferred stock is outside of the Company’s control and at the option of the holder, the warrants are classified as a liability in the accompanying consolidated balance sheet and measured at fair value at the end of each reporting period. The fair value of these warrants was $61,329 as of December 31, 2012.

In October 2012, the Company issued warrants to the Lender to purchase 331,250 shares of Series C preferred stock at $1.00 per share in conjunction with the new loan and security agreement. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $274,786 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 1.75%; contractual life of 10 years; no dividends; and expected volatility of 84%. The warrants expire in October 2022 if not exercised. As of December 31, 2012, the warrants have not been exercised. Because the redemption of the preferred stock is outside of the Company’s control and at the option of the holder, the warrants are classified as a liability in the accompanying consolidated balance sheet and measured at fair value at the end of each reporting period. The fair value of these warrants was $274,786 as of December 31, 2012.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(9)	Income Taxes

Due to the Company’s net loss position and the related valuation allowance, there was no expense or benefit for federal income taxes during 2012 or 2011.

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities as of December 31, 2012 and 2011 related to the following:

	2012	2011
Deferred tax assets:
Accruals and reserves	$252,005	272,006
Property and equipment	5,152,065	3,456,526
Net operating losses carryovers	11,172,091	6,790,478
Credits carryovers	1,416,105	1,344,230

Total gross deferred tax assets	17,992,266	11,863,240
Valuation allowance	(17,992,266)	(11,863,240)

Net deferred tax assets	$—	—

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes that based on a number of factors, including its recurring and cumulative losses, it is more likely than not that the deferred tax assets will not be utilized, and therefore, a full valuation allowance has been recorded.

As of December 31, 2012, the Company had approximately $27.4 million and $27.3 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income. If not utilized, these carryforward losses will expire in various amounts for federal and state tax purposes beginning in 2027 and 2017, respectively.

In addition, the Company had approximately $0.6 million and $0.9 million of federal and state research and development tax credits, respectively, available to offset future taxes. If not utilized, the federal credits will begin to expire in 2028 and the state research and development tax credits may be carried forward indefinitely. On January 2, 2013, President Barack Obama signed into law The American Taxpayer Relief Act of 2012, or the Act. The Act extends the federal research credit for two years retroactively from January 1, 2012 through December 31, 2013. Had it been enacted by December 31, 2012, deferred tax assets associated with the research credits would have been higher by $0.3 million.

The Internal Revenue Code limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in stock ownership of a Company. In the event the Company has or had a change in ownership, utilization of the carryforwards could be restricted.

In 2009, the Company adopted the provision of ASC Topic 740 (FIN 48, Accounting for Income Tax Uncertainties). As of December 31, 2012, there are no unrecognized tax benefits associated with the uncertain tax positions.

REDWOOD SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(10)	Subsequent Events

The Company evaluated all events and transactions that occurred from the balance sheet date through May 1, 2013, the date these financial statements were issued, in accordance with the FASB ASC Topic 855, Subsequent Events, except as to Note 10(c) which is as of July 3, 2013.

During this period, the Company had the following material subsequent events:

(a) Issuance of Stock Options

On January 10, 2013, 1,499,901 stock options were issued to employees pursuant to the Plan with an exercise price of $0.23 per share.

(b) Increase in Authorized Shares

On February 5, 2013, the Company amended its Certificate of Incorporation in connection with warrants issued with the new loan and security agreement. Based on the amended and restated Certificate of Incorporation, the Company is authorized to issue up to 78,331,250 shares of common stock, at a par value of $0.0001 per share, and up to 18,331,250 shares of Series C preferred stock, at a par value of $0.0001 per share.

(c) Acquisition

On July 3, 2013, the Company was acquired by a subsidiary of CommScope Holding Company, Inc. for an initial payment of $9.8 million with the potential for additional consideration of up to $37.25 million and retention payments of up to $11.75 million, if net sales reach various levels of up to $55.0 million over various periods through July 31, 2015. All outstanding debt of the Company was extinguished as a result of the transaction.

Redwood Systems, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - In thousands)

	Six Months Ended June 30,
	2013	2012
Net sales	$3,800	$3,022
Operating costs and expenses:
Cost of sales	2,846	2,418
Selling, general and administrative	3,636	5,282
Research and development	1,965	2,509

Total operating costs and expenses	8,447	10,209

Operating loss	(4,647)	(7,187)
Other income, net	48	1
Interest (expense), net	(347)	(166)

Income (loss) before income taxes	(4,946)	(7,352)
Income tax expense	—	—

Net loss	$(4,946)	$(7,352)

Accretion of preferred stock	—	—

Net loss attributable to common stock	$(4,946)	$(7,352)

See notes to unaudited condensed consolidated financial statements.

Redwood Systems, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - In thousands, except share amounts)

	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$1,017	$5,672
Accounts receivable	1,039	390
Inventories, net	967	1,171
Prepaid expenses and other current assets	47	76

Total current assets	3,070	7,309

Property, plant and equipment, net	356	415
Other noncurrent assets	673	440

Total assets	$4,099	$8,164

Liabilities and Stockholders’ Deficit
Accounts payable	$767	$378
Other accrued liabilities	1,441	1,194
Current portion of long-term debt	1,626	720

Total current liabilities	3,834	2,292

Long-term debt	3,354	4,219
Warrants	502	547
Other noncurrent liabilities	150	11

Total liabilities	7,840	7,069

Commitments and Contingencies
Redeemable preferred stock:
Series A, $0.0001 par value. Authorized, 16,840,280 shares; issued and outstanding, 16,666,668 shares as of June 30, 2013 and December 31, 2012; aggregate liquidation preference of $12,000	12,000	12,000
Series B, $0.0001 par value. Authorized, 16,620,499 shares; issued and outstanding, 16,620,499 shares as of June 30, 2013 and December 31, 2012; aggregate liquidation preference of $15,000	15,000	15,000
Series B-1, $0.0001 par value. Authorized, 3,650,000 shares; issued and outstanding, 3,500,000 shares as of June 30, 2013 and December 31, 2012; aggregate liquidation preference of $3,500	3,500	3,500
Series C, $0.0001 par value. Authorized, 18,331,250 shares; issued and outstanding, 11,750,000 shares as of June 30, 2013 and December 31, 2012; aggregate liquidation preference of $11,750	11,750	11,750

Total redeemable preferred stock	42,250	42,250

Stockholders’ deficit:
Common stock, $.0001 par value: Authorized shares: 78,331,250; Issued and outstanding shares: 8,683,402 and 8,618,820 at June 30, 2013 and December 31, 2012, respectively	1	1
Additional paid-in capital	625	515
Accumulated deficit	(46,617)	(41,671)

Total stockholders’ deficit	(45,991)	(41,155)

Total liabilities and stockholders’ deficit	$4,099	$8,164

See notes to unaudited condensed consolidated financial statements.

Redwood Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - In thousands)

	Six Months Ended June 30,
	2013	2012
Operating Activities:
Net loss	$(4,946)	$(7,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	179	190
Stock-based compensation	98	56
Amortization of debt discount	61	58
Changes in assets and liabilities:
Accounts receivable	(648)	(37)
Inventories	205	14
Prepaid expenses and other assets	(225)	850
Accounts payable and other liabilities	773	190
Other	(44)	(1)

Net cash used in operating activities	(4,547)	(6,032)

Investing Activities:
Additions to property, plant and equipment	(120)	(140)

Net cash used in investing activities	(120)	(140)

Financing Activities:
Long-term debt repaid	—	(423)
Long-term debt proceeds	—	3,000
Proceeds from issuance of redeemable preferred stock	—	11,750
Proceeds from issuance of common stock	12	34
Other	—	(5)

Net cash provided by financing activities	12	14,356

Change in cash and cash equivalents	(4,655)	8,184
Cash and cash equivalents, beginning of period	5,672	4,389

Cash and cash equivalents, end of period	$1,017	$12,573

See notes to unaudited condensed consolidated financial statements.

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share amounts unless otherwise noted)

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Redwood Systems, Inc. (the Company), was incorporated on March 7, 2008 and effectively commenced operations in September 2008. On March 15, 2012, the Company established a wholly owned subsidiary, Redwood Systems (UK) Limited, in the United Kingdom, to provide sales and marketing services to the Company and its customers. The Company is headquartered in Fremont, California.

Basis of Presentation

The Condensed Consolidated Balance Sheet as of June 30, 2012 and the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012 are unaudited and reflect all adjustments of a normal recurring nature that are, in the opinion of management, necessary for a fair presentation of the interim period financial statements. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

The unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information. Accordingly, these financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The significant accounting policies followed by the Company are set forth in Note 2 within the Company’s audited consolidated financial statements. There were no changes in the Company’s significant accounting policies during the six months ended June 30, 2013. In addition, the Company reaffirms the use of estimates in the preparation of the financial statements as set forth in the audited consolidated financial statements. These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements.

Liquidity

These consolidated financial statements are prepared on a going-concern basis that contemplates the realization of assets and discharge of liabilities in the normal course of business. The Company has incurred net operating losses and negative cash flows from operations during every year since inception. As of June 30, 2013, the Company has cash and cash equivalents of $1.0 million, working capital of $(0.7) million, and accumulated deficit of $46.6 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern. In order to continue its operations, the Company must achieve profitable operations and/or obtain additional debt or equity financing. There can be no assurance, however, that such a financing will be successfully completed or completed in terms acceptable to the Company.

Subsequent events

On July 3, 2013, the Company was acquired by a subsidiary of CommScope Holding Company, Inc. for an initial payment of $9.8 million with the potential for additional consideration of up to $37.25 million and retention payments of up to $11.75 million, if net sales reach various levels of up to $55.0 million over various periods through July 31, 2015. All outstanding debt, preferred stock, warrants and stock options of the Company was extinguished as a result of the transaction.

The Company has considered subsequent events through September 27, 2013 in preparing the financial statements and disclosures, which were available to be issued on September 27, 2013.

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts unless otherwise noted)

Concentrations of Risk and Related Party Transactions

The Company depends on a single manufacturer for its inventory production.

Three customers (A, B and C) individually accounted for 22%, 17%, and 16% of the total revenues for the six months ended June 30, 2013, respectively. Four customers (D, E, F and G) individually accounted for 36%, 13%, 12%, and 11% of the total revenues for the six months ended June 30, 2012, respectively.

Redeemable Preferred Stock

The Company follows the applicable authoritative guidance for redeemable preferred stock under ASC Topic 480, Distinguishing Liabilities from Equity. Because the redemption of the preferred stock is outside the Company’s control and at the option of the holder, the Company classifies its preferred stock as temporary equity in the accompanying balance sheets. In addition, the Company has elected the policy of accreting the preferred stock immediately and adjusting the carrying value of the preferred stock to equal the redemption value at the end of each reporting period. Accretion of preferred stock to the redemption value is treated in the same manner as dividends and charged against accumulated deficit in the accompanying financial statements. The accretion of preferred stock represents the costs incurred from the issuance of preferred stock. There was no accretion for the six months ended June 30, 2013 and 2012, as no preferred stock was issued in those periods.

Income taxes

Due to the Company’s net loss position and related full valuation allowance, there was no expense or benefit for federal or state income taxes recorded for the six months ended June 30, 2013 and 2012.

Commitments and Contingencies

The Company is currently not involved in any legal actions. However, from time to time, the Company may receive notices from third parties alleging infringement of their intellectual property rights. The Company cannot be certain that its technologies and products do not and will not infringe issued patents or other proprietary rights of third parties. Further, from time to time, the Company may be subject to various claims and lawsuits by customers, suppliers, competitors and employees arising in the normal course of business.

Warranty

The Company’s products are generally subject to warranties under normal use and circumstances. Generally, the warranty period is five years from shipment for new products, one year from shipment for refurbished products, and one year from shipment for software, firmware, or spare parts. The Company records a warranty reserve based on the Company’s past experience and estimate of future warranty claims. The Company’s warranty reserve recorded in other accrued liabilities was $133 and $83 as of June 30, 2013 and December 31, 2012, respectively.

2. SUPPLEMENTAL FINANCIAL STATEMENT INFORMATION

Inventories

	June 30, 2013	December 31, 2012
Raw materials	$81	$46
Distributor inventory	48	148
Finished goods	838	977

	$967	$1,171

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts unless otherwise noted)

Property and equipment

	June 30, 2013	December 31, 2012
Computer equipment	$162	$170
Furniture and fixtures	160	160
Manufacturing equipment	325	230
Lab equipment	315	287
Leasehold improvements	316	316
Software	26	21

Gross property and equipment	1,304	1,184
Less accumulated depreciation and amortization	(948)	(769)

Property and equipment, net	$356	$415

Other Accrued Liabilities

	June 30, 2013	December 31, 2012
Compensation and employee benefit liabilities	$483	$474
Deferred revenue	203	459
Warranty	133	83
Other	622	178

	$1,441	$1,194

Cash Flow Information

	Six Months Ended June 30,
	2013	2012
Cash paid during the period for:
Interest	$246	$108
Income taxes, net of refunds	—	—

3. LONG TERM DEBT

2010 Term Loan Agreement

On April 23, 2010, the Company entered into a loan and security agreement with Silicon Valley Bank (the Bank), according to which the Bank would make term loans available to the Company in a minimum original principal amount of $0.5 million up to an original aggregate principal amount of $2.5 million.

Principal Amount and Maturity: The Company borrowed $2.5 million against this facility on June 1, 2010 at an interest rate of 7% per annum. The long-term debt was repayable in 36 monthly payments of principal and interest in accordance with the repayment schedule with a final maturity in June 2013. On October 5, 2012, the Company repaid the loan in full in conjunction with the 2012 term loan agreement.

Allocation of proceeds: In connection with the loan agreement entered in April 2010, the Company issued to the Bank warrants to purchase 173,612 shares of Series A preferred stock with an exercise price of $0.72 per share. The Company has allocated the total proceeds from the term loan and related warrants based on the residual fair value method. Under the residual fair value method, the Company first allocated an amount to the warrants representing the fair value of the warrants at the commitment date, and the residual was allocated to the term

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts unless otherwise noted)

loan. The warrants are classified as a liability in the accompanying balance sheet. The fair value of such warrants was $96 at the date of issuance. The original fair value of the warrants was recorded as a loan discount, which was amortized as interest expense over the term of the loan using the effective interest rate method. During the six months ended June 30, 2012, the Company amortized $17 to interest expense.

2011 Term Loan and Line-of-Credit Agreement

In June 2011, the Company entered into an agreement for a new borrowing arrangement with the Bank, whereby the Bank agreed to provide committed financing of up to $4 million, consisting of up to $3 million of term loans and $1 million for a working capital line of credit.

Principal Amount and Maturity: The term loan facility was available for borrowing through July 31, 2012. The Company borrowed $3 million against this facility on January 6, 2012 at an interest rate of 5.5% per annum. On October 5, 2012, the Company repaid the loan in full in conjunction with the 2012 term loan agreement.

Allocation of Proceeds: In connection with the agreement, the Company issued to the Bank a warrant to purchase 75,000 shares of the Company’s Series B-1 preferred stock at an exercise price of $1.00 per share. The Company has allocated the total proceeds from the term loan and related warrants based on the residual fair value method. Under the residual fair value method, the Company first allocated an amount to the warrants representing the fair value of the warrants at the commitment date, and the residual was allocated to the term loan. The warrants are classified as a liability in the accompanying balance sheet and expire in June 2021. The fair value of the initial warrants was $62 as of the date of issuance. Upon the initial loan advance in January 2012, the Company issued to the Bank an additional warrant to purchase 75,000 shares of the Company’s Series B-1 preferred stock at an exercise price of $1.00 per share. The fair value of the additional warrants was $61 as of the date of issuance. The original fair value of both warrants was recorded as a loan discount, which was amortized as interest expense over the term of the loan using the effective interest method. During the six months ended June 30, 2012, the Company amortized $40 to interest expense.

2012 Term Loan and Line-of-Credit Agreement

On October 5, 2012, the Company entered into a loan and security agreement with Hercules Technology Growth Capital (the Lender), whereby the Lender agreed to provide committed financing of up to $10 million, consisting of a minimum original principal amount of $5 million up to an aggregate principal amount of $7.5 million. In addition, the agreement provides for a working capital line of up to $2.5 million.

Principal Amount and Maturity: The Company borrowed $5 million against this facility on October 5, 2012 at an interest rate of 9.75% per annum. The long-term debt will be repaid over 39 months following an interest-only period that extends through July 2013. Monthly payments thereafter of principal and interest will be in accordance with the repayment schedule with a final maturity in January 2016. Future principal payments for the long-term debt at June 30, 2013 are as follows:

Year ending December:
2013	$720
2014	1,857
2015	2,049
2016	574

Total Principal payments	5,200
Less: Unamortized debt discount	(220)
Less: Current Portion	(1,626)

Long-term Debt	$3,354

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts unless otherwise noted)

Loan Origination Fees: In connection with the loan agreement, the Company incurred $391 in legal and other fees. The fees were recorded as an asset in the accompanying balance sheet which is being amortized to interest expense over the term of the loan using the effective interest method. During the first six months of 2013, the Company amortized $59 to interest expense. The remaining balance of unamortized loan origination fees as of June 30, 2013 is $314.

Allocation of proceeds: In connection with the loan agreement entered into in October 2012, the Company issued to the Lender warrants to purchase 331,250 shares of Series C preferred stock with an exercise price of $1.00 per share. The Company has allocated the total proceeds from the term loan and related warrants based on the residual fair value method. Under the residual fair value method, the Company first allocated an amount to the warrants representing the fair value of the warrants at the commitment date, and the residual was allocated to the term loan. The warrants are classified as a liability in the accompanying balance sheet. The fair value of such warrants was $274 at the date of issuance. The original fair value of the warrants was recorded as a loan discount, which is being amortized as interest expense over the term of the loan using the effective interest rate method. During the first six months of 2013 the Company amortized $41 to interest expense. The remaining balance of unamortized debt discount as of June 30, 2013 is $220.

Interest Rate: The principal amount outstanding under the loan shall accrue interest at a fixed per annum rate equal to the greater of (i) 9.75% or (ii) 6.5% points above the prime rate on the applicable funding date. Any amount outstanding under the working capital line shall accrue interest at a rate equal to the greater of (i) 7.00% or (ii) 3.75% point above the prime rate. Immediately upon the occurrence and during the continuance of an event of default, all outstanding obligations shall bear interest at a rate per annum that is 5% above the rate that is otherwise applicable thereto.

Prepayment: The Company may prepay all of the outstanding loans by paying the entire principal balance, all accrued and unpaid interest, the final end of term payment, and a prepayment charge of 0.5% to 3% of the amount outstanding, based on the number of months the loan was outstanding. As of June 30, 2013, $150 is recorded on the balance sheet in other noncurrent liabilities in anticipation of the prepayment made in July 2013.

End of Term Charge: The Company shall pay the Lender a charge of $200 on the earliest to occur (i) the Term Loan Maturity Date, (ii) the date the Company prepays in full the outstanding Secured Obligations, or (iii) the date that all the Secured Obligation become due and payable. This is recorded under long-term debt on the Condensed Consolidated Balance Sheet as of June 30, 2013.

Collateral: Collateral consists of all of the Company’s right, title and interest in receivables, equipment, fixtures, inventory, goods, general intangibles (except intellectual property), cash, deposit accounts, securities, investment property, and all other tangible and intangible property of Borrower. The collateral does not include intellectual property, but includes all accounts and proceeds of intellectual property. The Company has agreed to not encumber any of its intellectual property or grant any other party a negative pledge on intellectual property without the Lender’s prior written consent.

Security: The loans are secured by a pledge of the Company’s collateral, whether owned or later acquired or arising, and all proceeds and products thereof. The security interest granted to the Lender is a first priority perfected security interest in the collateral, subject only to permitted liens that may have superior priority to Lender’s lien under this agreement. The Lender’s lien in the collateral continues until the obligations are repaid in full in cash. The Company has authorized the Lender to file financing statements with all appropriate jurisdictions to perfect the Lender’s interest.

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts unless otherwise noted)

Covenants: The Company is subject to affirmative and negative covenants, including providing the Lender with audited financial statements on an annual basis within 180 days of the Company’s year-end. The Company is restricted from incurring additional indebtedness, making payments on subordinated debt, granting or incurring liens, merging or consolidating, selling or transferring assets, paying dividends or making other distributions on its capital stock, entering into transactions with affiliates, and making changes in business, management, ownership or business location, and capital expenditures. There are no financial covenants associated with the long-term debt.

Events of Default: The loan and security agreement contains customary events of default, including final judgments, orders, or decrees for payment of money in an amount, individually or in the aggregate, of at least $250.

Mandatory Prepayment upon Acceleration: If the loans are accelerated following the occurrence and continuance of an event of default, the Company is required to pay to the Lender all outstanding principal plus accrued and unpaid interest, the final payments, and all other sums, if any, that shall have become due and payable, including interest at the default rate with respect to any past-due amounts. The Lender reserves the right to declare all obligations immediately due and payable in an event of default.

Other Terms: In conjunction with this loan agreement, the Company has granted to the Lender a right to invest up to $500 in the first subsequent round of the Company’s private equity financing on the same terms, conditions, and pricing offered to its lead investors.

4. STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

On May 25, 2012, the Company amended its Certificate of Incorporation in connection with its Series C preferred stock issuance. Based on the amended and restated Certificate of Incorporation, the Company is authorized to issue up to 78,331,250 shares of common stock, at a par value of $0.0001 per share.

As of June 30, 2013, 8,683,402 shares of common stock were issued and outstanding. Out of these shares, 7,381,545 were issued to the founders in March 2008 in exchange for noncash consideration consisting of certain intellectual property and services.

As of June 30, 2013, the Company had reserved shares of common stock for future issuance as follows:

Conversion of preferred stock	48,534,167
Stock options outstanding and available for grant	7,938,808
Common stock warrants	212,302
Preferred stock warrants	654,862

Total shares reserved for future issuance	57,340,139

2008 Stock Option Plan

In September 2008, the Company adopted the 2008 Stock Option Plan (the Plan). As of June 30, 2013, the Company has authorized 9,234,514 shares of common stock for issuance under the Plan. Incentive stock options may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the board of directors. For incentive stock options and nonqualified stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the board of directors.

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts unless otherwise noted)

Options granted under the Plan vest at a rate determined by the board of directors and will expire no later than 10 years from the date of grant. Options granted to employees typically vest over 4 years with 25% vesting after 1 year and 75% vesting ratably over the following 36 months.

A summary of activity under the Plan for the six months ended 2013 is presented below:

	Shares available for future grant	Options outstanding	Weighted average exercise price	Weighted average remaining term (years)
Balance at December 31, 2012	2,838,567	5,164,823	$0.21	8.69
Granted	(1,512,901)	1,512,901	0.23
Canceled	548,548	(548,548)	0.22
Exercised	—	(64,582)	0.19

Balance at June 30, 2013	1,874,214	6,064,594	$0.21	8.55

The exercise prices of outstanding options at June 30, 2013 were in the following ranges:

	Options Outstanding		Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life (in years)	Shares	Weighted Average Exercise Price Per Share
0.09	363,517	5.9	363,517	$5.86
0.14	371,656	6.7	320,336	$6.69
0.22	2,223,606	8.2	1,122,960	$8.18
0.23	3,105,815	9.4	42,603	$9.36

	6,064,594		1,849,416

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718. Under FASB Topic 718, the Company estimates the fair value of each option award on the date of grant using the Black-Scholes (BSM) option pricing model with the assumptions noted in the following table. Expected volatility is based on the historical volatility of a peer group of publicly traded entities. The expected term of the options granted to employees is derived from the average mid point between the vesting period and the contractual term of the option. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The weighted average assumptions used to value options granted during the six months ended June 30, 2013 were as follows:

Fair value of common stock	$	0.23
Expected life (in years)		6
Risk-free interest rate		1.06 – 1.35%
Expected volatility		82.86 – 83.74%
Expected dividend yield		— %

The total stock-based compensation expense recorded during the six months ended June 30, 2013 and 2012 was $98 and $56, respectively.

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts unless otherwise noted)

Warrants

Common Stock Warrants

In March 2008, the Company issued warrants to its law firm for services rendered to purchase 12,302 shares of common stock at $0.0008 per share. The warrants were fully vested upon issuance. The fair value of the warrants was calculated using the BSM option pricing model using the following weighted average assumptions: risk-free interest rate of 2.78%; contractual life of 10 years; no dividends; and expected volatility of 80%. The fair value of the warrants was determined to be de minimus at the date of grant and was, accordingly, not accounted for in the accompanying financial statements. The warrants expire in March 2018 if not exercised. As of June 30, 2013, the warrants have not been exercised.

In March 2010, the Company issued warrants to its outside business development consultant for services rendered to purchase 175,000 shares of common stock at $0.14 per share. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $13 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 2.80%; contractual life of five years; no dividends; and expected volatility of 61%. The warrants expire in March 2015 if not exercised. As of June 30, 2013, the warrants have not been exercised. These warrants are equity classified and the fair value of these warrants was expensed when issued.

In May 2010, the Company issued warrants to an outside consultant for services rendered to purchase 12,500 shares of common stock at $0.14 per share. The warrants were fully vested upon issuance. The fair value of the warrants was determined to be de minimus at the date of grant and was, accordingly, not accounted for in the accompanying financial statements. The warrants expire in May 2017 if not exercised. As of June 30, 2013, the warrants have not been exercised. These warrants are equity classified.

In April 2011, the Company issued warrants to an outside consultant for services rendered to purchase 12,500 shares of common stock at $0.22 per share. The warrants were fully vested upon issuance. The fair value of these warrants of $11 was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 3.46%; contractual life of 7 years; no dividends; and expected volatility of 81%. The warrants expire in April 2018. As of June 30, 2013, the warrants have not been exercised. These warrants are equity classified and the fair value of these warrants was expensed when granted.

Preferred Stock Warrants

In April 2010, the Company issued warrants to Silicon Valley Bank to purchase 173,612 shares of Series A preferred stock at $0.72 per share. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $81 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 2.65%; contractual life of 10 years; no dividends; and expected volatility of 71%. The warrants expire in April 2020 if not exercised. As of June 30, 2013, the warrants have not been exercised. Because the redemption of the preferred stock is outside of the Company’s control and at the option of the holder, the warrants are classified as a liability in the accompanying balance sheet and measured at fair value at the end of each reporting date. The fair value of these warrants was $119 as of June 30, 2013.

In June 2011, the Company issued warrants to Silicon Valley Bank to purchase 75,000 shares of Series B-1 preferred stock at $1.00 per share. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $62 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 3.00%; contractual life of 10 years; no dividends; and expected volatility of 81%. The warrants expire in June 2021 if not exercised. As of June 30, 2013, the warrants have not been exercised. Because the redemption of the preferred stock is outside of the Company’s control and at the option of the holder, the warrants are classified as a liability in the

Redwood Systems, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts unless otherwise noted)

accompanying balance sheet and measured at fair value at the end of each reporting date. The fair value of these warrants was $60 as of June 30, 2013.

In January 2012, the Company issued warrants to Silicon Valley Bank to purchase 75,000 shares of Series B-1 preferred stock at $1.00 per share in conjunction with the initial advance against the term loan facility. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $61 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 1.97%; contractual life of 10 years; no dividends; and expected volatility of 81%. The warrants expire in January 2022 if not exercised. As of June 30, 2013, the warrants have not been exercised. Because the redemption of the preferred stock is outside of the Company’s control and at the option of the holder, the warrants are classified as a liability in the accompanying balance sheet and measured at fair value at the end of each reporting period. The fair value of these warrants was $48 as of June 30, 2013.

In October 2012, the Company issued warrants to Hercules Technology Growth Capital to purchase 331,250 shares of Series C preferred stock at $1.00 per share in conjunction with the new loan and security agreement. The warrants were fully vested upon issuance. These warrants had an estimated fair value of $275 at the date of grant. The fair value of these warrants was calculated using the BSM option pricing model using the following assumptions: risk-free interest rate of 1.75%; contractual life of 10 years; no dividends; and expected volatility of 84%. The warrants expire in October 2022 if not exercised. As of June 30, 2013, the warrants have not been exercised. Because the redemption of the preferred stock is outside of the Company’s control and at the option of the holder, the warrants are classified as a liability in the accompanying balance sheet and measured at fair value at the end of each reporting period. The fair value of these warrants was $275 as of June 30, 2013.

15,000,000 Shares

CommScope Holding Company, Inc.

Common Stock

PROSPECTUS

J.P. Morgan	Deutsche Bank Securities		BofA Merrill Lynch

Barclays	Credit Suisse	Goldman, Sachs & Co.	Jefferies

Morgan Stanley	RBC Capital Markets	Wells Fargo Securities

Allen & Company LLC	Evercore	Raymond James

Mizuho Securities	SMBC Nikko

Drexel Hamilton

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee	$58,189
FINRA Filing Fee	68,267
Printing and Engraving Expense	250,000
Legal Fees	150,000
Accounting Fees	115,000
Blue Sky Fees	5,000
Transfer Agent Fee	4,500
Miscellaneous	4,044

Total	655,000

Item 14. Indemnification of Directors and Officers

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended and restated certificate of incorporation to be filed as an exhibit to this registration statement will provide that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breach of their fiduciary duties. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide for indemnification of the officers and directors to the full extent permitted by applicable law.

In addition, we will enter into agreements to indemnify our directors and executive officers containing provisions, which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, that may arise by reason of their status or service as our director or executive officer and to advance expenses incurred by them in connection with any such proceedings. The form of such indemnification agreement is filed as Exhibit 10.22 to this Registration Statement.

The proposed form of Underwriting Agreement, to be filed by amendment to this Registration Statement, will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since December 31, 2010, we have granted to our directors, officers and employees options to purchase an aggregate of 9,824,964 shares of our common stock with per share exercise prices equal to $5.57, $5.74 or $8.90 under our equity incentive plan, which we refer to as the existing equity incentive plan.

Since December 31, 2010, 12 of our directors, officers and former employees have exercised options and purchased an aggregate of 501,915 shares of our common stock, net of exercise price and tax withholding, at per share prices equal to $2.64, $3.27, $3.90, $5.35, $5.40, $8.75, $8.88, $9.84, $9.89 or $10.14 under our existing equity incentive plan or our predecessor equity incentive plan.

We registered the shares that would be issuable upon the exercise of such options (including in accordance with the anti-dilution provisions of the existing equity incentive plan) on Form S-8, which was filed with the Securities and Exchange Commission on October 29, 2013.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased stock as described above represented their intention to acquire the stock for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

The information presented in this Item 15 gives effect to the 3-for-1 stock split, which was effectuated by the filing of the certificate of amendment to our certificate of incorporation on October 4, 2013.

Item 16. Exhibits and Financial Statement Schedules.

(A)	Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
1.1	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of CommScope Holding Company, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, File No. 001-36146, on November 7, 2013)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
3.2	Second Amended and Restated Bylaws of CommScope Holding Company, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, File No. 001-36146, on November 7, 2013)

4.1	Indenture governing the 6.625% / 7.375% Senior PIK Toggle Notes due 2020, between CommScope Holding Company, Inc. as Issuer and Wilmington Trust, National Association, as trustee, dated May 28, 2013 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 27, 2013)

4.2	Form of 6.625% / 7.375% Senior PIK Toggle Note due 2020 (included in Exhibit 4.1)

4.3	Indenture governing the 5.000% Senior Notes due 2021, among CommScope, Inc. as Issuer, the Guarantors named therein, and Wilmington Trust, National Association, as trustee, dated May 30, 2014 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, File No. 001-36146, as filed on June 2, 2014)

4.4	Form of 5.000% Senior Note due 2021 (included in Exhibit 4.3)

4.5	Indenture governing the 5.500% Senior Notes due 2024, among CommScope, Inc. as Issuer, the Guarantors named therein, and Wilmington Trust, National Association, as trustee, dated May 30, 2014 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, File No. 001-36146, as filed on June 2, 2014)

4.6	Form of 5.500% Senior Note due 2024 (included in Exhibit 4.5)

5.1	Opinion of Latham & Watkins LLP

10.1

Revolving Credit and Guaranty Agreement, dated as of January 14, 2011, by and among CommScope Holding Company, Inc., CommScope, Inc., as Parent Borrower, the U.S. Co-Borrowers and European Co-Borrowers named therein, the Guarantors named therein, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, File No.

333-190354, on August 2, 2013)

10.2	Amendment No. 1, dated as of March 9, 2012, among CommScope, Inc., as Parent Borrower, the US Borrowers, European Co-Borrowers and Guarantors named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.3	Revolving Credit Facility Pledge and Security Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.) and the additional Grantors party thereto, in favor of JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent for the Secured Parties referred to therein (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.4	Patent Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.5	Trademark Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.6	Copyright Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.7	Credit Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.), as Borrower, CommScope Holding Company, Inc., the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.8	Amendment Agreement, dated as of March 7, 2012, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., the subsidiary guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.9	Amendment Agreement, dated as of March 8, 2013, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., the subsidiary guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.10

Term Loan Credit Facility Pledge and Security Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.) and the additional Grantors party thereto, in favor of JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent for the Secured Parties referred to therein (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, File No.

333-190354, on August 2, 2013)

10.11	Patent Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.12	Trademark Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.13	Copyright Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.14	Holdings Guaranty, dated as of January 14, 2011, by CommScope Holding Company, Inc. in favor of the Secured Parties referred to therein (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.15	Subsidiary Guaranty, dated as of January 14, 2011, from the Subsidiary Guarantors named therein in favor of the Secured Parties referred to therein (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.16	Intercreditor Agreement, dated as of January 14, 2011, by and among CommScope Inc., CommScope Holding Company, Inc., certain Subsidiaries party thereto as a Guarantor, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the holders of Revolving Credit Obligations, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the holders of Initial Fixed Asset Obligations (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.17	Amended and Restated Stockholders Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.18	Amended and Restated Employment Agreement between Frank M. Drendel and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.19	Employment Agreement between Randall W. Crenshaw and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.20	Employment Agreement between Marvin S. Edwards, Jr. and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.21	Form of Amended and Restated Severance Protection Agreement between the Company and certain executive officers (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.22	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.23	Andrew Corporation Management Incentive Program, dated November 18, 1999, as amended May 12, 2003, May 14, 2004 and January 22, 2008 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.24	Amended and Restated CommScope, Inc. 1997 Long-Term Incentive Plan (as amended and restated effective May 7, 2004) (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.25	Amended and Restated CommScope, Inc. 2006 Long Term Incentive Plan (as amended and restated effective February 28, 2007) (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.26	Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan (as amended and restated effective February 19, 2013) (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.27	CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.28	CommScope Holding Company, Inc. Annual Incentive Plan (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.29	CommScope, Inc. Annual Incentive Plan (as amended effective March 24, 2009) (incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.30	Amended and Restated CommScope, Inc. Supplemental Executive Retirement Plan (as amended and restated effective April 9, 2009) (incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.31	Forms of Stock Option Award Agreement under the Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan (incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.32	First Amendment, dated January 12, 2011, to Amended and Restated CommScope, Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.33	Registration Rights Agreement, dated as of January 14, 2011, by and among Carlyle-CommScope Holdings, L.P. and Each other person executing this agreement as a “Rollover Investor” (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 27, 2013)

10.34	Amendment No. 3, dated as of December 3, 2013, to the Credit Agreement, dated as of January 14, 2011, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., as Holdings, the several banks and other financial institutions or entities from time to time parties thereto as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents and arrangers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-36146, as filed on December 3, 2013)

10.35	CommScope Holding Company, Inc. Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.36	Form of Restricted Stock Unit Award Agreement under the CommScope Holding Company, Inc. Non-Employee Director Compensation Plan, which is operated as a subplan of the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.37	Employment Agreement between Mark A. Olson and CommScope, Inc., dated January 21, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-36146, as filed on January 23, 2014)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of KPMG LLP

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
24.1	Powers of Attorney (included in the signature pages to this registration statement)

101.INS†	XBRL Instance Document, furnished herewith

101.SCH †	XBRL Schema Document, furnished herewith

101.CAL †	XBRL Taxonomy Extension Calculation Linkbase Document

101.INS †	XBRL Taxonomy Extension Label Linkbase Document

101.INS †	XBRL Taxonomy Extension Presentation Linkbase Document

101.INS †	XBRL Taxonomy Extension Definition Linkbase Document

*	To be filed by amendment.
**	Previously filed.
†	In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Exchange Act of 1934, and otherwise is not subject to liability under these sections.

(B)	Financial Statement Schedules

Schedule I

Parent Company only Financial Statements required to be filed under this item are set forth on pages F-63 to F-67 of this Registration Statement.

Schedule II—Valuation and Qualifying Accounts

Certain information required in Schedule II, Valuation and Qualifying Accounts, has been omitted because equivalent information has been included in the financial statements included in this Registration Statement.

Other financial statement schedules have been omitted because they either are not required, are immaterial or are not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hickory, state of North Carolina, on June 2, 2014.

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Marvin S. Edwards, Jr.
Marvin S. Edwards, Jr.
President and Chief Executive Officer (Principal Executive Officer)

Each person whose signature appears below constitutes and appoints Marvin S. Edwards, Jr. and Frank B. Wyatt, II, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Marvin S. Edwards, Jr. Marvin S. Edwards, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2014

/s/ Mark A. Olson Mark A. Olson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 2, 2014

/s/ Robert W. Granow Robert W. Granow	Senior Vice President and Corporate Controller (Principal Accounting Officer)	June 2, 2014

/s/ Frank M. Drendel Frank M. Drendel	Director and Chairman of the Board	June 2, 2014

/s/ Austin A. Adams Austin A. Adams	Director	June 2, 2014

/s/ Marco De Benedetti Marco De Benedetti	Director	June 2, 2014

/s/ Peter J. Clare Peter J. Clare	Director	June 2, 2014

/s/ Campbell R. Dyer Campbell R. Dyer	Director	June 2, 2014

Signature	Title	Date

/s/ Stephen C. Gray Stephen C. Gray	Director	June 2, 2014

/s/ L. William Krause L. William Krause	Director	June 2, 2014

/s/ Claudius E. Watts IV Claudius E. Watts IV	Director	June 2, 2014

/s/ Timothy T. Yates Timothy T. Yates	Director	June 2, 2014

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
1.1	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of CommScope Holding Company, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, File No. 001-36146, on November 7, 2013)

3.2	Second Amended and Restated Bylaws of CommScope Holding Company, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, File No. 001-36146, on November 7, 2013)

4.1	Indenture governing the 6.625% / 7.375% Senior PIK Toggle Notes due 2020, between CommScope Holding Company, Inc. as Issuer and Wilmington Trust, National Association, as trustee, dated May 28, 2013 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 27, 2013)

4.2	Form of 6.625% / 7.375% Senior PIK Toggle Note due 2020 (included in Exhibit 4.1)

4.3	Indenture governing the 5.000% Senior Notes due 2021, among CommScope, Inc. as Issuer, the Guarantors named therein, and Wilmington Trust, National Association, as trustee, dated May 30, 2014 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, File No. 001-36146, as filed on June 2, 2014)

4.4	Form of 5.000% Senior Note due 2021 (included in Exhibit 4.3)

4.5	Indenture governing the 5.500% Senior Notes due 2024, among CommScope, Inc. as Issuer, the Guarantors named therein, and Wilmington Trust, National Association, as trustee, dated May 30, 2014 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, File No. 001-36146, as filed on June 2, 2014)

4.6	Form of 5.500% Senior Note due 2024 (included in Exhibit 4.5)

5.1	Opinion of Latham & Watkins LLP

10.1	Revolving Credit and Guaranty Agreement, dated as of January 14, 2011, by and among CommScope Holding Company, Inc., CommScope, Inc., as Parent Borrower, the U.S. Co-Borrowers and European Co-Borrowers named therein, the Guarantors named therein, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.2	Amendment No. 1, dated as of March 9, 2012, among CommScope, Inc., as Parent Borrower, the US Borrowers, European Co-Borrowers and Guarantors named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.3	Revolving Credit Facility Pledge and Security Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.) and the additional Grantors party thereto, in favor of JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent for the Secured Parties referred to therein (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.4	Patent Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.5	Trademark Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.6	Copyright Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.7	Credit Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.), as Borrower, CommScope Holding Company, Inc., the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.8	Amendment Agreement, dated as of March 7, 2012, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., the subsidiary guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.9	Amendment Agreement, dated as of March 8, 2013, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., the subsidiary guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.10	Term Loan Credit Facility Pledge and Security Agreement, dated as of January 14, 2011, among CommScope, Inc. (as successor by merger to Cedar I Merger Sub, Inc.) and the additional Grantors party thereto, in favor of JPMorgan Chase Bank, N.A., as collateral agent and as administrative agent for the Secured Parties referred to therein (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.11	Patent Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.12	Trademark Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.13	Copyright Security Agreement, dated as of January 14, 2011, made by Allen Telecom LLC, Andrew LLC and CommScope, Inc. of North Carolina in favor of JPMorgan Chase Bank, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.14	Holdings Guaranty, dated as of January 14, 2011, by CommScope Holding Company, Inc. in favor of the Secured Parties referred to therein (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.15	Subsidiary Guaranty, dated as of January 14, 2011, from the Subsidiary Guarantors named therein in favor of the Secured Parties referred to therein (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.16	Intercreditor Agreement, dated as of January 14, 2011, by and among CommScope Inc., CommScope Holding Company, Inc., certain Subsidiaries party thereto as a Guarantor, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the holders of Revolving Credit Obligations, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the holders of Initial Fixed Asset Obligations (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1, File No. 333-190354, on August 2, 2013)

10.17	Amended and Restated Stockholders Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.18	Amended and Restated Employment Agreement between Frank M. Drendel and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.19	Employment Agreement between Randall W. Crenshaw and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013 (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.20	Employment Agreement between Marvin S. Edwards, Jr. and CommScope, Inc., dated January 14, 2011, as amended on September 12, 2013 (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.21	Form of Amended and Restated Severance Protection Agreement between the Company and certain executive officers (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.22	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.23	Andrew Corporation Management Incentive Program, dated November 18, 1999, as amended May 12, 2003, May 14, 2004 and January 22, 2008 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.24	Amended and Restated CommScope, Inc. 1997 Long-Term Incentive Plan (as amended and restated effective May 7, 2004) (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.25	Amended and Restated CommScope, Inc. 2006 Long Term Incentive Plan (as amended and restated effective February 28, 2007) (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.26	Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan (as amended and restated effective February 19, 2013) (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.27	CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.28	CommScope Holding Company, Inc. Annual Incentive Plan (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.29	CommScope, Inc. Annual Incentive Plan (as amended effective March 24, 2009) (incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.30	Amended and Restated CommScope, Inc. Supplemental Executive Retirement Plan (as amended and restated effective April 9, 2009) (incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.31	Forms of Stock Option Award Agreement under the Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan (incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.32	First Amendment, dated January 12, 2011, to Amended and Restated CommScope, Inc. Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 12, 2013)

10.33	Registration Rights Agreement, dated as of January 14, 2011, by and among Carlyle-CommScope Holdings, L.P. and Each other person executing this agreement as a “Rollover Investor” (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1, File No. 333-190354, as amended on September 27, 2013)

10.34	Amendment No. 3, dated as of December 3, 2013, to the Credit Agreement, dated as of January 14, 2011, among CommScope, Inc., as Borrower, CommScope Holding Company, Inc., as Holdings, the several banks and other financial institutions or entities from time to time parties thereto as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents and arrangers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-36146, as filed on December 3, 2013)

10.35	CommScope Holding Company, Inc. Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.36	Form of Restricted Stock Unit Award Agreement under the CommScope Holding Company, Inc. Non-Employee Director Compensation Plan, which is operated as a subplan of the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

10.37	Employment Agreement between Mark A. Olson and CommScope, Inc., dated January 21, 2014 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 001-36146, as filed on January 23, 2014)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, File No. 001-36146, as filed on February 20, 2014)

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
23.2	Consent of Ernst & Young LLP

23.3	Consent of KPMG LLP

24.1	Powers of Attorney (included in the signature pages to this registration statement)

101.INS†	XBRL Instance Document, furnished herewith

101.SCH †	XBRL Schema Document, furnished herewith

101.CAL †	XBRL Taxonomy Extension Calculation Linkbase Document

101.INS †	XBRL Taxonomy Extension Label Linkbase Document

101.INS †	XBRL Taxonomy Extension Presentation Linkbase Document

101.INS †	XBRL Taxonomy Extension Definition Linkbase Document

*	To be filed by amendment.
**	Previously filed.
†	In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and deemed not filed or part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Exchange Act of 1934, and otherwise is not subject to liability under these sections.